As filed with the Securities and Exchange Commission on March 10, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Donnelley Financial Solutions, Inc.

* And the Additional Registrants listed below

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7380	36-4829638
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Donnelley Financial Solutions, Inc.

35 West Wacker Drive

Chicago, Illinois 60601

(844) 866-4337

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer B. Reiners

General Counsel & Chief Compliance Officer

Donnelley Financial Solutions, Inc.

35 West Wacker Drive

Chicago, Illinois 60601

(312) 326-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert W. Downes

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per New Note(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
8.250% Senior Notes due 2024	$300,000,000	100%	$300,000,000	$34,770.00
Guarantees of 8.250% Senior Notes due 2024(3)	(2)	(2)	(2)	(2)

(1)	Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for the purpose of calculating the registration fee.
(2)	Pursuant to Rule 457(n) under the Securities, no registration fee is required with respect to the Guarantees.
(3)	Guaranteed by the additional Registrants below.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

Exact Name of Additional Registrants*	Jurisdiction of Formation	IRS Employer Identification No.
Donnelley Financial, LLC	DE	13-2618477
DFS International Holdings, Inc.	DE	30-0951588

*	The address and telephone number for each of the additional Registrants is 35 West Wacker Drive, Chicago, Illinois 60601, (844) 866-4337. The primary standard industrial classification code number for each of the additional Registrants is 7380.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 10, 2017

PRELIMINARY PROSPECTUS

Donnelley Financial Solutions, Inc.

Offer to Exchange

Up to $300,000,000 aggregate principal amount of new 8.250% Senior Notes due 2024 registered under the Securities Act of 1933, for any and all outstanding 8.250% Senior Notes due 2024

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, or the Exchange Offer, our new 8.250% Senior Notes due 2024, which we refer to as the New Notes, for all of our outstanding 8.250% Senior Notes due 2024 issued on September 30, 2016, which we refer to as the Old Notes. We refer to the Old Notes and the New Notes collectively as the Notes. The Old Notes were offered under an indenture, dated September 30, 2016.

Material Terms of the Exchange Offer

•	Subject to the terms of the Exchange Offer, we will exchange the New Notes for all Old Notes that are validly tendered and not withdrawn prior to the expiration of this Exchange Offer.

•	The New Notes will be identical in all material respects to the Old Notes, except that the New Notes will be registered under the Securities Act of 1933, as amended, and will not be subject to transfer restrictions or registration rights. The Old Notes were issued in reliance upon an available exemption from the registration requirements of the Securities Act.

•	The Notes will mature on October 15, 2024. Interest on the Notes is payable on April 15 and October 15 of each year and accrues from the date of initial issuance or the most recent interest payment date. The first interest payment date for the Old Notes will be April 15, 2017.

•	We may redeem some or all of the New Notes at any time at the applicable redemption price described under “Description of the New Notes—Optional Redemption.”

•	The exchange of Old Notes for New Notes pursuant to this Exchange Offer generally should not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

•	There is no public market for the New Notes. We have not applied, and do not intend to apply, for listing of the New Notes on any national securities exchange or automated quotation system.

•	We will not receive any proceeds from the Exchange Offer.

•	The New Notes and the related guarantees will be our and the guarantors’ respective, senior unsecured obligations and will rank equally in right of payment to all present and future senior debt, including the obligations under our Senior Secured Credit Facilities, senior in right of payment to all present and future subordinated debt, and effectively subordinated in right of payment to any of our and the guarantors’ secured debt, to the extent of the value of the assets securing such debt or the Senior Secured Credit Facilities. The New Notes will also be structurally subordinated to all of the liabilities of our existing and future subsidiaries that do not guarantee the New Notes, to the extent of the assets of those subsidiaries.

Investing in the Notes involves risks. You should read carefully the Risk Factors beginning on page 9 of this prospectus before participating in the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the Expiration Date (as defined below), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2017.

You should rely only on the information contained in this prospectus or in any additional written communication prepared by or authorized by us. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or the Exchange Offer that is not contained in this prospectus or in any additional written communication prepared by or on behalf of us. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to exchange the outstanding notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or in any additional written communication prepared by or on behalf of us is accurate only as of the date on its cover page and that any information incorporated by reference herein is accurate only as of the date of the document incorporated by reference.

We own or have rights to certain trademarks and trade names that we use in conjunction with the operations of our business. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

-i-

Industry Data

In this prospectus, we include and refer to industry and market data obtained or derived from internal surveys, market research, publicly available information and industry publications. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Although we believe that this information is reliable, we have not independently verified the data from third-party sources. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we believe the industry data presented in this prospectus is reliable, our estimates, in particular as they relate to market share and our future expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors.”

Presentation of Information

In this prospectus, unless the context otherwise requires:

•	Except under “Description of the New Notes” herein, “Donnelley Financial,” the “Company,” “we,” “our” and “us” refers to Donnelley Financial Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries;

•	“Distribution” refers to the transaction, which was completed on October 1, 2016, or the “Distribution Date,” whereby 80.75% of our shares of common stock was distributed to holders of RRD common stock of record as of the close of business, Eastern Time, on September 23, 2016. Each such holder received one share of our common stock for every eight shares of RRD’s common stock held on the record date;

•	“LSC Communications” and “LSC” refer to “LSC Communications, Inc.” and its consolidated subsidiaries;

•	“RRD” refers to R. R. Donnelley & Sons Company, a Delaware Corporation, and its consolidated subsidiaries; and

•	“Separation” refers to the series of transactions undertaken by RRD, which resulted in there being three independent, publicly traded companies: our company, Donnelley Financial, which is focused on financial communications and data services; LSC, which is focused on publishing and retail-centric print services and office products; and RRD, which is focused on customized multichannel communications management.

-ii-

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” These statements are based on the beliefs and assumptions of the Company. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operation of the Company. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “believes,” “may,” “will,” “goals” or variations of such words and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements, beliefs and expectations regarding the offering described in this prospectus, or the Exchange Offer, and our business strategies, market potential, future financial performance, dividends, costs to be incurred in connection with the Exchange Offer, results of pending legal matters, our goodwill and other intangible assets, price volatility and cost environment, our liquidity, our funding sources, expected pension contributions, capital expenditures and funding, our financial covenants, repayments of debt, off-balance sheet arrangements and contractual obligations, our accounting policies, general views about future operating results and other events or developments that we expect or anticipate will occur in the future. These forward-looking statements are subject to a number of important factors, including those factors discussed in detail under “Risk Factors” in this prospectus, that could cause our actual results to differ materially from those indicated in any such forward-looking statements. These factors include, but are not limited to:

•	the volatility of the global economy and financial markets, and its impact on transactional volume;

•	failure to offer high quality customer support and services;

•	the retention of existing, and continued attraction of additional clients, key employees and management;

•	the growth of new technologies with which we may be able to adequately compete;

•	our inability to maintain client referrals;

•	the effect of economic and political conditions on a regional, national or international basis;

•	vulnerability to adverse events as a result of becoming a stand-alone company following the Separation from RRD, including the inability to obtain as favorable of terms from third-party vendors;

•	increase in tax liability as a result of the Separation;

•	the effect of the restrictive tax rules applicable to the Separation;

•	lack of history as an operating company, costs and other issues associated with being an independent company;

•	the increase in material costs and expenses as a result of the Separation;

•	failure to achieve certain intended benefits of the Separation;

•	failure of RRD or LSC to satisfy their respective obligations under transition services agreements or other agreements entered into in connection with the Separation;

•	the effect of the substantial indebtedness incurred in connection with the Separation on our business and our consolidated and combined statements of income, balance sheets and cash flows;

•	the effect of the current agreements and instruments governing our debt impose restrictions on operating and financial flexibility;

•	potential to incur substantially more debt;

•	the competitive market for our products and industry fragmentation affecting our prices;

•	failure to adapt to technological changes to address the changing demands of clients or to develop, introduce or integrate new services or enhancements to our products and services platforms, systems, or applications;

-iii-

•	delay in market acceptance of our products and services due to undetected errors or failures found in our products and services;

•	factors that affect client demand, including changes in economic conditions, national or international regulations and clients’ budgetary constraints;

•	failure to maintain the confidentiality, integrity and availability of our systems, software and solutions;

•	failure of third party systems and services that support our systems and services;

•	our ability to access debt and the capital markets due to adverse credit market conditions;

•	changes in the availability or costs of key materials (such as paper, ink, energy and other raw materials) or in prices received for the sale of by-products;

•	failure to protect our proprietary technology;

•	failure to successfully integrate acquired businesses into our business;

•	availability to maintain our brands and reputation;

•	the effect of increasing costs of providing healthcare and other benefits to our employees;

•	changes in market conditions, discount rates or lower returns on assets may increase require pension and post-retirement benefits plan contributions in the future; and

•	the effects of operating in international markets, including fluctuations in currency exchange rates.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Undue reliance should not be placed on such statements, which speak only as of the date of this prospectus or the date of any document that may be incorporated by reference into this document.

Consequently, readers of this prospectus should consider these forward-looking statements only as the Company’s current plans, estimates and beliefs. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this prospectus, except as required by applicable law or regulation.

-iv-

SUMMARY

Our Company

Donnelley Financial is a financial communications and services company that supports global capital markets compliance and transaction needs for its corporate clients and their advisors (such as law firms and investment bankers) and global investment management compliance and analytics needs for mutual fund companies, variable annuity providers and broker/dealers. The Company provides content management, multi-channel content distribution, data management and analytics services, collaborative workflow and business reporting tools, and translations and other language services in support of its clients’ communications requirements.

The Company operates in two business segments: United States and International. The United States segment is comprised of three reporting units: capital markets, investment markets and language solutions and other. Our International segment includes operations in Asia, Europe, Canada and Latin America, and is focused primarily on working with international capital markets clients on capital markets offerings and regulatory compliance related activities within the United States.

Our clientele is primarily focused in three areas: global capital markets, or GCM, global investment markets, or GIM, and language solutions. Our GCM clients consist mainly of domestic and international companies that are subject to the filing and reporting requirements of the Securities Act of 1933, as amended, or the Securities Act and the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. We also support public and private companies throughout the mergers and acquisitions transaction process and in public and private capital markets transactions with deal management solutions focused on aiding transactional efficiency from inception to completion. In 2016, approximately 40% of our GCM net sales were compliance in nature, approximately 50% of our GCM net sales were transactional in nature and approximately 10% of GCM net sales were related to Venue data room services.

We support GIM clients operating in the global investment markets within the United States and internationally, including United States based mutual funds, hedge and alternative investment funds, insurance companies and overseas investment structures for collective investments. In 2016, approximately 97% of our GIM net sales were compliance in nature, while the remaining 3% of our GIM net sales were transactional in nature. Of our total GIM net sales in 2016, approximately 60% were derived from clients in the mutual funds industry and 40% were derived from clients in the healthcare and insurance industries.

Our language solutions offerings support domestic and international businesses in a variety of industries by helping them adapt their business content into different languages for specific countries, markets and regions through a complete suite of language products and services. We provide our language solutions offerings to clients operating in a variety of industries, with our language solutions 2016 net sales derived from clients in the financial, corporate, life sciences and legal industries, among others.

Donnelley Financial has grown into the new millennium, and since 2010, after a series of key acquisitions, has significantly increased the size of the Company and expanded the scope of its services offered and its relationships with clients.

Company Information

We are a Delaware corporation with our principal executive offices at 35 West Wacker Drive, Chicago, Illinois 60601. Our telephone number as of the date of this prospectus is (312) 326-8000.

Donnelley Financial was incorporated on February 22, 2016 as a direct, wholly-owned subsidiary of RRD. On October 1, 2016, RRD completed the Distribution of approximately 80.75% of Donnelley Financial’s issued and outstanding shares of common stock on the basis of one share of Donnelley Financial common stock for every eight shares of RRD common stock held as of the close of business on September 23, 2016, the record date.

The Exchange Offer

The summary below describes the principal terms of the Exchange Offer. Some of the terms and conditions described below are subject to important limitations and restrictions. You should carefully review “The Exchange Offer” section of this prospectus, which contains a more detailed description of the terms and conditions of the Exchange Offer.

The Exchange Offer	The Exchange Offer relates to the exchange of up to $300,000,000 aggregate principal amount of outstanding 8.250% Senior Notes due 2024 issued on September 30, 2016, or the Old Notes, for an equal aggregate principal amount of 8.250% Senior Notes due 2024, or the New Notes.

We will exchange all outstanding Old Notes issued that are validly tendered and not validly withdrawn. However, you may only exchange Old Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the New Notes will be identical in all material respects to the form and terms of the corresponding outstanding Old Notes, except that the New Notes will not contain restrictions on transfer, will bear different CUSIP numbers and will not entitle their holders to certain registration rights relating to the Old Notes.

Resale of the Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to other parties, we believe that you may offer for resale, resell and otherwise transfer your New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act if you are not our affiliate and you acquire the New Notes issued in the exchange offer in the ordinary course.

You must also represent to us that you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes we issue to you in the Exchange Offer.

Each broker-dealer that receives New Notes in the Exchange Offer for its own account in exchange for Old Notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes issued in the Exchange Offer. You may not participate in the Exchange Offer if you are a broker-dealer who purchased such outstanding Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2017, or the Expiration Date, unless we decide to extend the Expiration Date of the Exchange Offer. We may extend the Expiration Date of the Exchange Offer for any reason.

Special Procedures For Beneficial Owners	If you are the beneficial owner of Old Notes and you registered your Old Notes in the name of a broker or other institution, and you wish to participate in the Exchange Offer, you should promptly contact the person in whose name you registered your Old Notes and instruct that person to tender the Old Notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding Old Notes, either make appropriate arrangements to register ownership of the outstanding Old Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Withdrawal Rights	You may withdraw the tender of your Old Notes at any time prior to the Expiration Date.

Material U.S. Federal Income Tax Considerations	An exchange of Old Notes for New Notes should not be subject to United States federal income tax. See “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of New Notes pursuant to the Exchange Offer. Old Notes that are validly tendered and exchanged will be retired and canceled. We will pay all expenses incidental to the Exchange Offer.

Exchange Agent	You can reach Wells Fargo Bank, National Association, or the Exchange Agent, at 600 Fourth Street South, 7th Floor, Minneapolis, MN 55479, Attn: Corporate Trust Operations. For more information with respect to the exchange offer, you may call the Exchange Agent at (800) 344-5128; the fax number for the Exchange Agent is (612) 667-6282 (for eligible institutions only).

The New Notes

The summary below describes the principal terms of the New Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the “Description of the New Notes” section of this prospectus, which contains a more detailed description of the terms and conditions of the New Notes.

Issuer	Donnelley Financial Solutions, Inc., a Delaware corporation.

Guarantees by our Subsidiaries	The New Notes will be guaranteed, jointly and severally, on an unsecured basis, by each of Donnelley Financial’s existing and future direct and indirect wholly-owned U.S. subsidiaries that guarantee the Company’s obligations under our $350.0 million senior secured term loan B facility and $300.0 million senior secured revolving credit facility, or together, the Senior Secured Credit Facilities.

Notes Offered	$300,000,000 aggregate principal amount of New Notes.

Maturity Date	October 15, 2024.

Interest Payment Dates	Interest on the New Notes will accrue at a rate of 8.250% per annum. Interest on the New Notes will be payable semi-annually in cash in arrears on April 15 and October 15, commencing on the first April 15 or October 15 after their initial issuance.

Ranking	The New Notes and the related guarantees will be our and the guarantors’, respective, senior unsecured obligations and will rank equally in right of payment to all present and future senior debt, including the obligations under our Senior Secured Credit Facilities, senior in right of payment to all present and future subordinated debt, and effectively subordinated in right of payment to any of our and the guarantors’ secured debt, to the extent of the value of the assets securing such debt, including our obligations under our Senior Secured Credit Facility. The New Notes will also be structurally subordinated to all of the liabilities of our existing and future subsidiaries that do not guarantee the New Notes, to the extent of the assets of those subsidiaries.

Optional Redemption	We will have the option to redeem some or all of the New Notes at any time on or after October 15, 2021, at redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the New Notes—Optional Redemption.”

Change of Control Event	If we experience specific kinds of changes of control, we may be required to repurchase all of the New Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the New Notes—Change of Control” for further information regarding the conditions that would apply if we must offer holders of the New Notes this repurchase right.

Asset Sales	If we sell certain assets, under certain circumstances we may be required to offer to purchase the New Notes at 100% of their aggregate principal amount, plus accrued and unpaid interest thereon to the date of purchase. See “Description of the New Notes—Certain Covenants—Disposition of Proceeds of Asset Sales.”

Certain Covenants	The indenture governing the New Notes contains covenants limiting our ability to:

•	incur additional debt;

•	pay dividends, make other distributions or repurchase or redeem our capital;

•	stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell, transfer or otherwise dispose of assets;

•	incur or permit to exist certain liens;

•	enter into certain types of transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, amalgamate, merge or sell all or substantially all of our assets.

These covenants are subject to a number of important qualifications, limitations and exceptions and in many circumstances may not significantly restrict our ability to take any of the actions described above. For more details, see “Description of the New Notes—Certain Covenants in the Indenture.” If the New Notes receive an Investment Grade rating, certain covenants in the indenture governing the Notes will, subject to limited exceptions, be terminated with respect to the New Notes and the related guarantees. See “Description of the New Notes—Certain Covenants in the Indenture—Effectiveness of Covenants.”

Risk Factors	Investing in the New Notes involves substantial risks. You should carefully consider all the information contained in this prospectus prior to participating in the Exchange Offer. In particular, we urge you to carefully consider the information set forth in the section under the heading “Risk Factors” for a description of certain risks you should consider before participating in the Exchange Offer.

Indenture	The New Notes will be issued under the indenture, dated as of September 30, 2016, with Wells Fargo Bank, National Association, as trustee. The rights of holders of the Notes, including rights with respect to default, waivers and amendments, are governed by the Indenture.

Governing Law	The New Notes will be governed by the laws of the State of New York.

Summary Historical Consolidated and Combined Financial Data

The following table presents Donnelley Financial’s selected historical consolidated and combined financial data. The selected historical consolidated and combined statements of operations data for the years ended December 31, 2016, 2015 and 2014 and the selected consolidated and combined balance sheet data as of December 31, 2016 and 2015 are derived from Donnelley Financial’s audited consolidated and combined financial statements. This financial information is included within the “Index to Consolidated and Combined Financial Statements” section of this prospectus. The selected historical combined statements of operations data for the year ended December 31, 2013 and the selected combined balance sheet data as of December 31, 2014 are derived from Donnelley Financial’s audited combined financial statements that are not included in this prospectus. The selected historical combined statements of operations data for the year ended December 31, 2012 and the selected combined balance sheet data as of December 31, 2013 and 2012 are derived from Donnelley Financial’s unaudited combined financial statements that are not included in this prospectus. The unaudited combined financial statement data has been prepared on a basis consistent with Donnelley Financial’s audited combined financial statements.

For periods prior to the Separation, the selected historical combined financial data includes certain expenses of RRD that were allocated to Donnelley Financial for certain corporate functions, including general corporate expenses related to information technology, finance, legal, human resources, internal audit, treasury, tax, investor relations and executive oversight. These costs may not be representative of the future costs Donnelley Financial may incur as an independent, publicly traded company. In addition, for periods prior to the Separation, Donnelley Financial’s historical combined financial information does not reflect changes that Donnelley Financial expects to experience in the future as a result of Donnelley Financial’s separation from RRD, including changes in Donnelley Financial’s cost structure, personnel needs, tax structure, financing and business operations. Accordingly, these historical results should not be relied upon as an indicator of Donnelley Financial’s future performance.

For periods prior to the Separation, the historical combined financial statements do not reflect the allocation of certain net liabilities between Donnelley Financial and RRD. As a result, the combined financial information included herein may not completely reflect Donnelley Financial’s financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent, publicly traded company during the periods presented.

For a better understanding, this section should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Consolidated and Combined Financial Information” and accompanying notes included elsewhere in this prospectus.

	Year Ended December 31,
	2016	2015	2014	2013	2012
	(in millions, except per share data)
Consolidated and combined statements of operations data:
Net sales	$983.5	$1,049.5	$1,080.1	$1,085.4	$1,061.0
Net earnings	59.1	104.3	57.4	96.3	71.7
Net earnings per share(a)
Basic net earnings per share	1.81	3.22	1.77	2.97	2.21
Diluted net earnings per share	1.80	3.22	1.77	2.97	2.21

Consolidated and combined balance sheet data:
Total assets	978.9	817.6	994.2	880.5	926.7
Long-term debt	587.0	—	—	—	—
Note payable with an RRD affiliate	—	29.2	44.0	58.7	73.1

(a)	On October 1, 2016, RRD distributed approximately 26.2 million shares of Donnelley Financial common stock to RRD shareholders in connection with the spin-off of Donnelley Financial, with RRD retaining approximately 6.2 million shares of Donnelley Financial common stock. For periods prior to the Separation, basic and diluted earnings per share were calculated using the number of shares distributed and retained by RRD, totaling 32.4 million. The same number of shares was used to calculate basic and diluted earnings per share since there were no Donnelley Financial equity awards outstanding prior to the spin-off.

Includes the following significant items:

	Pre-tax	After-tax
Year ended December 31, 2016
Restructuring, impairment and other charges—net	$5.4	$3.3
Spin-off related transaction expenses	4.9	3.0
Share-based compensation expense	2.5	1.5

	Pre-tax	After-tax
Year ended December 31, 2015
Restructuring, impairment and other charges—net	$4.4	$2.8
Share-based compensation expense	1.6	1.0

	Pre-tax	After-tax
Year ended December 31, 2014
Pension settlement charges	$95.7	$58.4
Restructuring, impairment and other charges—net	4.8	3.1
Gain on the sale of a building	(6.1)	(3.7)
Gain from the sale of an equity investment	(3.0)	(1.8)
Share-based compensation expense	2.1	1.3

	Pre-tax	After-tax
Year ended December 31, 2013
Restructuring, impairment and other charges—net	$13.0	$8.0
Share-based compensation expense	2.1	1.3

	Pre-tax	After-tax
Year ended December 31, 2012
Restructuring, impairment and other charges—net	$14.0	$8.5
Loss on an equity investment	4.0	2.4
Share-based compensation expense	2.5	1.5

RISK FACTORS

Investing in the New Notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before deciding whether to participate in the Exchange Offer. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently believe to be immaterial, may also become important factors that affect us. If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, we may not be able to make payments on the New Notes, the value of the New Notes could decline and you may lose some or all of your investment.

Risks Relating to Our Business

A significant part of our business is derived from the use of our products and services in connection with financial and strategic business transactions. Economic trends that affect the volume of these transactions may negatively impact the demand for our products and services.

A significant portion of our net sales depends on the purchase of our products and use of our services by parties involved in global capital markets, or GCM, compliance and transactions. As a result, our business is largely dependent on the global market for initial public offerings, or IPOs, secondary offerings, mergers and acquisitions, public and private debt offerings, leveraged buyouts, spinouts, bankruptcy and claims processing and other transactions. These transactions are often tied to economic conditions and dependent upon the performance of the overall economy, and the resulting volume of these types of transactions drives demand for our products and services. Downturns in the financial markets, global economy or in the economies of the geographies in which we do business and reduced equity valuations all create risks that could negatively impact our business. For example, in the past, economic volatility has led to a decline in the financial condition of a number of our clients and led to the postponement of their capital markets transactions. To the extent that there is continued volatility, we may face increasing volume pressure. Furthermore, our offerings for global investment markets, or GIM, clients can be affected by fluctuations in the inflow and outflow of money into investment management funds which determines the number of new funds that are opened, as well as, closed. As a result, we are not able to predict the impact any potential worsening of macroeconomic conditions could have on our results of operations. The level of activity in the financial communications services industry, including the financial transactions and related compliance needs our products and services are used to support, is sensitive to many factors beyond our control, including interest rates, regulatory policies, general economic conditions, our clients’ competitive environments, business trends, terrorism and political change. In addition, a weak economy could hinder our ability to collect amounts owed by clients. Failure of our clients to pay the amounts owed to us, or to pay such amounts in a timely manner, may increase our exposure to credit risks and result in bad debt write-offs. Unfavorable conditions or changes in any of these factors could negatively impact our results of operations, financial position and cash flow.

The quality of our customer support and services offerings is important to our clients, and if we fail to offer high quality customer support and services, clients may not use our solutions and our net sales may decline.

A high level of customer support is critical for the successful marketing and sale of our solutions. If we are unable to provide a level of customer support and service to meet or exceed the expectations of our clients, we could experience a loss of clients and market share, a failure to attract new clients, including in new geographic regions and increased service and support costs and a diversion of resources. Any of these results could negatively impact our results of operations, financial position and cash flow.

A substantial part of our business depends on clients continuing their use of our products and services. Any decline in our client retention would harm our future operating results.

We do not have long term contracts with most of our GCM and GIM clients, and therefore rely on their continued use of our products and services, particularly for compliance related services. As a result, client retention, particularly during periods of declining transactional volume, is an important part of our strategic business plan. There can be no assurance that our clients will continue to use our products and services to meet their ongoing needs, particularly in the face of competitors’ products and services offerings. Our client retention rates may decline due to a variety of factors, including:

•	our inability to demonstrate to our clients the value of our solutions;

•	the price, performance and functionality of our solutions;

•	the availability, price, performance and functionality of competing products and services;

•	our clients’ ceasing to use or anticipating a declining need for our services in their operations;

•	consolidation in our client base;

•	the effects of economic downturns and global economic conditions; or

•	reductions in our clients’ spending levels.

If our retention rates are lower than anticipated or decline for any reason, our net sales may decrease and our profitability may be harmed, which could negatively impact our results of operations, financial position and cash flow.

Our business may be adversely affected by new technologies enabling clients to produce and file documents on their own.

The Company’s business may be adversely affected as clients seek out opportunities to produce and file regulatory documentation on their own and begin to implement technologies that assist them in this process. For example, clients and their financial advisors have increasingly relied on web-based services which allow clients to autonomously file and distribute reports required pursuant to the Exchange Act, prospectuses and other materials as a replacement for using our EDGAR filing services. If technologies are further developed to provide our clients with the ability to autonomously produce and file documents to meet their regulatory obligations, and we do not develop products or provide services to compete with such new technologies, our business may be adversely affected by those clients who choose alternative solutions, including self-serving or filing themselves.

Our performance and growth depend on our ability to generate client referrals and to develop referenceable client relationships that will enhance our sales and marketing efforts.

We depend on users of our solutions to generate client referrals for our services. We depend in part on the financial institutions, law firms and other third parties who use our products and services to recommend our solutions to their client base, which allows us to reach a larger client base than we can reach through our direct sales and internal marketing efforts. For instance, a portion of our net sales from GCM clients is derived from referrals by investment banks, financial advisors and law firms that have utilized our services in connection with prior transactions. These referrals are an important source of new clients for our services.

A decline in the number of referrals we receive could require us to devote substantially more resources to the sales and marketing of our services, which would increase our costs, potentially lead to a decline in our net sales, slow our growth and negatively impact our results of operations, financial position and cash flow.

The results of the United Kingdom’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.

In June 2016, a majority of voters in the United Kingdom elected to withdraw from the European Union in a national referendum. The referendum was advisory, and the terms of any withdrawal are subject to a negotiation period that could last up to two years after the government of the United Kingdom formally initiates a withdrawal process. Nevertheless, the referendum has created significant uncertainty about the future relationship between the United Kingdom and the European Union, including with respect to the laws and regulations that will apply as the United Kingdom determines which European Union-derived laws to replace or replicate in the event of a withdrawal. The referendum has also given rise to calls for the governments of other European Union member states to consider withdrawal. These developments, or the perception that any of them could occur, have had and may continue to have an adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict our access to capital, which could negatively impact our results of operations, financial positions and cash flow.

As part of RRD, we received favorable terms and prices from existing third-party vendors that we source products and services from based on the full purchasing power of RRD. Following the Separation, we are a smaller company and may experience increased costs resulting from a decrease in purchasing power.

Prior to the Separation, we were able to take advantage of RRD’s size and purchasing power in sourcing products and services from third-party vendors. Following the Separation, we are a smaller company and are unlikely to have the same purchasing power that we had as part of RRD. Although we are seeking to expand our direct purchasing relationships with many of our most important third-party vendors, we may be unable to obtain products and services at prices and on terms as favorable as those available to us prior to the Separation, which could negatively impact our results of operations, financial positions and cash flow.

The spin-off from RRD could result in significant liability to Donnelley Financial.

The spin-off was intended to qualify for tax-free treatment to RRD and its stockholders under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, or the Code. Completion of the spin-off was conditioned upon, among other things, the receipt of a private letter ruling from the Internal Revenue Service, or the IRS, regarding certain issues relating to the tax-free treatment of the spin-off. Although the IRS private letter ruling is generally binding on the IRS, the continuing validity of such ruling is subject to the accuracy of factual representations and assumptions made in the ruling. Completion of the spin-off was also conditioned upon RRD’s receipt of a tax opinion from Sullivan & Cromwell LLP regarding certain aspects of the spin-off not covered by the IRS private letter ruling. The opinion was based upon various factual representations and assumptions, as well as certain undertakings made by RRD, Donnelley Financial and LSC. If any of the factual representations or assumptions in the IRS private letter ruling or tax opinion are untrue or incomplete in any material respect, an undertaking is not complied with, or the facts upon which the IRS private letter ruling or tax opinion are based are materially different from the actual facts relating to the spin-off, the opinion or IRS private letter ruling may not be valid. Moreover, opinions of a tax advisor are not binding on the IRS. As a result, the conclusions expressed in the opinion of a tax advisor could be successfully challenged by the IRS.

If the Separation is determined to be taxable, RRD and its stockholders could incur significant tax liabilities, and under the tax disaffiliation agreement between Donnelley Financial and RRD, or the Tax Disaffiliation Agreement, Donnelley Financial may be required to indemnify RRD for any liabilities incurred by RRD if the liabilities are caused by any action or inaction undertaken by Donnelley Financial following the spin-off. For additional detail, see “Certain Relationships and Related Party Transactions—Separation Agreements—Tax Disaffiliation Agreement.”

The tax rules applicable to the Separation may restrict us from engaging in certain corporate transactions or from raising equity capital beyond certain thresholds for a period of time after the separation.

To preserve the tax-free treatment of the Separation from RRD under the Tax Disaffiliation Agreement, for the two-year period following the Separation, we are subject to restrictions with respect to:

•	taking any action that would result in our ceasing to be engaged in the active conduct of our business, with the result that we are not engaged in the active conduct of a trade or business within the meaning of certain provisions of the Code;

•	redeeming or otherwise repurchasing any of our outstanding stock, other than through certain stock purchases of widely held stock on the open market;

•	amending our amended and restated certificate of incorporation, or the Certificate of Incorporation, (or other organizational documents) that would affect the relative voting rights of separate classes of our capital stock or would convert one class of our capital stock into another class of our capital stock;

•	liquidating or partially liquidating;

•	merging with any other corporation (other than in a transaction that does not affect the relative shareholding of our shareholders), selling or otherwise disposing of (other than in the ordinary course of business) our assets, or taking any other action or actions if such merger, sale, other disposition or other action or actions in the aggregate would have the effect that one or more persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing one-half or more our asset value;

•	taking any other action or actions that in the aggregate would have the effect that one or more persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, capital stock of ours possessing (i) at least 50% of the total combined voting power of all classes of stock or equity interests of ours entitled to vote, or (ii) at least 50% of the total value of shares of all classes of stock or of the total value of all equity interests of ours, other than an acquisition of our shares as part of the Separation solely by reason of holding RRD common stock (but not including such an acquisition if such RRD common stock, before such acquisition, was itself acquired as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares of our stock meeting the voting and value threshold tests listed previously in this bullet); and

•	taking any action that (or failing to take any action the omission of which) would be inconsistent with the Separation qualifying as, or that would preclude the Separation from qualifying as, a transaction that is generally tax-free to RRD and the holders of RRD common stock for U.S. federal income tax purposes.

These restrictions may limit our ability during such period to pursue strategic transactions of a certain magnitude that involve the issuance or acquisition of our stock or engage in new businesses or other transactions that might increase the value of our business. These restrictions may also limit our ability to raise significant amounts of cash through the issuance of stock, especially if our stock price were to suffer substantial declines, or through the sale of certain of our assets.

Donnelley Financial’s historical financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

The historical information about Donnelley Financial prior to October 1, 2016 included in this prospectus refers to Donnelley Financial’s business as operated by and integrated with RRD. Donnelley Financial’s historical financial information for such periods was derived from the consolidated financial statements and accounting records of RRD. Accordingly, such historical financial information does not necessarily reflect the consolidated and combined statements of income, balance sheets and cash flows that Donnelley Financial would have achieved as a separate, publicly traded company during the periods presented or those that Donnelley Financial will achieve in the future primarily as a result of the following factors:

•

Prior to the Separation, Donnelley Financial’s business was operated by RRD as part of its broader corporate organization, rather than as an independent company. RRD or one of its affiliates performed various corporate functions for Donnelley Financial, such as tax, treasury, finance, audit, risk management, legal, information technology, human resources, stockholder relations, compliance, shared services, insurance, employee benefits and compensation. After the Separation, RRD has continued to provide some of these functions to Donnelley Financial, through a transition services agreement, or the Transition Services Agreement. Donnelley Financial’s historical financial results reflect allocations of corporate expenses from RRD for such functions. These allocations may not be indicative of the actual expenses Donnelley Financial would have incurred had it operated as an independent, publicly traded company in the periods presented. Donnelley Financial will make significant investments to replicate or outsource from other providers certain facilities, systems, infrastructure, and personnel to which Donnelley Financial no longer has access as a result of the Separation. These initiatives to develop Donnelley Financial’s independent ability to operate without access to RRD’s existing operational and administrative infrastructure will be costly to implement. Donnelley Financial may not be able to operate its business efficiently or at comparable costs, and its profitability may decline.

•	Prior to the Separation, Donnelley Financial’s business was integrated with the other businesses of RRD. Donnelley Financial was able to utilize RRD’s size and purchasing power in procuring various goods and services and shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although Donnelley Financial has entered into transition agreements with RRD, these arrangements may not fully capture the benefits Donnelley Financial enjoyed as a result of being integrated with RRD and may result in Donnelley Financial paying higher charges than in the past for these services. As a separate, independent company, Donnelley Financial may be unable to obtain goods and services at the prices and terms obtained prior to the Separation, which could decrease Donnelley Financial’s overall profitability. As a separate, independent company, Donnelley Financial may also not be as successful in negotiating favorable tax treatments and credits with governmental entities. This could have a material adverse effect on Donnelley Financial’s consolidated and combined statements of income, balance sheets and cash flows for periods after the Separation.

•	Generally, prior to the Separation, Donnelley Financial’s working capital requirements and capital for its general corporate purposes, including acquisitions, research and development, or R&D, and capital expenditures, were satisfied as part of the corporate-wide cash management policies of RRD. Currently, following the Separation, the cost of capital for Donnelley Financial’s business may be higher than RRD’s cost of capital prior to the distribution.

Other significant changes may occur in Donnelley Financial’s cost structure, management, financing and business operations as a result of operating as a company separate from RRD.

We have incurred, and we may continue to incur, material costs and expenses as a result of the Separation.

We have incurred, and may continue to incur, costs and expenses greater than those we currently incur as a result of the Separation. These increased costs and expenses may arise from various factors, including financial reporting and costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act). In addition, we expect to either maintain similar or have increased corporate and administrative costs and expenses to those we incurred or were allocated while part of RRD, even though, after the Separation, Donnelley Financial is a smaller, stand-alone company. We cannot assure you that these costs will not be material to our business.

We may be unable to achieve some or all of the benefits that we expect to achieve from the Separation.

We believe that the Separation from RRD has allowed, and will continue to allow, among other benefits, us to focus on our distinct strategic priorities; afford us direct access to the capital markets and facilitate our ability to capitalize on growth opportunities and effect future acquisitions utilizing our common stock; facilitate incentive compensation arrangements for our employees more directly tied to the performance of our business; and enable us to concentrate our financial resources solely on our own operations. However, we may be unable to achieve some or all of these benefits. For example, in order to prepare ourselves for the Separation, we undertook a series of strategic, structural and process realignment and restructuring actions within our operations. These actions may not provide the benefits we currently expect, and could lead to disruption of our operations, loss of, or inability to recruit, key personnel needed to operate and grow our businesses after the Separation, weakening of our internal standards, controls or procedures and impairment of key client relationships. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business and consolidated and combined statements of income, balance sheets and cash flows could be materially and adversely affected.

RRD or LSC may not satisfy their respective obligations under the Transition Services Agreements and Commercial Agreements that were entered into as part of the Separation, or we may not have necessary systems and services in place when the transition services terms expire.

In connection with the separation, we entered into several transition services agreements, or the Transition Services Agreements, and several commercial agreements, or the Commercial Agreements with both RRD and LSC as described below under “Certain Relationships and Related Party Transactions—Separation Agreements.” These Transition Services Agreements will provide for the performance of services by each company for the benefit of the other for a period of time after the separation. We will rely on RRD and LSC to satisfy their respective performance and payment obligations under these Transition Services Agreements. If RRD or LSC is unable to satisfy its respective obligations under these Transition Services Agreements, we could incur operational difficulties. The agreements relating to the separation provide for indemnification in certain circumstances and the commercial agreements establish ongoing commercial arrangements. There can be no guarantee that RRD or LSC, as the case may be, will satisfy any obligations owed to us under such agreements, including any indemnification obligations.

Further, if we do not have our own systems and services in place, or if we do not have agreements in place with other providers of these services when the term of a particular transition service terminates, we may not be able to operate our business effectively, which could negatively impact our consolidated and combined statements of income, balance sheets and cash flows. We are in the process of creating our own, or engage third parties to provide, systems and services to replace many of the systems and services RRD and LSC will initially provide. We may not be successful in effectively or efficiently implementing these systems and services or in transitioning data from RRD’s or LSC’s systems to our systems, as the case may be, which could disrupt our business and have a negative impact on our consolidated and combined statements of income, balance sheets and cash flows. These systems and services may also be more expensive or less efficient than the systems and services RRD and LSC are expected to provide during the transition period.

We have incurred substantial indebtedness in connection with the Separation and the degree to which we are currently leveraged may materially and adversely affect our business and consolidated and combined statements of income, balance sheets and cash flows.

We incurred approximately $650 million of debt in connection with the Separation. Our ability to make payments on and to refinance our indebtedness, including the debt incurred in connection with the Separation, as well as any future debt that we may incur, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient funds to service our debt and meet our business needs, such as funding working capital or the expansion of our operations. If we are not able to repay or refinance our debt as it becomes due, we may be forced to take disadvantageous actions, including facility closure, staff reductions, reducing financing in the future for working capital, capital expenditures and general corporate purposes, selling assets or dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness, and restricting future capital return to stockholders. In addition, our ability to withstand competitive pressures and to react to changes in the print and related services industry could be impaired. The lenders who hold our debt could also accelerate amounts due in the event that we default, which could potentially trigger a default or acceleration of the maturity of our other debt.

In addition, our leverage could put us at a competitive disadvantage compared to our competitors who may be less leveraged. These competitors could have greater financial flexibility to pursue strategic acquisitions and secure additional financing for their operations. Our leverage could also impede our ability to withstand downturns in our industry or the economy in general.

The agreements and instruments that govern our debt impose restrictions that may limit our operating and financial flexibility.

The Credit Agreement (as defined below) that governs our Credit Facilities (as defined below) and the indenture that governs the Notes (as defined below) contain a number of significant restrictions and covenants that limit our ability to:

•	incur additional debt;

•	pay dividends, make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell, transfer or otherwise dispose of assets;

•	incur or permit to exist certain liens; enter into certain types of transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants can have the effect of limiting our flexibility in planning for or reacting to changes in our business and the markets in which we compete. In addition, the Credit Agreement that governs our Credit Facilities requires us to comply with certain financial maintenance covenants. Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in our being unable to comply with the financial covenants contained in our Term Loan Credit Facility (as defined below), and indenture. If we violate covenants under our Credit Facilities and indenture and are unable to obtain a waiver from our lenders, our debt under our Credit Facilities and indenture would be in default and could be accelerated by our lenders. Because of cross-default provisions in the agreements and instruments governing our debt, a default under one agreement or instrument could result in a default under, and the acceleration of, our other debt.

If our debt is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, on terms that are acceptable to us, or at all. If our debt is in default for any reason, our business and consolidated and combined statements of income, balance sheets and cash flows could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the Notes and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

Despite our substantial indebtedness, we may be able to incur significantly more debt.

Despite our substantial amount of indebtedness, we may be able to incur significant additional debt, including secured debt, in the future. Although the indenture governing our Notes and the Credit Agreement governing the Credit Facilities restrict the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. In addition, as of December 31, 2016, we had $153.7 million available for additional borrowing under our Revolving Facility (as defined below). The more indebtedness we incur, the further exposed we become to the risks associated with substantial leverage described above.

The highly competitive market for our products and services and industry fragmentation may continue to create adverse price pressures.

The financial communications services industry is highly competitive with relatively low barriers to entry, and the industry remains highly fragmented in North America and internationally. Management expects that competition will increase from existing competitors, as well as new and emerging entrants. Additionally, as we expand our product and service offerings, we may face competition from new and existing competitors. As a result, competition may lead to additional pricing pressure on our products and services, which could negatively impact our results of operations, financial position and cash flow.

A failure to adapt to technological changes to address the changing demands of clients may adversely impact our business, and if we fail to successfully develop, introduce or integrate new services or enhancements to our products and services platforms, systems or applications, Donnelley Financial’s reputation, net sales and operating income may suffer.

Our ability to attract new clients and increase sales to existing clients will depend in large part on our ability to enhance and improve our existing products and services platforms, including our application solutions, and to introduce new functionality either by acquisition or internal development. Our operating results would suffer if our innovations are not responsive to the needs of our clients, are not appropriately timed with market opportunities or are not brought to market effectively. In addition, it is possible that our assumptions about the features that we believe will drive purchasing decisions for our potential clients or renewal decisions for our existing clients could be incorrect. In the past, we have experienced delays in the planned release dates of new products and services and upgrades to such products and services. There can be no assurance that new products or services, or upgrades to our products or services, will be released on schedule or that, when released, they will not contain defects as a result of poor planning, execution or other factors during the product development lifecycle. If any of these situations were to arise, we could suffer adverse publicity, damage to our reputation, loss of net sales, delay in market acceptance or claims by clients brought against us. Moreover, upgrades and enhancements to our platforms may require substantial investment and there can be no assurance that our investments will help us achieve or sustain a durable competitive advantage in our products and services offerings. If clients do not widely adopt our solutions or new innovations to our solutions, we may not be able to justify the investments we have made. If we are unable to develop, license or acquire new solutions or enhancements to existing services on a timely and cost-effective basis, or if our new or enhanced solutions do not achieve market acceptance, our business, results of operations and financial condition will be materially negatively impacted.

Undetected errors or failures found in our products and services may result in loss of or delay in market acceptance of our products and services that could seriously harm our business.

Our products and services may contain undetected errors or scalability limitations at any point in their lives, but particularly when first introduced or as new versions are released. We frequently release new versions of our products and different aspects of our platform are in various stages of development. Despite testing by us and by current and potential clients, errors may not be found in new products and services until after commencement of commercial availability or use, resulting in a loss of or a delay in market acceptance, damage to our reputation, client dissatisfaction and reductions in net sales and margins, any of which could negatively impact our business.

Changes in the rules and regulations to which clients or potential clients are subject may impact demand for our products and services.

Many of our clients are subject to rules and regulations requiring certain printed or electronic communications governing the form, content and delivery methods of such communications. Changes in these regulations may impact clients’ business practices and could reduce demand for our products and services. Changes in such regulations could eliminate the need for certain types of communications altogether or such changes may impact the quantity or format of communications.

Our failure to maintain the confidentiality, integrity and availability of our systems, software and solutions could seriously damage our reputation and affect our ability to retain clients and attract new business.

Maintaining the confidentiality, integrity and availability of our systems, software and solutions is an issue of critical importance for us and for our clients and users who rely on our systems to prepare regulatory filings and store and exchange large volumes of information, much of which is proprietary, confidential and may constitute material nonpublic information for our clients. Inadvertent disclosure of the information maintained on our systems due to human error, breach of our systems through hacking or cybercrime or a leak of confidential information due to employee misconduct, could seriously damage our reputation and could cause significant reputational harm for our clients. Techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and generally are not recognized until launched against a target. Like all software solutions, our software may be vulnerable to these types of attacks. An attack of this type could disrupt the proper functioning of our software solutions, cause errors in the output of our clients’ work, allow unauthorized access to sensitive, proprietary or confidential information of ours or our clients and other undesirable or destructive outcomes. Furthermore, our systems allow us to share information that may be confidential in nature to our clients across our offices worldwide. This design allows us to increase global reach for our clients and increase our responsiveness to client demands, but also increases the risk of a security breach or a leak of such information because it allows additional points of access to information by increasing the number of employees and facilities working on certain jobs. In addition, our systems leverage third party outsourcing arrangements, which expedites our responsiveness but exposes information to additional access points. If an actual or perceived information leak or breach of our security were to occur, our reputation could suffer, clients could stop using our products and services and we could face lawsuits and potential liability, any of which could cause our financial performance to be negatively impacted. Though we maintain professional liability insurance that includes coverage if a cybersecurity incident were to occur, there can be no assurance that insurance coverage will be available, responsive, or that available coverage will be sufficient to cover losses and claims related to any cybersecurity incidents we may experience.

A number of core processes, such as software development, sales and marketing, client service and financial transactions, rely on our IT, infrastructure and applications. Defects or malfunctions in our IT infrastructure and applications could cause our products and services offerings not to perform as our clients expect, which could harm our reputation and business. In addition, malicious software, sabotage and other cybersecurity breaches of the types described above could cause an outage of our infrastructure, which could lead to a substantial denial of service and ultimately downtimes, recovery costs and client claims, any of which could negatively impact our results of operations, financial position and cash flow.

Some of our systems and services are developed by third parties or supported by third party hardware and software and our business and reputation could suffer if these third party systems and services fail to perform properly or are no longer available to us.

Some of our systems and services are developed by third parties or rely on hardware purchased or leased and software licensed from third parties. These systems and services, or the hardware and software required to run our existing systems and services, may not continue to be available on commercially reasonable terms or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of our services, which could negatively affect our business until equivalent technology is either developed by us or, if available, is identified, obtained and integrated. In addition, it is possible that our hardware vendors or the licensors of third party software could increase the prices they charge, which could have an adverse impact on our business, operating results and financial condition. Further, changing hardware vendors or software licensors could detract from management’s ability to focus on the ongoing operations of our business or could cause delays in the operations of our business.

Additionally, third party software underlying our services can contain undetected errors or bugs. We may be forced to delay commercial release of our services until any discovered problems are corrected and, in some cases, may need to implement enhancements or modifications to correct errors that we do not detect until after deployment of our services.

Adverse credit market conditions may limit our ability to obtain future financing.

We may, from time to time, depend on access to credit markets. Uncertainty and volatility in global financial markets may cause financial markets institutions to fail or may cause lenders to hoard capital and reduce lending. As a result, we may not obtain financing on terms and conditions that are favorable to us, or at all.

Fluctuations in the costs and availability of paper, ink, energy and other raw materials may adversely impact us.

Increases in the costs of these inputs may increase our costs and we may not be able to pass these costs on to clients through higher prices. Moreover, rising raw materials’ costs, and any consequent impact on our pricing, could lead to a decrease in demand for our products and services.

If we are unable to protect our proprietary technology and other rights, the value of our business and our competitive position may be impaired.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products and services similar to ours, which could decrease demand for our services. We rely on a combination of patents, trademarks, licensing and other proprietary rights laws, as well as third party nondisclosure agreements and other contractual provisions and technical measures, to protect our intellectual property rights. These protections may not be adequate to prevent our competitors from copying or reverse-engineering our technology and services to create similar offerings. Additionally, any of our pending or future patent applications may not be issued with the scope of protection we seek, if at all. The scope of patent protection, if any, we may obtain from our patent applications is difficult to predict and our patents may be found invalid, unenforceable or of insufficient scope to prevent competitors from offering similar services. Our competitors may independently develop technologies that are substantially equivalent or superior to our technology. To protect our proprietary information, we require employees, consultants, advisors, independent contractors and collaborators to enter into confidentiality agreements and maintain policies and procedures to limit access to our trade secrets and proprietary information. These agreements and the other actions we take may not provide meaningful protection for our proprietary information or know-how from unauthorized use, misappropriation or disclosure. Further, existing patent laws may not provide adequate or meaningful protection in the event competitors independently develop technology, products or services similar to ours. Even if the laws governing intellectual property rights provide protection, we may have insufficient resources to take the legal actions necessary to protect our interests. In addition, our intellectual property rights and interests may not be afforded the same protection under the laws of foreign countries as they are under the laws of the United States.

We have in the past acquired and intend in the future to acquire other businesses, and we may be unable to successfully integrate the operations of these businesses and may not achieve the cost savings and increased net sales anticipated as a result of these acquisitions.

Achieving the anticipated benefits of acquisitions will depend in part upon our ability to integrate these businesses in an efficient and effective manner. The integration of companies that have previously operated independently may result in significant challenges, and we may be unable to accomplish the integration smoothly or successfully. In particular, the coordination of geographically dispersed organizations with differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration of acquired businesses may also require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day operations of the Company. In addition, the process of integrating operations may cause an interruption of, or loss of momentum in, the activities of one or more of the

Company’s businesses and the loss of key personnel from the Company or the acquired businesses. Further, employee uncertainty and lack of focus during the integration process may disrupt the businesses of the Company or the acquired businesses. The Company’s strategy is, in part, predicated on the Company’s ability to realize cost savings and to increase net sales through the acquisition of businesses that add to the breadth and depth of the Company’s products and services. Achieving these cost savings and net sales increases is dependent upon a number of factors, many of which are beyond the Company’s control. In particular, the Company may not be able to realize the benefits of more comprehensive product and service offerings, anticipated integration of sales forces, asset rationalization and systems integration.

Our business is dependent upon brand recognition and reputation, and the failure to maintain or enhance our brand or reputation would likely have an adverse effect on our business.

Our brand recognition and reputation are important aspects of our business. Maintaining and further enhancing our brands and reputation will be important to retaining and attracting clients for our products. We also believe that the importance of our brand recognition and reputation for products will continue to increase as competition in the market for our products and industry continues to increase. Our success in this area will be dependent on a wide range of factors, some of which are out of our control, including the efficacy of our marketing efforts, our ability to retain existing and obtain new clients and strategic partners, human error, the quality and perceived value of our products and services, actions of our competitors and positive or negative publicity. Damage to our reputation and loss of brand equity may reduce demand for our products and services and negatively impact our results of operations, financial position and cash flow.

We may be unable to hire and retain talented employees, including management.

Our success depends, in part, on our general ability to attract, develop, motivate and retain highly skilled employees. The loss of a significant number of our employees or the inability to attract, hire, develop, train and retain additional skilled personnel could have a serious negative effect on our business. We believe our ability to retain our client base and to attract new clients is directly related to our sales force and client service personnel, and if we cannot retain these key employees, our business could suffer. In addition, many members of our management have significant industry experience that is valuable to our competitors. We expect that our executive officers will have non-solicitation agreements contractually prohibiting them from soliciting our clients and employees within a specified period of time after they leave Donnelley Financial. If one or more members of our senior management team leave and cannot be replaced with a suitable candidate quickly, we could experience difficulty in managing our business properly, which could negatively impact our results of operations, financial position and cash flow.

The trend of increasing costs to provide health care and other benefits to our employees and retirees may continue.

We provide health care and other benefits to both employees and retirees. For many years, costs for health care have increased more rapidly than general inflation in the U.S. economy. If this trend in health care costs continues, our cost to provide such benefits could increase, adversely impacting our profitability. Changes to health care regulations in the U.S. and internationally may also increase our cost of providing such benefits.

Changes in market conditions, changes in discount rates, or lower returns on assets may increase required pension and other post-retirement benefits plan contributions in future periods.

The funded status of our pension and other post-retirement benefits plans is dependent upon many factors, including returns on invested assets and the level of certain interest rates. As experienced in prior years, declines in the market value of the securities held by the plans coupled with historically low interest rates have substantially reduced, and in the future could further reduce, the funded status of the plans. These reductions may increase the level of expected required pension and other post-retirement benefits plan contributions in future years. Various conditions may lead to changes in the discount rates used to value the year-end benefit obligations of the plans, which could partially mitigate, or worsen, the effects of lower asset returns. If adverse conditions were to continue for an extended period of time, our costs and required cash contributions associated with pension and other post-retirement benefits plans may substantially increase in future periods.

We are exposed to risks related to potential adverse changes in currency exchange rates.

We are exposed to market risks resulting from changes in the currency exchange rates of the currencies in the countries in which we do business. Although operating in local currencies may limit the impact of currency rate fluctuations on the operating results of our non-U.S. activities, fluctuations in such rates may affect the translation of these results into our financial statements. To the extent borrowings, sales, purchases, net sales and expenses or other transactions are not in the applicable local currency, we may enter into foreign currency spot and forward contracts to hedge the currency risk. Management cannot be sure, however, that our efforts at hedging will be successful, and such efforts could, in certain circumstances, lead to losses.

There are risks associated with operations outside the United States.

We have operations outside the United States. We work with capital markets clients around the world, and in 2016 our International segment accounted for 14% of our combined net sales. Our operations outside of the United States are primarily focused in Europe, Asia, Canada and Latin America. As a result, we are subject to the risks inherent in conducting business outside the United States, including:

•	costs of customizing products and services for foreign countries;

•	difficulties in managing and staffing international operations;

•	increased infrastructure costs including legal, tax, accounting and information technology;

•	reduced protection for intellectual property rights in some countries;

•	potentially greater difficulties in collecting accounts receivable, including currency conversion and cash repatriation from foreign jurisdictions;

•	increased licenses, tariffs and other trade barriers;

•	potentially adverse tax consequences;

•	increased burdens of complying with a wide variety of foreign laws, including employment-related laws, which may be more stringent than U.S. laws;

•	unexpected changes in regulatory requirements;

•	political and economic instability; and

•	compliance with applicable anti-corruption and sanction laws and regulations.

We cannot be sure that our investments or operations in other countries will produce desired levels of net sales or that one or more of the factors listed above will not affect our global business.

We have a limited operating history as a public company.

We have only been a public company for several months, and thus there is a limited trading history in our common stock, which has been traded on the New York Stock Exchange, or NYSE, under the symbol “DFIN” since October 3, 2016. We cannot predict the prices at which our common stock may trade. The market price of our common stock may fluctuate significantly, depending upon many factors, some of which may be beyond our control, including, but not limited to:

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of comparable companies;

•	actual or anticipated fluctuations in our operating results;

•	our ability to obtain financing as needed;

•	changes in laws and regulations affecting our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant investments, acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating performance and stock price of comparable companies;

•	overall market fluctuations; and

•	general economic conditions and other external factors.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Risks Related to the Exchange Offer and the New Notes

We may not be able to generate sufficient cash to service all of our debt, including the New Notes, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the New Notes, and to fund working capital, planned capital expenditures and expansion efforts and any strategic alliances or acquisitions we may make in the future, as well as any future debt that we may incur, depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain economic, financial, business, competitive, legislative, regulatory and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt, including the New Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our debt, including the New Notes. We may also be forced to take disadvantageous actions, including facility closure, staff reductions, reducing financing in the future for working capital, capital expenditures and general corporate purposes, or dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness, and restricting future capital return to stockholders. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations and may place us at a competitive disadvantage compared to our competitors that may be less leveraged or have greater financial flexibility to pursue strategic acquisitions and secure additional financing for their operations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds sought from them, and these proceeds may not be adequate to meet any debt service obligations then due. Additionally, the agreements governing our Senior Secured Credit Facilities and the indenture governing the Notes limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy our debt service obligations. Further, we may need to refinance all or a portion of our debt on or before maturity, and we cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

In addition, our ability to withstand competitive pressures and to react to changes in the print and related services industry could be impaired. The lenders who hold our debt could also accelerate amounts due in the event that we default, which could potentially trigger a default or acceleration of the maturity of our other debt.

The New Notes will be structurally subordinated to all debt of our existing and future subsidiaries that do not guarantee the New Notes.

You will not have any claim as a creditor against any of our existing or future subsidiaries that do not guarantee the New Notes. Debt and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to your claims against those subsidiaries. In addition, the credit agreement governing our Senior Secured Credit Facilities and the indenture governing the Notes permit, subject to some limitations, these subsidiaries to incur additional debt and do not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The note guarantee of a subsidiary guarantor will be automatically released if such subsidiary guarantor no longer guarantees or is otherwise an obligor of indebtedness under the Senior Secured Credit Facilities.

Any subsidiary guarantee of the New Notes may be automatically released without action by, or consent of, any holder of the New Notes or the trustee under the Indenture if the subsidiary guarantor is no longer a guarantor or an obligor of our Senior Secured Credit Facilities as described under “Description of the New Notes—Guarantees.” The lenders under our Senior Secured Credit Facilities will have the discretion to release the subsidiary guarantees under our Senior Secured Credit Facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a subsidiary guarantor of the Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims.

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and require Note holders to return payments received from guarantors.

The New Notes will be guaranteed by certain of our wholly-owned U.S. subsidiaries that guarantee the Company’s obligations under our Senior Secured Credit Facilities. Under the U.S. Bankruptcy Code and comparable provisions of state fraudulent transfer or conveyance laws, a guarantee could be avoided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee; and

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be avoided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer or conveyance laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in determining whether the Company or the guarantors were solvent at the relevant time or that a court would agree with our conclusions in this regard, or, regardless of the standard that a court uses, that it would not determine that the Company or a guarantor were indeed insolvent on that date; that any payments to the holders of the Notes (including under the guarantees) did not constitute fraudulent transfers or conveyances on other grounds; or that the issuance of the New Notes and the guarantees would not be subordinated to the Company’s or any guarantor’s other debt.

Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer or conveyance, this provision may not be effective as a legal matter to protect those guarantees from being avoided under fraudulent transfer or conveyance or other applicable law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the Notes or guarantees to other claims against the Company or the guarantors, respectively, under the principle of equitable subordination if the court determines that (a) the holder of Notes engaged in some type of inequitable conduct, (b) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of the Notes and (c) equitable subordination is not inconsistent with the provisions of the U.S. Bankruptcy Code.

We may not be able to repurchase the Notes upon a change of control or pursuant to an asset sale offer, which would result in a default under the indenture governing the Notes and would adversely affect our business and financial condition.

Upon a change of control, as defined under the indenture governing the Notes, the holders of Notes, including the New Notes, will have the right to require us to offer to purchase all of the Notes then outstanding at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. The source of funds for any such purchase of the Notes will be our available cash or cash generated from operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient financial resources, including the ability to arrange necessary financing on acceptable terms or at all, to purchase all of the Notes that are tendered upon a change of control. Our failure to offer to purchase all outstanding Notes or to purchase all validly tendered notes would be an event of default under the indenture governing the notes. Such an event of default may cause the acceleration of our other debt. Our other debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture governing the notes.

In addition, in certain circumstances specified in the indenture governing the Notes, we will be required to commence an Offer to Purchase (as defined in the indenture governing the Notes) pursuant to which we must repay senior debt or make an offer to purchase a principal amount of the Notes equal to the Excess Proceeds (as defined in the indenture governing the Notes). The purchase price of the Notes will be 100% of their principal amount, plus accrued and unpaid interest.

Our other debt may contain restrictions that would limit or prohibit us from completing any such Offer to Purchase. Our failure to purchase any such Notes when required under the indenture governing the Notes would be an event of default under the indenture governing the Notes.

If you fail to exchange your Old Notes for New Notes, you will continue to hold Notes subject to transfer restrictions, and it may be harder for you to sell the Old Notes.

The Old Notes were not registered under the Securities Act or under the securities laws of any state. Any Old Notes that remain outstanding after this Exchange Offer will continue to be subject to restrictions on their transfer. Thus, if you do not exchange your Old Notes for New Notes in this Exchange Offer, or if you do not properly tender your Old Notes in this Exchange Offer, you will not be able to sell, offer to sell or otherwise transfer your Old Notes unless they are registered under the Securities Act or unless you sell them, offer to sell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act and applicable state securities laws. After this Exchange Offer, holders of Old Notes will not have any further rights to have their Old Notes exchanged for New Notes registered under the Securities Act.

Because we anticipate that most holders of Old Notes will elect to participate in this Exchange Offer, we expect that the liquidity of the market for the Old Notes after the completion of this Exchange Offer will be substantially reduced. Old Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of Old Notes outstanding. Accordingly, the liquidity of the market for any Old Notes could be adversely affected, and it may be difficult for you to sell them.

Your ability to transfer the New Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the New Notes.

The New Notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the New Notes on any national securities exchange or for quotation of the New Notes on any automated dealer quotation system. An active market for the New Notes may not develop or, if developed, may not continue. The liquidity of any market for the New Notes will depend upon, among other things, the number of holders of the Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the New Notes and other factors. If a market develops, the New Notes could trade at prices that may be lower than the initial offering price of the notes. Historically, the market for non-investment grade debt securities has been subject to disruptions that have caused substantial price volatility. The market, if any, for the New Notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your New Notes.

Changes in our credit ratings may adversely affect your investment in the Notes.

The credit ratings of our indebtedness are an assessment by rating agencies at the present time of our ability to pay our indebtedness when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such ratings may be obtained from such rating agency. A downgrade or potential downgrade in these ratings or the assignment of new ratings that are lower than existing ratings could reduce the number of potential investors of the Notes and adversely affect the prices and liquidity of the Notes. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

EXCHANGE OFFER

Purpose of the Exchange Offer

We originally offered and sold the Old Notes on September 30, 2016. We did not register those offers and sales under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A and Regulation S promulgated under the Securities Act. In connection with the sale of the Old Notes we agreed to file with the SEC this exchange registration statement related to the Exchange Offer.

How to Determine if You Are Eligible to Participate in the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying it, we will accept all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on the Expiration Date (as defined below). The Company will issue $1,000 in principal amount of the New Notes for each $1,000 in principal amount of the Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The terms of the New Notes are identical in all material respects to the terms of the Old Notes that you may exchange pursuant to the Exchange Offer, except that the New Notes will not contain restrictions on transfer, will bear different CUSIP numbers and will not be entitled to certain registration rights and certain other provisions which are applicable to the Old Notes under the registration rights agreement, dated as of September 30, 2016, or the Registration Rights Agreement. The New Notes will be entitled to the benefits of the indenture. See “Description of the New Notes.”

We are not making the Exchange Offer to, nor will we accept surrenders for exchange from, holders of outstanding Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We are not making the Exchange Offer conditional upon the holders tendering, or us accepting, any minimum aggregate principal amount of Old Notes.

Under existing SEC interpretations, the New Notes would generally be freely transferable after the Exchange Offer without further registration under the Securities Act, except that broker-dealers receiving the New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in Exchange Offer like this. We have not, however, asked the SEC to consider this particular Exchange Offer in the context of a no-action letter. Therefore, the SEC might not treat them in the same way it has treated other Exchange Offer in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

•	you must not be a broker-dealer that acquired the Old Notes from us or in market-making transactions or other trading activities;

•	you must acquire the New Notes in the ordinary course of your business;

•	you must have no arrangements or understandings with any person to participate in the distribution of the New Notes within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined in Rule 405 under the Securities Act.

If you wish to exchange Old Notes for New Notes in the Exchange Offer you must represent to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•	you cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

The SEC considers broker-dealers that acquired Old Notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the Old Notes if they participate in the Exchange Offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

A broker-dealer that has bought Old Notes for market-making or other trading activities must deliver a prospectus in order to resell any New Notes it receives for its own account in the Exchange Offer. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes by delivering the prospectus contained in the registration statement for the Exchange Offer. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for 180 days after the Expiration Date, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

By tendering Old Notes for exchange, you will exchange, assign and transfer the Old Notes to us and irrevocably appoint the Exchange Agent as your agent and attorney-in-fact to assign, transfer and exchange the Old Notes. You will also represent and warrant that you have full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes. The letter of transmittal requires you to agree that, when we accept your Old Notes for exchange, we will acquire good, marketable and unencumbered title to them, free and clear of all security interests, liens, restrictions, charges and encumbrances and that they are not subject to any adverse claim.

You will also warrant that you will, upon our request, execute and deliver any additional documents that we believe are necessary or desirable to complete the exchange, assignment and transfer of your tendered Old Notes. You must further agree that our acceptance of any tendered Old Notes and the issuance of New Notes in exchange for them will constitute performance in full by us of our obligations under the Registration Rights Agreement and that we will have no further obligations or liabilities under that agreement, except in certain limited circumstances. All authority conferred by you will survive your death, incapacity, liquidation, dissolution, winding up or any other event relating to you, and every obligation of you shall be binding upon your heirs, personal representatives, successors, assigns, executors and administrators.

If you are tendering Old Notes, we will not require you to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer. Each of the New Notes will bear interest from the most recent date through which interest has been paid on the Old Notes for which they were exchanged. If we accept your Old Notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect to interest, on the Old Notes from the most recent interest payment date to the date of the issuance of the New Notes. Interest on the New Notes will be payable semiannually in arrears on April 15 and October 15, starting on the first April 15 or October 15 after the initial issuance of the New Notes.

Information About the Expiration Date of the Exchange Offer and Changes to It

The Exchange Offer expires on the Expiration Date, which is 5:00 p.m., New York City time, on                     , 2017, unless we, in our sole discretion, extend the period during which the Exchange Offer is open, and we will extend the Expiration Date to the extent required by Rule 13e-4 under the Exchange Act of 1934, as amended, or the Exchange Act. If we extend the Expiration Date for the Exchange Offer, the term “Expiration Date” means the latest time and date on which the Exchange Offer, as so extended, expires. We reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to Wells Fargo Bank, National Association, which is the Exchange Agent, and by timely public announcement communicated no later than 9:00 a.m., New York City time on the next business day following the Expiration Date, unless applicable law or regulation requires otherwise, by making a release to the Businesswire. We may extend the Expiration Date of the Exchange Offer for any reason. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

The initial exchange date will be the third business day following the Expiration Date. We expressly reserve the right to terminate the Exchange Offer and not accept for exchange any Old Notes for any reason, including if any of the events set forth below under “—We May Modify or Terminate the Exchange Offer Under Some Circumstances” have occurred and we have not waived them. We also reserve the right to amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Old Notes. If we terminate or amend the Exchange Offer, we will notify the Exchange Agent in writing and will either issue a press release or give written notice to you as a holder of the Old Notes as promptly as practicable. Unless we terminate the Exchange Offer prior to 9:00 a.m., New York City time, on the next business day following the Expiration Date (as such date may be extended as described above), we will exchange the New Notes for Old Notes on the exchange date.

We will mail this prospectus and the related letter of transmittal and other relevant materials to you as a record holder of Old Notes and we will furnish these items to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Old Notes.

How to Tender Your Old Notes

If you tender to us any of your Old Notes pursuant to one of the procedures set forth below, that tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions that we describe below and in the letter of transmittal for the Exchange Offer.

You may tender Old Notes by properly completing and signing the letter of transmittal or a facsimile of it. All references in this prospectus to the “letter of transmittal” include a facsimile of the letter. You must deliver it, together with the certificate or certificates representing the Old Notes that you are tendering and any required signature guarantees, or a timely confirmation of a book-entry transfer pursuant to the procedure that we describe below, to the Exchange Agent at its address set forth in this prospectus on or prior to the Expiration Date.

Your signature does not need to be guaranteed if you registered your Old Notes in your name, you will register the New Notes in your name and you sign the letter of transmittal. In any other case, the registered holder of your notes must endorse them or send them with duly executed written instruments of transfer in the form satisfactory to us. Also, an “eligible institution,” such as a bank, broker, dealer, credit union, savings association, clearing agency or other institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act must guarantee the signature on the endorsement or instrument of transfer. If you want us to deliver the New Notes or non-exchanged Old Notes to an address other than that of the registered holder appearing on the note register for the Old Notes, an “eligible institution” must guarantee the signature on the letter of transmittal.

If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender Old Notes, you should contact the registered holder promptly and instruct the holder to tender Old Notes on your behalf. If you wish to tender your Old Notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your Old Notes, either make appropriate arrangements to register ownership of the Old Notes in your name or follow the procedures described in the immediately preceding paragraph. Transferring record ownership from someone else’s name to your name may take considerable time.

How to Tender if You Hold Your Old Notes Through a Broker or Other Institution and You Do Not Have the Actual Old Notes

Any financial institution that is a participant in The Depository Trust Company’s, or DTC, systems may make book-entry delivery of your Old Notes by causing DTC to transfer your Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s electronic Automated Tender Offer Procedures for transfer. Although you may deliver your Old Notes through book-entry transfer at DTC, you still must send either an executed and properly completed letter of transmittal, with any required signature guarantees, or an agent’s message and any other required documents, to the Exchange Agent at the address specified on the back cover of this prospectus on or prior to the expiration date and the Exchange Agent must receive these documents on time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent. If you will not be able to send all the documents on time, you can still tender your Old Notes by using the guaranteed delivery procedures described below.

You assume the risk of choosing the method of delivery of Old Notes and all other documents. If you send your Old Notes and your documents by mail, we recommend that you use registered mail, return receipt requested, you obtain proper insurance, and you mail these items sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent on or before the Expiration Date.

If you do not provide your taxpayer identification number, which is your social security number or employer identification number, as applicable, and certify that such number is correct, the Exchange Agent will withhold 28% of the gross proceeds otherwise payable to you pursuant to the exchange offer, unless an exemption applies under the applicable law and regulations concerning “backup withholding” of federal income tax. You should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and you prove it in a manner satisfactory to us and the Exchange Agent.

The term “agent’s message” means a message, transmitted by DTC and received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering Old Notes stating:

•	the aggregate principal amount of Old Notes which have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described above under “—How to Determine if You are Eligible to Participate in the Exchange Offer” are true and correct.

We Reserve the Right to Determine Validity of All Tenders

We will be the sole judge of all questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of your tender of Old Notes and our judgment will be final and binding. We reserve the absolute right to reject any or all of your tenders that are not in proper form or the acceptances for exchange of which may, in our opinion or in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in your case. Neither we, the Exchange Agent nor any other person will be under any duty to give you notification of any defects or irregularities in tenders nor shall any of us incur any liability for failure to give you any such notification. Our interpretation of the terms and conditions of the Exchange Offer, including the letter of transmittal and its instructions, will be final and binding.

If You Tender Old Notes Pursuant to the Exchange Offer, You May Withdraw Them at Any Time Prior to the Expiration Date

For your withdrawal to be effective, the Exchange Agent must timely receive your written or fax (for eligible institutions) notice of withdrawal prior to the Expiration Date at the Exchange Agent’s address set forth on the back cover page of this prospectus. Your notice of withdrawal must specify the following information:

•	The person named in the letter of transmittal as tendering Old Notes you are withdrawing;

•	The certificate numbers of Old Notes you are withdrawing;

•	The principal amount of Old Notes you are withdrawing;

•	A statement that you are withdrawing your election to have us exchange such Old Notes; and

•	The name of the registered holder of such Old Notes, which may be a person or entity other than you, such as your broker-dealer.

The person or persons who signed your letter of transmittal, including any eligible institutions that guaranteed signatures on your letter of transmittal, must sign the notice of withdrawal in the same manner as their original signatures on the letter of transmittal including any required signature guarantees. If such persons and eligible institutions cannot sign your notice of withdrawal, you must send it with evidence satisfactory to us that you now hold beneficial ownership of the Old Notes that you are withdrawing. Alternately, for a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the Exchange Agent must receive an electronic notice of withdrawal from DTC. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. We will determine all questions as to the validity of notices of withdrawals, including time of receipt, and our determination will be final and binding on all parties.

How We Will either Exchange Your Old Notes for Notes or Return Them to You

On the exchange date, we will determine which Old Notes the holders validly tendered, and we will issue New Notes in exchange for the validly tendered Old Notes. The Exchange Agent will act as your agent for the purpose of receiving New Notes from us and sending the Old Notes to you in exchange for New Notes promptly after acceptance of the tendered Old Notes. If we do not accept your Old Notes for exchange, we will return them without expense to you. If you tender your Old Notes by book-entry transfer into the Exchange Agent’s account at DTC pursuant to the procedures described above and we do not accept your Old Notes for exchange, DTC will credit your non-exchanged Old Notes to an account maintained with DTC. In either case, we will return your non-exchanged Old Notes to you promptly following the expiration of the Exchange Offer.

We May Modify or Terminate the Exchange Offer under Some Circumstances

We are not required to issue New Notes in respect of any properly tendered Old Notes that we have not previously accepted and we may terminate the Exchange Offer or, at our option, we may modify or otherwise amend the Exchange Offer. If we terminate the Exchange Offer, it will be by written notice to the Exchange Agent and by timely public announcement communicated no later than 9:00 a.m., New York City time on the next business day following the Expiration Date, unless applicable law or regulation requires us to terminate the exchange offer in the following circumstances:

•	Any court or governmental agency brings a legal action seeking to prohibit the Exchange Offer or assessing or seeking any damages as a result of the Exchange Offer, or resulting in a material delay in our ability to accept any of the Old Notes for exchange; or

•	Any government or governmental authority, domestic or foreign, brings or threatens any law or legal action that in our sole judgment, might directly or indirectly result in any of the consequences referred to above; or, if in our sole judgment, such activity might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes that are greater than those we described above in the interpretations of the staff of the SEC or would otherwise make it inadvisable to proceed with the Exchange Offer; or

•	A material adverse change has occurred in our business, condition (financial or otherwise), operations or prospects.

The foregoing conditions are for our sole benefit and we may assert them with respect to all or any portion of the Exchange Offer regardless of the circumstances giving rise to such condition. We also reserve the right to waive these conditions in whole or in part at any time or from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be a waiver of any such right, and each right will be an ongoing right that we may assert at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any tendered Old Notes, and we will not issue New Notes in exchange for any such Old Notes, if at that time there is, or the SEC has threatened, any stop order with respect to the registration statement that this prospectus is a part of, or if qualification of the indenture is required under the Trust Indenture Act of 1939.

Where to Send Your Documents for the Exchange Offer

We have appointed Wells Fargo Bank, National Association, as the Exchange Agent for the Exchange Offer. You must send your letter of transmittal to the Exchange Agent at:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9300-070

PO BOX 1517

Minneapolis, MN 55480-1517

If you send your documents to any other address or fax number, you will have not validly delivered them and you will not receive New Notes in exchange for your Old Notes. We will return your Old Notes to you.

We Are Paying Our Costs for the Exchange Offer

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses that they incur in forwarding tenders for their customers. We will pay the expenses incurred by us in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting, investment banking and legal fees.

No person has been authorized to give you any information or to make any representations to you in connection with the Exchange Offer other than those that this prospectus contains, and we take no responsibility for any other information that others may give you. If anyone else gives you information or representations about the Exchange Offer, you should not assume that we have authorized it. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which this prospectus gives information. We are not making the Exchange Offer to, nor will we accept tenders from or on behalf of, holders of Old Notes in any jurisdiction in which it is unlawful to make the Exchange Offer or to accept it. However, we may, at our discretion, take such action as we may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction where the securities laws or blue sky laws require a licensed broker or dealer to make the Exchange Offer one or more registered brokers or dealers that are licensed under the laws of that jurisdiction is making the Exchange Offer on our behalf.

There Are No Dissenters’ or Appraisal Rights

Holders of Old Notes will not have dissenters’ rights or appraisal rights in connection with the Exchange Offer.

Federal Income Tax Consequences to You

Your exchange of Old Notes for New Notes should not be a taxable exchange for federal income tax purposes, and you should not recognize any taxable gain or loss or any interest income as a result of the exchange. See “Material U.S. Federal Income Tax Considerations” below.

This Is the Only Exchange Offer for the Old Notes That We Are Required to Make

Your participation in the Exchange Offer is voluntary, and you should carefully consider whether to accept the terms and conditions of it. You are urged to consult your financial and tax advisors in making your own decisions on what action to take with respect to the Exchange Offer. If you do not tender your Old Notes in the Exchange Offer, you will continue to hold such Old Notes and you will be entitled to all the rights and limitations applicable to the Old Notes under the indenture. All non-exchanged Old Notes will continue to be subject to the restriction on transfer set forth in the indenture. If we exchange Old Notes in the Exchange Offer, the trading market, if any, for any remaining Old Notes could be much less liquid.

We may in the future seek to acquire non-exchanged Old Notes in the open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plan to acquire any Old Notes that are not exchanged in the Exchange Offer.

There are no guaranteed delivery provisions provided for in conjunction with the Exchange Offer under the terms of this prospectus and the accompanying letter of transmittal. Tendering holders must tender their Old Notes in accordance with the procedures set forth under “—How to Tender your Old Notes.”

USE OF PROCEEDS

We will not receive any proceeds from the issuance of New Notes pursuant to the Exchange Offer. Old Notes that are validly tendered and exchanged will be retired and cancelled. We will pay all expenses incident to the Exchange Offer.

UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

The following unaudited pro forma consolidated and combined financial information consists of an unaudited pro forma consolidated and combined statement of income for the year ended December 31, 2016. An unaudited pro forma consolidated balance sheet as of December 31, 2016 has not been presented with the unaudited pro forma consolidated and combined statement of income because the Separation and the associated transactions are reflected in the Company’s audited consolidated balance sheet as of December 31, 2016 and presented elsewhere in this prospectus.

The unaudited pro forma consolidated and combined financial information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated and combined annual financial statements and corresponding notes thereto included elsewhere in this prospectus. The unaudited pro forma consolidated and combined financial information reflects certain known impacts as a result of the Separation of the Company from RRD. The unaudited pro forma consolidated and combined financial information has been prepared giving effect to the Separation and the Distribution as if the transaction had occurred as of January 1, 2016 for the unaudited pro forma consolidated and combined income statement for the year ended December 31, 2016.

The unaudited pro forma consolidated and combined financial information set forth below has been derived from the consolidated and combined annual financial statements of Donnelley Financial included elsewhere in this prospectus. The Donnelley Financial historical financial information, which was the basis for the unaudited pro forma consolidated and combined financial information, was presented on a consolidated basis for periods after the October 1, 2016 Separation and on a carve-out basis for periods prior to the Separation as Donnelley Financial was not operated as a separate, independent company for the periods presented prior to the Separation. Accordingly, such financial information prior to the Separation included certain expenses of RRD which were allocated to Donnelley Financial for certain corporate functions, including information technology, finance, legal, human resources, internal audit, treasury, tax, investor relations and executive oversight. These historical allocations may not be indicative of Donnelley Financial’s future cost structure; however, the pro forma results have not been adjusted to reflect any potential changes associated with Donnelley Financial being an independent public company as such amounts are estimates that are not factually supportable. The unaudited pro forma consolidated and combined financial information also reflects certain assumptions that we believe are reasonable given the information currently available.

The unaudited pro forma consolidated and combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had Donnelley Financial operated historically as a company independent of RRD or if the Separation and the Distribution had occurred on the dates indicated. The unaudited pro forma consolidated and combined financial information also should not be considered representative of our future consolidated financial condition or results of operations.

Donnelley Financial Solutions, Inc.

Unaudited Pro Forma Consolidated and Combined Income Statement

For the Year Ended December 31, 2016

	Historical	Pro Forma Adjustments		Pro Forma
Services net sales	$598.6	$—		$598.6
Products net sales	384.9	—		384.9

Total net sales	983.5	—		983.5
Services cost of sales (exclusive of depreciation and amortization)	297.1	37.8	(B)	334.9
Services cost of sales with RRD affiliates (exclusive of depreciation and amortization)	37.8	(37.8)	(B)	—
Products cost of sales (exclusive of depreciation and amortization)	226.2	50.5	(A, B)	276.7
Products cost of sales with RRD affiliates (exclusive of depreciation and amortization)	57.9	(57.9)	(B)	—

Total cost of sales	619.0	(7.4)		611.6
Selling, general and administrative expenses (exclusive of depreciation and amortization)	209.8	(2.7)	(C)	207.1
Restructuring, impairment and other charges-net	5.4	—		5.4
Depreciation and amortization	43.3	—		43.3

Income from operations	106.0	10.1		116.1
Interest expense- net	11.7	31.2	(D)	42.9

Earnings before income taxes	94.3	(21.1)		73.2
Income tax expense	35.2	(8.4)	(E)	26.8

Net earnings	$59.1	$(12.7)		$46.4

Net earnings per share
Basic	$1.81			$1.42
Diluted	$1.80			$1.41
Weighted average number of shares used in calculating earnings per share
Basic	32.6			32.6
Diluted	32.8			32.8

Donnelley Financial Solutions Notes to Unaudited Pro Forma Consolidated and Combined Financial Statements

(A) Reflects the difference in costs incurred by Donnelley Financial for the logistics services provided by RRD under commercial agreements. Refer to “Certain Relationships and Related Party Transactions—Other Arrangements and Agreements with RRD” included within this Registration Statement.

(B) Reflects the reclassification of cost of sales from affiliates to cost of sales.

(C) Reflects net pension income related to the transfer of certain pension plan assets and liabilities from RRD to Donnelley Financial upon the legal split of those plans on October 1, 2016.

(D) Reflects nine months of interest expense related to $650.0 million in debt issued September 30, 2016 and amortization of debt issuance costs. Interest expense was calculated utilizing an 8.25% interest rate for the $300.0 million of Notes and a 5.0% interest rate for the $350.0 million Term Loan, assuming the $50.0 million debt repayment was made at the end of the first quarter of 2016. Interest expense would be higher or lower if Donnelley Financial’s floating interest rate changed. A 1% change to the annual interest rate would change net earnings by approximately $3.7 million on an annual basis.

(E) The tax expense was calculated at an estimated marginal tax rate of 39.6% applied to the related pre-tax pro forma adjustments.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

The following table presents Donnelley Financial’s selected historical consolidated and combined financial data. The selected historical consolidated and combined statements of operations data for the years ended December 31, 2016, 2015 and 2014 and the selected consolidated and combined balance sheet data as of December 31, 2016 and 2015 are derived from Donnelley Financial’s audited consolidated and combined financial statements. This financial information is included within the “Index to Consolidated and Combined Financial Statements” section of this prospectus. The selected historical combined statements of operations data for the year ended December 31, 2013 and the selected combined balance sheet data as of December 31, 2014 are derived from Donnelley Financial’s audited combined financial statements that are not included in this prospectus. The selected historical combined statements of operations data for the year ended December 31, 2012 and the selected combined balance sheet data as of December 31, 2013 and 2012 are derived from Donnelley Financial’s unaudited combined financial statements that are not included in this prospectus. The unaudited combined financial statement data has been prepared on a basis consistent with Donnelley Financial’s audited combined financial statements.

For periods prior to the Separation, the selected historical combined financial data includes certain expenses of RRD that were allocated to Donnelley Financial for certain corporate functions, including general corporate expenses related to information technology, finance, legal, human resources, internal audit, treasury, tax, investor relations and executive oversight. These costs may not be representative of the future costs Donnelley Financial may incur as an independent, publicly traded company. In addition, for periods prior to the Separation, Donnelley Financial’s historical combined financial information does not reflect changes that Donnelley Financial expects to experience in the future as a result of Donnelley Financial’s separation from RRD, including changes in Donnelley Financial’s cost structure, personnel needs, tax structure, financing and business operations. Accordingly, these historical results should not be relied upon as an indicator of Donnelley Financial’s future performance.

For periods prior to the Separation, the historical combined financial statements do not reflect the allocation of certain net liabilities between Donnelley Financial and RRD. As a result, the combined financial information included herein may not completely reflect Donnelley Financial’s financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent, publicly traded company during the periods presented.

For a better understanding, this section should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Consolidated and Combined Financial Information” and accompanying notes included elsewhere in this prospectus.

	Year Ended December 31,
	2016	2015	2014	2013	2012
	(in millions, except per share data)
Consolidated and combined statements of operations data:
Net sales	$983.5	$1,049.5	$1,080.1	$1,085.4	$1,061.0
Net earnings	59.1	104.3	57.4	96.3	71.7
Net earnings per share(a)
Basic net earnings per share	1.81	3.22	1.77	2.97	2.21
Diluted net earnings per share	1.80	3.22	1.77	2.97	2.21

Consolidated and combined balance sheet data:
Total assets	978.9	817.6	994.2	880.5	926.7
Long-term debt	587.0	—	—	—	—
Note payable with an RRD affiliate	—	29.2	44.0	58.7	73.1

(a)

On October 1, 2016, RRD distributed approximately 26.2 million shares of Donnelley Financial common stock to RRD shareholders in connection with the spin-off of Donnelley Financial, with RRD retaining approximately 6.2 million shares of Donnelley Financial common stock. For periods prior to the Separation, basic and diluted earnings per share were calculated using the number of shares distributed and retained by RRD, totaling 32.4 million. The same number of shares was used to calculate basic and diluted earnings per share since there were no Donnelley Financial equity awards outstanding prior to the spin-off.

Includes the following significant items:

	Pre-tax	After-tax
Year ended December 31, 2016
Restructuring, impairment and other charges—net	$5.4	$3.3
Spin-off related transaction expenses	4.9	3.0
Share-based compensation expense	2.5	1.5

	Pre-tax	After-tax
Year ended December 31, 2015
Restructuring, impairment and other charges—net	$4.4	$2.8
Share-based compensation expense	1.6	1.0

	Pre-tax	After-tax
Year ended December 31, 2014
Pension settlement charges	$95.7	$58.4
Restructuring, impairment and other charges—net	4.8	3.1
Gain on the sale of a building	(6.1)	(3.7)
Gain from the sale of an equity investment	(3.0)	(1.8)
Share-based compensation expense	2.1	1.3

	Pre-tax	After-tax
Year ended December 31, 2013
Restructuring, impairment and other charges—net	$13.0	$8.0
Share-based compensation expense	2.1	1.3

	Pre-tax	After-tax
Year ended December 31, 2012
Restructuring, impairment and other charges—net	$14.0	$8.5
Loss on an equity investment	4.0	2.4
Share-based compensation expense	2.5	1.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the audited consolidated and combined financial statements and corresponding notes and the unaudited pro forma consolidated and combined financial statements and corresponding notes included elsewhere in this information statement. Any forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. The forward-looking statements are subject to a number of important factors, including those factors discussed under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements,” that could cause our actual results to differ materially from those indicated in any forward-looking statements.

Business

For a description of the Company’s business, segments and product and service offerings, see “Business.”

The Company separately reports its net sales and related cost of sales for its products and services offerings. The Company’s services offerings consist of all non-print offerings, including document composition, compliance related EDGAR filing services, transaction solutions, data and analytics, content storage services and language solutions. The Company’s product offerings primarily consist of conventional and digital printed products and related shipping costs.

Spin-off Transaction

On October 1, 2016, Donnelley Financial became an independent publicly traded company through the distribution by RRD of approximately 26.2 million shares, or 80.75%, of Donnelley Financial common stock to RRD shareholders. Holders of RRD common stock received one share of Donnelley Financial common stock for every eight shares of RRD common stock held on September 23, 2016. RRD retained approximately 6.2 million shares of Donnelley Financial common stock, or a 19.25% interest in Donnelley Financial, as part of the Separation, but expects to dispose of the common stock that it retained in the 12-month period following the Separation. Donnelley Financial’s Registration Statement on Form 10, as amended, was declared effective by the SEC on September 20, 2016. Donnelley Financial’s common stock began regular-way trading under the ticker symbol “DFIN” on the NYSE on October 3, 2016. On October 1, 2016, RRD also completed the previously announced separation of LSC, its publishing and retail-centric print services and office products business.

Executive Overview

2016 Overview

Net sales decreased by $66.0 million, or 6.3%, in 2016 compared to 2015, with $5.4 million, or 0.5%, of the decrease due to changes in foreign exchange rates. In addition to the impact of changes in foreign exchange rates, the decrease in net sales was due to lower capital markets transactions and compliance volume, partially offset by an increase in virtual data room and translation services.

On September 30, 2016, in connection with the Separation, the Company entered into a $350.0 million senior secured term loan B facility, or the Term Loan Credit Facility, and a $300.0 million senior secured revolving credit facility, or the Revolving Facility, and, together with the Term Loan Credit Facility, the Credit Facilities. On September 30, 2016, also in connection with the Separation, the Company issued $300.0 million of 8.25% senior unsecured notes due October 15, 2024. The issuance of the notes was part of a debt exchange that resulted in the settlement of certain of RRD’s outstanding debt securities. Borrowings under the Term Loan Credit Facility were used to provide $340.2 million of cash to RRD, pursuant to the Separation agreement, as of September 30, 2016.

On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. Refer to Note 11, Retirement Plans, to the Consolidated and Combined Financial Statements for further details regarding the Company’s pension and other postretirement benefit plans.

Non-GAAP Measures

The Company believes that certain Non-GAAP measures, such as Non-GAAP adjusted EBITDA, provide useful information about the Company’s operating results and enhance the overall ability to assess the Company’s financial performance. The Company uses these measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Non-GAAP adjusted EBITDA allows investors to make a more meaningful comparison between the Company’s core business operating results over different periods of time. The Company believes that Non-GAAP adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliations, provides useful information about the Company’s business without regard to potential distortions. By eliminating potential differences in results of operations between periods caused by factors such as depreciation and amortization methods, historic cost and age of assets, financing and capital structures, taxation positions or regimes, restructuring, impairment and other charges and gain or loss on certain equity investments and asset sales, the Company believes that Non-GAAP adjusted EBITDA can provide a useful additional basis for comparing the current performance of the underlying operations being evaluated.

Non-GAAP adjusted EBITDA is not presented in accordance with GAAP and has important limitations as an analytical tool. These measures should not be considered as a substitute for analysis of the Company’s results as reported under GAAP. In addition, these measures are defined differently by different companies in our industry and, accordingly, such measures may not be comparable to similarly-titled measures of other companies.

In addition to the factors listed above, the following items are excluded from Non-GAAP adjusted EBITDA:

•	Share-based compensation expense. Although share-based compensation is a key incentive offered to certain of the Company’s employees, business performance is evaluated excluding share-based compensation expenses. Depending upon the size, timing and the terms of grants, the non-cash compensation expense may vary but will recur in future periods. Prior periods have been revised to reflect this adjustment.

•	Spin-off related transaction expenses. The Company has incurred expenses related to the Separation to operate as a standalone publicly traded company. These expenses include third-party consulting fees, employee retention payments, legal fees and other costs related to the Separation. Management does not believe that these expenses are reflective of ongoing operating results. This adjustment does not include expenses incurred prior to the Separation.

A reconciliation of GAAP net earnings to Non-GAAP adjusted EBITDA for the years ended December 31, 2016, 2015 and 2014 for these adjustments is presented in the following table:

	Year ended December 31,
	2016	2015	2014
	(in millions)
Net earnings	$59.1	$104.3	$57.4
Restructuring, impairment and other charges—net	5.4	4.4	4.8
Share-based compensation expense	2.5	1.6	2.1
Spin-off related transaction expenses	4.9	—	—
Pension settlement charges	—	—	95.7
Gain on sale of building	—	—	(6.1)
Depreciation and amortization	43.3	41.7	40.7
Interest expense—net	11.7	1.1	1.5
Investment and other income—net	—	(0.1)	(3.1)
Income tax expense	35.2	67.4	35.0

Non-GAAP adjusted EBITDA	$162.1	$220.4	$228.0

2016 Restructuring, impairment and other charges—net. The year ended December 31, 2016 included $3.7 million for employee termination costs, $1.5 million of lease termination and other restructuring costs and $0.2 million for other charges associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans serving facilities that continued to operate.

2015 Restructuring, impairment and other charges—net. The year ended December 31, 2015 included $2.3 million for employee termination costs related to the reorganization of certain administrative functions; $1.9 million of lease termination and other restructuring costs and $0.2 million for other charges associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans serving facilities that continued to operate.

2014 Restructuring, impairment and other charges—net. The year ended December 31, 2014 included $2.1 million of lease termination and other restructuring costs; $1.7 million for the impairment of an acquired customer relationship intangible asset; $0.7 million for employee termination costs related to the integration of MultiCorpora and the reorganization of certain operations and $0.3 million for other charges associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans serving facilities that continued to operate.

Share-based compensation expense. Included pre-tax charges of $2.5 million, $1.6 million and $2.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Spin-off related transaction expenses. Included pre-tax charges of $4.9 million related to third-party consulting fees, employee retention payments, legal fees and other costs related to the Separation for the year ended December 31, 2016.

Pension settlement charges. Included pre-tax charges of $95.7 million for the year ended December 31, 2014, related to lump-sum pension settlement payments. See Note 11, Retirement Plans, to the Consolidated and Combined Financial Statements for further discussion.

Gain on sale of a building. Included a gain of $6.1 million related to the sale of a building for the year ended December 31, 2014.

Outlook

The Company initiated several restructuring actions in 2016 and 2015 to further reduce the Company’s overall cost structure. These restructuring actions included the reorganization of certain functions. These actions, as well as 2017 actions, some of which have already been taken, are expected to have a positive impact on operating earnings in 2017 and in future years.

Cash flows from operations in 2017 are expected to benefit from improved profitability driven by organic net sales growth and cost control actions. The expected increases in cash flows are expected to be more than offset by payments for interest expense as a result of debt issued in connection with the Separation. The Company expects capital expenditures to be in the range of $30.0 million to $35.0 million in 2017.

The Company’s pension and other postretirement benefit plans were underfunded by $57.5 million and $1.2 million, respectively, as of December 31, 2016, as reported on the Company’s Consolidated and Combined Balance Sheets and further described in Note 11, Retirement Plans, to the Consolidated and Combined Financial Statements. Governmental regulations for measuring pension plan funded status differ from those required under accounting principles generally accepted in the United States, or GAAP, for financial statement preparation. Based on the plans’ regulatory funded status, required contributions in 2017 for the Company’s pension and other postretirement benefit plans are expected to be approximately $2.3 million. The Company made contributions of $1.3 million to its pension plans during the year ended December 31, 2016.

In connection with the Separation, the Company expects to incur a significant amount of spin-off related transaction and transition expenses in 2017, including information technology and other expenses. In addition, the Separation and Distribution Agreement includes a provision for RRD to make a future cash payment of $68.0 million to the Company no later than April 1, 2017, which is included in the consolidated and combined balance sheet as of December 31, 2016. The Company will use the proceeds to reduce outstanding debt under the $350.0 million senior secured term loan B facility.

Significant Accounting Policies and Critical Estimates

The preparation of financial statements in conformity with GAAP requires the extensive use of management’s estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. Estimates are used when accounting for items and matters including, but not limited to, allowance for uncollectible accounts receivable, pension, asset valuations and useful lives, income taxes, restructuring and other provisions and contingencies.

Revenue Recognition

The Company manages highly-customized data and materials, such as Exchange Act, Securities Act and Investment Company Act filings with the SEC on behalf of our customers, manages virtual and physical data rooms and performs eXtensible Business Reporting Language, or XBRL, and related services. Clients are provided with EDGAR filing services, XBRL compliance services and translation, editing, interpreting, proof-reading and multilingual typesetting services, among others. Our products include our ActiveDisclosure solution and our Venue® Virtual Data Room product, among others. Revenue for services is recognized upon completion of the service performed or following final delivery of the related printed product. The Company recognizes revenue for the majority of its products upon the transfer of title or risk of ownership, which is generally upon shipment to the customer. Because substantially all of the Company’s products are customized, product returns are not significant; however, the Company accrues for the estimated amount of customer credits at the time of sale. Refer to Note 2, Significant Accounting Policies, to the consolidated and combined financial statements for further discussion.

Certain revenues earned by the Company require significant judgment to determine if revenue should be recorded gross, as a principal, or net of related costs, as an agent. Billings for shipping and handling costs as well as certain postage costs and out-of-pocket expenses are recorded gross.

Goodwill and Other Long-Lived Assets

The Company’s methodology for allocating the purchase price of acquisitions is based on established valuation techniques that reflect the consideration of a number of factors, including valuations performed by third-party appraisers when appropriate. Goodwill is measured as the excess of the cost of an acquired entity over the fair value assigned to identifiable assets acquired and liabilities assumed. Goodwill is either assigned to a specific reporting unit or allocated between reporting units based on the relative fair value of each reporting unit. Based on its current organization structure, the Company has identified four reporting units for which cash flows are determinable and to which goodwill may be allocated.

The Company performs its goodwill impairment tests annually as of October 31, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company also performs an interim review for indicators of impairment each quarter to assess whether an interim impairment review is required for any reporting unit. As part of its interim reviews, management analyzes potential changes in the value of individual reporting units based on each reporting unit’s operating results for the period compared to expected results as of the prior year’s annual impairment test. In addition, management considers how other key assumptions, including discount rates and expected long-term growth rates, used in the last annual impairment test, could be impacted by changes in market conditions and economic events. Based on these interim assessments, management concluded that as of the interim periods, no events or changes in circumstances indicated that it was more likely than not that the fair value for any reporting unit had declined below its carrying value.

As of October 31, 2016, all four reporting units had goodwill. The reporting units with goodwill were reviewed for impairment using a quantitative assessment.

Quantitative Assessment for Impairment

A two-step method was used for determining goodwill impairment. In the first step, or Step One, the Company compared the estimated fair value of each reporting unit to its carrying value, including goodwill. If the carrying value of a reporting unit exceeded the estimated fair value, the second step, or Step Two, is completed to determine the amount of the impairment charge. Step Two requires the allocation of the estimated fair value of the reporting unit to the assets, including any unrecognized intangible assets, and liabilities in a hypothetical purchase price allocation. Any remaining unallocated fair value represents the implied fair value of goodwill, which is compared to the corresponding carrying value of goodwill to compute the goodwill impairment charge. The results of Step One of the goodwill impairment test as of October 31, 2016, indicated that the estimated fair values for all four reporting units exceeded their respective carrying values. Therefore, the Company did not perform Step Two for any of the reporting units.

As part of its impairment test for these reporting units, the Company engaged a third-party appraisal firm to assist in the Company’s determination of the estimated fair values. This determination included estimating the fair value of each reporting unit using both the income and market approaches. The income approach requires management to estimate a number of factors for each reporting unit, including projected future operating results, economic projections, anticipated future cash flows, discount rates and the allocation of shared or corporate items. The market approach estimates fair value using comparable marketplace fair value data from within a comparable industry grouping. The Company weighted both the income and market approach equally to estimate the concluded fair value of each reporting unit.

The determination of fair value in Step One and the allocation of that value to individual assets and liabilities in Step Two, if necessary, requires the Company to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to: the selection of appropriate peer group companies; control premiums appropriate for acquisitions in the industries in which the Company competes; the discount rate; terminal growth rates; and forecasts of revenue, operating income, depreciation and amortization, restructuring charges and capital expenditures. The allocation of fair value under Step Two requires several analyses to determine the fair value of assets and liabilities including, among others, trade names, customer relationships, and property, plant and equipment.

As a result of the 2016 annual goodwill impairment test, the Company did not recognize any goodwill impairment charges as the estimated fair values of all reporting units exceeded their respective carrying values.

Goodwill Impairment Assumptions

Although the Company believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting units, the amount of the goodwill impairment charge, or both. Future declines in the overall market value of the Company’s equity and debt securities may also result in a conclusion that the fair value of one or more reporting units has declined below its carrying value.

One measure of the sensitivity of the amount of goodwill impairment charges to key assumptions is the amount by which each reporting unit “passed” (fair value exceeds the carrying value) or “failed” (the carrying value exceeds fair value) Step One of the goodwill impairment test. All four reporting units passed Step One, with fair values that exceeded the carrying values by between 22% and 128% of their respective estimated fair values. Relatively small changes in the Company’s key assumptions would not have resulted in any reporting units failing Step One.

Generally, changes in estimates of expected future cash flows would have a similar effect on the estimated fair value of the reporting unit. That is, a 1.0% decrease in estimated annual future cash flows would decrease the estimated fair value of the reporting unit by approximately 1.0%. The estimated long-term net sales growth rate can have a significant impact on the estimated future cash flows, and therefore, the fair value of each reporting unit. A 1.0% decrease in the long-term net sales growth rate would have resulted in no reporting units failing Step One of the goodwill impairment test. Of the other key assumptions that impact the estimated fair values, most reporting units have the greatest sensitivity to changes in the estimated discount rate. The estimated discount rate for the reporting units with operations primarily located in the U.S. was 9.5% as of October 31, 2016. The estimated discount rate for the reporting unit with operations primarily in foreign locations was 10.5%. A 1.0% increase in estimated discount rates would have resulted in no reporting units failing Step One. The Company believes that its estimates of future cash flows and discount rates are reasonable, but future changes in the underlying assumptions could differ due to the inherent uncertainty in making such estimates. Additionally, further price deterioration or lower volume could have a significant impact on the fair values of the reporting units.

Other Long-Lived Assets

The Company evaluates the recoverability of other long-lived assets, including property, plant and equipment, and certain identifiable intangible assets, whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. The Company performs impairment tests of indefinite-lived intangible assets on an annual basis or more frequently in certain circumstances. Factors which could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the overall business, a significant decrease in the market value of the assets or significant negative industry or economic trends. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the carrying value of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying value over its fair value. There was no impairment charge related to intangible assets for the year ended December 31, 2016. Additionally, there were no non-cash impairment charges related to machinery and equipment for the year ended December 31, 2016.

Pension and Other Postretirement Benefits Plans

Our Participation in RRD’s Pension and Postretirement Benefits Plans

RRD provided pension and other postretirement healthcare benefits to certain current and former employees of Donnelley Financial. Prior to the Separation, RRD was responsible for the net benefit plan obligations associated with these plans, and as such, these liabilities are not reflected in Donnelley Financial’s consolidated and combined balance sheets. Donnelley Financial’s consolidated and combined statements of operations include expense allocations for these benefits. These allocations were funded through intercompany transactions with RRD which are reflected within net parent company investment in Donnelley Financial.

Donnelley Financial’s Pension and Other Postretirement Benefit Plans

RRD maintained a defined benefit plan, or the plan, for certain current and former U.S. employees of RRD. Effective December 31, 2013, RRD merged the plan into a separate defined benefit pension plan for Donnelley Financial to create a combined defined benefit pension plan, or the combined plan. During 2015, the sponsorship of the combined plan was transferred to RRD, which became the legal obligor of the combined plan. Accordingly, the obligations of the combined plan are not reflected in the consolidated and combined balance sheet of Donnelley Financial as of December 31, 2015.

On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. The pension plan asset allocation from RRD is expected to be finalized during the second quarter of 2017. The final asset allocation will result in an adjustment to the fair value of plan assets transferred to the Company from RRD. The Company also recorded a net other postretirement benefit liability of $1.5 million, as a result of the transfer of another postretirement benefit plan from RRD to the Company.

The Company’s primary defined benefit plan is frozen. No new employees will be permitted to enter the Company’s frozen plan and participants will earn no additional benefits. Benefits are generally based upon years of service and compensation. These defined benefit retirement income plans are funded in conformity with the applicable government regulations. The Company funds at least the minimum amount required for all funded plans using actuarial cost methods and assumptions acceptable under government regulations.

The annual income and expense amounts relating to the pension plan are based on calculations which include various actuarial assumptions including, mortality expectations, discount rates and expected long-term rates of return. The Company reviews its actuarial assumptions on an annual basis as of December 31 (or more frequently if a significant event requiring re-measurement occurs) and modifies the assumptions based on current rates and trends when it is appropriate to do so. The effects of modifications are recognized immediately on the consolidated and combined balance sheets, but are amortized into operating earnings over future periods, with the deferred amount recorded in accumulated other comprehensive income (loss). The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience, market conditions and input from its actuaries and investment advisors. The weighted-average discount rate for pension benefits at December 31, 2016 was 3.7%.

A one-percentage point change in the discount rates at December 31, 2016 would have the following effects on the accumulated benefit obligation and projected benefit obligation:

Pension Plans

	1.0% Increase	1.0% Decrease
	(in millions)
Accumulated benefit obligation	$(31.2)	$38.0
Projected benefit obligation	(31.2)	38.0

The Company’s defined benefit plan has a risk management approach for its pension plan assets. The overall investment objective of this approach is to further reduce the risk of significant decreases in the combined plan’s funded status by allocating a larger portion of the combined plan’s assets to investments expected to hedge the impact of interest rate risks on the combined plan’s obligation. Over time, the target asset allocation percentage for the combined pension plan is expected to decrease for equity and other “return seeking” investments and increase for fixed income and other “hedging” investments.

The expected long-term rate of return for the plan assets is based upon many factors including expected asset allocations, historical asset returns, current and expected future market conditions and risk. In addition, the Company considered the impact of the current interest rate environment on the expected long-term rate of return for certain asset classes, particularly fixed income. The target asset allocation percentage for the pension plan was approximately 60.0% for return seeking investments and approximately 40.0% for hedging investments. The expected long-term rate of return on plan assets assumption used to calculate net pension plan expense in 2016 was 7.3% for the Company’s pension plans. The expected long-term rate of return on plan assets assumption that will be used to calculate net pension plan expense in 2017 is 7.0%.

A 0.25% change in the expected long-term rate of return on plan assets at December 31, 2016 would have the following effects on 2016 and 2017 pension plan (income)/expense:

	2016	2017
	(in millions)
0.25% increase	$(0.1)	$(0.6)
0.25% decrease	0.1	0.6

Accounting for Income Taxes

In the Company’s consolidated and combined financial statements, income tax expense and deferred tax balances have been calculated on a separate income tax return basis although, with respect to certain entities, the Company’s operations have historically been included in the tax returns filed by the respective RRD entities of which the Company’s business was a part. As a standalone entity, the Company will file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in historical periods.

Significant judgment is required in determining the provision for income taxes and related accruals, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. Additionally, the Company’s tax returns are subject to audit by various U.S. and foreign tax authorities. The Company recognizes a tax position in its financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. This recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Although management believes that its estimates are reasonable, the final outcome of uncertain tax positions may be materially different from that which is reflected in the Company’s historical financial statements.

The Company has recorded deferred tax assets related to future deductible items, including domestic and foreign tax loss and credit carryforwards. The Company evaluates these deferred tax assets by tax jurisdiction. The utilization of these tax assets is limited by the amount of taxable income expected to be generated within the allowable carryforward period and other factors. Accordingly, management has provided a valuation allowance to reduce certain of these deferred tax assets when management has concluded that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be fully realized. If actual results differ from these estimates, or the estimates are adjusted in future periods, adjustments to the valuation allowance might need to be recorded. As of December 31, 2016 and 2015, valuation allowances of $1.2 million and $4.9 million, respectively, were recorded in the Company’s consolidated and combined balance sheets.

Deferred U.S. income taxes and foreign taxes are not provided on the excess of the investment value for financial reporting over the tax basis of investments in those foreign subsidiaries because such excess is considered to be permanently reinvested in those operations. Certain cash balances of foreign subsidiaries may be subject to U.S. or local country taxes if repatriated to the U.S. In addition, repatriation of some foreign cash balances is further restricted by local laws. Management regularly evaluates whether foreign earnings are expected to be permanently reinvested. This evaluation requires judgment about the future operating and liquidity needs of the Company and its foreign subsidiaries. Changes in economic and business conditions, foreign or U.S. tax laws, or the Company’s financial situation could result in changes to these judgments and the need to record additional tax liabilities.

Commitments and Contingencies

The Company is subject to lawsuits, investigations and other claims related to environmental, employment, commercial and other matters, as well as preference claims related to amounts received from customers and others prior to their seeking bankruptcy protection. Periodically, the Company reviews the status of each significant matter and assesses potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the related liability is estimable, the Company accrues a liability for the estimated loss. Because of uncertainties related to these matters, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the related potential liability and may revise its estimates.

With respect to claims made under the Company’s third-party insurance for workers’ compensation, automobile and general liability, the Company is responsible for the payment of claims below and above insured limits, and consulting actuaries are utilized to assist the Company in estimating the obligation associated with any such incurred losses, which are recorded in accrued and other non-current liabilities. Historical loss development factors for both the Company and the industry are utilized to project the future development of such incurred losses, and these amounts are adjusted based upon actual claims experience and settlements. If actual experience of claims development is significantly different from these estimates, an adjustment in future periods may be required. Expected recoveries of such losses are recorded in other current and other non-current assets.

Restructuring

The Company records restructuring charges when liabilities are incurred as part of a plan approved by management with the appropriate level of authority for the elimination of duplicative functions, the closure of facilities, or the exit of a line of business, generally in order to reduce the Company’s overall cost structure. Total restructuring charges were $5.2 million for the year ended December 31, 2016. The restructuring liabilities might change in future periods based on several factors that could differ from original estimates and assumptions. These include, but are not limited to: contract settlements on terms different than originally expected; ability to sublease properties based on market conditions at rates or on timelines different than originally estimated; or changes to original plans as a result of acquisitions or other factors. Such changes might result in reversals of or additions to restructuring charges that could affect amounts reported in the consolidated and combined statements of operations of future periods.

Accounts Receivable

The Company maintains an allowance for doubtful accounts receivable to account for estimated losses resulting from the inability of its customers to make required payments for products and services. Specific customer provisions are made when a review of significant outstanding amounts, utilizing information about customer creditworthiness and current economic trends, indicates that collection is doubtful. In addition, provisions are made at differing rates, based upon the age of the receivable and the Company’s past collection experience. The allowance for doubtful accounts receivable was $6.4 million at December 31, 2016 and $4.6 million at December 31, 2015. The Company also maintains a reserve for potential credit memos and disputed items. The credit memo and disputed items reserve is based on historical credit memos relative to billings as well as specific customer reserves and was $9.3 million at December 31, 2016 and $8.3 million at December 31, 2015. The Company’s estimates of the recoverability of accounts receivable could change, and additional changes to the allowance could be necessary in the future, if any major customer’s creditworthiness deteriorates or actual defaults are higher than the Company’s historical experience.

Share-Based Compensation

Prior to the Separation, RRD maintained an incentive share-based compensation program for the benefit of its officers, directors, and certain employees including certain Donnelley Financial employees. In periods prior to the Separation, share-based compensation expense has been allocated to the Company based on the awards and terms previously granted to the Company’s employees as well as an allocation of compensation expense related to RRD’s corporate and shared functional employees.

Subsequent to the Separation, the amount of expense recognized for share-based awards is determined by the Company’s estimates of several factors, including future forfeitures of awards and expected volatility of the Company’s stock. The total compensation expense related to all share-based compensation plans was $2.5 million for the year ended December 31, 2016. See Note 15, Share-based Compensation, to the Consolidated and Combined Financial Statements for further discussion.

Off-Balance Sheet Arrangements

Other than non-cancelable operating lease commitments, the Company does not have off-balance sheet arrangements, financings or special purpose entities.

Financial Review

In the financial review that follows, the Company discusses its consolidated and combined results of operations, cash flows and certain other information. In periods prior to the Separation, the consolidated and combined financial statements were prepared on a stand-alone basis and were derived from RRD’s consolidated financial statements and accounting records. There are limitations inherent in the preparation of all carve out financial statements due to the fact that the Company’s business was previously part of a larger organization. This discussion should be read in conjunction with the Company’s consolidated and combined financial statements and the related notes.

Results of Operations for the Year Ended December 31, 2016 as Compared to the Year Ended December 31, 2015

The following table shows the results of operations for the years ended December 31, 2016 and 2015:

	2016	2015	$ Change	% Change
	(in millions, except percentages)
Services net sales	$598.6	$628.6	$(30.0)	(4.8%)
Products net sales	384.9	420.9	(36.0)	(8.6%)

Net sales	983.5	1,049.5	(66.0)	(6.3%)
Services cost of sales (exclusive of depreciation and amortization)	297.1	291.9	5.2	1.8%
Services cost of sales with RRD affiliates (exclusive of depreciation and amortization)	37.8	40.4	(2.6)	(6.4%)
Products cost of sales (exclusive of depreciation and amortization)	226.2	230.9	(4.7)	(2.0%)
Products cost of sales with RRD affiliates (exclusive of depreciation and amortization)	57.9	68.3	(10.4)	(15.2%)

Cost of sales	619.0	631.5	(12.5)	(2.0%)
Selling, general and administrative expenses (exclusive of depreciation and amortization)	209.8	199.2	10.6	5.3%
Restructuring, impairment and other charges-net	5.4	4.4	1.0	22.7%
Depreciation and amortization	43.3	41.7	1.6	3.8%

Income from operations	$106.0	$172.7	$(66.7)	(38.6%)

Consolidated and Combined

Net sales of services for the year ended December 31, 2016 decreased $30.0 million, or 4.8%, to $598.6 million, versus the year ended December 31, 2015 including a $3.1 million, or 0.5%, decrease due to changes in foreign exchange rates. Additionally, net sales of services decreased due to lower capital markets transactions and compliance volume, partially offset by increased volume in virtual data room services, translation services and mutual fund content management services.

Net sales of products for the year ended December 31, 2016 decreased $36.0 million, or 8.6%, to $384.9 million versus the year ended December 31, 2015, including a $2.3 million, or 0.5%, decrease due to changes in foreign exchange rates. Additionally, net sales of products decreased due to lower volume in capital markets transactions, compliance, commercial print and mutual funds print and price pressures in investment markets.

Services cost of sales increased $2.6 million, or 0.8%, for the year ended December 31, 2016, versus the year ended December 31, 2015. Services cost of sales increased primarily due to an increase in the allocation of information technology expenses from selling, general and administrative expenses to cost of sales, partially offset by lower capital markets transactions and compliance volume and cost control initiatives. As a percentage of net sales, services cost of sales increased 3.0% primarily due to unfavorable mix and wage and other inflation, partially offset by cost control initiatives.

Products cost of sales decreased $15.1 million, or 5.0%, for the year ended December 31, 2016, versus the year ended December 31, 2015. Products cost of sales decreased primarily due to lower print volumes and cost control initiatives, partially offset by wage and other inflationary increases. As a percentage of net sales, products cost of sales increased 2.7% primarily due to unfavorable mix, price pressures and wage and other inflation.

Selling, general and administrative expenses for the year ended December 31, 2016 increased $10.6 million, or 5.3%, to $209.8 million, as compared to the year ended December 31, 2015, primarily due to an increase in expenses incurred to operate as an independent public company, including selling expenses and spin-off related transaction expenses, partially offset by an increase in the allocation of information technology expenses from selling, general and administrative expenses to cost of sales. As a percentage of net sales, selling, general, and administrative expenses increased from 19.0% for the year ended December 31, 2015 to 21.3% for year ended December 31, 2016 due to lower volume and spin-off related transaction expenses.

For the year ended December 31, 2016, the Company recorded net restructuring, impairment and other charges of $5.4 million compared to $4.4 million for the year ended December 31, 2015. For the year ended December 31, 2016, these charges included $3.7 million of employee termination costs for 84 employees, substantially all of whom were terminated as of December 31, 2016. These charges primarily related to the reorganization of certain administrative functions. During the year ended December 31, 2016, the Company also incurred $1.5 million of lease termination and other restructuring costs and $0.2 million for other charges associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans serving facilities that continued to operate. For the year ended December 31, 2015, these charges included $2.3 million of employee termination costs for 64 employees, all of whom were terminated as of December 31, 2016. These charges were primarily the result of the reorganization of certain administrative functions. The Company also incurred lease termination and other restructuring charges of $1.9 million and other charges of $0.2 million associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans during the year ended December 31, 2015.

Depreciation and amortization for the year ended December 31, 2016 increased $1.6 million, or 3.8%, to $43.3 compared to the year ended December 31, 2015. Depreciation and amortization included $14.4 million and $15.4 million of amortization of other intangible assets related to customer relationships, trade names and non-compete agreements for the years ended December 31, 2016 and 2015, respectively.

Income from operations for the year ended December 31, 2016 decreased $66.7 million, or 38.6%, to $106.0 million versus the year ended December 31, 2015, due to a decrease in capital markets transactions, lower compliance and mutual funds print volume and spin-off related transaction expenses, partially offset by an increase in virtual data room, translation and mutual fund content management services and cost control initiatives.

	2016	2015	$ Change	% Change
	(in millions, except percentages)
Interest expense-net	$11.7	$1.1	$10.6	963.6%

Net interest expense increased by $10.6 million for the year ended December 31, 2016 versus the year ended December 31, 2015, primarily due to the issuance of debt in connection with the Separation. Refer to “—Liquidity and Capital Resources” for further discussion.

	2016	2015	$ Change	% Change
	(in millions, except percentages)
Earnings before income taxes	$94.3	$171.7	$(77.4)	(45.1%)
Income tax expense	35.2	67.4	(32.2)	(47.8%)
Effective income tax rate	37.3%	39.3%

The effective income tax rate was 37.3% for the year ended December 31, 2016 compared to 39.3% for the year ended December 31, 2015. The decrease in the effective tax rate from 2015 to 2016 is primarily the result of the reversal of certain international valuation allowances, partially offset by additional tax reserves recorded during 2016.

Information by Segment

The following tables summarize net sales, income (loss) from operations and certain items impacting comparability within each of the operating segments and Corporate.

U.S.

	Year Ended December 31,
	2016	2015
	(in millions, except percentages)
Net sales	$845.2	$900.8
Income from operations	118.4	160.3
Operating margin	14.0%	17.8%
Restructuring, impairment and other charges-net	4.7	3.5
Spin-off related transaction expenses	0.3	—

	Net Sales for the Year Ended December 31,
Reporting unit	2016	2015	$ Change	% Change
	(in millions, except percentages)
Capital Markets	$466.1	$517.4	$(51.3)	(9.9%	)
Investment Markets	336.1	339.3	(3.2)	(0.9%	)
Language Solutions and other	43.0	44.1	(1.1)	(2.5%	)

Total U.S.	$845.2	$900.8	$(55.6)	(6.2%	)

Net sales for the U.S. segment for the year ended December 31, 2016 were $845.2 million, a decrease of $55.6 million, or 6.2%, compared to the year ended December 31, 2015. Net sales decreased primarily due to lower capital markets transactions and compliance volume, lower commercial and mutual funds print volume and price pressures in investment markets, partially offset by an increase in virtual data room, translation and mutual fund content management services. An analysis of net sales for the U.S. segment by reporting unit follows:

•	Capital Markets: Sales decreased due to lower transactional and compliance volumes, partially offset by an increase in virtual data room services.

•	Investment Markets: Sales decreased slightly due to lower mutual funds print volume and price pressures, partially offset by an increase in content management services.

•	Language Solutions and other: Sales decreased due to lower commercial print volume, mostly offset by higher translations services volume.

U.S. segment income from operations for the year ended December 31, 2016 decreased $41.9 million, or 26.1%, as compared to the year ended December 31, 2015, primarily due to decreases in capital markets volumes, price pressures in investment markets and wage and other inflation, partially offset by an increase in virtual data room, translation and mutual fund content management services and cost control initiatives.

Operating margins decreased from 17.8% for the year ended December 31, 2015 to 14.0% for the year ended December 31, 2016 due to unfavorable mix driven by lower capital markets transactions, partially offset by cost control initiatives.

International

	Year Ended December 31,
	2016	2015
	(in millions, except percentages)
Net sales	$138.3	$148.7
Income from operations	9.6	15.3
Operating margin	6.9%	10.3%
Restructuring, impairment and other charges-net	0.6	0.9

Net sales for the International segment for the year ended December 31, 2016 were $138.3 million, a decrease of $10.4 million, or 7.0%, compared to the year ended December 31, 2015 including a $5.4 million, or 3.6%, decrease due to changes in foreign exchange rates. Additionally, net sales decreased primarily due to lower capital markets transactions and compliance volumes, partially offset by an increase in translations and virtual data room services.

International segment income from operations for the year ended December 31, 2016 decreased $5.7 million, or 37.3%, compared to the year ended December 31, 2015, primarily due to the decline in capital markets transactions and compliance volumes and wage and other inflation increases, partially offset by cost control initiatives and lower incentive compensation expense.

Operating margins decreased from 10.3% for the year ended December 31, 2015 to 6.9% for the year ended December 31, 2016 due to lower capital markets transactions, partially offset by cost control initiatives and lower incentive compensation expense.

Corporate

The following table summarizes unallocated operating expenses and certain items impacting comparability within the activities presented as Corporate:

	Year Ended December 31,
	2016	2015
	(in millions)
Operating expenses	$22.0	$2.9
Spin-off related transaction expenses	4.6	—
Share-based compensation expense	2.5	1.6
Restructuring, impairment and other charges-net	0.1	—

Corporate operating expenses for the year ended December 31, 2016 increased $19.1 million versus the year ended December 31, 2015 due to higher employee compensation costs incurred to operate as an independent public company, spin-off related transaction expenses, and an increase in bad debt and share-based compensation expense.

Results of Operations for the Year Ended December 31, 2015 as Compared to the Year Ended December 31, 2014

The following table shows the results of operations for the year ended December 31, 2015 and 2014, which reflects the results of acquired businesses from the relevant acquisition dates:

	2015	2014	$ Change	% Change
	(in millions, except percentages)
Services net sales	$628.6	$638.2	$(9.6)	(1.5%	)
Products net sales	420.9	441.9	(21.0)	(4.8%	)

Net sales	1,049.5	1,080.1	(30.6)	(2.8%	)
Services cost of sales (exclusive of depreciation and amortization)	291.9	301.2	(9.3)	(3.1%	)
Services cost of sales with RRD affiliates (exclusive of depreciation and amortization)	40.4	39.3	1.1	2.8%
Products cost of sales (exclusive of depreciation and amortization)	230.9	236.3	(5.4)	(2.3%	)
Products cost of sales with RRD affiliates (exclusive of depreciation and amortization)	68.3	76.5	(8.2)	(10.7%	)

Cost of sales	631.5	653.3	(21.8)	(3.3%	)
Selling, general and administrative expenses (exclusive of depreciation and amortization)	199.2	290.5	(91.3)	(31.4%	)
Restructuring, impairment and other charges-net	4.4	4.8	(0.4)	(8.3%	)
Depreciation and amortization	41.7	40.7	1.0	2.5%

Income from operations	$172.7	$90.8	$81.9	90.2%

Consolidated and Combined

Net sales of services for the year ended December 31, 2015 decreased $9.6 million, or 1.5%, to $628.6 million, versus the year ended December 31, 2014 including an $8.7 million, or 1.4%, decrease due to changes in foreign exchange rates. Additionally, net sales of services decreased due to lower capital market transactions volume, partially offset by volume growth in translation services, virtual data room services and mutual fund content management services.

Net sales of products for the year ended December 31, 2015 decreased $21.0 million, or 4.8%, to $420.9 million versus the year ended December 31, 2014, including a $6.8 million, or 1.5%, decrease due to changes in foreign exchange rates. The decline in net sales of products was primarily due to lower healthcare and mutual funds print volume, price pressures in investment markets and lower commercial print volume.

Services cost of sales decreased $8.2 million, or 2.4% for the year ended December 31, 2015, versus the prior year. Services cost of sales decreased due to lower capital market transactions volume in both segments and cost savings initiatives, partially offset by wage and other cost inflation and higher translation services volume. As a percentage of net sales, services cost of sales decreased 0.5% primarily due to cost savings initiatives that more than offset wage and other cost inflation.

Products cost of sales decreased $13.6 million or 4.3% for the year ended December 31, 2015, versus the prior year. Products cost of sales decreased primarily due to lower print volume and cost savings initiatives, partially offset by wage and other inflationary increases. As a percentage of net sales, products cost of sales increased 0.3% primarily due to wage and other cost inflation that was mostly offset by cost reductions.

Selling, general and administrative expenses decreased $91.3 million, or 31.4%, to $199.2 million, for the year ended December 31, 2015, as compared to the year ended December 31, 2014, primarily due to the 2014 impact of the pension settlement charge of $95.7 million and cost control initiatives, partially offset by the impact of the sale of a building of $6.1 million in 2014. As a percentage of net sales, selling, general, and administrative expenses decreased 7.9 percentage points to 19.0%. The impact of the 2014 pension settlement charge and gain on sale of a building drove a decrease of 8.3 percentage points, which was partially offset by the impact of lower volume and price pressures.

For the year ended December 31, 2015, the Company recorded net restructuring, impairment and other charges of $4.4 million, as compared to $4.8 million in the year ended December 31, 2014. In 2015, these charges included $2.3 million of employee termination costs for 64 employees, all of whom were terminated as of December 31, 2016. These charges were primarily the result of the reorganization of certain administrative functions. The Company also incurred lease termination and other restructuring charges of $1.9 million and other charges of $0.2 million associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans during the year ended December 31, 2015. The 2014 charges included lease termination and other restructuring charges of $2.1 million and charges of $1.7 million for the impairment of an acquired customer relationship intangible asset in 2014. The Company also incurred $0.7 million of employee termination costs as a result of the integration of MultiCorpora and the reorganization of certain operations and other charges of $0.3 million associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans during the year ended December 31, 2014.

Depreciation and amortization increased $1.0 million, or 2.5%, to $41.7 million for the year ended December 31, 2015 compared to the year ended December 31, 2014. Depreciation and amortization included $15.4 million and $16.6 million, respectively, of amortization of other intangible assets related to customer relationships, trade names, and non-compete agreements for the years ended December 31, 2015 and 2014.

Income from operations for the year ended December 31, 2015 increased $81.9 million or 90.2% to $172.7 million versus the year ended December 31, 2014, due to the favorable impact of the prior year pension settlement charges of $95.7 million, higher translation services in both segments and cost control initiatives that were more than partially offset by the unfavorable impact of the prior year sale of a building of $6.1 million, price pressures and lower volume in capital market transactions across both segments and domestic investment management volume.

	2015	2014	$ Change	% Change
	(in millions, except percentages)
Interest expense-net	$1.1	$1.5	$(0.4)	(26.7%)
Investment and other income-net	0.1	3.1	(3.0)	(96.8%)

Net interest expense decreased by $0.4 million for the year ended December 31, 2015 versus the year ended December 31, 2014, primarily due to a decrease in average outstanding debt with an RRD affiliate.

Net investment and other income for the year ended December 31, 2015 decreased $3.0 million versus the year ended December 31, 2014, due to the impact of a 2014 gain on the sale of an equity investment.

	2015	2014	$ Change	% Change
	(in millions, except percentages)
Income before income taxes	$171.7	$92.4	$79.3	85.8%
Income tax expense	67.4	35.0	32.4	92.6%
Effective income tax rate	39.3%	37.9%

The effective income tax rate for the year ended December 31, 2015 was 39.3%, as compared to 37.9% for the year ended December 31, 2014. This increase resulted from a lower proportion of taxable earnings in international jurisdictions which have lower statutory tax rates than the U.S., for the year ended December 31, 2015.

Information by Segment

The following tables summarize net sales, income (loss) from operations and certain items impacting comparability within each of the operating segments and Corporate.

U.S.

	Year Ended December 31,
	2015	2014
	(in millions, except percentages)
Net sales	$900.8	$916.3
Income from operations	160.3	175.7
Operating margin	17.8%	19.2%
Restructuring, impairment and other charges-net	3.5	2.5
Gain on sale of building	—	6.1

	Net Sales for the Year Ended December 31
Reporting unit	2015	2014	$ Change	% Change
	(in millions, except percentages)
Capital Markets	$517.4	$526.8	$(9.4)	(1.8%)
Investment Markets	339.3	348.0	(8.7)	(2.5%)
Language Solutions and other	44.1	41.5	2.6	6.3%

Total U.S.	$900.8	$916.3	$(15.5)	(1.7%)

Net sales for the U.S. segment for the year ended December 31, 2015 were $900.8 million, a decrease of $15.5 million, or 1.7%, compared to the year ended December 31, 2014. Net sales decreased due to lower capital markets and investment markets volume and price pressures. An analysis of net sales for the U.S. segment by reporting unit follows:

•	Capital Markets: Sales decreased primarily due to lower transactional and data and analytics volume, partially offset by an increase in compliance and virtual data room services.

•	Investment Markets: Sales decreased due to lower healthcare and mutual funds volume and price pressures, partially offset by an increase in content management services volume.

•	Language Solutions and other: Sales increased due to higher translation services volume, mostly offset by lower commercial print volume.

U.S. segment income from operations decreased $15.4 million or 8.8% for the year ended December 31, 2015 as compared to the year ended December 31, 2014 primarily due to the 2014 $6.1 million gain on a sale of a building, the decreases in capital markets transactions volume and investment markets volume, as well as price pressures, partially offset by the impact of cost control initiatives.

Operating margins for the year ended December 31, 2015 decreased from 19.2% to 17.8% for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The 2014 building sale and higher restructuring, impairment and other charges negatively impacted margins by 0.8 percentage points in 2015 compared to 2014. Operating margins also decreased due to the lower capital markets transactions volume, unfavorable mix and price pressures, partially offset by the impact of cost control initiatives.

International

	Year Ended December 31,
	2015	2014
	(in millions, except percentages)
Net sales	$148.7	$163.8
Income from operations	15.3	17.2
Operating margin	10.3%	10.5%
Restructuring, impairment and other charges-net	0.9	2.3

Net sales for the International segment for the year ended December 31, 2015 were $148.7 million, a decrease of $15.1 million, or 9.2%, compared to the year ended December 31, 2014 including a $15.5 million, or 9.5% decrease due to changes in foreign exchange rates. In addition, an increase in international translation services and compliance volume was partially offset by a decline in capital market transactions volume.

International segment income from operations decreased $1.9 million or 11.0% compared to the year ended December 31, 2014 due to the decline in capital markets transactions volume and the impact of foreign exchange rates, partially offset by increased volume in translation services, cost control initiatives, and lower restructuring, impairment and other charges.

Operating margins decreased slightly from 10.5% for the year ended December 31, 2014 to 10.3% for the year ended December 31, 2015, as the reduced volume in capital markets transactions was largely offset by cost control actions and lower restructuring, impairment and other charges.

Corporate

The following table summarizes unallocated operating expenses and certain items impacting comparability within the activities presented as Corporate:

	Year Ended December 31,
	2015	2014
	(in millions)
Operating expenses	$2.9	$102.1
Share-based compensation expense	1.6	2.1
Pension settlement charges	—	95.7

Corporate operating expenses in the year ended December 31, 2015 were $2.9 million, a decrease of $99.2 million compared to the year ended December 31, 2014. The decrease was driven by the favorable impact of $95.7 million related to the 2014 pension settlement charge described above and lower employee benefit costs.

Liquidity and Capital Resources

Prior to the Separation, RRD provided financing, cash management and other treasury services to Donnelley Financial. The Company’s cash balances were swept by RRD and the Company received funding from RRD for operating and investing needs. Cash transferred to and from RRD was recorded as intercompany payables and receivables which are reflected in the net parent company investment in the consolidated and combined financial statements. Subsequent to the Separation, the Company no longer participates in cash management and funding arrangements with RRD.

The Company believes it has sufficient liquidity to support its ongoing operations and to invest in future growth to create value for its shareholders. Cash on hand, operating cash flows and the Company’s

$300.0 million senior secured revolving credit facility, or the Revolving Facility, are the primary sources of liquidity and are expected to be used for, among other things, payment of interest and principal on the Company’s debt obligations, capital expenditures necessary to support productivity improvement and growth, acquisitions and completion of restructuring programs.

The following describes the Company’s cash flows for the years ended December 31, 2016 and 2015.

Cash Flows from Operating Activities

Operating cash inflows are largely attributable to sales of the Company’s services and products. Operating cash outflows are largely attributable to recurring expenditures for labor, rent, raw materials and other operating activities. Allocations of operating expenses from RRD are also reflected as operating cash inflows or outflows, including those for pension costs and current income taxes payable.

Net cash provided by operating activities was $106.0 million for the year ended December 31, 2016 compared to $120.9 million for the year ended December 31, 2015. The decrease in net cash provided by operating activities reflected lower profitability, a decrease in pension plan income allocations, which were treated as cash in periods prior to the Separation, and timing of payments for employee-related liabilities and suppliers, partially offset by timing of cash collections.

Cash Flows Used for Investing Activities

Net cash used in investing activities was $29.3 million for the year ended December 31, 2016 compared to $37.1 million for the year ended December 31, 2015. Capital expenditures were $26.2 million during the year ended December 31, 2016, a decrease of $0.9 million as compared to the same period of 2015. Net cash used in investing activities for the year ended December 31, 2016 also included $3.5 million used for the purchase of investments compared to $10.0 million used to purchase an equity investment for the year ended December 31, 2015.

Cash Flows Used for Financing Activities

Net cash used in financing activities for the year ended December 31, 2016 was $60.0 million compared to $94.8 million for the year ended December 31, 2015. The decrease in net cash used in financing activities reflected $348.2 million of proceeds from the issuance of long-term debt, offset by $50.0 million in payments on long-term debt and a $284.1 million increase in net transfers to RRD and its affiliates in connection with the Separation.

Contractual Cash Obligations and Other Commitments and Contingencies

In connection with the Separation, the Company entered into transition services agreements with RRD, covering certain support and back office services that the Company has historically received from RRD. Under the terms of the agreements, RRD will provide various services, including information technology, accounts receivable, accounts payable, payroll and other financial and administrative services and functions. The Company also entered into a transition services agreement with LSC, pursuant to which LSC will provide certain services to the Company. The services under the transition services agreements generally extend for up to 24 months following the Separation.

The Company entered into a number of commercial and other arrangements with RRD and its subsidiaries. These include, among other things, arrangements for the provision of services, including global outsourcing and logistics services, printing and binding, digital printing, composition, premedia and access to technology. The Company also entered into a number of commercial and other arrangements with LSC and its subsidiaries, pursuant to which LSC will print and bind products for the Company. The terms of the arrangements with RRD and LSC do not exceed 24 months following the Separation.

The following table quantifies the Company’s future contractual obligations as of December 31, 2016:

	Payments Due In
	Total	2017	2018	2019	2020	2021	Thereafter
	(in millions)
Debt(a)	$600.0	$—	$—	$6.9	$17.5	$17.5	$558.1
Interest due on debt	361.4	39.7	39.7	39.7	39.1	38.2	165.0
Operating leases(b)	137.6	33.5	23.3	17.4	12.9	11.4	39.1
Outsourced services(c)	34.3	31.0	1.9	0.7	0.7	—	—
Deferred compensation	40.0	12.5	4.9	5.9	1.6	1.3	13.8
Multi-employer pension plan withdrawal obligations	6.4	0.4	0.4	0.4	0.4	0.4	4.4
Incentive compensation	4.5	4.5	—	—	—	—	—
Pension and other postretirement benefits plan contributions(d)	4.8	2.3	2.5	—	—	—	—
Other(e)	11.7	10.9	0.8	—	—	—	—

Total as of December 31, 2016	$1,200.7	$134.8	$73.5	$71.0	$72.2	$68.8	$780.4

(a)	Excludes unamortized debt issuance costs of $11.3 million and a discount of $1.7 million which do not represent contractual commitments with a fixed amount or maturity date.
(b)	Operating leases include obligations to landlords.
(c)	Includes information technology, professional, maintenance and other outsourced services.
(d)	Includes estimated pension and other postretirement benefits plan contributions for 2017 and 2018 and does not include the obligations for subsequent periods, as the Company is unable to reasonably estimate the ultimate amounts.
(e)	Other includes purchases of property, plant and equipment of $4.5 million, commercial agreement obligations of $1.8 million, employee restructuring-related severance payments of $1.6 million and miscellaneous other obligations.

Liquidity

The Company maintains cash pooling structures that enable participating international locations to draw on the pools’ cash resources to meet local liquidity needs. Foreign cash balances may be loaned from certain cash pools to U.S. operating entities on a temporary basis in order to reduce the Company’s short-term borrowing costs or for other purposes.

Cash and cash equivalents were $36.2 million as of December 31, 2016, an increase of $21.1 million as compared to December 31, 2015.

Cash and cash equivalents of $36.2 million at December 31, 2016 included $19.4 million in the U.S. and $16.8 million at international locations. The Company has not recognized deferred tax liabilities related to taxes on foreign earnings as foreign earnings are considered to be permanently reinvested. Certain cash balances of foreign subsidiaries may be subject to U.S. or local country taxes if repatriated to the U.S. In addition, repatriation of some foreign cash balances is further restricted by local laws. Management regularly evaluates whether foreign earnings are expected to be permanently reinvested. This evaluation requires judgment about the future operating and liquidity needs of the Company and its foreign subsidiaries. Changes in economic and business conditions, foreign or U.S. tax laws, or the Company’s financial situation could result in changes to these judgments and the need to record additional tax liabilities.

The Separation and Distribution Agreement includes a provision for RRD to make a future cash payment of $68.0 million to Donnelley Financial no later than April 1, 2017, which is included on the consolidated and combined balance sheet as of December 31, 2016.

On September 30, 2016, in connection with the Separation, the Company entered into a $350.0 million senior secured term loan B facility (the Term Loan Credit Facility) and the Revolving Facility. The Company will use the proceeds of the $68.0 million receivable from RRD to reduce outstanding debt under the Term Loan Credit Facility.

As of December 31, 2016, there were no borrowings under the Revolving Facility. Based on the Company’s results of operations for the year ended December 31, 2016 and existing debt, the Company would have had the ability to utilize $153.7 million of the $300.0 million Revolving Facility and not have been in violation of the terms of the agreement. The current availability under the Revolving Facility and net available liquidity as of December 31, 2016 is shown in the table below:

December 31, 2016
(in millions)
Availability
Revolving Facility	$300.0
Availability reduction from covenants	145.4

$154.6

Usage
Borrowings under the Revolving Facility	—
Impact on availability related to outstanding letters of credit	0.9

$0.9

Current availability at December 31, 2016	$153.7
Cash	36.2

Net Available Liquidity	$189.9

The Company was in compliance with its debt covenants as of December 31, 2016, and expects to remain in compliance based on management’s estimates of operating and financial results for 2017 and the foreseeable future. However, declines in market and economic conditions or demand for certain of the Company’s products and services could impact the Company’s ability to remain in compliance with its debt covenants in future periods. As of December 31, 2016, the Company met all the conditions required to borrow under the Credit Agreement and management expects the Company to continue to meet the applicable borrowing conditions.

The failure of a financial institution supporting the Revolving Facility would reduce the size of the Company’s committed facility unless a replacement institution was added. As of December 31, 2016, the Revolving Facility is supported by seventeen U.S. and international financial institutions.

As of December 31, 2016, the Company had $1.4 million in outstanding letters of credit and bank guarantees, of which $0.9 million reduced the availability under the Revolving Facility.

The Company’s liquidity may be affected by its credit ratings. The Company’s S&P and Moody’s credit ratings as of December 31, 2016 are shown in the table below:

	S&P	Moody’s
Ratings
Long-term corporate credit rating	BB-	B1
Senior unsecured debt	BB-	B3
Credit Agreement	BB-	B1
Outlook	Stable	Stable

Debt Issuances

On September 30, 2016, the Company issued $300 million of 8.250% Senior Notes, or the Notes, due October 15, 2024. Interest on the Notes is due semi-annually on April 15 and October 15, commencing on April 15, 2017. The Notes were issued to RRD for the transfer to the Company of RRD’s financial communications and data services business on September 30, 2016. RRD transferred the Notes on September 30, 2016 to J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and MUFG Securities Americas Inc., or the Selling Noteholders, in exchange for certain outstanding debt securities of RRD that the Selling Noteholders had acquired from other holders of RRD debt securities.

The Notes were issued pursuant to an indenture where certain wholly-owned domestic subsidiaries of the Company guarantee the Senior Notes, or the Guarantors. The Notes are jointly and severally guaranteed, on an unsecured basis, by the Guarantors, which are comprised of each of the Company’s existing and future direct and indirect wholly-owned U.S. subsidiaries that guarantee the Company’s obligations under the Credit Facilities. The Notes are not guaranteed by the Company’s foreign subsidiaries or unrestricted subsidiaries. The Notes and the related guarantees will be the Company and the Guarantors’, respective, senior unsecured obligations and will rank equally in right of payment to all present and future senior debt, including the obligations under the Company’s Credit Facilities, senior in right of payment to all present and future subordinated debt, and effectively subordinated in right of payment to any of the Company and the Guarantors’ secured debt, to the extent of the value of the assets securing such debt. The indenture governing the Notes contains certain covenants applicable to the Company and its restricted subsidiaries, including limitations on: (1) liens; (2) indebtedness; (3) mergers, consolidations and acquisitions; (4) sales, transfers and other dispositions of assets; (5) loans and other investments; (6) dividends and other distributions, stock repurchases and redemptions and other restricted payments; (7) restrictions affecting subsidiaries; (8) transactions with affiliates; and (9) designations of unrestricted subsidiaries. Each of these covenants is subject to important exceptions and qualifications.

In connection with the offering of the Notes, the Company entered into the Registration Rights Agreement, pursuant to which the Company agreed to file a registration statement with the SEC with respect to an offer to exchange the Notes for registered notes which will have terms identical in all material respects to the Notes except that the registered notes will not contain terms that provide for restrictions on transfer, and use its reasonable best efforts to cause the exchange offer registration statement to be declared effective by the SEC by June 27, 2017. In certain circumstances, the Company may be required to file a shelf registration statement with the SEC registering the resale of the Notes by the holders thereof, in lieu of an exchange offer to such holders. The Company will be required to pay specified additional interest on the Notes if it fails to comply with its registration obligations under the Registration Rights Agreement.

On September 30, 2016, the Company entered into the Credit Agreement, which provided for the Credit Facilities, which included (i) a new senior secured term loan B facility in an aggregate principal amount of $350.0 million and (ii) a new first lien senior secured revolving credit facility in an aggregate principal amount of $300.0 million. The Credit Facilities are unconditionally and irrevocably guaranteed, jointly and severally on a senior secured basis, by certain material subsidiaries of the Company. The Credit Facilities are not guaranteed by the Company’s foreign or unrestricted subsidiaries. The interest rate per annum applicable to the Term Loan Credit Facility is equal to, at the Company’s option, either a base rate plus a margin of 3.00% or LIBOR plus a margin of 4.00%. The interest rate per annum applicable to revolving loans under the Revolving Facility is equal to a base rate plus a margin ranging from 1.125% to 1.750%, or LIBOR plus a margin ranging from 2.125% to 2.750%, in either case based upon the consolidated leverage ratio of the Company and its restricted subsidiaries. The LIBOR rate with respect to the Term Loan Credit Facility is subject to a “floor” of 1%. The Term Loan Credit Facility will mature on September 30, 2023 and the Revolving Facility will mature on September 30, 2021.

The Credit Agreement contains a number of covenants, including, but not limited to, a minimum Interest Coverage Ratio and the Consolidated Leverage Ratio, as defined in and calculated pursuant to the Credit

Agreement, that, in part, restrict the Company’s ability to incur additional indebtedness, create liens, engage in mergers and consolidations, make restricted payments and dispose of certain assets. The Credit Agreement generally allows annual dividend payments of up to $15 million in aggregate, though additional dividends may be allowed subject to certain conditions. Each of these covenants is subject to important exceptions and qualifications.

The Company used the net proceeds from the Term Loan Credit Facility to fund a cash dividend to RRD in connection with the separation and to pay fees and expenses related to the separation from RRD. The Company intends to use any additional borrowings under the Credit Facilities for general corporate purposes, including the financing of permitted investments.

There were no borrowings under the Revolving Facility as of December 31, 2016.

Risk Management

The Company is exposed to interest rate risk on its variable debt. At December 31, 2016, the Company’s exposure to rate fluctuations on variable-interest borrowings was $300.0 million.

The Company assesses market risk based on changes in interest rates utilizing a sensitivity analysis that measures the potential loss in earnings, fair values and cash flows based on a hypothetical 10% change in interest rates. Using this sensitivity analysis, such changes would not have a material effect on interest income or expense and cash flows and would change the fair values of fixed-rate debt at December 31, 2016 by approximately $13.2 million, or 4.4%.

The Company is exposed to the impact of foreign currency fluctuations in certain countries in which it operates. The exposure to foreign currency movements is limited in many countries because the operating revenues and expenses of its various subsidiaries and business units are substantially in the local currency of the country in which they operate. To the extent that borrowings, sales, purchases, revenues, expenses or other transactions are not in the local currency of the subsidiary, the Company is exposed to currency risk and may enter into foreign exchange spot and forward contracts to hedge the currency risk. The Company does not use derivative financial instruments for trading or speculative purposes.

Other Information

Litigation and Contingent Liabilities

For a discussion of certain litigation involving the Company, see Note 10, Commitments and Contingencies, to the Consolidated and Combined Financial Statements included elsewhere in this prospectus.

New Accounting Pronouncements and Pending Accounting Standards

Recently issued accounting standards and their estimated effect on the Company’s consolidated and combined financial statements are described in Note 21, New Accounting Pronouncements, to the Consolidated and Combined Financial Statements included elsewhere in this prospectus.

Quantitative And Qualitative Disclosures About Market Risk

Market Risk

The Company is exposed to potential fluctuations in earnings, cash flows, and the fair value of certain assets and liabilities due to changes in interest rates and foreign currency exchange rates. The Company manages exposure to these market risks through regular operating and financial activities and, when deemed appropriate, through the use of derivative financial instruments for risk management purposes. As a result, the Company does not anticipate any material losses from these risks. The Company was not a party to any derivative financial instrument at December 31, 2016 or 2015.

The Company discusses risk management in various places throughout this document, including discussions concerning liquidity and capital resources.

Foreign Exchange Risk

While the substantial majority of the Company’s business is conducted within the U.S., approximately 14% of the Company’s consolidated and combined net sales in 2016 were earned outside of the U.S. The Company has operations internationally that are denominated in foreign currencies, primarily the British Pound and Canadian dollar, exposing the Company to foreign currency exchange risk which may adversely impact financial results. The exposure to foreign currency movements is limited in many countries because the operating revenues and expenses of the Company’s various subsidiaries and business units are substantially in the local currency of the country in which they operate. To the extent that borrowings, sales, purchases, revenues, expenses or other transactions are not in the local currency of the subsidiary, the Company is exposed to currency risk and may enter into foreign exchange spot and forward contracts to hedge the currency risk. The Company does not use derivative financial instruments for trading or speculative purposes.

For the year ended December 31, 2016, a hypothetical 10% strengthening of the U.S. dollar relative to multiple currencies would have resulted in a decrease in earnings before income taxes of $0.9 million. A hypothetical 10% strengthening of the U.S. dollar relative to multiple currencies at December 31, 2016 would have resulted in a decrease in total assets of approximately $9.4 million.

Interest Rate Risk

The Company is exposed to interest rate risk on its variable debt. At December 31, 2016, the Company’s exposure to rate fluctuations on variable-interest borrowings was $300.0 million.

The Company assesses market risk based on changes in interest rates utilizing a sensitivity analysis that measures the potential loss in earnings, fair values and cash flows based on a hypothetical 10% change in interest rates. Using this sensitivity analysis, such changes would not have a material effect on interest income or expense and cash flows and would change the fair values of fixed-rate debt at December 31, 2016 by approximately $13.2 million, or 4.4%.

Credit Risk

The Company is exposed to credit risk on accounts receivable balances. This risk is mitigated due to the Company’s large, diverse customer base, dispersed over various geographic regions and industrial sectors. No single customer comprised more than 10% of the Company’s combined net sales in the years ended December 31, 2016, 2015 or 2014. The Company maintains provisions for potential credit losses and such losses to date have normally been within the Company’s expectations. The Company evaluates the solvency of its customers on an ongoing basis to determine if additional allowances for doubtful accounts receivable need to be recorded. Significant economic disruptions or a slowdown in the economy could result in significant additional charges.

Commodities

The primary raw materials used by the Company are paper and ink. To reduce price risk caused by market fluctuations, the Company has incorporated price adjustment clauses in certain sales contracts. Management believes a hypothetical 10% change in the price of paper and other raw materials would not have a significant effect on the Company’s combined annual results of operations or cash flows as these costs are generally passed through to its customers. However, such an increase could have an impact on our customers’ demand for printed products, and we are not able to quantify the impact of such potential change in demand on our combined annual results of operations or cash flows.

BUSINESS

Company Overview

Donnelley Financial Solutions is a financial communications services company that supports global capital markets compliance and transaction needs for its corporate clients and their advisors (such as law firms and investment bankers) and global investment management compliance and analytics needs for mutual fund companies, variable annuity providers and broker/dealers. The Company provides content management, multi-channel content distribution, data management and analytics services, collaborative workflow and business reporting tools, and translations and other language services in support of its clients’ communications requirements. The Company operates in two business segments:

•	United States. The U.S. segment is comprised of three reporting units: capital markets, investment markets, and language solutions and other. The Company services capital market and investment market clients in the U.S. by delivering products and services to help create, manage and deliver financial communications to investors and regulators. The Company provides capital market and investment market clients with communication tools and services to allow them to comply with their ongoing regulatory filings. In addition, the U.S. segment provides clients with communications services to create, manage and deliver registration statements, prospectuses, proxies and other communications to regulators and investors. The U.S. segment also includes language solutions and commercial printing capabilities.

•	International. The International segment includes operations in Asia, Europe, Canada and Latin America. The international business is primarily focused on working with international capital markets clients on capital markets offerings and regulatory compliance related activities within the United States. In addition, the International segment provides services to international investment market clients to allow them to comply with applicable U.S. Securities and Exchange Commission, or SEC, regulations, as well as language solutions to international clients.

The Company reports certain unallocated selling, general and administrative activities and associated expenses within “Corporate”, including, in part, executive, legal, finance, marketing and certain facility costs. In addition, certain costs and earnings of employee benefit plans, such as pension income and share-based compensation, are included in Corporate and are not allocated to the reportable segments. Prior to the Separation (as defined below), many of these costs were based on allocations from RR Donnelley & Sons Company; however, beginning October 1, 2016, the Company incurs such costs directly.

For the Company’s financial results and the presentation of certain other financial information by segment, see Note 18, Segment Information, to the Consolidated and Combined Financial Statements. For financial information by geographic area, including net sales and long-lived assets, see Note 19, Geographic Area and Products and Services Information, to the Consolidated and Combined Financial Statements.

Client Services

The Company’s business is diversified across a range of products and services that enable it to work with companies and their advisors at different points throughout the business lifecycle, including private companies, public companies and companies that have filed for bankruptcy. The Company’s clientele is primarily focused in three areas: capital markets, investment markets, and language solutions, and the Company also provides clients with Data and Analytics services and products. The Company services clients in each of these areas with distinct, proprietary solutions tailored to meet their varying regulatory, transactional and communications needs and are able to achieve operational leverage through the use of common technology and service platforms.

Global Capital Markets

The Company’s global capital markets, or GCM, clients consist mainly of companies that are subject to the filing and reporting requirements of the Securities Act and the Exchange Act. In 2016, approximately 40% of

GCM net sales were compliance in nature. The Company also supports public and private companies throughout the mergers and acquisitions transaction process and in public and private capital markets transactions with deal management solutions focused on aiding transactional efficiency from inception to completion. In 2016, approximately 50% of GCM net sales were transactional in nature and approximately 10% of GCM net sales were related to Venue data room services. The Company provides a comprehensive suite of products and services to help its GCM clients comply with disclosure obligations, create, manage and deliver accurate and timely financial communications and manage public and private transaction processes. The Company also provides GCM clients with data and analytics services focused on uncovering intelligence from financial disclosures and offering distribution of company data and public filings.

Many of the Company’s GCM clients are companies required by the SEC to file reports pursuant to the Exchange Act, through the SEC’s EDGAR system. The EDGAR system requires filers to prepare and submit filings using the SEC’s specified file formats. The Company’s EDGAR filing services assist its GCM clients in preparing Exchange Act filings that are compatible with the EDGAR system, and its employees have expertise and significant experience navigating this process with companies and their advisors. Specifically, many of the Company’s GCM clients are required to file proxy statements pursuant to the Exchange Act, and the Company’s Proxy Design service allows its clients to tailor these proxies by helping them to identify and match an appropriate style and format to their unique corporate culture and proxy-related objectives. The Company serves its GCM clients from local offices in most major cities in the U.S. and international jurisdictions in which the Company has operations. The Company believes that its local teams set the standard for reliable and efficient service and convenience.

As part of their regulatory filing requirements, the Company’s GCM clients who submit Exchange Act reports are also required to submit tagged files in the SEC-mandated XBRL format. The Company provides these clients with a suite of tagging, review and validation tools to assist them with the XBRL requirements, and the Company has teams of accounting and financing professionals that assist its GCM clients with the processes of tag selection, tag review, file creation, validation and distribution, if required for their Exchange Act filings with the SEC.

In addition to the EDGAR filing services it provides, in which it formats and manages the content of the filings on behalf of its clients, the Company also offers a cloud-based disclosure management system called ActiveDisclosure that allows its GCM clients to collaboratively create, review and distribute financial communication and regulatory compliance documents on their own systems and then file directly on the SEC’s EDGAR system and File 16 for Section 16 filings, each of which, with assistance from the Company’s experienced professionals as needed, may reduce the time of the financial close process for its clients.

The Company provides services for GCM clients throughout the course of public and private business transactions, including those transactions that are subject to the requirements of the Securities Act. The Company assists many of its clients with certain transaction-related EDGAR filing and print services (including registration statements, prospectuses, offering circulars, proxy statements and XBRL-tagged filings), as well as with the technical aspects of the regulatory filing process. The Company has conferencing facilities in most major cities in the U.S. and the international jurisdictions in which it has operations for in-person working groups to meet to strategize and prepare documents for the transactional deal stream. The Company’s sites are outfitted to provide EDGAR filing capabilities, typesetting, meeting rooms and around-the-clock service.

In addition, for both public and private transactions, many of the Company’s GCM clients use its line of Venue products and services to manage the transaction process and increase efficiency. The Company’s Venue Virtual Data Room product is a cloud-based service that allows companies to securely organize, manage, distribute and track corporate governance, financing, legal and other documents in an online workspace accessible to internal and outside advisors alike. The Company’s GCM clients use Venue Virtual Data Rooms for capital markets transactions, mergers and acquisition transactions and other transactions to facilitate their document management and due diligence processes.

Venue Deal Marketing is a service provided through Peloton Documents, a company in which the Company has made a strategic investment. The Peloton solution creates interactive transaction related documents that enable companies, investors and advisors to communicate a company’s value and market and manage large, complex deals directly from their data room. Peloton’s technology leverages video and other rich media content as the vehicle to illustrate the value of a business by enabling the user to tell a more dynamic company story to better gauge interest from potential buyers and investors. Users include some of the world’s largest investment banks and private equity firms.

Global Investment Markets

The Company provides products and services to clients operating in GIM within the United States and internationally, including United States based mutual funds, hedge and alternative investment funds, insurance companies and overseas investment structures for collective investments (similar to mutual funds in the United States). The Company also provides products to third party service providers and custodians who support investment managers, and it sells products and distribution services to the broker networks and financial advisors that distribute and sell investment products. The Company services the top variable annuity and variable life providers and many funds use the Company’s software products to create reports, prospectuses, fact sheets and other marketing and disclosure documents for distribution or submission to investors and regulators. In 2016, approximately 97% of GIM net sales were compliance in nature, while the remaining 3% of GIM net sales were transactional in nature. Of the Company’s total GIM net sales in 2016, approximately 60% were derived from clients in the mutual funds industry and 40% were derived from clients in the healthcare and insurance industries. The Company’s teams currently support clients in the United States, Canada, Ireland, the United Kingdom, Luxembourg, India and Australia, with the Company’s average relationship with GIM clients exceeding 12 years.

The Company offers its GIM clients a comprehensive set of products and services, including the FundSuiteArc software platform. FundSuiteArc is a suite of online content management products, which enable the Company’s GIM clients to store and manage information in a self-service, central repository so that compliance and regulatory documents can be easily edited, assembled, accessed, translated, rendered, and submitted to regulators.

In the United States, mutual funds, variable annuity products, and qualifying institutional hedge funds are required by the SEC to file registration forms and subsequent ongoing disclosures as well as XBRL-formatted filings pursuant to the Investment Company Act of 1940, or the 1940 Act, through the SEC’s EDGAR system. Using its filing capabilities, the Company works with many of its GIM clients to prepare and submit these 1940 Act and XBRL filings using the SEC’s specified file formats.

Changes in how investors consume information have led to new ways for investors to receive disclosure documents. GIM offers various technology and electronic delivery products and services to make the distribution of documents and content more efficient. Through an investment in and an agreement with Mediant, the Company provides a suite of software to brokers and financial advisors which enable them to monitor and view shareholder communications and support the distribution and tabulation of corporate elections for shareholders.

Language Solutions

The Company supports domestic and international businesses in a variety of industries by helping them adapt their business content into different languages for specific countries, markets and regions through a complete suite of language products and services. The Company’s suite of services includes translation, editing, interpreting, proof-reading and multilingual typesetting, plus specialized content services such as transcreation (cultural adaptation of marketing materials), copywriting, linguistic validation by subject matter experts (specifically in the medical sector), transcription, voice-over, subtitling, and localization (website software adaptation for a specific market). The Company also provides application testing and quality assurance, which enable consistent performance of web, desktop and mobile applications, as well as cultural consulting services, helping corporations with their cross-cultural communications. The Company generally provides its suite of services to clients through project-by-project or preferred vendor arrangements, with the majority of its net sales from language solutions derived from the Company’s International segment. The Company provides its language solutions offerings to clients operating in a variety of industries, with language solutions 2016 net sales derived from clients in the financial, corporate, life sciences and legal industries, among others.

The Company engages as independent contractors a network of over 5,000 accredited, in-country linguists to support its clients in over 140 languages and provide a 24/7/365 service delivery platform to assist its clients at all times, enabling a shorter time-to-market. The Company’s language solutions services are supported by its innovative language technology, including a market leading proprietary Translation Management System (MultiTrans) with terminology management and translation memory features. This state-of-the-art system stores terminology preferences and reduces costs by using previously-translated content. In addition, the Company offers a website translation service which is a cloud-based platform that enables dynamic website translation. The Company also continually drives innovation with new technologies, such as machine translation, to generate translations at the click of a button, post-machine translation editing to improve the quality of computer-generated translations, and voice recognition to gain efficiencies in audio-to-text solutions.

Data and Analytics

The Company also helps professionals uncover intelligence from financial disclosures, offering distribution of company data and public filings for equities, mutual funds and other publicly traded assets through Application Program Interfaces, or APIs, online subscriptions and data licenses. The Company extracts critical company data in real time, verifies its accuracy, converts it to value-added formats like XML, JSON and XBRL, securely stores the information and then provides clients access to the data through various delivery methods.

The Company is able to leverage proprietary technology to create robust, timely and accurate data sets, distributing high quality, interactive financial data and services to the investment community. With deep experience and knowledge, the Company is advancing how financial data is consumed, delivered and analyzed, helping to transform data points into constructive, valuable information.

In addition to access to data sets, the Company provides subscription-based proprietary desktop and web tools for data analysis. EDGARPro enables investors, analysts, lawyers, auditors and corporate executives to access detailed company information, as-reported and standardized financial data, SEC filings, stock quotes and news. I-Metrix, a Microsoft Excel plugin, provides quick and accurate XBRL-tagged financial statement data via an easy-to-use web interface for data downloads, enabling simple or complex modeling with the goal of providing better, faster and smarter financial analysis and company research. The Company’s additional offerings include solutions for E-Prospectus, Investor Relations websites and XBRL data set creation and validation for use outside of SEC filings.

Products and Services

The Company separately reports its net sales and related cost of sales for its products and services offerings. The Company’s services offerings consist of all non-print offerings, including document composition, compliance related EDGAR filing services, transaction solutions, data and analytics, content storage services and language solutions. The Company’s product offerings primarily consist of conventional and digital printed products and related shipping costs.

Spin-off Transaction

On October 1, 2016, Donnelley Financial became an independent publicly traded company through the distribution by RRD of approximately 26.2 million shares, or 80.75%, of Donnelley Financial common stock to RRD shareholders, or the Separation. Holders of RRD common stock received one share of Donnelley Financial common stock for every eight shares of RRD common stock held on September 23, 2016. RRD retained approximately 6.2 million shares of Donnelley Financial common stock, or a 19.25% interest in Donnelley Financial, as part of the Separation, but expects to dispose of the common stock that it retained in the 12-month period following the Separation. Donnelley Financial’s Registration Statement on Form 10, as amended, was declared effective by the SEC on September 20, 2016. Donnelley Financial’s common stock began regular-way trading under the ticker symbol “DFIN” on the NYSE on October 3, 2016. On October 1, 2016, RRD also completed the previously announced separation of LSC, its publishing and retail-centric print services and office products business.

Competition

Technological and regulatory changes, including the electronic distribution of documents and data hosting of media content, continue to impact the market for our products and services. One of the Company’s competitive strengths is that it offers a wide array of communications products, compliance services and technologies, a global platform, exceptional sales and service and regulatory domain expertise, which provide differentiated solutions for its clients.

The financial communications services industry, in general, is highly competitive and barriers to entry have decreased as a result of technology innovation. Despite some consolidation in recent years, the industry remains highly fragmented in the United States and even more so internationally with many in-country alternative providers. The Company expects competition to increase from existing competitors, as well as new and emerging market entrants. In addition, as the Company expands its product and service offerings, it may face competition from new and existing competitors. The Company competes primarily on product quality and functionality, service levels, subject matter regulatory expertise, security and compliance characteristics, price and reputation.

The impact of digital technologies has been felt in many print products, most acutely in the Company’s mutual fund, variable annuity and public company compliance business offerings. Historically, the Company has been a high-touch, service oriented business. Technology changes have provided alternatives to the Company’s clients that allow them to manage more of the financial disclosure process themselves through collaborative document management solutions. For years, the Company has invested in its own applications, ActiveDisclosure, FundSuiteArc and Venue to serve clients and increase retention and has invested to expand capabilities and address new market sectors. The future impact of technology on the business is difficult to predict and could result in additional expenditures to restructure impacted operations or develop new technologies. In addition, the Company has made targeted acquisitions and investments in its existing business to offer clients innovative services and solutions, including acquisitions of EDGAR Online and MultiCorpora and investments in Mediant, Peloton and eBrevia that further solidify the Company’s position as a technology service leader in the industry.

The Company’s competitors for SEC filing services for capital markets clients include full service financial communications providers, technology point solution providers focused on financial communications and general technology providers. The Company’s competitors for SEC filing services for investment markets clients include full service traditional providers, small niche technology providers and local and regional print providers that bid against the Company for printing, mailing and fulfillment services. Language solutions competes with global and local language service providers and language/globalization software vendors.

Market Volatility/Cyclicality

The Company is subject to market volatility in the United States and world economy, as the success of the transactional offering is largely dependent on the global market for IPOs, secondary offerings, mergers and acquisitions, public and private debt offerings, leveraged buyouts, spinouts and other transactions. The International segment is particularly susceptible to capital market volatility as most of the International business is capital markets transaction focused. The Company mitigates some of that risk by offering services in higher demand during a down market, like document management tools for the bankruptcy/restructuring process, and also moving upstream from the filing process with products like Venue, the Company’s data room solution. The Company also attempts to balance this volatility through supporting the quarterly/annual public company reporting process through its EDGAR filing services and ActiveDisclosure product, its investment markets regulatory and shareholder communications offering and continues to expand into adjacent growth businesses like language solutions and data and analytics, which have recurring revenues and are not as susceptible to market volatility and cycles. This quarterly/annual public company reporting process work also subjects the Company to filing seasonality shortly after the end of each fiscal quarter, with peak periods during the course of the year that have operational implications. Such operational implications include the need to increase staff during peak periods through a combined strategy of hiring additional full-time and temporary personnel, increasing the premium time of existing staff, and outsourcing production for a number of services. Additionally, clients and their financial advisors have begun to increasingly rely on web-based services which allow clients to autonomously file and distribute compliance documents with regulatory agencies, such as the SEC. While the Company believes that its ActiveDisclosure and FundSuiteArc solutions are competitive in this space, competitors are continuing to develop technologies that aim to improve clients’ ability to autonomously produce and file documents to meet their regulatory obligations. The Company continues to remain focused on driving recurring revenue in order to mitigate market volatility.

Raw Materials

The primary raw materials used in the Company’s printed products are paper and ink. The paper and ink supply is sourced from a small set of select suppliers in order to ensure consistent quality that meets the Company’s performance expectations and provides for continuity of supply. The Company believes that the risk of incurring material losses as a result of a shortage in raw materials is unlikely and that the losses, if any, would not have a materially negative impact on the Company’s business.

Distribution

The Company’s products are distributed to end-users through the U.S. or foreign postal services, through retail channels, electronically or by direct shipment to customer facilities. Postal costs are a significant component of many customers’ cost structures and postal rate changes can influence the number of pieces that the Company’s customers are willing to print and mail.

Customers

For each of the years ended December 31, 2016, 2015 and 2014, no customer accounted for 10% or more of the Company’s consolidated and combined net sales.

Technology

The Company invests resources in developing software to improve its services. The Company invests in its core composition systems and client facing solutions and has also adopted market-leading third party systems which have improved the efficiency of its sales and operations processes.

Environmental Compliance

It is the Company’s policy to conduct its global operations in accordance with all applicable laws, regulations and other requirements. It is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that the Company may undertake in the future. However, in the opinion of management, compliance with the present environmental protection laws, before taking into account estimated recoveries from third parties, will not have a material adverse effect on the Company’s consolidated and combined annual results of operations, financial position or cash flows.

Employees

As of December 31, 2016, the Company had approximately 3,600 employees.

Available Information

The Company maintains a website at www.dfsco.com where the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports, as well as other SEC filings, are available without charge, as soon as reasonably practicable following the time they are filed with, or furnished to, the SEC. The Principles of Corporate Governance of the Company’s board of directors, or the Board, the charters of the Audit, Compensation, Corporate Responsibility & Governance Committees of the Board and the Company’s Principles of Ethical Business Conduct are also available on the Investor Relations portion of the Company’s website, and will be provided, free of charge, to any shareholder who requests a copy. References to the Company’s website address do not constitute incorporation by reference of the information contained on the website, and the information contained on the website is not part of or incorporated by reference in this document.

Properties

The Company’s corporate office is located in leased office space at 35 West Wacker Drive, Chicago, Illinois, 60601. As of December 31, 2016, the Company leased or owned 43 U.S. facilities, some of which had multiple buildings and warehouses, and these U.S. facilities encompassed approximately 1.5 million square feet. The Company leased or owned 27 international facilities, some of which had multiple buildings and warehouses, encompassing approximately 0.1 million square feet in Europe, Asia, Canada and Latin America. Of the Company’s U.S. and international facilities, approximately 0.4 million square feet of space was owned, while the remaining 1.2 million square feet of space was leased.

Legal Proceedings

For a discussion of certain litigation involving the Company, see Note 10, Commitments and Contingencies, to the Consolidated and Combined Financial Statements.

CORPORATE GOVERNANCE AND MANAGEMENT

Corporate Governance

General

Our common stock is listed on the NYSE under the symbol “DFIN.” As a result, we are generally subject to NYSE corporate governance listing standards.

Our Executive Officers

The following table sets forth the names and ages of those individuals who are our executive officers as of the date of this prospectus:

Name	Age	Position(s)
Daniel N. Leib	50	Chief Executive Officer
Thomas F. Juhase	56	Chief Operating Officer
David A. Gardella	47	Chief Financial Officer
Jennifer B. Reiners	50	General Counsel
Kami S. Turner	42	Controller and Chief Accounting Officer

The business experience and certain other background information regarding our executive officers is set forth below.

Daniel N. Leib has served as Chief Executive Officer since October 2016. Prior to this, Mr. Leib served as RRD’s Executive Vice President and Chief Financial Officer since May 2011. Prior to this, he served as Group Chief Financial Officer and Senior Vice President, Mergers and Acquisitions since August 2009 and Treasurer from June 2008 to February 2010. Mr. Leib served as RRD’s Senior Vice President, Treasurer, Mergers and Acquisitions and investor relations since July 2007. Prior to this, from May 2004 to 2007, Mr. Leib served in various capacities in financial management, corporate strategy and investor relations with RRD.

Thomas F. Juhase has served as Chief Operating Officer since October 2016. Prior to this, Mr. Juhase served as RRD’s President, Financial, Global Outsourcing and Document Solutions since 2010. He served as President, Financial and Global Outsourcing from 2007 to 2010, as President, Global Capital Market, Financial Print Solutions from 2004 to 2007. From 1991 to 2004, Mr. Juhase served in various capacities with RRD in sales and operations in the U.S. and internationally.

David A. Gardella has served as Chief Financial Officer since October 2016. Prior to this, Mr. Gardella served as RRD’s Senior Vice President, Investor Relations & Mergers and Acquisitions since 2011. He served as Vice President, Investor Relations from 2009 to 2011 and as Vice President, Corporate Finance from 2008 to 2009. From 1992 to 2004 and then from 2005 to 2008, Mr. Gardella served in various capacities in financial management and financial planning & analysis with RRD.

Jennifer B. Reiners has served as General Counsel since October 2016. Prior to this, Ms. Reiners served as RRD’s Senior Vice President, Deputy General Counsel since 2008 and as Vice President, Deputy General Counsel from 2005 to 2008. Prior to this she served in various capacities in RRD’s legal department from 1997 to 2008.

Kami S. Turner has served as Controller and Chief Accounting Officer since October 2016. Prior to this, Ms. Turner served as RRD’s Assistant Controller from December 2012 to October 2016, Vice President, External Reporting in 2012 and from 2009 to 2011 served in various capacities in finance at RRD.

Our Directors

The following table sets forth the names and ages of our directors as of the date of this prospectus, each of whom has served since October 1, 2016:

Name	Age	Position(s)	Director Class
Richard L. Crandall	73	Chairman	Class III
Luis A. Aguilar	63	Director	Class III
Nanci E. Caldwell	58	Director	Class III
Charles D. Drucker	53	Director	Class II
Gary G. Greenfield	62	Director	Class II
Daniel N. Leib	50	Director	Class I
Lois M. Martin	54	Director	Class I
Oliver R. Sockwell	73	Director	Class II

The business experience and certain other background information regarding our directors is set forth below.

For a biography of Mr. Leib, see “—Our Executive Officers.” Mr. Leib’s day-to-day leadership as Chief Executive Officer of the Company, as well as his many years of experience in the printing and related services industry, provides him with deep knowledge of the Company’s operations and industry and gives him unique insights into the Company’s challenges and opportunities.

Richard L. Crandall is Chairman of the Donnelley Financial Board. Mr. Crandall is the founder and Chairman of Enterprise Software Roundtable, a CEO roundtable for the software industry, and as a founding Managing Director of Arbor Ventures, a technology venture capital firm and a member of the board of the National Cybersecurity Center. Mr. Crandall has also been a technology advisor to the U.S. Chamber of Commerce and a founder of Comshare, Inc., a decision support software company, where he served as Chief Executive Officer for 24 years and Chairman for three years. Mr. Crandall has been involved in leadership roles, including having served as Chairman of Giga Information Group, a technology advisory firm, and Novell. He currently serves on the boards of Diebold Nixdorf, Incorporated, Pelstar LLC and several tech ventures. Mr. Crandall has been a Director of RRD since 2012 and currently serves on RRD’s Governance, Responsibility & Technology Committee.

Mr. Crandall’s breadth of experience in leading software and technology companies, including a technology venture capital firm, as well as his background serving on various boards of directors, provides the Board with valuable corporate governance, oversight and industry experience.

Luis A. Aguilar is a Director on the Donnelley Financial Board. Mr. Aguilar is a Principal in Falcon Cyber Investments, an investment fund exclusively focused on cyber security investment, and a former Commissioner at the SEC, serving from July 2008 to December 2015. Prior to that he was a Partner specializing in corporate and securities law matters at McKenna Long & Aldridge, LLP, an international law firm, from 2005 to 2008 and Alston & Bird, LLP, a law firm, from 2003 to 2004. Prior thereto, Mr. Aguilar held various positions including General Counsel, Head of Compliance and Corporate Secretary at Invesco Inc., a global asset management firm. He currently serves as a Director of Envestnet, Inc.

Mr. Aguilar’s experiences at the SEC, in private law firm practice and at Invesco gives the Board insights into the Company’s GIM and GCM businesses and enable the Board to help guide the Company’s strategies in those areas.

Nanci E. Caldwell is a Director on the Donnelley Financial Board. Ms. Caldwell is the former Executive Vice President and Chief Marketing Officer of PeopleSoft, Inc. (acquired by Oracle Corporation in 2005) from 2002 to 2005 and Senior Vice President and Chief Marketing Officer from 2001 to 2002. Prior to this she served in various positions of increasing responsibility at Hewlett-Packard Company. Ms. Caldwell served on the boards of Tibco Software, Inc., JDA Software Group, Inc., Deltek, Inc., Hyperion Solutions Corporation, Sophos, plc, Live Ops, Inc. and Network General, Inc., and also currently serves on the board of Canadian Imperial Bank of Commerce, Citrix Systems and Equinix, Inc.

Ms. Caldwell’s deep experience with marketing provides insights into the Company’s go-to-market strategies. She has considerable corporate governance experience through years of service on other public company boards and by serving on the governance and compensation committees.

Charles D. Drucker is a Director on the Donnelley Financial Board. Mr. Drucker has served as President of Vantiv, Inc., a provider of payment processing services and related technology solutions, since 2004, as its Chief Executive Officer since 2009 and as a Director since 2011. He was a Director of Vantiv Holding LLC from 2009 to 2012; Head, Investment Advisors Division, Fifth Third Investment Advisors, Inc. from 2006 to 2009 and President, Fifth Third Processing Solutions from 2004 to 2006. Mr. Drucker currently serves on the board of directors of Vantiv, Inc.

Mr. Drucker’s financial technology and financial services experience gives the Board a different perspective regarding the ways in which the Company’s strategy can evolve to even better serve its customers.

Gary G. Greenfield is a Director on the Donnelley Financial Board. Mr. Greenfield has been a Partner at Court Square Capital Partners, a private equity company, since 2013. He served as President and Chief Executive Officer of Avid Technology, Inc., a digital media and entertainment company, from 2007 to 2013, President and Chief Executive Officer of GXS, Inc. from 2003 to 2007, and in various leadership positions in various technology related companies. Mr. Greenfield served on the boards of Epocrates Inc., Hyperion Solutions Corporation, Vocus Inc., Novell Inc. and Mobius Management Systems Inc. and currently serves on the board of Diebold Nixdorf, Incorporated.

Mr. Greenfield’s proven senior executive experience in high technology industries, along with his ability to grow markets and develop products, provides our Company with experience relevant to many key aspects of our business. He has considerable corporate governance experience through years of service on other public company boards in a variety of industries.

Lois M. Martin is a Director on the Donnelley Financial Board. Ms. Martin has served as Senior Vice President and Chief Financial Officer of Mortenson Companies, a leading global design, development, construction and operations company spanning commercial, renewal energy, infrastructure and civil sectors since February 2017. Prior to this, she was Executive Vice President and Chief Financial Officer Ceridian Corporation, a private human resource software development company, since 2012, and Senior Vice President and Chief Financial Officer of Capella Education Company from 2004 to 2011 and Deluxe Corporation from 1993 to 2001. Ms. Martin is currently a director of Stratacor/Delta Dental of MN and Augustana University. Ms. Martin was formerly a Director of ADC Telecommunications Inc., Meritas International and MTS Systems Corporation.

Ms. Martin’s experience as a chief financial officer at numerous companies provides financial expertise. She is an audit committee financial expert based on her experience as a chief financial officer at public companies and audit committee chair on public company boards.

Oliver R. Sockwell is a Director on the Donnelley Financial Board. Mr. Sockwell is the former President and Chief Executive Officer of Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, serving from 1987 to 1997. Previously, he was Executive Vice President, Finance at SLM Corporation (Sallie Mae); and from 1998 to 2003 Executive-in-Residence at Columbia Business School. Mr. Sockwell has been a Director of RRD since 1997 and formerly served on the board of Liz Claiborne, Inc. and Wilmington Trust Corporation.

Mr. Sockwell’s experience as President and Chief Executive Officer of Connie Lee provides expertise in operational and strategic leadership as does his academic tenure at Columbia. He has considerable corporate governance experience through years of service on other public company boards in a variety of industries.

Nomination, Election and Term of Directors

Our Certificate of Incorporation provides for a classified Board consisting of three classes of directors. Class I directors serve until the first annual meeting of stockholders following the Distribution. Class II directors and Class III directors, which together with Class I directors are referred to as the Initial Directors, serve until the second and the third annual meeting of stockholders following the Distribution, respectively. Following the expiration of the initial terms of the Initial Directors, our stockholders elect successor directors to one-year terms. Our Certificate of Incorporation provides that our Board fully declassifies upon the expiration of the terms of our Class III directors. Our by-laws, or the By-laws, provide that directors are elected to the Board by a majority of the votes cast, except in contested elections, wherein directors are elected to the Board by a plurality of the votes cast.

It is the policy of the Corporate Responsibility and Governance Committee to consider candidates for director recommended by stockholders. The committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other candidate. The committee also considers candidates recommended by management and members of the Board.

In identifying and evaluating nominees for director, the committee takes into account the applicable requirements for directors under the listing rules of NYSE. In addition, the committee considers other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as the personal and professional qualities, experience and education of the nominees, as well as the mix of skills and experience on the Board prior to and after the addition of the nominees. Although not part of any formal policy, the goal of the committee will be a balanced and diverse Board, with members whose skills, viewpoint, background and experience complement each other and, together, contribute to the Board’s effectiveness as a whole.

The Corporate Responsibility and Governance Committee from time to time may engage third-party search firms to identify candidates for director, and may use search firms to do preliminary interviews and background and reference reviews of prospective candidates.

Board Committees

The Board has three standing committees: the Audit Committee, the Corporate Responsibility and Governance Committee and the Compensation Committee. Each committee operates under a written charter that is reviewed annually and posted on the Company’s web site at the following address: http://investor.dfsco.com/corporate-governance/governance-documents. A print copy of each charter is available upon request.

Audit Committee

The Audit Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and financial statement audits; (2) the qualifications and independence of the Company’s independent registered public accounting firm; and (3) the performance of the Company’s internal auditing department and the independent registered public accounting firm.

The committee selects, compensates, evaluates and, when appropriate, replaces the Company’s independent registered public accounting firm. Pursuant to its charter, the Audit Committee is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors and to retain third-party consultants, and has the authority to engage independent auditors for special audits, reviews and other procedures.

The Audit Committee is chaired by Ms. Martin and consists of Ms. Martin, Mr. Sockwell and Mr. Greenfield. The Board has determined that each member of the Audit Committee is “independent” within the meaning of the rules of both NYSE and the SEC. The Board has also determined that each of the members of the Audit Committee is an “audit committee financial expert” within the meaning of the rules of the SEC.

Corporate Responsibility and Governance Committee

The Corporate Responsibility and Governance Committee (1) makes recommendations to the Board regarding nominees for election to the Board and recommend policies governing matters affecting the Board; (2) develops and implements governance principles for the Company and the Board; (3) conducts the regular review of the performance of the Board, its committees and its members; (4) oversees the Company’s responsibilities to its employees and to the environment; and (5) recommends director compensation to the Board. Pursuant to its charter, the Corporate Responsibility and Governance Committee is authorized to obtain advice and assistance from internal or external legal or other advisors and to retain third-party consultants and has the sole authority to approve the terms and conditions under which it engages director search firms.

The Corporate Responsibility and Governance Committee is chaired by Mr. Sockwell and consists of Mr. Sockwell, Mr. Aguilar and Mr. Crandall. The Board has determined that each member is “independent” within the meaning of the rules of NYSE.

Compensation Committee

The Compensation Committee (1) establishes the Company’s overall compensation strategy; (2) establishes the compensation of the Company’s chief executive officer, other senior officers and key management employees; and (3) adopts amendments to, and approve terminations of, the Company’s employee benefit plans.

Pursuant to its charter, the Compensation Committee is authorized to obtain advice and assistance from internal or external legal or other advisors and has the sole authority to engage counsel, experts or consultants in matters related to the compensation of the chief executive officer and other executive officers of the Company and will have sole authority to approve any such firm’s fees and other retention terms. Pursuant to its charter, prior to selecting or receiving any advice from any committee adviser (other than in-house legal counsel) and on an annual basis thereafter, the Compensation Committee must assess the independence of such committee advisers in compliance with any applicable NYSE listing rules and the federal securities laws. The Compensation Committee must also review and approve, in advance, any engagement of any compensation consultant by the Company for any services other than providing advice to the committee regarding executive officer compensation.

The Compensation Committee reviews management’s preliminary recommendations and makes final compensation decisions. The Compensation Committee, with the assistance of its consultants, reviews and evaluates the Company’s executive and employee compensation practices and will determine, based on this review, whether any risks associated with such practices are likely to have a material adverse effect on the Company.

The Compensation Committee is chaired by Mr. Greenfield and consists of Mr. Greenfield, Ms. Caldwell and Mr. Drucker. The Board has determined that each member is “independent” within the meaning of the rules of NYSE.

Principles of Corporate Governance

The Board has adopted a set of Principles of Corporate Governance to provide guidelines for the Company and the Board to ensure effective corporate governance. The Principles of Corporate Governance covers topics including, but not limited to, director qualification standards, Board and committee composition, director access to management and independent advisors, director orientation and continuing education, director retirement age, succession planning and the annual evaluations of the Board and its committees. Such evaluations determine whether the Board and each committee is functioning effectively, and the Corporate Responsibility and Governance Committee periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to form its oversight function effectively.

The Corporate Responsibility and Governance Committee is responsible for overseeing and reviewing the Principles of Corporate Governance and recommending to the Board any changes to those principles. The full text of the Principles of Corporate Governance is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: http://investor.dfsco.com/corporate-governance/governance-documents and a print copy is available upon request.

Principles of Ethical Business Conduct and Code of Ethics

The Company has adopted and maintains a set of Principles of Ethical Business Conduct. The policies referred to therein apply to all directors, officers and employees of the Company. In addition, in accordance with NYSE listing requirements and SEC rules, the Company has adopted and will maintain a Code of Ethics that applies to its chief executive officer and senior financial officers. The Principles of Ethical Business Conduct and the Code of Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The Company encourages all employees, officers and directors to promptly report any violations of any of the Company’s policies. In the event that an amendment to, or a waiver from, a provision of the Code of Ethics is necessary, the Company will post such information on its web site. The full text of each of the Principles of Ethical Business Conduct and our Code of Ethics is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: http://investor.dfsco.com/corporate-governance/governance-documents and a print copy is available upon request.

Director Independence

The Company’s Principles of Corporate Governance provides that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. All seven non-employee directors of our Board are independent in accordance with NYSE requirements. Mr. Leib is not independent.

Executive Sessions

The Company’s independent directors are expected to meet regularly in executive sessions without management. Executive sessions are led by the lead director of the Board. An executive session is expected to be held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also is expected to meet in executive session without management in conjunction with each regularly scheduled committee meeting and such sessions will be led by the chair of such committee.

Board Leadership

The Board has determined that having an independent director serve as chairman of the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. No single leadership model is right for all companies and at all times, however, the Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure. The

Board’s Principles of Corporate Governance provides that, generally, no director may serve as chairman of the Board or any committee for more than three years, provided that the Corporate Responsibility and Governance Committee may recommend to the Board, and the Board may approve, a single extension of the term of a chairman of the Board or any committee for an additional three years once the chairman’s initial three-year term has ended and the Corporate Governance and Responsibility Committee may recommend to the Board, and the Board may approve, extending the term of the chairman of the Board or any committee beyond six years if it deems such an extension to be in the best interest of the stockholders and the Company.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the key risks associated with the Company’s strategic plan annually and periodically throughout the year as part of its consideration of the strategic direction of the Company, as well as reviews the output of the Company’s risk management process each year.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee will review with management (1) Company policies with respect to risk assessment and management of risks that may be material to the Company, (2) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (3) the Company’s compliance with legal and regulatory requirements.

Each of the other Board committees also oversee the management of Company risks that fall within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the full Board. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues and accounting and legal matters. The Audit Committee, along with the Corporate Responsibility and Governance Committee, is also responsible for reviewing certain major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. The Corporate Responsibility and Governance Committee also oversees risks related to the Company’s governance structure and processes, related person transactions, certain compliance issues and Board and committee structure to ensure appropriate oversight of risk. The Compensation Committee considers risks related to the attraction and retention of key management and employees and risks relating to the design of compensation programs and arrangements, as well as developmental and succession planning for possible successors to the position of chief executive officer and planning for other key senior management positions.

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the chairman of the Corporate Responsibility and Governance Committee or the other non-management members of the Board to their attention at the Company’s principal executive offices at 35 West Wacker Drive, Chicago, IL 60601. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing will be distributed to the chairman of the Corporate Responsibility and Governance Committee or non-management directors of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

Indemnification of Officers and Directors

In accordance with Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, our Certificate of Incorporation includes provisions that limit the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except to the extent that such limitation is not permitted under the General Corporation Law of the State of Delaware, or the DGCL. Such limitation shall not apply, except to the extent permitted by the DGCL, to (i) any breach of a director’s duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. These provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Our By-laws provide for indemnification to the fullest extent permitted by the DGCL, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or, at the request of the Company, serves or served as a director or officer of another corporation, partnership, joint venture, trust or any other enterprise, against all expenses, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding. Our By-laws also provide that the Company must advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party. Unless the Board adopts a resolution authorizing such proceeding, or for counterclaims that respond to and negate a claim in a proceeding initiated by others, the Company is not obligated to provide any indemnification, payment or reimbursement of expenses to any person in connection with a proceeding initiated by such person. In addition, we entered into indemnification agreements with each of our executive officers and directors pursuant to which we agreed to indemnify each such executive officer and director to the fullest extent permitted by the DGCL.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, or CD&A, we will describe the material components of our executive compensation programs applicable to our named executive officers, or our NEOs. While the discussion in the CD&A is focused on our NEOs, many of our executive compensation programs apply broadly across our executive ranks.

Background

On October 1, 2016, or the Spin Date, R. R. Donnelley and Sons Company, or RRD, completed the previously announced spin, or the Spin, of its publishing and retail-centric print services and office products business, LSC Communications, Inc., and its financial communications services business, Donnelley Financial Solutions, Inc.

Prior to the Spin, RRD’s senior management and the Human Resources Committee of the RRD Board of Directors, the RRD HR Committee, determined RRD’s compensation strategy. Since the information presented in the compensation tables of this prospectus relates to the 2016 fiscal year, which ended on December 31, 2016, this CD&A focuses in the early sections on RRD’s compensation programs and decisions prior to the Spin (when Donnelley Financial was part of RRD) and then in the later sections, on Donnelley Financial’s compensation program and decisions following the Spin. The pre-Spin compensation information may not in all cases be directly relevant to the compensation that these executive officers will receive post-Spin. Following the Spin, the Donnelley Financial Compensation Committee of the Donnelley Financial Board of Directors or the Compensation Committee, determined the executive compensation strategy.

This CD&A presents historical information regarding compensation received from RRD pre-Spin and from us post-Spin in 2016 for the following individuals, our NEOs:

•	Daniel N. Leib, our Chief Executive Officer, or CEO;

•	David A. Gardella, our Chief Financial Officer;

•	Thomas F. Juhase, our Chief Operating Officer;

•	Jennifer B. Reiners, our General Counsel; and

•	Kami S. Turner, our Controller and Chief Accounting Officer.

Mr. Leib was, prior to the Spin, a named executive officer of RRD, or the Pre-Spin NEO. Messrs. Gardella and Juhase and Mesdames Reiners and Turner were not Pre-Spin NEOs, and the following discussion of the Pre-Spin compensation program is therefore not applicable to their compensation in all cases (as described under “RRD Compensation Program Pre-Spin—Pre-Spin Compensation for Messrs. Gardella and Juhase and Mesdames Reiners and Turner”).

Donnelley Financial Compensation Program Post-Spin

Following the Spin, the Compensation Committee reviewed the impact of the Spin and determined future aspects of Donnelley Financial’s compensation program and made appropriate adjustments, as further described under “Donnelley Financial Post-Spin Compensation Program.”

RRD Compensation Program Pre-Spin

The following discussion describes the practices and policies implemented by the RRD HR Committee prior to the Spin Date with respect to the Pre-Spin NEO (Mr. Leib).

RRD Pre-Spin Compensation Philosophy

The executive compensation program at RRD was designed to align the interests of its stockholders and executive officers while providing a total compensation package that enabled RRD to attract, retain and motivate executives. Overall compensation levels were targeted at market survey data medians and, where available, the peer group target median, with a range of opportunity to reward strong performance or withhold rewards when objectives were not achieved.

Historically, RRD’s compensation philosophy was guided by five principles:

•	establish target compensation levels that are competitive within the industries and the markets in which it competes for executive talent;

•	structure compensation so that RRD’s executives share in RRD’s short- and long-term successes and challenges by varying compensation from target levels based upon business and individual performance;

•	link pay to performance by making a substantial percentage of total executive compensation variable, or “at risk,” through annual incentive compensation and the granting of long-term incentive awards;

•	base a substantial portion of each NEO’s long-term incentive award on performance measures while maintaining a meaningful portion that vests over time and is therefore focused on the retention of its top talent; and

•	align a significant portion of executive pay with RRD stockholder interests through equity awards and stock ownership requirements.

RRD Pre-Spin Compensation Best Practices

Consistent with its compensation philosophy, RRD adopted the following compensation best practices:

•	the RRD HR Committee determined that any future executive officer agreements would not include any gross-up for excise taxes;

•	equity plans do not permit option repricing or option grants below fair market value;

•	no tax gross-ups on any supplemental benefits or perquisites;

•	policy that prohibits employees, directors and certain of their immediate family members from pledging, short sales, trading in publicly traded options, puts or calls, hedging or similar transactions with respect to RRD stock;

•	no payment or accrual of dividends on performance share units, or PSUs, or restricted stock units, or RSUs;

•	limited perquisites provided to executive officers;

•	clawback policy covering all executive officers;

•	the RRD HR Committee hired Willis Towers Watson Human Resources Consulting or Willis Towers Watson, as its executive compensation consultant because of their expertise and years of experience as well as their previous work with the RRD HR Committee on the full scale evaluation of all the executive compensation programs at RRD;

•	meaningful stock ownership requirements for senior management including executive officers to further strengthen the alignment of management and stockholder interests; and

•	annual review of executive compensation program by RRD’s HR Committee to determine how well actual compensation targets and levels met RRD’s overall philosophy and its targeted objectives in comparison to both its market data and, where available, peer group data.

2016 Pre-Spin RRD Peer Group

In 2015, Willis Towers Watson completed a thorough review of the compensation peer group at the request of the RRD HR Committee. As a result of this analysis, several changes were made to the peer group. The primary focus of this process was to include industrial companies of generally similar or larger size, complexity and scope rather than companies only in RRD’s industry, since RRD was significantly larger than all of its direct competitors and the markets for talent were necessarily broader. The resulting peer group, approved in 2015 and continued without change until the Spin Date, was comprised of the following 26 companies:

International Paper Company	Automatic Data Processing, Inc.	Fidelity National Information Services, Inc.
Danaher Corp.	Huntsman Corporation	Avery Dennison Corporation
Xerox Corporation	The Sherwin-Williams Company	Ashland Inc.
WPP plc	Air Products & Chemicals Inc.	Packaging Corporation of America
PPG Industries, Inc.	WestRock Company	Quad/Graphics, Inc.
Genuine Parts Company	Crown Holdings Inc.	Graphic Packaging Holding Company
CH Robinson Worldwide Inc.	Ball Corporation	Adobe Systems Incorporated
Parker-Hannifin Corporation	Praxair Inc.	Sealed Air Corporation
Owens-Illinois, Inc.	Pitney Bowes Inc.

2016 Pre-Spin RRD Compensation Overview

RRD recognized the need for its compensation programs to be appropriately modified to take into account the Spin, which was scheduled to be completed during 2016. Guided by the principles noted above, the RRD HR Committee kept the overall construct of RRD’s 2016 compensation programs straightforward, with a focus on simplicity and consistency.

To that end, the RRD HR Committee determined that for 2016:

•	any compensation changes for the Pre-Spin NEOs would be managed by their employer after the Spin, as appropriate, with such employer taking into account each individual’s new role and responsibility as well as the individual’s experience level;

•	the Annual Incentive Plan, or AIP, would consist of three key metrics: a 12-month metric in compliance with Section 162(m) of the Internal Revenue Code that would be determined by the post-Spin RRD HR Committee; a corporate financial metric applicable from the beginning of the year and pro-rated to the Spin Date as agreed by the RRD HR Committee; and a stub-period corporate financial metric applicable from the Spin Date through the end of the fiscal year;

•	an additional bonus would be provided to incentivize key employees, including the NEOs (other than Mr. Quinlan) regarding Spin-related costs (as described under “—RRD Spin Cost Reduction Initiative”);

•	since setting three year performance goals for each of RRD, LSC and Donnelley Financial prior to the Spin would not be meaningful, awards under the long-term incentive plan would be time vested to allow focus on the goals related to timing and execution of the Spin as well as retention of key executives through the Spin; and

•	outstanding equity incentives granted in previous years would be converted into equity in the post-Spin entities, as appropriate (as further described under “—Treatment of RRD Equity and Cash Awards in Connection with the Spin”).

Consistent with prior years, compensation for the Pre-Spin NEOs was comprised of three major components: base salary, annual incentive compensation and long-term incentive compensation. In addition, the Pre-Spin NEOs were eligible to participate in benefit programs generally available to other executives within RRD and other benefits provided to certain executives as further described under “—RRD Pre-Spin Benefit Programs.”

In general, compensation levels for the Pre-Spin NEOs were targeted at the 50th percentile of peer group data, when available for a position, and by market survey data from the Willis Towers Watson 2016 CDB General Industry Executive Compensation Survey Report and Mercer’s 2016 US MDB: Executive Compensation Survey. This 50th percentile target level provided a total competitive anchor point for RRD’s executive compensation program. Actual compensation levels varied up or down from targeted levels based on RRD performance, individual performance and individual experience levels.

The table below sets out the elements of the compensation program for the Pre-Spin NEOs.

Component	Description/Rationale	Determining Factors
Base Salary

•     Compensate for roles and responsibilities

•     Stable compensation element

•     Intended to be the smallest component of the overall compensation package, assuming that RRD was achieving or exceeding targeted performance levels for its incentive programs

• Level of responsibility • Individual role, responsibilities, experience and performance • Skills and future potential • Median of market and peer group data
Annual Incentive Plan

•     Annual cash bonus plan

•     Target amount of bonus is determined as a percentage of base salary

•     Reward achievement against specific, pre-set annual threshold target, corporate financial target and individual performance goals

•     No payout made unless the threshold target is achieved

•     Awards subject to a payout which ranges from 0% to 150% of target with no payout for performance below 90% of the corporate financial target

•     Awards may be modified downward by achievement levels on individual performance goals

• Individual performance goals set for participants • Corporate financial target set at the beginning of the year
Long-Term Incentive Plan

•     Links awards to RRD performance to increase alignment with stockholders

•     Key component to attract and retain executive officers

•     Time vested awards granted in 2016 as a result of the Spin

•     Annual value intended to be a substantial component of overall compensation package

• Level of responsibility • Individual skills, experience and performance • Median of peer group and market survey data
Other Benefits

•     Basic benefits including medical, 401(k), a frozen pension plan and other broad-based plans

•     Limited supplemental benefits including supplemental retirement, insurance and deferred compensation

•     Minimal perquisites with no tax gross-ups

• Benefits determined by level of the employee in the organization

Base Salary

The RRD HR Committee provided no base salary increases to the Pre-Spin NEOs in 2016.

Annual Incentive Plan

The threshold and corporate financial targets under the AIP for 2016 were set by the RRD HR Committee at the beginning of the year following the presentation of the annual operating budget to the RRD Board of Directors. The table below sets forth a description of such targets and the individual performance goals under the AIP.

Target/Goals	Metric	Treatment in the Spin and Payout
Threshold Target	• $7 billion in consolidated RRD revenue for 2016	• No pro-ration for the Spin • RRD HR Committee determined attainment as of December 31, 2016 • Target was attained
Corporate Financial Target	• Non-GAAP reported EBITDA of $867.6 million	• Pro-rated to the Spin Date based on seasonality as determined by the RRD HR Committee

•     Defined as net earnings attributable to RRD common stockholders adjusted for income attributable to non-controlling interests, income taxes, interest expense, investment and other income, depreciation and amortization, restructurings and impairments, acquisition-related expenses and certain other charges or credits

• RRD HR Committee determined attainment as of the Spin Date • Pre-Spin attainment of $823.0 million Non-GAAP reported EBITDA • Payout of 12% for the first three quarters of the year or 9%
Individual Performance Goals	• Vary by individual and vary year to year depending upon key business objectives and areas of emphasis for each individual	• Awards may be modified downward by achievement levels on individual performance goals

2016 AIP target as a percentage of base salary was 150% for Mr. Leib.

The 2016 pre-Spin performance payout curve (which was the same curve as used in 2015) was structured as follows:

•	Payout is 0% if the threshold target is not attained;

•	Payout starts at 90% of the corporate financial target, with an AIP payout of 10%;

•	Payouts scale upward from 10% to 100%, with the corporate financial target needing to be attained for Plan to fund at 100%; and

•	Performance at 110% of the corporate financial target would result in an AIP payout at 150%.

The RRD HR Committee has the discretionary authority to increase or decrease the amount of the AIP award of employees not designated as “covered employees” under section 162(m) of the Internal Revenue Code if the RRD HR Committee determined, prior to the end of the plan year, that an adjustment was appropriate to better reflect the actual performance of RRD and/or the participant. The RRD HR Committee could not increase the amount of the award payable to a person who was a “covered employee” to an amount in excess of the amount earned under the 2012 RRD Performance Incentive Plan.

The RRD HR Committee had discretionary authority to decrease the amount of any AIP award otherwise payable at any time for any person designated as an executive officer of RRD for purposes of Section 16 of the Securities Exchange Act of 1934, including after the end of the plan year. Additionally, the RRD HR Committee had discretionary authority to reduce the amount of the award otherwise payable if it determined that any participant had engaged in misconduct.

RRD Spin Cost Reduction Incentive

In early 2016, to maintain focus on the work to be done for the Spin as well as a focus on effecting the Spin in the most cost-effective manner, the RRD HR Committee implemented a spin cost reduction incentive, or the Spin Cost Reduction Incentive, under the RRD AIP, which granted a cash award to each of the Pre-Spin NEOs other than the RRD CEO (who received no bonus with respect to the Spin), in an amount equal to 1x the recipient’s then-current salary to be paid in March 2017 if the total costs incurred by RRD in connection with the Spin (excluding debt and financing costs) were equal to or less than $169 million. The RRD HR Committee determined this threshold after reviewing comparable transactions and their costs. After the Spin, the RRD HR Committee reviewed such costs and certified that the total Spin-related costs (excluding debt and financing costs) were less than the $169 million target, so that such Spin Cost Reduction Incentive cash awards became payable.

Long-Term Incentive Program

RRD’s stockholder approved incentive plans allow for the RRD HR Committee to grant PSUs, RSUs, stock options and cash awards to any eligible employee. No stock options have been granted since 2012.

With respect to 2016 compensation decisions, the RRD HR Committee had a series of discussions regarding the most appropriate way to motivate and retain its executives while still maintaining a continued focus on producing strong operating results and effectively executing the Spin. While the RRD long-term incentive program had historically consisted of both PSUs and RSUs, the RRD HR Committee determined that given the Spin, setting three year performance-related targets for all three companies would not be meaningful. Therefore, RSUs that cliff vest after three years in the Company where the officer is employed post-Spin were granted to all Pre-Spin NEOs at a level consistent with grants in prior years as part of overall compensation targeted at the 50th percentile of peer group data, when available for a position, and by market survey data. The RSUs do not accrue dividends on unvested units.

In addition, the stockholder-approved incentive plans permit delegation of the RRD HR Committee’s authority to grant equity to employees other than named executive officers in certain circumstances. The RRD HR Committee delegated such authority to the CEO over a small pool of equity and cash awards to key employees who were not executive officers of RRD.

Pre-Spin Compensation for Messrs. Gardella & Juhase and Mesdames Reiners & Turner

Messrs. Gardella and Juhase and Mesdames Reiners and Turner (for purposes of this section only, the NEOs; for all other sections, “NEO” shall include Mr. Leib) were not executive officers of RRD prior to the Spin, and the preceding discussion of the Pre-Spin RRD compensation program is therefore not applicable to their compensation in all cases. Following the Spin, all became executive officers of Donnelley Financial.

Each NEO’s pre-Spin compensation was comprised of base salary, an annual incentive award under the RRD AIP, long-term incentive awards and benefits. In addition, Mr. Juhase was able to use certain country clubs at which RRD had a business purpose membership for his personal use, but the extent that there was an incremental cost to RRD, Mr. Juhase reimbursed RRD for such personal use. Many decisions regarding each NEO’s compensation were made by his or her manager. Each NEO’s base salary was reviewed annually by his or her applicable manager with regard to the NEO’s performance, responsibilities and salary levels for similar positions at RRD. None of the NEOs’ base salaries were increased in 2016 prior to the Spin.

Under the AIP, each NEO worked with his or her manager to develop his or her individual performance objectives. The same threshold and corporate financial targets set by the RRD HR Committee pre-Spin were applicable to these NEOs. The NEOs’ AIP targets pre-Spin were: for Mr. Juhase, 100% of base salary; for Mr. Gardella and Ms. Reiners, 50% of base salary and for Ms. Turner, 35% of base salary. The NEOs received an AIP payout of 9% of pre-Spin base salary target based on the threshold and corporate financial target determinations made by the RRD HR Committee and his or her manager’s determination regarding the achievement of his or her individual performance goals.

Prior to 2016, special long-term incentive cash awards were granted to certain of the RRD Pre-Spin NEOs and other officers of RRD, including each of our NEOs. While no such awards were granted in 2016, awards from prior years vested in 2016 and will continue to vest in 2017. Mesdames Reiners and Turner were also each granted long-term incentive cash awards, which will cliff vest three years after the date of grant, subject to continued employment. In addition, a discretionary Spin Retention Bonus was awarded to each of the NEOs payable upon completion of the Spin. The manager of each NEO recommended the number of RSUs or cash awards granted to the NEO in 2016 prior to the Spin, which were approved by the RRD HR Committee.

Treatment of RRD Equity and Cash Awards in Connection with the Spin

In connection with the Spin, outstanding RRD equity and cash awards were treated as follows:

Grant Year	Award Type	Vesting Period	Treatment in the Spin
2007-2008	Stock Options	Fully vested	Remained as RRD stock options
2009-2012			Converted to stock options in all 3 spin companies at agreed upon exchange rate

2013	Cash LTI	25% per year	Award will pay at vesting from company where employee lands (future employer approach)
	Cash Retention	March 2, 2017	Amended award agreements to allow unvested award to be paid in full upon termination without cause; award will pay at vesting using future employer approach
	RSUs	25% per year	Any tranches left to vest will vest in stock of all 3 companies (basket approach), at agreed upon exchange rate

2014	Cash LTI	25% per year	Award will pay at vesting using future employer approach
	Cash Retention	January 1, 2017	Award agreements amended to allow unvested award to be paid in full upon termination without cause; award will pay at vesting using future employer approach
	RSUs	25% per year	Any tranches left to vest will vest using the basket approach, at agreed upon exchange rate
	PSUs	Q1 2017	Truncate and measure performance as of the Spin Date; post-Spin will time vest using basket approach at agreed upon exchange rate

2015	Cash LTI	March 2, 2018	Award will pay using future employer approach
	RSUs	March 2, 2018	Vests using future employer approach
	PSUs	Q1 2018	Truncated and measured performance as of the Spin Date; post-Spin will time vest using future employer approach

2016	Cash LTI	March 2, 2019	Award will pay using future employer approach
	RSUs	March 2, 2019	Vests using future employer approach

The exercise price and number of shares subject to each option were adjusted pursuant to the formula proscribed by the Separation and Distribution Agreement in order to preserve the aggregate intrinsic value (that is, the difference between the exercise price of the option and the market price of the shares for which the option may be exercised) of the converted options immediately after the Spin to be the same as the intrinsic value of the RRD options immediately prior to the Spin.

All PSU and RSU awards were converted into RSU awards of LSC, RRD and Donnelley Financial common stock, as applicable, pursuant to a formula provided by the Separation and Distribution Agreement in order to preserve the aggregate intrinsic value of the original award, as measured immediately before and immediately after the Spin.

All equity and cash awards remain subject to the same terms and conditions (including with respect to vesting) immediately following the Spin Date as applicable to the corresponding RRD award immediately prior to the Spin Date, except that awards that were originally RRD PSU awards remained subject to only time-based vesting for the remainder of the applicable performance period following the Spin Date.

Following the Spin Date, the RRD HR Committee determined the achievement level of the performance conditions on the PSUs. The achievement level for PSU awards granted in 2014 was 96% of the performance target, which equated to a 90% payout level. The achievement level for PSU awards granted in 2015 was 82.1% of the performance target and, with an organic revenue growth modifier applied, equated to a 54.1% payout level.

RRD Pre-Spin Benefit Programs

Pre-Spin RRD benefit programs were established based upon an assessment of competitive market factors and a determination of what was needed to retain high-caliber executives. RRD’s primary benefits for executives included participation in RRD’s broad-based plans at the same benefit levels as other employees. These plans included: retirement plans, savings plans, RRD’s health and dental plans and various insurance plans, including disability and life insurance.

In addition, RRD also provided certain executives, including certain of the Pre-Spin NEOs and certain of our NEOs, the following benefits:

•	Supplemental Retirement Plan: RRD provided a supplemental retirement plan to eligible executives described under “—Pension Benefits.” This supplemental retirement plan takes into account compensation above limits imposed by the tax laws and is similar to programs found at many of the companies RRD competes with for talent. This benefit is available to all highly paid RRD executives, including the Pre-Spin NEOs and certain of our NEOs. As of the Spin Date, approximately 96 (active and inactive) employees are covered by this plan.

•	Pension Plan: RRD froze its Qualified Retirement Plans (pension plan) as of December 31, 2011, therefore generally no additional benefits will accrue under such plans or the related supplemental retirement plan.

•	Supplemental Insurance: Additional life and disability insurance was provided to enhance the value of RRD’s overall compensation program. The premium cost for these additional benefits is included as taxable income for the NEOs and there is no tax gross-up on this benefit.

•	Deferred Compensation Plan: The opportunity to defer receiving income and therefore defer taxation on that income, until either a number of years chosen by the executive or termination of employment with RRD.

•	Financial Counseling: Reimbursement of expenses for financial counseling to provide eligible executives with access to an independent financial advisor of their choice. The cost of these services, if utilized, was included as taxable income for the applicable NEO and there was no tax gross-up on this benefit.

•	Automobile Program: A monthly automobile allowance which provided eligible executives with an opportunity to use their car for both business and personal use in an efficient manner. This allowance was included as taxable income to the applicable NEO and there was no tax gross-up on this benefit.

•	RRD Airplane: Pre-Spin, RRD had a fractional ownership interest in a private plane. In 2016, any personal use of the plane was de minimis, as described under the “—Summary Compensation Table.”

RRD Pre-Spin Tax Deductibility Policy

The RRD HR Committee considered the deductibility of compensation for federal income tax purposes in the design of RRD’s pre-Spin programs. While RRD generally sought to maintain the deductibility of the incentive compensation paid to its executive officers, the RRD HR Committee retained the flexibility necessary to provide cash and equity compensation in line with competitive practices, its guiding principles, and the best interests of RRD stockholders even if these amounts are not fully tax deductible.

The AIP threshold target was based on consolidated revenue and established a multiplier for each Pre-Spin NEO (for the President/CEO and COO, 5x base salary; and for the other Pre-Spin NEOs, 3x base salary) for tax deductibility purposes under Section 162(m) of the Internal Revenue Code. These award pools were the absolute maximum limitations on the dollar value of awards earned. The RRD HR Committee then exercised negative discretion to reduce the amount of the pre-Spin AIP award for each pre-Spin NEO and determined the actual annual cash incentive payouts, guided by its consideration of the performance of RRD against the financial threshold (for 2016, non-GAAP reported EBITDA) and individual performance objectives.

Pre-Spin Operation of the RRD Human Resources Committee

The RRD HR Committee established and monitored RRD’s overall compensation strategy to ensure that executive compensation supported the business objectives and specifically established the compensation of the CEO, other senior officers and key management employees. The RRD HR Committee did not administer the employee benefit plans, nor did it have direct jurisdiction over them, but it reviewed the employee benefit plans so as to have a better understanding of the overall compensation structure of RRD. In carrying out its responsibilities, the RRD HR Committee, with assistance from its compensation consultant, Willis Towers Watson, reviewed and determined the compensation (including salary, annual incentive, long-term incentives and other benefits) of RRD’s executive officers, including the pre-Spin NEO. Management, including RRD’s executive officers, developed preliminary recommendations regarding compensation matters with respect to the executive officers other than the RRD CEO for RRD HR Committee review. The RRD HR Committee then reviewed management’s preliminary recommendations and made final compensation decisions.

Pre-Spin Role of the RRD Compensation Consultant

Compensation of executive officers was overseen by the RRD HR Committee, which engaged Willis Towers Watson as its executive compensation consultant to provide objective analysis, advice and recommendations on executive officer compensation and related matters in connection with the RRD HR Committee’s decision-making process. In addition, and related to the Spin, the RRD HR Committee considered the many compensation program changes and transitions that needed to occur as a result of creating three independent public companies and requested that Willis Towers Watson conduct a special review of decisions that were made over the course of 2016 with regard to the Spin. Willis Towers Watson regularly attended RRD HR Committee meetings and reported directly to the RRD HR Committee, not to management, on matters relating to compensation for the executive officers and for directors.

Willis Towers Watson provided additional services to RRD pre-Spin not under the direction of the RRD HR Committee, which services were pre-approved by the RRD HR Committee. The RRD HR Committee reviewed the work and services provided by Willis Towers Watson and it determined that (a) such services were provided on an independent basis and (b) no conflicts of interest exist. Factors considered by the RRD HR Committee in its assessment include:

1.	Other services provided to RRD by Willis Towers Watson;

2.	Fees paid by RRD as a percentage of Willis Towers Watson’s total revenue;

3.	Willis Towers Watson’s policies and procedures that are designed to prevent a conflict of interest and maintain independence between the personnel who provide HR services and those who provide these other services;

4.	Any business or personal relationships between individual consultants involved in the engagement and RRD HR Committee members;

5.	Whether any RRD stock is owned by individual consultants involved in the engagement; and

6.	Any business or personal relationships between RRD’s executive officers and Willis Towers Watson or the individual consultants involved in the engagement.

Pre-Spin Risk Assessment

In 2016, the RRD HR Committee, with the assistance of Willis Towers Watson, reviewed and evaluated RRD’s executive and employee compensation practices and concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on RRD. The determination primarily took into account the balance of cash and equity payouts, the balance of annual and long-term incentives, the type of performance metrics used, incentive plan payout leverage, possibility that the plan designs could be structured in ways that might encourage gamesmanship, avoidance of uncapped rewards, multi-year vesting for equity awards, use of stock ownership requirements for senior management and the RRD HR Committee’s oversight of all executive compensation programs.

Pre-Spin Role of RRD Management

RRD management, including the RRD CEO, developed preliminary recommendations regarding compensation matters with respect to all RRD executive officers, other than the RRD CEO, and provided these recommendations to the RRD HR Committee, which made the final decisions, with advice from Willis Towers Watson, as appropriate. The management team was responsible for the administration of the compensation programs once RRD HR Committee decisions were finalized.

RRD PRE-SPIN STOCKHOLDER OUTREACH

During 2016, RRD continued its practice of engaging with stockholders about various corporate governance topics including executive compensation. Meetings were held with significant institutional investors to, among other things, gather additional feedback on RRD’s compensation programs. Based on such meetings and meetings held in prior years, RRD made changes to its compensation programs, including restructuring its long-term incentive program to decrease dilution by providing for cash only awards for employees below the EVP/President level.

RRD received a 95.32% vote in support of its executive compensation program in the 2016 Say-on-Pay advisory vote. RRD believes the pre-Spin compensation decisions and the overall executive compensation program were tailored to RRD’s business strategies, align pay with performance, and take into account feedback received from investors.

DONNELLEY FINANCIAL POST-SPIN COMPENSATION PROGRAM

Compensation of executive officers is overseen by the Compensation Committee. The following discussion describes the practices and policies implemented by the Compensation Committee following the Spin Date with respect to the NEOs’ post-Spin compensation for 2016. Other than as described below, the Compensation Committee determined to continue the executive compensation program for the remainder of 2016 with the same elements as RRD’s executive compensation program and will establish objectives, principles and/or elements for the program for 2017 and forward as needed. The Compensation Committee engaged Willis Towers Watson as its executive compensation consultant to provide objective analysis, advice and recommendations on 2016 post-Spin executive officer pay in connection with the Compensation Committee’s decision-making process. In November 2016, the Compensation Committee determined to change compensation consultants and engaged Frederic Cook & Co., Inc., or FW Cook, to provide objective analysis, advice and recommendations on executive officer pay in connection with the Compensation Committee’s decision-making process for 2017 forward.

Donnelley Financial Post-Spin Compensation Decisions

Following the Spin, the Compensation Committee evaluated the NEOs’ existing pay opportunities relative to market practices for their Donnelley Financial roles and made appropriate adjustments as further described below. In connection with this evaluation, Willis Towers Watson recommended use of general industry published survey data as the primary benchmark perspective until a fully developed peer group could be refined for ongoing compensation decisions.

As a general practice, the Compensation Committee targets the market median for cash compensation. Due to certain officers’ limited experience in their new roles, the Compensation Committee determined to use a two to three year approach for reaching market median for total cash compensation, with initial adjustments bringing executives to 85% - 95% of the market median and additional adjustments in future years, assuming successful performance of the executive’s role. Any differences in compensation levels that exist among the NEOs are primarily due to differences in market practices for similar positions, the responsibility, scope and complexity of the NEO’s role at Donnelley Financial, factors related to a newly hired or promoted executive officer and/or the performance of individual officers.

Base Salary and Target Bonus

Base salaries and target bonuses for each executive officer were set considering:

•	each executive’s role and responsibilities at the time he or she joined Donnelley Financial;

•	the skills and future potential of the individual with Donnelley Financial; and

•	salary levels for similar positions in Donnelley Financial’s market survey data.

In general, base salary is intended to be the smallest component of the overall compensation package, assuming that Donnelley Financial was achieving or exceeding targeted performance levels for its incentive programs.

Following the Spin, the Compensation Committee approved adjustments to the NEOs’ base salaries and target bonuses as follows: Mr. Leib’s salary was increased to $700,000 and target bonus was decreased to 100% of base salary (these and other amendments to Mr. Leib’s employment agreement are further described under “—Potential Payments upon Termination or Change in Control”); Mr. Juhase’s salary was increased to $441,000 and target bonus remained 100% of base salary; Mr. Gardella’s salary was increased to $390,000 and target bonus was increased to 65% of base salary; Ms. Reiners’ salary was increased to $325,000 and target bonus remained 50% of base salary and Ms. Turner’s salary was increased to $260,000 and target bonus was increased to 40% of base salary, in each case to bring the NEOs into the desired competitive positioning as set forth above.

Stub Period Incentive Plan

Awards to the NEOs were based on performance against the corporate financial targets (25% of payment) as well as achievement of transitional objectives (75% of payment) for the three-month period after the Spin (October 1, 2016 to December 31, 2016), or the Stub Period. Specific individual performance goals were not set for the NEOs for the Stub Period. The Stub Period AIP target as a percentage of base salary for each NEO was as set forth above.

The corporate financial target for the Stub Period was non-GAAP adjusted EBITDA of $35.3 million, which is defined as net earnings adjusted for income taxes, interest expense, depreciation and amortization, restructurings and impairments, acquisition-related expenses, Spin-related expenses and certain other charges or credits.

The Stub Period financial performance payout curve was structured as follows:

•	Payout starts at 80% of the corporate financial target, with a Stub Period AIP payout of 80%; and

•	Payouts scale upward from 80% to 100% of target reflecting actual EBITDA generated as a percentage of target, with the corporate financial target needing to be attained to fund at 100%.

The transitional objectives for the Stub Period were:

•	Developing plans to build out company infrastructure;

•	Developing plans to transition off transition services agreements in place with RRD and LSC as part of the Spin process;

•	Developing plans to address commercial agreements with LSC and RRD; and

•	Determining key priorities for 2017.

Payout for achievement of the transitional objectives was determined on a discretionary basis by the Compensation Committee based on progress achieved.

The Compensation Committee reviewed Donnelley Financial’s post-Spin results and performance against the corporate financial target. As a result, and consistent with Donnelley Financial’s pay for performance philosophy, the Compensation Committee confirmed the corporate financial target for the Stub Period was not met and no payout with respect thereto was made. The Compensation Committee also reviewed Donnelley Financial’s progress toward achievement of the transitional objectives and determined a payout level of 100% of the transitional objectives was appropriate, resulting in a 75% payout level for the Stub Period.

Long-Term Incentive Program

The Compensation Committee determined to grant “founder’s awards” to the NEOs and certain other executives to align the senior executives with new shareholder interests, provide immediate incentive for long-term retention and allow participants to share in post-Spin gains in Donnelley Financial value. These founder’s awards, in the form of restricted stock awards to the NEOs and RSU awards to other executives, were granted on the Spin Date. In order to maintain deductibility under Section 162(m), we established a performance target for the restricted stock awards for the NEOs of net sales of at least 75% of the net sales of Donnelley Financial for the period October 1, 2016 through September 30, 2016 in any one of the twelve month periods started on October 1, 2016 and ending on September 30, 2019 that must be met before any shares are vested. If the performance target is met, vesting will occur over the three year period beginning on the date of grant, with 0% vesting at the end of year one, 50% at the end of year two and 50% at the end of year three; however, if the performance target is not met until year three, 100% will vest at the end of year three. All shares are forfeited if the performance target is not met. Restricted stock awards accrue dividends which are payable only upon vesting.

Donnelley Financial Post-Spin Benefit Programs

Post-Spin Donnelley Financial benefit programs were established based upon an assessment of competitive market factors and a determination of what is needed to retain high-caliber executives. Donnelley Financial’s primary benefits for executives include participation in Donnelley Financial’s broad-based plans at the same benefit levels as other employees. These plans include: retirement plans, savings plans, Donnelley Financial’s health and dental plans and various insurance plans, including disability and life insurance.

Donnelley Financial also provides certain executives, including certain of the NEOs, the following benefits:

•	Supplemental Retirement Plan: A supplemental retirement plan for eligible executives described under “—Pension Benefits.” This supplemental retirement plan takes into account compensation above limits imposed by the tax laws and is similar to programs found at many of the companies Donnelley Financial competes with for talent. This benefit is available to all highly paid Donnelley Financial executives, including the NEOs. Approximately 96 (active and inactive) employees are covered by this plan.

•	Pension Plans: Because RRD froze the Qualified Retirement Plans as of December 31, 2011, generally no additional benefits will accrue under such plans or the related supplemental retirement plan.

•	Supplemental Insurance: Additional life and disability insurance, enhancing the value of Donnelley Financial’s overall compensation program. The premium cost for these additional benefits is included as taxable income for certain NEOs and there is no tax gross-up on this benefit.

•	Deferred Compensation Plan: Prior to the Spin, RRD provided executives the opportunity to defer receiving income and therefore defer taxation on that income, until either a number of years chosen by the executive or termination of employment with RRD. Following the Spin, each executive’s balance in the plan, deferral elections and investment option elections followed them to their Spin company. Post-Spin, the plan is not accepting additional deferrals.

•	Financial Counseling: Reimbursement of expenses for financial counseling services to provide certain NEOs access to an independent financial advisor of their choice. The cost of these services, if utilized, is included as taxable income for the NEOs and there is no tax gross-up on this benefit.

•	Automobile Program: A monthly automobile allowance that provides eligible executives with an opportunity to use their car for both business and personal use in an efficient manner. This allowance was included as taxable income to certain NEOs and there is no tax gross-up on this benefit.

Post-Spin Tax Deductibility Policy

The Compensation Committee considered the deductibility of compensation for federal income tax purposes in the design of Donnelley Financial’s post-Spin programs. While Donnelley Financial generally seeks to maintain the deductibility of the incentive compensation paid to its executive officers, the Compensation Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practices, its compensation philosophy and the best interests of Donnelley Financial stockholders, even if these amounts are not fully tax deductible.

The founder’s awards granted to the NEOs under the long-term incentive program were based on a performance threshold for tax deductibility purposes under Section 162(m) of the Internal Revenue Code.

Post-Spin Operation of the Donnelley Financial Compensation Committee

The Compensation Committee establishes and monitors Donnelley Financial’s overall compensation strategy to ensure that executive compensation supports the business objectives and specifically establishes the compensation of the CEO, other senior officers and key management employees. The Compensation Committee does not administer the employee benefit plans, nor does it have direct jurisdiction over them, but does review the employee benefit plans so as to have a better understanding of the overall compensation structure of Donnelley Financial. In carrying out its responsibilities, the Compensation Committee, with assistance from its compensation consultant, FW Cook, reviews and determines the compensation (including salary, annual incentive, long-term incentives and other benefits) of Donnelley Financial’s executive officers, including the NEOs. Management, including Donnelley Financial’s executive officers, develops preliminary recommendations regarding compensation matters with respect to the executive officers other than the CEO for Compensation Committee review. The Compensation Committee then reviews management’s preliminary recommendations and makes final compensation decisions.

Post-Spin Role of the Donnelley Financial Compensation Consultant

The Compensation Committee retained Willis Towers Watson as of the Spin Date as its outside compensation consultant to advise the Compensation Committee on executive officer compensation and related matters in connection with the Compensation Committee’s decision-making process for the 2016 post-Spin period. Willis Towers Watson regularly attended Compensation Committee meetings in October of 2016 and reported directly to the Compensation Committee, not to management, on matters relating to 2016 compensation for the executive officers and for directors, including, as discussed above, with respect to developing recommendations for the annual incentive plan for the Stub Period, conducting an analysis of compensation for the NEOs and assess how target and actual compensation aligned with Donnelley Financial’s objectives and developing recommendations for the size and structure of the founder’s awards for Donnelley Financial’s executive officers. Willis Towers Watson provided no additional services to Donnelley Financial post-Spin. In November 2016, the Compensation Committee determined to change compensation consultants and engaged FW Cook to provide compensation consultant services for Compensation Committee’s decision-making process for 2017 forward. Before engaging FW Cook, the Compensation Committee reviewed the proposed services to be provided by FW Cook and considered the following factors to determine that (a) such services would be provided on an independent basis and (b) no conflicts of interest exist. Factors considered by the Compensation Committee in its assessment include:

1.	Other services provided to Donnelley Financial by FW Cook;

2.	The fees to be paid by Donnelley Financial as a percentage of FW Cook’s total revenue;

3.	FW Cook’s policies and procedures that are designed to prevent a conflict of interest and maintain independence between the personnel who provide HR services and those who provide these other services;

4.	Any business or personal relationships between individual consultants involved in the engagement and Compensation Committee members;

5.	Whether any Donnelley Financial stock is owned by individual consultants involved in the engagement; and

6.	Any business or personal relationships between Donnelley Financial’s executive officers and FW Cook or the individual consultants involved in the engagement.

Post-Spin Role of Donnelley Financial Management

Donnelley Financial management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which makes the final decisions, with advice from its compensation consultant, as appropriate. The management team is responsible for the administration of the compensation programs once Compensation Committee decisions are finalized.

Donnelley Financial Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for all executive officers and certain other executives. These guidelines are designed to encourage Donnelley Financial’s executives to have a meaningful equity ownership in Donnelley Financial, and thereby link their interests with those of its stockholders. These stock ownership guidelines provide that, within five years of becoming an executive, each executive must own (by way of shares owned outright and shares of unvested restricted stock and unvested restricted stock units, but not including unexercised stock options or performance share units other than the founders, awards) shares of Donnelley Financial common stock with a value of 5x base salary for the CEO, 3x base salary for the direct reports of the CEO and 1x base salary for all other officers covered by the policy. In the event an executive does not achieve or make progress toward the required stock ownership level, the Compensation Committee has the discretion to take appropriate action. As of March 9, 2017, all of the Donnelley Financial NEOs have made appropriate progress toward their ownership guidelines.

2016 Summary Compensation Table

The Summary Compensation Table provides compensation information about our principal executive officer, principal financial officer, and the three most highly compensated executive officers other than the principal executive officer and principal financial officer, or the NEOs, as of December 31, 2016. Prior to the Spin, Mr. Leib was a named executive officer of RRD and Mr. Juhase’s role at RRD was comparable to his position at the Company, and therefore information regarding their compensation for 2015 is included in the table below. Mr. Gardella and Mesdames Reiners and Turner were not named executive officers of RRD, nor did they hold the same position at RRD, and therefore no 2015 compensation information for them is reported in the table below. The information set forth below for Mr. Leib and Mr. Juhase with respect to the year ended December 31, 2015 is historical RRD compensation which has been provided by, or derived from information provided by, RRD and reflects compensation earned for services rendered to RRD. The information set forth below with respect to the year ended December 31, 2016 for all NEOs includes pre-Spin compensation received from RRD combined with post-Spin compensation received from Donnelley Financial.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Daniel N. Leib(6)	2016	625,000	900,000	3,608,480	—	226,570	14,896	22,785	5,397,731
President and	2015	600,000	300,000	1,420,042	—	170,000	—	25,327	2,515,469
Chief Executive Officer

Thomas F. Juhase(7)	2016	425,250	196,529	858,200	—	121,563	13,008	1,322	1,615,872
Chief Operating Officer	2015	420,000	75,000	302,144	—	69,378	—	1,892	868,414

David A. Gardella	2016	345,000	325,000	814,740	—	65,424	7,146	412	1,557,722
Chief Financial Officer

Jennifer B. Reiners	2016	300,925	350,000	382,709	—	45,304	21,284	207	1,100,429
General Counsel

Kami S. Turner	2016	237,500	158,333	136,694	—	27,828	2,468	90	562,913
Chief Accounting Officer

1	The amounts shown in this column for 2016 consist of (a) deferred cash awards granted under the RR Donnelley 2012 Performance Incentive Plan, or the RRD 2012 PIP, in March 2013, of which one-fourth vested on the third anniversary of the grant date in the following amounts: Ms. Reiners, $25,000 and Ms. Turner, $12,500; (b) deferred cash awards granted under the RRD 2012 PIP in March 2014, of which one-third vested on January 1, 2016 in the following amounts: Mr. Leib, $300,000; Mr. Juhase, $71,529; Mr. Gardella, $75,000; Ms. Reiners, $50,000 and Ms. Turner, $33,333; (c) deferred cash awards granted under the RRD 2012 PIP in March 2014, of which one-fourth vested on the second anniversary of the grant date in the following amounts: Ms. Reiners, $25,000 and Ms. Turner, $12,500; and (d) a Spin Cost Reduction Incentive Bonus paid to Mr. Leib in the amount of $600,000 and discretionary Spin Retention Bonuses paid upon completion of the Spin in the following amounts: Mr. Juhase, $125,000; Mr. Gardella, $250,000; Ms. Reiners, $250,000 and Ms. Turner, $100,000.

2	The amounts shown in this column constitute the aggregate grant date fair value of shares of restricted stock granted during the fiscal year under the Company’s 2016 Performance Incentive Plan, or the 2016 PIP, and restricted stock units, or RSUs, granted during the 2016 fiscal year under the RRD 2012 PIP. The amounts are valued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (which we refer to as ASC Topic 718). See Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating the fair value pursuant to ASC Topic 718. For further information on these awards, see the Outstanding Equity Awards at Fiscal Year-End table. The NEOs were granted awards with the following grant date fair values:

Type of Award	Daniel Leib	Thomas Juhase	David Gardella	Jennifer Reiners	Kami Turner
RRD RSUs	1,421,694	278,703	235,243	—	—
Company Restricted Stock	2,186,786	579,497	579,497	382,709	136,694

3	The amounts shown in this column constitute payments made under the RR Donnelley Annual Incentive Plan, or the RRD AIP (which is a subplan of the RRD 2012 PIP), as well as our Stub Period Incentive Plan (which is a subplan of the 2016 PIP). At the outset of the year, the RRD HR Committee set performance criteria that were used to determine whether and to what extent the NEOs received payments under the RRD AIP for the pre-Spin period and immediately following the Spin, the Company’s Compensation Committee set performance criteria that were used to determine whether and to what extent the NEOs received payments under the Company’s Stub Period Incentive Plan. The NEOs were paid the following amounts under the RRD AIP and the Company Stub Period Incentive Plan:

Plan	Daniel Leib	Thomas Juhase	David Gardella	Jennifer Reiners	Kami Turner
RRD AIP	94,241	38,196	17,502	14,585	8,168
Company Stub Period Incentive Plan	132,329	83,367	47,922	30,719	19,660

See “Compensation Discussion and Analysis” for further information on the 2016 payments.

4	The amounts shown in this column include the aggregate of the increase, if any, in actuarial values of each of the named executive officer’s benefits under our Pension Plans and Supplemental Pension Plans.

5	Amounts in this column include the value of the following perquisites provided to the NEOs in 2016. For Mr. Leib: corporate automobile allowance of $16,800; $1,725 paid to providers of personal tax/financial advice and a $3,599 premium paid by the company for supplemental disability insurance. The company does not provide a tax gross-up on these benefits. Mr. Juhase is able to use certain country clubs at which the company has a business purpose membership for his personal use but to the extent that there is an incremental cost to the company, Mr. Juhase reimburses the company for such personal use. The amounts in this column also include premiums paid by the Company for group term life insurance for each NEO for which the company does not provide a tax gross-up.

6	Mr. Leib served as Executive Vice President, Chief Financial Officer of RRD until September 30, 2016 and assumed the responsibilities of President and Chief Executive Officer of Donnelley Financial at the time of the Spin.

7	Mr. Juhase served as President of Financial, Global Outsourcing and Document Solutions of RRD until September 30, 2016 and assumed the responsibilities of Chief Operating Officer of Donnelley Financial at the time of the Spin.

2016 Grants of Plan-Based Awards

The following table shows additional information regarding: (i) the threshold, target and maximum level of annual cash incentive awards for our NEOs for performance during 2016, as established by the RRD HR Committee in February 2016 under the RRD AIP; (ii) the threshold, target and maximum level of Stub Period cash incentive awards for our NEOs for performance during the Stub Period of 2016, as established by our Compensation Committee in October 2016 under the Stub Period Incentive Plan; (iii) RSUs granted in February 2016 by RRD under the 2012 RRD PIP and (iv) restricted stock awards granted in October 2016 by the Company under the 2016 PIP, or the Founder’s Awards, in each case to help retain the NEOs and focus their attention on building shareholder value.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stocks or Units(#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Target (#)
Daniel Leib	—	78,750	(5)	787,500	(5)	1,181,250	(5)	—	—	—
	—	140,000	(6)	175,000	(6)	—		—	—	—
	2/29/2016	—		—		—		—	65,494	1,421,694
	10/1/2016	—		—		—		88,355	—	2,186,786

Thomas Juhase	—	33,075	(5)	330,750	(5)	496,125	(5)	—	—	—
	—	88,200	(6)	110,250	(6)	—		—	—	—
	2/29/2016	—		—		—		—	13,101	278,703
	10/1/2016	—		—		—		23,414	—	579,497

David Gardella	—	14,625	(5)	146,250	(5)	219,375	(5)	—	—	—
	—	50,700	(6)	63,375	(6)	—		—	—	—
	2/29/2016	—		—		—		—	11,528	235,243
	10/1/2016	—		—		—		23,414	—	579,497

Jennifer Reiners	—	12,188	(5)	121,875	(5)	182,813	(5)	—	—	—
	—	32,500	(6)	40,625	(6)	—		—	—	—
	2/29/2016	—		—		—		—	—	—
	10/1/2016	—		—		—		15,463	—	382,709

Kami Turner	—	6,825	(5)	68,250	(5)	102,375	(5)	—	—	—
	—	20,800	(6)	26,000	(6)	—		—	—	—
	2/29/2016	—		—		—		—	—	—
	10/1/2016	—		—		—		5,523	—	136,694

1	In each case, the amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the “2016 Summary Compensation Table.” See “Compensation Discussion and Analysis” for further information on these payments.

2	Consists of shares of restricted stock, the Founder’s Awards, awarded under the 2016 PIP. The restricted stock is subject to a performance target with respect to net sales that must be met in any one of the twelve month periods beginning on October 1, 2016 and ending on September 30, 2019 before any shares are vested. If the performance target is met, time-based vesting will occur over the three year period beginning on the date of grant, with 0% vesting at the end of year one, 50% at the end of year two and 50% at the end of year three; however, if the performance target is not met until year three, 100% will vest at the end of year three, subject, in each case, to satisfying the time-based vesting requirements. See “Compensation Discussion and Analysis” for further information on the Founder’s Awards and “Potential Payments Upon Termination or Change in Control.”
3	Consists of RSUs originally awarded under the RRD 2012 PIP which were converted into Company RSUs in connection with the Spin. Each RSU is equivalent to one share of Company common stock. The awards vest in full on the third anniversary of the grant date. See “Potential Payments Upon Termination or Change in Control.” The original, pre-Spin number of RSUs granted by RRD (each equivalent to one share of RRD common stock) and awarded to each NEO prior to conversion to Company RSUs in connection with the Spin was as follows: Mr. Leib, 110,380; Mr. Juhase, 22,080 and Mr. Gardella, 19,430.

4	Grant date fair value with respect to the RSUs and restricted stock is determined in accordance with ASC Topic 718. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. See “Outstanding Equity Awards at Fiscal Year-End.”

5	Consists of potential payouts under the RRD AIP pro rated for the pre-Spin period beginning on January 1, 2016 and ending on September 30, 2016, calculated based on the NEO’s salary as of December 31, 2016 and AIP target as of the date of the Spin. The amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation under the “2016 Summary Compensation Table.”

6	Consists of potential payouts under the Stub Period Incentive Plan for performance during the post-Spin “stub” period beginning on October 1, 2016 and ending on December 31, 2016, calculated based on the NEO’s salary and bonus target as of December 31, 2016. The amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation under the “2016 Summary Compensation Table.”

Outstanding Equity Awards at 2016 Fiscal Year-End

The table below shows (i) each grant of stock options of Donnelley Financial that are unexercised and outstanding and (ii) the aggregate number of unvested Donnelley Financial restricted stock units and shares of unvested Donnelley Financial restricted stock outstanding for the NEOs as of December 30, 2016 (the last trading day of the year). See “Compensation Discussion and Analysis—Treatment of RRD Equity and Cash Awards in Connection with the Spin” for a discussion of the impact of the Spin on the awards discussed in the following table.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Daniel Leib	—	—	—	—	110,080	2,529,638	88,355	2,030,398
Thomas Juhase	—	—	—	—	25,031	575,212	23,414	538,054
David Gardella	—	—	—	—	20,947	481,362	23,414	538,054
Jennifer Reiners	—	—	—	—	—	—	15,463	355,340
Kami Turner	—	—	—	—	—	—	5,523	126,919

1	The following table provides information with respect to the vesting of each NEO’s outstanding unvested Donnelley Financial RSUs over shares of Donnelley Financial common stock that are set forth in the above table. Also includes PSUs granted by RRD for which performance through September 30, 2016 was certified by the RRD HR Committee and converted to Donnelley Financial RSUs subject to time-based vesting in connection with the Spin.

Vesting Date	Daniel Leib	Thomas Juhase	David Gardella
3/2/2017*	4,531	1,818	1,187
12/31/2017	13,623	1,449	1,196
3/2/2018**	26,432	8,663	7,036
3/2/2019	65,494	13,101	11,528

*	Each NEO also received the following number of RRD and LSC RSUs, respectively, in connection with the equity conversions in the Spin that vested on March 2, 2017: Mr. Leib, 12,083 and 4,531; Mr. Juhase, 4,929 and 1,818 and Mr. Gardella, 3,165 and 1,187.
**	Each NEO also received the following number of RRD and LSC RSUs, respectively, in connection with the equity conversions in the Spin that will vest on March 2, 2018: Mr. Leib, 3,333 and 1,250; Mr. Juhase, 1,750 and 626 and Mr. Gardella, 1,082 and 406.

2	Assumes a closing price per share of $22.98 on December 30, 2016, the last trading day of the fiscal year.
3	Represents performance based restricted stock awarded under the 2016 PIP. These Founder’s Awards of restricted stock are subject to a performance target with respect to net sales that must be met in any one of the twelve month periods started on October 1, 2016 and ending on September 30, 2019 before any shares are vested. If the performance target is met, vesting will occur over the three year period beginning on the date of grant, with 0% vesting at the end of year one, 50% at the end of year two and 50% at the end of year three; however if the performance target is not met until year three, 100% will vest at the end of year three. Restricted stock awards accrue dividends which are payable only upon vesting. All shares are forfeited if the performance target is not met. If employment terminates by reason of death or disability, the unvested portion of the shares of restricted stock shall become fully vested. If employment terminates other than for death or disability, the unvested portion of the restricted stock will be forfeited. NEO employment agreements provide for accelerated vesting of equity awards under certain circumstances. See “Compensation Discussion and Analysis” for further information on the Founder’s Awards and “Potential Payments Upon Termination or Change in Control.”
4	Assumes target performance achievement of the Founder’s Awards (100% payout of the restricted stock granted) and a price per share of $22.98 on December 30, 2016, the last trading day of the fiscal year.

Option Exercises and Stock Vested Table

The following table shows information regarding the value of options exercised and restricted stock, restricted stock units and performance share units vested during 2016. See “Compensation Discussion and Analysis—Treatment of RRD Equity and Cash Awards in Connection with the Spin” for a discussion of the impact of the Spin on certain of the awards discussed in the following table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Daniel Leib	N/A	N/A	50,750	822,135
Thomas Juhase	N/A	N/A	19,544	303,714
David Gardella	N/A	N/A	10,750	167,055
Jennifer Reiners	N/A	N/A	1,250	19,425
Kami Turner	N/A	N/A	N/A	N/A

1	This column includes shares of RRD common stock resulting from the vesting of RSUs on March 2, 2016 under the RRD equity plans prior to the Spin. NEOs received the following number of shares of RRD common stock upon vesting of such RRD RSUs: Mr. Leib, 46,250; Mr. Juhase, 19,544; Mr. Gardella, 10,750 and Ms. Reiners, 1,250. Conversion of such RRD shares in connection with the Spin resulted in ownership of the following number of shares of common stock of the Company and LSC, respectively: Mr. Leib, 3,281 and 3,281; Mr. Juhase, 2,443 and 2,443; Mr. Gardella, 1,344 and 1,344 and Ms. Reiners, 156 and 156. This column also includes 4,500 shares of Donnelley Financial common stock resulting from the vesting of Company RSUs that were issued to Mr. Leib in connection with the conversion of PSUs granted by RRD in 2014 (for which performance through September 30, 2016 was certified by the RRD HR Committee, with performance achievement of 90% of target), and converted to Donnelley Financial RSUs subject to time-based vesting at the time of the Spin. The conversion of the 2014 RRD PSUs in connection with the Spin also resulted in 12,000 RRD and 4,500 LSC RSUs, respectively, that vested on December 31, 2016 for Mr. Leib.
2	Value realized on vesting of RRD RSUs reflects the fair market value of the underlying RRD stock on the date of vesting, based on the closing price of RRD common stock as reported by the NASDAQ Stock Market (RRD was a NASDAQ-listed company on the date of vesting). For RRD RSUs, reflects a price per share of RRD of $15.54 on March 2, 2016. Value realized on vesting of Company RSUs is the fair market value on the date of vesting, based on the closing price of Donnelley Financial common stock as reported by the New York Stock Exchange. For Donnelley Financial RSUs resulting from the conversion of 2014 RRD PSUs, reflects a price per share of Donnelley Financial of $22.98 on December 30, 2016 (the last trading day of the fiscal year). The actual future value to be realized may differ from the amount shown based on the closing price of Company common stock on the date the shares are actually delivered.

Pension Benefits

In connection with the Spin, the Company adopted defined benefit pension plans for Donnelley Financial employees, or the Donnelley Financial Qualified Retirement Plans, that are substantially similar to those maintained by RRD (including with respect to being frozen for future benefit accruals), and assets and liabilities of Donnelley Financial allocated employees and former employees were transferred to, and assumed by, such Donnelley Financial pension plans in accordance with applicable law and as set forth in the employee matters section of the Separation and Distribution Agreement.

Generally, effective December 31, 2011, RRD froze benefit accruals under all of its then existing Federal income tax qualified U.S. defined benefit pension plans (collectively referred to as the RRD Qualified Retirement Plans) that were still open to accruals. Therefore, beginning January 1, 2012, participants generally ceased earning additional benefits under the RRD Qualified Retirement Plans. Thereafter, the RRD Qualified Retirement Plans were merged into one RRD Qualified Retirement Plan and generally no new participants will enter this plan. Before the RRD Qualified Retirement Plans were frozen, accrual rates varied based on age and service. Accruals for the plans were calculated using compensation that generally included salary and annual cash bonus awards. The amount of annual earnings that may be considered in calculating benefits under a qualified pension plan is limited by law. The RRD Qualified Retirement Plan was funded entirely by RRD, and the Donnelley Financial Qualified Retirement Plan is funded entirely by the Company, with contributions made to a trust fund from which the benefits of participants are paid.

The U.S. Internal Revenue Code places limitations on pensions that can be accrued under tax qualified plans. Prior to being frozen, to the extent an employee’s pension would have accrued under one of the RRD Qualified Retirement Plans if it were not for such limitations, the additional benefits were accrued under an unfunded supplemental pension plan (referred to as the RRD SERP or the Donnelley Financial SERP, as applicable). Prior to a change of control of the Company, the Donnelley Financial SERP is unfunded and provides for payments to be made out of the Company’s general assets. Because the RRD Qualified Retirement Plans and therefore the subsequent Donnelley Financial Qualified Retirement Plans were frozen as of December 31, 2011, generally no additional benefits will accrue under the Donnelley Financial Qualified Retirement Plan or the related Donnelley Financial SERP.

Some participants, including those that have a cash balance or pension equity benefit, can elect to receive either a life annuity or a lump sum amount upon termination. Other participants will receive their plan benefit in the form of a life annuity. Under a life annuity benefit, benefits are paid monthly after retirement for the life of the participant or, if the participant is married or chooses an optional benefit form, generally in a reduced amount for the lives of the participant and surviving spouse or other named survivor.

See Note 11 to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating the present value of the current accrued benefit with respect to each NEO under the Donnelley Financial Qualified Retirement Plan and the Donnelley Financial SERP set forth in the table below.

2016 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Daniel Leib	Pension Plan	7	$88,612	—
	SERP	7	$106,128	—
Thomas Juhase	Pension Plan	21	$338,092	—
	SERP	21	$522,753	—
David Gardella	Pension Plan	20	$62,239	—
	SERP	20	$8,121	—
Jennifer Reiners	Pension Plan	15	$204,794	—
	SERP	15	$14,227	—
Kami Turner	Pension Plan	3	$20,418	—
	SERP	3	$0	—

1	The number of years of credited service was frozen effective December 31, 2011, when benefit accruals were frozen.

Nonqualified Deferred Compensation

In connection with the Spin, we adopted deferred compensation benefits for Donnelley Financial employees that are substantially similar to those maintained by RRD and assets and liabilities of Donnelley Financial allocated employees and the assets of certain former Donnelley Financial allocated employees were transferred to, and assumed by, such Donnelley Financial deferred compensation plans in accordance with applicable law and as set forth in the employee matters section of the Separation and Distribution Agreement. We determined not to offer eligible employees the opportunity to make deferrals for 2017 and will determine in our discretion whether to offer such deferral opportunities in later years. In addition, we maintain a number of now-frozen deferred compensation plans, which will remain frozen.

The 2016 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 50% of base salary and 90% of annual incentive bonus payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan. Distributions generally are paid in a lump sum distribution on the latter of the first day of the year following the year in which the NEO’s employment with the Company terminates or the six-month anniversary of such termination unless the NEO elects that a distribution be made three years after a deferral under certain circumstances.

In addition to participating in the Deferred Compensation Plan, Mr. Juhase also participated in a now-frozen deferred compensation plan that was established for employees in RRD’s Financial Business Unit. The plan was frozen and no additional deferrals were allowed after March 1, 2009. Dollars in the plan are credited with interest only at the annual t-bill rate. Upon Separation from Service from the Company without cause or for retirement, the balance of the participant’s deferred compensation account is distributed within the 60-day period beginning on the second anniversary of the Separation from Service. If the Separation from Service is due to death or disability, the balance of the deferred compensation account is distributed within 60 days of the event.

2016 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Daniel Leib
Deferred Compensation Plan	—	—	3,503	—	40,560
Thomas Juhase
Deferred Compensation Plan	—	—	10,549	—	306,648
Legacy Financial Business Unit Deferred Compensation Plan	—	—	7,583	—	451,015
David Gardella
Deferred Compensation Plan	—	—	—	—	—
Jennifer Reiners
Deferred Compensation Plan	—	—	23,873	—	229,860
Kami Turner
Deferred Compensation Plan	—	—	—	—	—

1	Amounts in this column with respect to the Deferred Compensation Plan are not included in the 2016 Summary Compensation Table because the amounts do not reflect above-market earnings.

Potential Payments Upon Termination or Change in Control

This section describes the payments that would have been received by the NEOs upon termination of his or her employment at December 31, 2016. The amount of these payments would have depended upon the circumstances of their termination, which include termination by Donnelley Financial without Cause, termination by Mr. Leib for Good Reason, other voluntary termination by the employee, death, disability, or termination following a change in control of Donnelley Financial. Messrs. Leib and Juhase are party to employment agreements with the Company and Mr. Gardella and Ms. Reiners are party to severance agreements with the Company. Ms. Turner does not have an individual agreement or arrangement with the Company, but she is subject to the Company’s broad-based Separation Pay Plan. The information in this section is based upon the employment arrangements as in effect as of December 31, 2016. This information is presented to illustrate the payments the NEOs would have received from the Company under the various termination scenarios. A description of the terms with respect to each of these types of terminations follows.

Termination other than after a Change in Control

The employment and severance arrangements for each NEO provide for payments of certain benefits, as described below, upon termination of employment. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each applicable NEO under the employment or severance agreements is an understanding of the definition of ‘Cause’ that is used in those agreements. For purposes of the employment and severance agreements, we have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to substantially perform duties consistent with the scope and nature of his or her position or refusal or failure to attempt in good faith to follow the written direction of the chief executive officer, chief operating officer, chief financial officer or the Board, as applicable, committing an act materially injurious (monetarily or otherwise) to us or our subsidiaries, commission of a felony or other actions specified in the definition.

In addition, pursuant to the terms of his employment agreement Mr. Leib is said to have Good Reason to terminate his employment (and thereby gain access to the benefits described below) if we assign Mr. Leib duties that represent a material diminution of his duties or responsibilities, reduce his compensation, generally require that Mr. Leib’s principal office be located other than in or around Chicago, Illinois or materially breach the employment agreement.

The employment and severance agreements for the NEOs require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment and severance agreements also include noncompete and nonsolicit provisions that would apply for a period of one to two years, as set forth in such NEO’s agreement, following the NEO’s termination of employment.

The benefits to be provided to the NEO in each of those situations are described in the tables below, which assume that the termination had taken place on December 31, 2016.

Termination after a Change in Control

None of our NEOs are entitled to tax gross-ups upon a termination after a Change in Control (as defined in such NEO’s employment agreement).

As with the severance provisions described above, the rights to which the NEOs are entitled under the Change in Control provisions upon a termination of employment are dependent on the circumstances of the termination. The definitions of Cause and Good Reason are the same in this termination scenario as in a termination other than after a Change in Control.

Potential Payment Obligations Under Employment and Severance Agreements upon Termination of Employment of NEO or upon a Change in Control

The following tables set forth our payment obligations under the employment and severance agreements under the circumstances specified upon a termination of the employment of our NEOs or upon a Change in Control. The tables do not include payments or benefits that do not discriminate in scope, terms or operation in favor of the NEOs and are generally available to all salaried employees, or pension or deferred compensation payments that are discussed in “—Pension Benefits and Nonqualified Deferred Compensation.”

Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables relating to potential payments upon termination, termination after a Change in Control or after a Change in Control.

Disability or Death—All NEOs are entitled to pension benefits upon death or disability according to the terms of the pension plan. Mr. Leib’s employment agreement provides that in the event of disability or death, in addition to payments under the Company’s disability benefits plan or life insurance program, as applicable and each as available to all salaried employees, Mr. Leib is entitled to benefits paid under a supplemental disability insurance policy or supplemental life insurance policy, as applicable, maintained by the Company for his benefit. Pursuant to the terms of the Company’s Stub Period Incentive Plan and the RRD AIP, each NEO is also entitled to his or her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid and as available to all salaried employees. Additionally, all unvested equity awards held by each NEO will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

Equity Acceleration—Pursuant to the terms of his employment agreement, Mr. Leib is entitled to immediate vesting of all outstanding equity awards in the event of any termination initiated by Mr. Leib for Good Reason or termination initiated by the Company without Cause. Each NEO is generally entitled to immediate vesting of all outstanding equity awards upon a Change in Control (as defined in the applicable performance incentive plan) under the terms of such performance incentive plan. For all NEOs, all unvested equity awards are forfeited in the event of resignation other than for Good Reason, if applicable, or termination with Cause. Treatment of equity upon death or disability is discussed above in “Disability or Death.”

Value of accelerated RSUs is the fair market value on the date of termination. For purposes of the tables, fair market value is the closing price on December 30, 2016 (the last trading day of the fiscal year) of $22.98.

Health Care Benefits—The employment and severance agreements generally provide that termination without Cause, or in Mr. Leib’s case, after resignation for Good Reason, the Company will continue providing medical, dental, and vision coverage to the NEO that the NEO was eligible to receive immediately prior to such termination until the end date of an enumerated period following the NEO’s date of termination. For Messrs. Leib and Juhase this period is 18 months, for Mr. Gardella this period is 12 months and for Ms. Reiners this period is six months, in each case after such resignation or termination (either before or after a Change in Control). In the event of resignation other than for Good Reason, if applicable, or termination with Cause, the NEO is entitled to the same benefits as all other employees would be entitled to after termination. Benefits payable upon disability or death are described above in “Disability or Death.”

The tables below show estimates of the benefits potentially payable to each NEO, assuming that termination or any Change in Control took place on December 31, 2016.

Mr. Leib, the Company’s president and chief executive officer, would be entitled to the following:

	Resignation for Good Reason or Termination Without Cause ($)		Resignation for other than Good Reason or Termination With Cause ($)	Resignation for Good Reason or Termination Without Cause after Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)
Cash:
Base Salary	1,400,000	(1)	0	1,400,000	(1)	0		—	(2)	—
Bonus	1,400,000	(1)	0	1,400,000	(1)	0		—	(3)	—	(3)
Deferred Cash	1,100,000	(4)	0	1,100,000	(4)	1,100,000	(5)	1,068,000	(6)	1,068,000	(6)
Equity:
Restricted Stock(7)	2,030,398		0	2,030,398	(8)	2,030,398	(8)	2,030,398	(9)	2,030,398	(9)
Restricted Stock Units(7)	2,529,638		0	2,529,638	(8)	2,529,638	(8)	2,529,638	(9)	2,529,638	(9)
Benefits and Perquisites:(10)
Supplemental Disability Insurance	—		—	—		—		2,200,005	(11)	—
Total:	8,460,036		0	8,460,036		5,660,036		8,928,041		5,628,036

1	Mr. Leib is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
2	Mr. Leib is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
3	Pursuant to the terms of the RRD AIP and the Company’s Stub Period Incentive Plan, Mr. Leib is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
4	The unvested value of a cash retention award, or the 2013 Cash Retention Award, awarded in March 2013 and vesting on the fourth anniversary of the grant date and the unvested portion of a cash incentive award, or the 2014 Cash Retention Award, awarded in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017, would each vest and become payable in full upon termination without cause pursuant to the terms of an amendment to the awards. The Company assumed Mr. Leib’s 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
5	The 2013 Cash Retention Award and the 2014 Cash Retention Award will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the plan. The Company assumed Mr. Leib’s 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
6	A pro-rata portion of the unvested value of the 2013 Cash Retention Award and the full value of the 2014 Cash Retention Award would each vest and become payable upon death or disability pursuant to the terms of the applicable award agreements.
7	Assumes price per share of $22.98 on December 30, 2016 (the last trading day of the fiscal year).
8	All unvested Donnelley Financial equity awards held by Mr. Leib will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the 2016 PIP.
9	All unvested Donnelley Financial equity awards held by Mr. Leib will immediately vest upon disability or death pursuant to the terms of the applicable award agreements. Mr. Leib would also receive $251,491 and $171,580, respectively, in connection with the accelerated vesting of RRD and LSC restricted stock units received in connection with the Spin, assuming a price per share on December 31, 2016 of $16.32 for RRD shares and $29.68 for LSC shares.
10	Except as disclosed, Mr. Leib receives the same benefits that are generally available to all salaried employees upon disability or death.
11	Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Leib in excess of the amount generally available to all salaried employees.

Mr. Juhase, the Company’s chief operating officer, would be entitled to the following:

	Termination Without Cause ($)		Resignation or Termination With Cause ($)	Termination Without Cause after Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)
Cash:
Base Salary	661,500	(1)	0	661,500	(1)	0		—	(2)	—
Bonus	661,500	(1)	0	661,500	(1)	0		—	(3)	—	(3)
Deferred Cash	782,130	(4)	0	782,130	(4)	782,130	(5)	350,506	(6)	350,506	(6)
Equity:
Restricted Stock(7)	0		0	538,054	(8)	538,054	(8)	538,054	(9)	538,054	(5)(9)
Restricted Stock Units(7)	0		0	577,763	(8)	577,763	(8)	577,763	(9)	577,763	(9)
Benefits and Perquisites:(10)
Post-Termination Health Care	1,274		0	1,274		0		—		—
Total:	783,404		0	1,899,221		1,897,947		1,466,323		1,466,323

1	Mr. Juhase is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
2	Mr. Juhase is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
3	Pursuant to the terms of the RRD AIP and the Company’s Stub Period Incentive Plan, Mr. Juhase is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
4	The unvested value of a cash retention award, or the 2013 Cash Retention Award, awarded in March 2013 and vesting on the fourth anniversary of the grant date, the unvested portion of a cash incentive award, or the 2014 Cash Retention Award, awarded in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017, would each vest and become payable in full upon termination without cause pursuant to the terms of an amendment to the awards. The unvested portion of a cash retention award, or the 2016 Cash Retention Award, awarded in March 2016 and vesting on October 1, 2019 would vest and become payable in full upon termination without cause pursuant to the terms of the award agreement. The Company assumed Mr. Juhase’s 2013 Cash Retention Award, 2014 Cash Retention Award and 2016 Cash Retention Award pursuant to the Separation and Distribution Agreement.
5	The 2013 Cash Retention Award and the 2014 Cash Retention Award will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the plan. The Company assumed Mr. Juhase’s 2013 Cash Retention Award, 2014 Cash Retention Award and 2016 Cash Retention Award pursuant to the Separation and Distribution Agreement.
6	A pro-rata portion of the unvested value of the 2013 Cash Retention Award and the full value of the 2014 Cash Retention Award would each vest and become payable upon death or disability pursuant to the terms of the applicable award agreements. The 2016 Cash Retention Award would forfeit pursuant to the terms of the award.
7	Assumes price per share of $22.98 on December 30, 2016 (the last trading day of the fiscal year).
8	All unvested Donnelley Financial equity awards held by Mr. Juhase will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the 2016 PIP.
9	All unvested Donnelley Financial equity awards held by Mr. Juhase will immediately vest upon disability or death pursuant to the terms of the applicable award agreements. Mr. Juhase would also receive $108,936 and $74,586, respectively, in connection with the accelerated vesting of RRD and LSC restricted stock units received in connection with the Spin, assuming a price per share on December 31, 2016 of $16.32 for RRD shares and $29.68 for LSC shares.
10	Except as disclosed, Mr. Juhase receives the same benefits that are generally available to all salaried employees upon disability or death.

Mr. Gardella, the Company’s chief financial officer, would be entitled to the following:

	Termination Without Cause ($)		Resignation or Termination With Cause ($)	Termination Without Cause after Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)
Cash:
Base Salary	390,000	(1)	0	390,000	(1)	0		—	(2)	—
Bonus	253,500	(1)	0	253,500	(1)	0		—	(3)	—	(3)
Deferred Cash	375,000	(4)	0	375,000	(4)	375,000	(5)	363,000	(6)	363,000	(6)
Equity:
Restricted Stock(7)	0		0	538,054	(8)	538,054	(8)	538,054	(9)	538,054	(9)
Restricted Stock Units(7)	0		0	482,327	(8)	482,327	(8)	482,327	(9)	482,327	(9)
Benefits and Perquisites:(10)
Post-Termination Health Care	5,628		0	5,628		0		—		—
Total:	1,024,128		0	2,044,509		1,395,381		1,383,381		1,383,381

1	Mr. Gardella is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
2	Mr. Gardella is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
3	Pursuant to the terms of the RRD AIP and the Company’s Stub Period Incentive Plan, Mr. Gardella is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
4	The unvested value of a cash retention award, or the 2013 Cash Retention Award, awarded in March 2013 and vesting on the fourth anniversary of the grant date, the unvested portion of a cash incentive award, or the 2014 Cash Retention Award, awarded in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017, would each vest and become payable in full upon termination without cause pursuant to the terms of an amendment to the awards. The Company assumed Mr. Gardella’s 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
5	The 2013 Cash Retention Award and the 2014 Cash Retention Award will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the plan. The Company assumed Mr. Gardella’s 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
6	A pro-rata portion of the unvested value of the 2013 Cash Retention Award and the full value of the 2014 Cash Retention Award would each vest and become payable upon death or disability pursuant to the terms of the applicable award agreements.
7	Assumes price per share of $22.98 on December 30, 2016 (the last trading day of the fiscal year).
8	All unvested Donnelley Financial equity awards held by Mr. Gardella will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the 2016 PIP.
9	All unvested equity awards held by Mr. Gardella will immediately vest upon disability or death pursuant to the terms of the applicable award agreements. Mr. Gardella would also receive $69,311 and $47,280, respectively, in connection with the accelerated vesting of RRD and LSC restricted stock units received in connection with the Spin, assuming a price per share on December 31, 2016 of $16.32 for RRD shares and $29.68 for LSC shares.
10	Except as disclosed, Mr. Gardella receives the same benefits that are generally available to all salaried employees upon disability or death.

Ms. Reiners, the Company’s general counsel, would be entitled to the following:

	Termination Without Cause ($)		Resignation or Termination With Cause ($)	Termination Without Cause after Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)
Cash:
Base Salary	325,000	(1)	0	325,000	(1)	0		—	(2)	—
Bonus	162,500	(1)	0	162,500	(1)	0		—	(3)	—	(3)
Deferred Cash	250,000	(4)	0	485,000	(5)	485,000	(5)	477,000	(6)	477,000	(6)
Equity:
Restricted Stock(7)	0		0	355,340	(8)	355,340	(8)	355,340	(9)	355,340	(9)
Benefits and Perquisites:(10)
Post-Termination Health Care	1,528		0	1,528		0		—		—
Total:	739,028		0	1,329,368		840,340		832,340		832,340

1	Ms. Reiners is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
2	Ms. Reiners is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
3	Pursuant to the terms of the RRD AIP and the Company’s Stub Period Incentive Plan, Ms. Reiners is entitled to her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
4	The unvested value of a cash retention award, the 2013 Cash Retention Award, awarded in March 2013 and vesting on the fourth anniversary of the grant date, the unvested portion of a cash incentive award, the 2014 Cash Retention Award, awarded in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017, would each vest and become payable in full upon termination without cause pursuant to the terms of an amendment to the awards. The Company assumed Ms. Reiners’ 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
5	All unvested deferred cash awards, including the 2013 Cash Retention Award, the 2014 Cash Retention Award and other cash awards granted in 2013, 2014, 2015 and 2016 will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the plan. The Company assumed Ms. Reiners’ 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
6	A pro-rata portion of the unvested value of the 2013 Cash Retention Award and the full value of the 2014 Cash Retention Award as well as the other cash awards granted to Ms. Reiners in 2013, 2014, 2015 and 2016 would each vest and become payable upon death or disability pursuant to the terms of the applicable award agreements.
7	Assumes price per share of $22.98 on December 30, 2016 (the last trading day of the fiscal year).
8	All unvested equity awards held by Ms. Reiners will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the 2016 PIP.
9	All unvested equity awards held by Ms. Reiners will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
10	Except as disclosed, Ms. Reiners receives the same benefits that are generally available to all salaried employees upon disability or death.

Ms. Turner, the Company’s chief accounting officer, would be entitled to the following:

	Termination Without Cause ($)		Resignation or Termination With Cause ($)	Termination Without Cause after Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)
Cash:
Base Salary	—	(1)	0	—	(1)	0		—	(2)	—
Bonus	—	(1)	0	—	(1)	0		—	(3)	—	(3)
Deferred Cash	133,334	(4)	0	265,834	(5)	265,834	(5)	261,834	(6)	261,834	(6)
Equity:
Restricted Stock(7)	0		0	126,919	(8)	126,919	(8)	126,919	(9)	126,919	(9)
Total:	133,334		0	392,753		392,753		388,753		388,753

1	Ms. Turner is entitled to the same severance pay that is generally available to all salaried employees upon termination.
2	Ms. Turner is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
3	Pursuant to the terms of the RRD AIP and the Company’s Stub Period Incentive Plan, Ms. Turner is entitled to her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
4	The unvested value of a cash retention award, the 2013 Cash Retention Award, awarded in March 2013 and vesting on the fourth anniversary of the grant date, the unvested portion of a cash incentive award, or the 2014 Cash Retention Award, awarded in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017, would each vest and become payable in full upon termination without cause pursuant to the terms of an amendment to the awards. The Company assumed Ms. Turner’s 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
5	All unvested deferred cash awards, including the 2013 Cash Retention Award, the 2014 Cash Retention Award and other cash awards granted in 2013, 2014, 2015 and 2016 will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the plan. The Company assumed Ms. Turner’s 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
6	A pro-rata portion of the unvested value of the 2013 Cash Retention Award and the full value of the 2014 Cash Retention Award as well as the other cash awards granted to Ms. Turner in 2013, 2014, 2015 and 2016 would each vest and become payable upon death or disability pursuant to the terms of the applicable award agreements.
7	Assumes price per share of $22.98 on December 30, 2016 (the last trading day of the fiscal year).
8	All unvested equity awards held by Ms. Turner will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the 2016 PIP.
9	All unvested equity awards held by Ms. Turner will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

Director Compensation

The Company’s Non-Employee Director Compensation Plan provides that annual compensation for non-employee directors consists of a cash retainer and an equity retainer. The Corporate Responsibility & Governance Committee periodically reviews directors’ compensation and recommends changes as appropriate. Annual director compensation is paid as of the date of the annual meeting of stockholders however, if any director joins the Board of Directors on a date other than the date of the annual meeting of stockholders, a pro-rata portion of each of the applicable cash retainer and equity retainer from the date joined to the next annual meeting date will be granted. The Non-Employee Director Compensation Plan provides that any director who was a director of RRD prior to the Spin was not entitled to a pro-rata portion of the base cash or base equity retainers awarded in 2016.

RRD RSU awards granted to directors on the RRD Board of Directors who become directors of Donnelley Financial were adjusted and converted to RSUs of Company common stock. Such Donnelley Financial RSUs are subject to the same terms and conditions (including with respect to vesting and deferral elections) following the Spin as applicable to the corresponding RRD award immediately prior to the Spin.

Our directors are subject to stock ownership guidelines.

Cash Retainer

The base cash retainer is equal to $80,000 and a director may also receive, as applicable, the following additional cash retainer amounts:

Chairman of the Board	$50,000
Chairman of the Audit Committee	$20,000
Chairman of the Compensation Committee	$20,000
Chairman of the Corporate Responsibility & Governance Committee	$15,000

Equity Retainer

The equity retainer is paid in the form of a grant of RSUs with a fair market value of $110,000. The Chairman of the Board will receive an additional equity retainer with a fair market value of $50,000. Fair market value is defined as the closing price of the Company’s common stock on the date of grant. Each RSU will vest and be payable in full in the form of common stock on the first anniversary of the grant date, provided that the RSUs will vest and be payable in full on the earlier of the date a director ceases to be a director and a change in control (as defined in the applicable performance incentive plan) if prior to the first anniversary of the grant date. Dividend equivalents on the RSUs will be deferred and credited with interest quarterly (at the same rate as five-year U.S. government bonds) and paid out in cash at the same time the corresponding portion of the RSU award becomes payable.

Non-Employee Director Compensation

Directors who are our employees receive no additional fee for service as a director. Non-employee directors receive compensation as described above. Amounts shown in this table were for service on the Donnelley Financial Board of Directors since October 1, 2016.

2016 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Luis Aguilar	50,160	75,413	0		125,573
Nanci Caldwell	50,160	75,413	0		125,573
Richard Crandall	31,350	34,279	1,862	(3)	65,629
Charles Drucker	50,160	75,413	0		125,573
Gary Greenfield	62,700	75,413	0		125,573
Lois Martin	62,700	75,413	0		125,573
Oliver Sockwell	9,405	0	13,335	(3)(4)	22,740

1	The amounts shown in this column constitute the pro-rata portion of the base cash retainer plus any additional cash retainer for serving as chairperson of the board or committees from October 1, 2016 to our next annual meeting date as set forth above under “Cash Retainer.” As described above, because Mr. Crandall and Mr. Sockwell were directors of RRD prior to the Spin, they were not entitled to the pro-rata portion of the base cash retainer, but were entitled to the pro-rata portion of the additional cash retainer for serving as Chairman of the Board and Chairman of the Corporate Responsibility & Governance Committee, respectively. In connection with their service as directors of RRD prior to the Spin, Mr. Crandall and Mr. Sockwell were each paid $55,000 by RRD in 2016.
2

The amounts shown in this column constitute the pro-rata portion of restricted stock units granted under the Company’s 2016 PIP as payment of non-employee director equity retainer from October 1, 2016 to our next annual meeting date calculated as set forth above under “Equity Retainer.” As described above, because Mr. Crandall and Mr. Sockwell were directors of RRD prior to the Spin, they were not entitled to the pro-rata portion of the base cash retainer, but Mr. Crandall was entitled to the pro-rata portion of the additional cash retainer for serving as Chairman of the Board. In connection with their service as directors of RRD prior to the Spin, Mr. Crandall and Mr. Sockwell were each granted

14,858 RRD RSUs on May 19, 2016 with a grant date fair value of $230,000. Grant date fair value with respect to the RSUs is determined in accordance with ASC Topic 718. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. As of December 31, 2016, each director had outstanding the following aggregate number of RSUs: Mr. Aguilar, 3,047; Ms. Caldwell, 3,047; Mr. Crandall, 47,638 (includes all RRD RSUs converted into Company RSUs in connection with the Spin); Mr. Drucker, 3,047; Mr. Greenfield, 3,047; Ms. Martin, 3,047 and Mr. Sockwell, 57,678 (includes all RRD RSUs converted into Company RSUs in connection with the Spin).

3	Includes interest accrued on dividend equivalents on restricted stock awards credited to each directors’ account.

4	Includes $7,847 dividends and interest accrued on phantom shares under the Company’s Policy on Retirement Benefits, Phantom Stock Grants and Stock Options for Directors, credited as additional phantom shares. As of December 31, 2016, Mr. Sockwell had 6,159 phantom shares outstanding, with an additional 486 phantom shares credited from accrued dividends, all of which are fully vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table shows the name, address and the number and percentage of shares owned by persons beneficially owning of record more than 5% of any class as of March 9, 2017. All information in the table and related footnotes is based upon the Company’s review of SEC filings and internal records as of March 9, 2017 as to the ownership of Donnelley Financial common stock. The number and percentage of shares presented in the table below is based upon 32,781,803 shares of Donnelley Financial common stock outstanding as of such date.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each beneficial owner who is also a director, nominee or executive officer is 35 West Wacker Drive, Chicago, Illinois 60601.

Name	Beneficial Ownership
	Number	Percentage
Principal Stockholders
R.R. Donnelley & Sons Company	6,242,802	19.25%
Blackrock, Inc. and certain subsidiaries(1)	2,483,583	7.60%
The Vanguard Group(2)	2,306,453	7.07%
Gates Capital Management, L.P.(3)	1,876,388	5.80%

Named Executive Officers(4)
Daniel N. Leib	181,692	*
Thomas F. Juhase	49,828	*
David A. Gardella	45,356	*
Jennifer B. Reiners	26,898	*
Kami S. Turner	10,223	*

Directors(5)
Oliver R. Sockwell	61,436	*
Richard L. Crandall	49,711	*
Nanci E. Caldwell	3,073	*
Luis A. Aguilar	3,046	*
Charles D. Drucker	3,046	*
Gary G. Greenfield	3,046	*
Lois M. Martin	3,046	*
Directors and Executive Officers as a group (12 persons)	437,355	1.55%

*	Less than one percent.
(1)	Blackrock, Inc., or Blackrock, is an investment advisor with a principal business office at 55 East 52nd Street, New York, New York 10055. This amount reflects the total shares expected to be held by Blackrock clients. Blackrock is expected to have sole investment authority over all shares and sole voting authority over all shares.
(2)	The Vanguard Group, Inc., or Vanguard, is an investment advisor with a principal business office at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. This amount reflects the total shares expected to be held by Vanguard clients. Vanguard is expected to have sole investment authority over 2,290,761 shares and shared investment authority over 15,692 shares, sole voting authority over 15,651 shares and shared voting authority over 1,320.
(3)	Gates Capital Management, L.P., or Gates Capital is an investment advisor with a principal business office at 177 Avenue of the Americas, 46th Floor, New York, New York 10036. This amount reflects the total shares expected to be held by Gates Capital clients. Gates Capital is expected to have shared investment authority over 1,876,388 shares and shared voting authority over 1,876,388 shares.
(4)	Reflects ownership of common stock and restricted stock awards subject to vesting conditions. Does not reflect ownership of restricted stock units that will not vest within 60 days.
(5)	Reflects ownership of common stock and restricted stock units that will vest on the earlier of the date the director ceases to be a director or the first anniversary of the grant date. Amounts for Messrs. Crandall and Sockwell also reflect restricted stock units that will vest on the date such director ceases to be a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship Between RRD and Us

Following the Separation, we and RRD operate separately, each as an independent, publically-traded company. In connection with the Separation, RRD retained an approximately 19.25% continuing common stock ownership interest in us. For purposes of governing the ongoing relationships between RRD and us after the Separation and to provide for an orderly transition, we and RRD entered into the agreements described in this section prior to the Separation. All of the following summaries of the agreements are qualified in their entirety by reference to the agreements that were filed prior to the Distribution.

Relationship Between LSC and Us

Following the Separation, we are no longer affiliated with LSC and each of us operates as an independent, publically-traded company. For purposes of governing the ongoing relationships between LSC and us after the Separation and to provide for an orderly transition, LSC and we entered into the agreements described in this section prior to the Separation. All of the following summaries of the agreements are qualified in their entirety by reference to the agreements that were filed prior to the Distribution.

Separation Agreements

Separation and Distribution Agreement

We entered into the Separation and Distribution Agreement with RRD and LSC which set forth our agreements with RRD and Donnelley Financial regarding the principal transactions necessary to separate us from RRD.

The Separation and Distributions. The Separation and Distribution Agreement provided for assets to be transferred, liabilities to be assumed and contracts to be assigned to each of us, LSC and RRD as part of the Separation of RRD into three companies. The Separation and Distribution Agreement also provided for certain actions to occur at or prior to the Distribution and the distribution of Donnelley Financial common stock. The Separation and Distribution Agreement also governed distribution of 80.75% of the outstanding shares our common stock and 80.75% of the outstanding shares LSC common stock.

Certain Covenants. The Separation and Distribution Agreement also continues to govern the solicitation or hiring of RRD, Donnelley Financial or LSC employees from each other, the use of corporate names and cooperation and assistance between the parties.

Employee Matters. The employee matters section of the Separation and Distribution Agreement allocates liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the Separation. The section governs certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company, including the treatment of certain outstanding long-term incentive awards, existing deferred compensation obligations, pension and retirement plans and certain health, welfare and other benefits obligations. The Separation and Distribution Agreement also provided that outstanding RRD share options, restricted stock unit, performance share unit and director stock unit awards were adjusted equitably in connection with the Distribution. See “Executive Compensation—Compensation Discussion and Analysis—Treatment of RRD Equity and Cash Awards in Connection with the Spin.”

Releases and Indemnification. Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party released and forever discharge each other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur, or alleged to have occurred, or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Separation pursuant to the Separation and Distribution Agreement or any ancillary agreement or to ordinary course trade payables and receivables. In addition, the Separation and Distribution Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of RRD’s business and LSC’s business with RRD and LSC, respectively. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other parties, their respective affiliates and subsidiaries and each of their respective officers, directors, employees and agents for any losses arising out of or otherwise in connection with the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement; and any breach by such party of the Separation and Distribution Agreement.

Further Assurances. Each of the parties agrees to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

Legal Matters. Each party to the Separation and Distribution Agreement assumes the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other parties for any liability arising out of or resulting from such assumed legal matters.

Dispute Resolution. In the event of any dispute arising out of the Separation and Distribution Agreement, the general counsels of the parties and such other representatives as the parties designate will negotiate to resolve any disputes among the parties. If the parties are unable to resolve the dispute in this manner within 45 days then, unless agreed otherwise by the parties, the parties will submit the dispute to mediation for an additional period of 30 days. If the parties are unable to resolve the dispute in this manner, the dispute will be resolved through binding arbitration. Except in the case of fraud or willful misconduct, the indemnity remedies provided in the Separation and Distribution Agreement shall be the exclusive remedy for any monetary damages, although the parties will be able to seek specific performance of the Separation and Distribution Agreement in a judicial proceeding.

Insurance. The Separation and Distribution Agreement provides for the rights of the parties to report claims under existing insurance policies written by non-affiliates of RRD for occurrences prior to the Separation and set forth procedures for the administration of insured claims. In addition, the agreement allocates among the parties the right to insurance policy proceeds based on reported claims and the obligations to incur deductibles under certain insurance policies.

Other Matters Governed by the Separation and Distribution Agreement. The Separation and Distribution Agreement also provides for management of contingent assets and contingent liabilities.

Tax Disaffiliation Agreement

We entered into a Tax Disaffiliation Agreement with RRD that governs RRD’s and our respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters. References in this summary description of the Tax Disaffiliation Agreement to the terms “tax” or “taxes” mean taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.

Following the Distribution, we generally do not join with RRD in the filing of any federal, state, local or other applicable consolidated, combined or unitary tax returns.

Under the Tax Disaffiliation Agreement, with certain exceptions, RRD is generally responsible for all of our U.S. federal, state, local and other applicable income taxes reflected on a consolidated, combined or unitary return that include RRD or one of its subsidiaries (viewed after the Distribution Date). We are generally responsible for all taxes that are attributable to us or one of our subsidiaries that are not referred to in the preceding sentence.

Finally, the Tax Disaffiliation Agreement requires that neither we nor any of our subsidiaries take any action that (or fail to take any action the omission of which) would be inconsistent with the Distribution qualifying as or that would preclude the Distribution from qualifying as a transaction that is generally tax-free to RRD and the holders of RRD common stock for U.S. federal income tax purposes.

Additionally, for the two-year period following the Distribution, we may not engage in certain activities that may jeopardize the tax-free treatment of the Distribution to RRD and its stockholders, unless we receive RRD’s consent or otherwise obtain a ruling from the IRS or a legal opinion, in either case reasonably satisfactory to RRD, that the activity will not alter the tax-free status of the Distribution to RRD and its stockholders. Such restricted activities include:

•	taking any action that would result in our ceasing to be engaged in the active conduct of our business, with the result that we are not engaged in the active conduct of a trade or business within the meaning of certain provisions of the Code;

•	redeeming or otherwise repurchasing any of our outstanding stock, other than through certain stock purchases of widely held stock on the open market;

•	amending our Certificate of Incorporation (or other organizational documents) in a manner that would affect the relative voting rights of separate classes of our capital stock or would convert one class of our capital stock into another class of our capital stock;

•	liquidating or partially liquidating;

•	merging with any other corporation (other than in a transaction that does not affect the relative stockholding of our stockholders), selling or otherwise disposing of (other than in the ordinary course of business) our assets, or taking any other action or actions if such merger, sale, other disposition or other action or actions in the aggregate would have the effect that one or more persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing one-half or more our asset value; and

•	taking any other action or actions that in the aggregate would have the effect that one or more persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, capital stock of ours possessing (i) at least 50% of the total combined voting power of all classes of stock or equity interests of ours entitled to vote, or (ii) at least 50% of the total value of shares of all classes of stock or of the total value of all equity interests of ours, other than an acquisition of our shares in the Distribution solely by reason of holding RRD common stock (but not including such an acquisition if such RRD common stock, before such acquisition, was itself acquired as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares of our stock meeting the voting and value threshold tests listed previously in this bullet).

Moreover, we must indemnify RRD and its subsidiaries, officers and directors for any taxes of RRD arising from a final determination that the Distribution failed to be generally tax-free to RRD and the holders of RRD common stock for U.S. federal income tax purposes, if such taxes result from a violation of the restrictions set forth above.

Patent Assignment and License Agreement

We entered into a Patent Assignment and License Agreement with RRD that provides for ownership, licensing and other arrangements regarding the patents that we and RRD use in conducting our businesses.

This agreement assigned certain patents and patent applications to us. We and RRD granted licenses to one another to use certain patents in connection with our respective businesses. The licenses are generally perpetual and royalty-free. In certain circumstances, we and RRD have a limited right to grant non-exclusive sub-licenses or assign the agreement to certain third parties but otherwise the agreement contains sub-licensing and assignment restrictions.

Trademark Assignment and License Agreement

We entered into a Trademark Assignment and License Agreement with RRD that provides for ownership, licensing and other arrangements regarding the trademarks that we and RRD use in conducting our businesses.

This agreement assigned certain trademarks and trademark applications to us. We and RRD granted licenses to one another to use certain trademarks in connection with our respective businesses. Some of the licenses are perpetual, and others are for a limited duration to allow us to transition out of the use of the trademarks in a commercially reasonable manner, in each case subject to certain termination triggers. The licenses to the trademarks are generally royalty-free.

The agreement includes quality control provisions governing the trademarks that each party licenses to the other. In addition, the agreement contains restrictions on us with respect to filing trademark applications that are identical or confusingly similar to any trademark owned by RRD.

In certain circumstances, we and RRD have a limited right to grant non-exclusive sub-licenses or assign the agreement to certain third parties, but otherwise the agreement contains sub-licensing and assignment restrictions.

Data Assignment and License Agreement

We entered into a Data Assignment and License Agreement with RRD that provides for ownership, licensing and other arrangements regarding the data that we and RRD use in conducting our businesses.

This agreement assigned to us sole ownership rights with respect to certain existing data, and joint ownership rights with respect to certain other existing data. We granted licenses to RRD to use, for certain purposes, certain data rights that RRD assigned to us. The licenses are generally perpetual and royalty-free. In certain circumstances, RRD has a limited right to grant non-exclusive sub-licenses to certain third parties but otherwise the agreement contains sub-licensing and assignment restrictions. We and RRD also agree not to disclose confidential data to third parties except in specific circumstances.

Software, Copyright and Trade Secret Assignment and License Agreement

We entered into a Software, Copyright and Trade Secret Assignment and License Agreement with RRD that provides for licensing and other arrangements regarding the ownership of certain copyrights that we use in our business, the trade secrets that we and RRD use in conducting our businesses, and for ownership, licensing and other arrangements regarding certain software that we and RRD use in conducting our businesses.

This agreement assigned rights with respect to certain copyrights and software to us. We and RRD granted licenses to one another to use certain software and trade secrets in connection with our respective businesses. The licenses are generally perpetual and royalty-free. In certain circumstances, we and RRD have a limited right to grant nonexclusive sub-licenses to certain third parties but otherwise the agreement contains sublicensing and assignment restrictions. We and RRD also agree not to disclose each other’s trade secrets to third parties except in specific circumstances.

Transition Services Agreements

We entered into agreements relating to transition services with each of RRD and LSC under which, in exchange for the fees specified in such agreements, RRD agrees to provide certain services to us and we agree to provide certain services to RRD and LSC, including, but not limited to, such areas as tax, information technology, treasury, internal audit, human resources, accounting, purchasing, communications, security and compensation and benefits. We, LSC and RRD, as parties receiving services under the agreements, agreed to indemnify the party providing services for losses (including reasonably foreseeable consequential damages, but excluding special, consequential, indirect, punitive damages, other than special, consequential, indirect, punitive damages awarded to any third party against an indemnified party) incurred by such party that arise out of or are otherwise in connection with the provision by such party of services under the agreement, except to the extent that such losses result from the providing party’s gross negligence, willful misconduct or bad faith. Similarly, each party providing services under the agreement agreed to indemnify the party receiving services for losses incurred by such party where such losses result from gross negligence, willful misconduct or bad faith of the party providing such services. The terms for each transition service are set forth in the applicable transition services agreement, but do not exceed 24 months from the date of the Separation.

Stockholder and Registration Rights Agreement

Prior to the Distribution, we and RRD entered into a Stockholder and Registration Rights Agreement with respect to our common stock retained by RRD pursuant to which we agreed that, upon the request of RRD, we would use our reasonable best efforts to effect the registration under applicable federal and state securities laws of the shares of our common stock retained by RRD after the Distribution. In addition, RRD granted us a proxy to vote the shares of our common stock that RRD retained immediately after the Distribution in proportion to the votes cast by our other stockholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from RRD to a person other than RRD, and neither the voting agreement nor the proxy limit or prohibit any such sale or transfer.

Other Arrangements and Agreements with RRD

We have also entered into a number of commercial and other arrangements with RRD and its subsidiaries. These include, among other things, arrangements for the provision of services, including global outsourcing and logistics services, printing and binding, digital printing, composition and access to technology. The terms of such commercial arrangements are 15-24 months, depending on the services. We and RRD provide each other with standard commercial indemnification. RRD is a client of ours following the Separation and utilizes financial communication software and services we provide to all of our clients.

Other Arrangements and Agreements with LSC

We have also entered into a number of commercial and other arrangements with LSC and its subsidiaries. These include agreements pursuant to which LSC will print and bind products for us. The terms of such arrangements do not exceed 15 months. We and LSC provide each other with standard commercial indemnification. LSC is a client of ours following the Separation and utilizes financial communication software and services we provide to all of our clients.

Certain Relationships and Potential Conflicts of Interest

Related Party Transaction Approval Policy

The Company has a written policy relating to approval or ratification of all transactions involving an amount in excess of $120,000 in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, subject to certain enumerated exclusions. Under the policy, such related person transactions must be approved or ratified by (i) the Corporate Responsibility and Governance Committee or (ii) if the Corporate Responsibility and Governance Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board, such disinterested members of the Board by a majority vote. Related persons include any of our directors or certain executive officers, certain of our stockholders and their immediate family members.

In considering whether to approve or ratify any related person transaction, the Corporate Responsibility and Governance Committee or such disinterested directors, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to, the size of the transaction and the amount payable to or receivable from a related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware. In addition, each executive officer of the Company is required to advise the chairman of the Corporate Responsibility and Governance Committee of any related person transaction of which he or she becomes aware.

DESCRIPTION OF THE NEW NOTES

General

On September 30, 2016, the Company issued the Old Notes under an indenture, or the Indenture, among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee, in such capacity, the Trustee, in a private transaction not subject to the registration requirements of the Securities Act. We will issue the New Notes offered hereby under the Indenture solely in exchange for an equal principal amount of Old Notes pursuant to the terms of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and both series of Notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities. The form and term of the New Notes and the Old Notes are identical in all material respects, except that the New Notes will be registered under the Securities Act and generally will not contain any terms with respect to transfer restrictions, registration rights or additional interest upon a failure to fulfill certain of our obligations under the Registration Rights Agreement.

If the Exchange Offer is consummated, holders of the Old Notes who do not exchange their Old Notes for New Notes will vote together with holders of the New Notes for all relevant purposes under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Old Notes and the New Notes then outstanding.

The following description is a summary of the material provisions of the Notes, the Indenture and the Registration Rights Agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes, or a Holder. Copies of the Indenture and the Registration Rights Agreement are filed as exhibits to the registration statement of which this prospectus is a part.

Certain terms used in this description are defined under the caption “—Certain Definitions.” Defined terms used in this description but not defined under “—Certain Definitions” will have the meanings assigned to them in the Indenture. We refer to the Old Notes and the New Notes collectively as the Notes. Unless the context otherwise requires, references to “Notes” also includes any Additional Notes (as defined below). In this description, the words “Company,” “we” and “our” refer only to Donnelley Financial Solutions, Inc. and not to any of its subsidiaries.

Brief Description of the Notes

The Notes will be:

•	general unsecured obligations of the Company;

•	pari passu in right of payment with all existing and future senior Indebtedness of the Company;

•	effectively junior to all of the Company’s existing and future Secured Indebtedness, including Indebtedness of the Company under the Senior Secured Credit Facilities, to the extent of the value of the collateral securing such Indebtedness;

•	structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Company that do not guarantee the Notes;

•	senior in right of payment to any existing and future Subordinated Indebtedness of the Company; and

•	guaranteed by the Subsidiary Guarantors.

As of December 31, 2016, Company and its Subsidiaries had $650.0 million aggregate principal amount of Indebtedness outstanding, comprising Indebtedness represented by the Notes and $350.0 million of Secured Indebtedness represented by the Term Loan Credit Facility. In addition, as of December 31, 2016, the Company and its Subsidiaries had approximately $300.0 million available under the Revolving Credit Facility.

Principal, Maturity and Interest

The Company will issue up to $300.0 million aggregate principal amount of the Notes in this Exchange Offer. The Notes will mature on October 15, 2024. Subject to its compliance with the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness and Issuance of Preferred Stock,” the Company will be permitted to issue additional Notes under the Indenture governing the Notes, or the Additional Notes. The Notes offered hereby and any Additional Notes will rank equally and be treated as a single class for all purposes of the Indenture governing the Notes, including waivers, amendments, redemptions and offers to purchase. Interest on the Notes will accrue at the rate of 8.250% per annum and will be payable semiannually in arrears on April 15 and October 15 of each year, to the holders of record of the Notes at the close of business on April 1 and October 1, respectively, whether or not a business day, immediately preceding such interest payment date. The first interest payment with respect to the Old Notes will be April 15, 2017. If any interest payment date, the maturity date or any earlier required redemption or repurchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay.

If the Old Notes have been accepted for exchange, the right to have interest accrue, or to receive any payment in respect to interest, on the Old Notes from the most recent interest payment date to the date of the issuance of the New Notes has been waived. Interest on the Notes is payable semiannually in arrears on April 15 and October 15, commencing on the first April 15 or October 15 after their initial issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The New Notes will be issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Principal of, premium, if any, and interest on the New Notes will be payable, and the New Notes will be transferable, at the designated corporate trust office or agency of the Trustee in the continental United States maintained for such purposes. In addition, interest may be paid at the option of the Company by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

The New Notes are expected to trade in the Same-Day Funds Settlement System of The Depository Trust Company, or the DTC, until maturity, and secondary market trading activity for the New Notes will therefore settle in same-day funds.

Guarantees

The Subsidiary Guarantors will fully and unconditionally guarantee, on a senior unsecured basis, jointly and severally, to each holder of the Notes and the Trustee under the Indenture, the full and prompt performance of the Company’s obligations under the Indenture and such Notes, including the payment of principal of, premium, if any, and interest on the Notes. The subsidiaries that will guarantee the Notes are currently wholly-owned subsidiaries of RRD and will become wholly-owned subsidiaries of the Company on the Issue Date. Subject to limited exceptions, the Subsidiary Guarantors are the current and future Domestic Restricted Subsidiaries of the Company, other than (unless otherwise determined by the Company) any Foreign Subsidiary Holding Company or Subsidiary of a Foreign Subsidiary.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors—Risks Relating to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

Each Subsidiary Guarantor that makes a payment under its guarantee of the Notes will be entitled to a contribution from each other Subsidiary Guarantor of the Notes in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP; provided, however, that during a Default, the right to receive payment in respect of such right of contribution shall be suspended until the payment in full of all guaranteed obligations under the Indenture.

The guarantees of the Notes will be:

•	general unsecured obligations of each Subsidiary Guarantor;

•	pari passu in right of payment with all existing and future senior Indebtedness of such Subsidiary Guarantor, including, if applicable, its guarantee under the Senior Secured Credit Facilities;

•	effectively junior to all of such Subsidiary Guarantor’s existing and future Secured Indebtedness, including Secured Indebtedness under the Senior Secured Credit Facilities, to the extent of the value of the collateral securing such Indebtedness;

•	structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of such Subsidiary Guarantor that do not guarantee the Notes; and

•	senior in right of payment to any existing and future Subordinated Indebtedness of such Subsidiary Guarantor.

Although the Indenture will limit the incurrence of Indebtedness and the issuance of Preferred Stock of certain of our Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture will not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness and Issuance of Preferred Stock.”

The guarantee of a Subsidiary Guarantor will be automatically released:

(1)	upon the sale or other disposition (including by way of consolidation or merger) of all of the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary; provided such sale or disposition is permitted by the Indenture;

(2)	upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary; provided such sale or disposition is permitted by the Indenture;

(3)	upon the liquidation or dissolution of such Subsidiary Guarantor; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing;

(4)	upon Legal Defeasance (as defined below), Covenant Defeasance (as defined below) or satisfaction and discharge of the Indenture;

(5)	if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries;”

(6)	(a) if such Subsidiary Guarantor is released from its obligations under guarantees of payment by the Company of Indebtedness of the Company under the Credit Agreement or (b) at such time as such Subsidiary Guarantor does not have any other Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under “—Certain Covenants—Additional Subsidiary Guarantors,” unless in the case of (a) or (b) the release is a result of the repayment in full of such Indebtedness other than in connection with a refinancing of such Indebtedness; or

(7)	at the Company’s request, during any Suspension Period (as defined below).

Optional Redemption

Except as set forth below, the Company will not be entitled to redeem the Notes at our option prior to October 15, 2021.

The Notes will be redeemable at our option, in whole or in part, at any time on or after October 15, 2021, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Redemption price
2021	102.063%
2022 and thereafter	100.000%

Notwithstanding the foregoing, in connection with any tender offer for all of the outstanding Notes, if after giving effect to such tender offer by the Company or any third party making such a tender offer in lieu of the Company 10% or less of the aggregate principal amount of the Notes at the Issue Date remain outstanding, the Company or such third party will have the right, upon not less than 30 no more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Notes redemption date.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time, and the Notes are Global Notes, the Notes to be redeemed will be selected by lot by DTC in accordance with applicable DTC procedures. If the Notes to be redeemed are not Global Notes, selection of such Notes for redemption will be made on a pro rata basis unless otherwise required by law or applicable stock exchange requirements; provided, however, that such Notes shall only be redeemable in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof. Notice of redemption shall be mailed by first-class mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) to each holder of Notes to be redeemed at its registered address, at least 30 but not more than 60 days before the redemption date, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance or a satisfaction and discharge of the Notes.

Notices of redemption may be subject to the satisfaction of one or more conditions precedent established by us in our sole discretion. In addition, we may provide in any notice of redemption for the Notes that payment of the redemption price and the performance of our obligations with respect to such redemption may be performed by another Person. If any such condition precedent has not been satisfied, we shall provide written notice to the Trustee prior to the close of business two business days prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded and the redemption of the Notes shall not occur. Upon receipt, the Trustee shall provide such notice to each holder of the Notes in the same manner in which the notice of redemption was given.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder thereof upon surrender for cancellation of the original Note. Notes called for redemption become (or cause to be transferred by book entry) due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption, unless we default in the payment of the redemption price.

Sinking Fund

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Change of Control

Upon the occurrence of a Change of Control after the Issue Date, we shall be obligated to make an offer to purchase all of the then outstanding Notes, or a Change of Control Offer, on a business day, or the Change of Control Purchase Date, not more than 60 nor less than 30 days following the mailing (or with respect to global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sending electronically) to each holder of Notes of a notice of the Change of Control, or a Change of Control Notice. The Change of Control Offer shall be at a purchase price in cash, or the Change of Control Purchase Price, equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to but excluding the Change of Control Purchase Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. We shall be required to purchase all Notes tendered pursuant to the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days.

In order to effect such Change of Control Offer, we shall, not later than the 30th day after the Change of Control, mail or send the Change of Control Notice to each holder of the Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, (i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at the Change of Control Purchase Price, (ii) the date which shall be the Change of Control Purchase Date and (iii) the procedures that Holders must follow to accept the Change of Control Offer. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable to a Change of Control Offer and the repurchase of Notes pursuant thereto. The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption for all outstanding Notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

The use of the term “all or substantially all” in provisions of the Indenture such as clause (b) of the definition of “Change of Control” and under “—Consolidation, Merger, Sale of Assets, etc.” has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether any particular transaction would involve a disposition of “all or substantially all” of the assets of a person, which uncertainty should be considered by prospective purchasers of Notes.

The provisions under the Indenture set forth above relating to the Company’s obligations to make a Change of Control Offer may, prior to the occurrence of a Change of Control, be waived or modified with the consent of the holders of a majority in principal amount of the then outstanding Notes issued under the Indenture. Following the occurrence of a Change of Control, any change, amendment or modification in any material respect of the obligation of the Company to make and consummate a Change of Control Offer may only be effected with the consent of each holder of Notes affected thereby. See “—Amendments and Waivers.”

Certain Covenants

Effectiveness of Covenants. The Indenture contains covenants including, among others, the covenants described below.

During any period of time that: (a) the Notes have Investment Grade Ratings from both Rating Agencies, and (b) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a Covenant Suspension Event), the Company and its Restricted Subsidiaries will not be subject to the following provisions of the Indenture, collectively, the Suspended Covenants:

(1)	“—Limitation on Indebtedness and Issuance of Preferred Stock;”

(2)	“—Limitation on Restricted Payments;”

(3)	“—Disposition of Proceeds of Asset Sales;”

(4)	“—Limitation on Transactions with Affiliates;”

(5)	“—Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries;”

(6)	“—Additional Subsidiary Guarantors;” and

(7)	clause (c) of the first paragraph of “Consolidation, Merger, Sale of Assets, etc.”

In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date, or the Reversion Date, one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, unless and until a subsequent Covenant Suspension Event occurs.

The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this description as the Suspension Period. Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales will be reset at zero. With respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments since the Issue Date made will be calculated as though the covenant described under the heading “—Limitation on Restricted Payments” had been in effect during the Suspension Period. No Subsidiary may be designated as an Unrestricted Subsidiary during the Suspension Period, unless such designation would have complied with the covenant described under the heading “—Limitation on Designations of Unrestricted Subsidiaries” as if the Suspended Covenants were in effect during such period. In addition, all Indebtedness incurred, or Preferred Stock issued, during the Suspension Period will be classified as having been incurred pursuant to clause (c) of paragraph (2) of “—Limitation on Indebtedness and Issuance of Preferred Stock.” In addition, for purposes of the covenant described under the heading “—Limitation on Transactions with Affiliates,” all agreements and arrangements entered into by the Company and any Restricted Subsidiary during the Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date, and for purposes of the covenant described under the heading “—Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries,” all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date.

During the Suspension Period, any reference in “Permitted Liens” and “Limitation on Designations of Unrestricted Subsidiaries” to any provision described under the heading “—Limitation on Indebtedness and Issuance of Preferred Stock” or any provision thereof will be construed as if such covenant had remained in effect since the Issue Date and during the Suspension Period.

During the Suspension Period, the obligation to grant further guarantees will be suspended. Upon the Reversion Date, the obligation to grant guarantees pursuant to the covenant described under the heading “—Additional Subsidiary Guarantors” will be reinstated (and the Reversion Date will be deemed to be the date on which any guaranteed Indebtedness was incurred for purposes of the covenant described under the heading “—Additional Subsidiary Guarantors”).

In addition, the Company and the Subsidiary Guarantors shall be required to enter into new guarantees and take all actions required by the Indenture in no event later than 30 days after the Reversion Date to the extent such guarantees would otherwise be required to be provided outside of any Suspension Period.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any failure to comply with the Suspended Covenants during any Suspension Period and the Company and any subsidiary will be permitted, following a Reversion Date, without causing a Default or Event of Default or breach of any of the Suspended Covenants (notwithstanding the reinstatement thereof) under the Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings. We shall provide an officers’ certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee shall have no obligation to independently determine or verify if such events have occurred or notify the holders of the continuance and termination of any Suspension Period. The Trustee may provide a copy of such certificate to any holder of Notes upon written request.

Limitation on Indebtedness and Issuance of Preferred Stock.

(1)	The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise (in each case, to “incur”), for the payment of any Indebtedness (including any Acquired Indebtedness) and the Company will not permit any Restricted Subsidiary (other than a Subsidiary Guarantor) to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary will be permitted to incur Indebtedness (including Acquired Indebtedness) and any Restricted Subsidiary that is not a Subsidiary Guarantor will be permitted to issue shares of Preferred Stock, in each case, if the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least 2.00:1.00.

(2)	Paragraph (1) of this covenant will not prohibit the incurrence of any of the following items of Indebtedness:

(a)	Indebtedness incurred by the Company and Restricted Subsidiaries pursuant to Credit Facilities; provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (a) and then outstanding does not exceed $575.0 million;

(b)	Indebtedness of the Company and the Subsidiary Guarantors related to the Notes issued on the Issue Date and the guarantees of the Exchange Notes and the guarantees of such Exchange Notes;

(c)	the incurrence by the Company or any Restricted Subsidiary of the Existing Indebtedness;

(d)	Indebtedness incurred by the Company or any Restricted Subsidiary, and Preferred Stock issued by any Restricted Subsidiary, for equipment purchase or lines of credit, or for Capitalized Lease Obligations or Purchase Money Obligations; provided, that, immediately after giving effect to any such incurrence, the aggregate principal amount of Indebtedness incurred and Preferred Stock issued under this clause (d) and then outstanding does not exceed the greater of $35.0 million and 20% of Pro Forma Adjusted EBITDA;

(e)	Indebtedness of the Company or any Restricted Subsidiary incurred in respect of (i) performance bonds, completion guarantees, surety bonds, bankers’ acceptances, letters of credit or other similar bonds, instruments or obligations in the ordinary course of business, including Indebtedness evidenced by letters of credit issued in the ordinary course of business to support the insurance or self-insurance obligations of the Company or any of its Restricted Subsidiaries (including to secure workers’ compensation and other similar insurance coverages), but excluding letters of credit issued in respect of or to secure money borrowed, (ii) obligations under Hedging Obligations entered into for bona fide hedging purposes of the Company and not for speculative purposes, (iii) financing of insurance premiums in the ordinary course of business or (iv) cash management obligations and netting, overdraft protection and other similar facilities or arrangements, in each case arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains such facility or arrangement;

(f)	Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any Restricted Subsidiary;

(g)	Indebtedness of the Company or a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary; provided, however, that:

(i)	if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Notes, in the case of the Company, or the guarantee of the Notes, in the case of a Subsidiary Guarantor; and

(ii)	any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) or the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company of Capital Stock of a Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) that results in such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary shall, in each case, be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (g);

(h)	Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence and (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased or rented in the ordinary course of business;

(i)	Indebtedness of:

(x)	the Company, to the extent the proceeds thereof are used to renew, refund, refinance, amend, extend, defease or discharge any Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) that was permitted to be incurred by the Indenture pursuant to paragraph (1) of this covenant or pursuant to this clause (i) or clause (b), (c) or (o) of this paragraph (2); and

(y)	any Restricted Subsidiary, as well as Preferred Stock of any Restricted Subsidiary, to the extent the proceeds thereof are used to renew, refund, refinance, amend, extend, defease or discharge any Indebtedness incurred or Preferred Stock issued by such Restricted Subsidiary (other than intercompany Indebtedness) that was permitted to be incurred by the Indenture pursuant to paragraph (1) of this covenant or pursuant to this clause (i) or clause (b), (c) or (o) of this paragraph (2); provided, however, that:

(A)	the principal amount of Indebtedness incurred or Preferred Stock issued pursuant to this clause (i) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness or Preferred Stock so refinanced, plus the amount of any accrued and unpaid interest and any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or Preferred Stock or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith; and

(B)	in the case of Indebtedness incurred by the Company pursuant to this clause (i) to refinance Subordinated Indebtedness, such Indebtedness;

(I)	has no scheduled principal payment prior to the 91st day after the Maturity Date; and

(II)	has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes issued under the Indenture;

(j)	Indebtedness of Foreign Subsidiaries incurred to finance the working capital of such Foreign Subsidiaries;

(k)	Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for guarantees, indemnification, obligations in respect of earnouts or other purchase price adjustments or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(l)	[Reserved];

(m)	guarantees by the Company or a Restricted Subsidiary of Indebtedness that was permitted to be incurred by the Company or any Restricted Subsidiary under the Indenture; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(n)	guarantees or other Indebtedness in respect of Indebtedness of (i) an Unrestricted Subsidiary, (ii) a Person in which the Company or a Restricted Subsidiary has a minority interest or (iii) joint ventures or similar arrangements, provided, however, that at the time of incurrence of any Indebtedness pursuant to this clause (n) the aggregate principal amount of all guarantees and other Indebtedness incurred under this clause (n) and then outstanding does not exceed the greater of $35.0 million and 20% of Pro Forma Adjusted EBITDA;

(o)	Indebtedness or Preferred Stock (only in the case of Restricted Subsidiaries) of (i) the Company or any Restricted Subsidiary incurred or issued to finance or refinance, or otherwise incurred or issued in connection with, any acquisition of assets (including capital stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (ii) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness or Preferred Stock thereof incurred in connection with any such acquisition, merger or consolidation); provided, that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (x) the Company could incur at least $1.00 of additional Indebtedness pursuant to paragraph (1) above or (y) the Consolidated Fixed Charge Coverage Ratio of the Company would equal or be greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to giving effect thereto;

(p)	obligations of the Company or any Restricted Subsidiary in respect of customer advances received and held in the ordinary course of business;

(q)	Indebtedness of the Company or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary, in addition to that described in clauses (a) through (p) and (r) through (t) of this paragraph (2); provided, that immediately after giving effect to any such incurrence, the aggregate principal amount of Indebtedness incurred or Preferred Stock issued pursuant to this clause (q) and then outstanding does not exceed the greater of $50.0 million and 27.5% of Pro Forma Adjusted EBITDA;

(r)	Indebtedness owed to any future, present or former employee, director or officer of the Company or any of its Subsidiaries with respect to repurchase of Capital Stock pursuant to the covenant described under “—Limitation on Restricted Payments;”

(s)	Indebtedness representing deferred compensation incurred in the ordinary course of business; and

(t)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (t).

For the purposes of determining compliance with, and the outstanding principal amount of Indebtedness incurred or Preferred Stock issued pursuant to and in compliance with, this covenant, (i) in the event that Indebtedness or Preferred Stock meets the criteria of more than one of the types of Indebtedness described in paragraphs (1) and (2) of this covenant, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness or Preferred Stock and only be required to include the amount and type of such Indebtedness or Preferred Stock in one or a combination of the clauses of paragraph (1) or (2) of this covenant, provided that (i) Indebtedness outstanding on the Issue Date under the Credit Agreement shall be treated as incurred pursuant to clause (a) of paragraph (2) above, and (ii) any other obligation of the obligor on such Indebtedness or Preferred Stock (or of any other Person who could have incurred such Indebtedness or issued such Preferred Stock under this covenant) arising under any guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness or Preferred Stock shall be disregarded to the extent that such guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness or Preferred Stock.

Except as provided in the following paragraph with respect to Indebtedness denominated in a foreign currency, the amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that (x) the dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being incurred), and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, calculated as described in the following sentence, does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and incurred pursuant to a Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder or (iii) the date of such incurrence. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(a)

declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any Restricted Subsidiary or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in Capital Stock of the Company (other than Redeemable

Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock)) (other than the declaration or payment of dividends or other distributions to the extent declared or paid to the Company or any Restricted Subsidiary);

(b)	purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any options, warrants, or other rights to purchase any such Capital Stock of the Company or any direct or indirect parent of the Company (other than any such securities owned by the Company or a Restricted Subsidiary and any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof);

(c)	make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than (A) any such Subordinated Indebtedness owned by the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value (collectively, for purposes of this clause (c), a “purchase”) of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment, final maturity or exercise of a right to put on a set scheduled date (but not including any put right in connection with a change of control event), in each case due within one year of the date of such purchase; provided that, in the case of any such purchase in anticipation of the exercise of a put right, at the time of such purchase, it is more likely than not, in the good faith judgment of the Board of Directors of the Company, that such put right would be exercised if such put right were exercisable on the date of such purchase); or

(d)	make any Investment (other than any Permitted Investment) in any Person,

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as Restricted Payments), unless, immediately after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

(A)	no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(B)	the Company would be able to incur $1.00 of additional Indebtedness pursuant to paragraph (1) of the covenant described under “—Limitation on Indebtedness and Issuance of Preferred Stock” above; and

(C)	the aggregate amount of such Restricted Payment together with all other Restricted Payments (including the Fair Market Value of any non-cash Restricted Payments) declared or made since the Issue Date would not exceed the sum of (without duplication) of:

(1)	50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit);

(2)	the aggregate net cash proceeds and the Fair Market Value of property or assets received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock and Preferred Stock of the Company) of the Company to any Person (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) after the Issue Date;

(3)	the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) upon the exercise of any options, warrants or rights to purchase shares of Capital Stock (other than Redeemable Capital Stock) of the Company;

(4)	the aggregate net cash proceeds and the Fair Market Value of property or assets received after the Issue Date by the Company or any Restricted Subsidiary from any Person (other than a Subsidiary of the Company) for Indebtedness that has been converted or exchanged into or for Capital Stock (other than Redeemable Capital Stock) of the Company (to the extent such Indebtedness was originally sold by the Company for cash), plus the aggregate amount of cash and the Fair Market Value of any property received by the Company or any Restricted Subsidiary (other than from a Subsidiary of the Company) in connection with such conversion or exchange;

(5)	in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the proceeds or return of capital with respect to such Investment less the cost of the disposition of such Investment;

(6)	the aggregate amount equal to the net reduction in Investments (other than Permitted Investments) in Unrestricted Subsidiaries resulting from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary; and

(7)	so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary in accordance with “—Limitation on Designations of Unrestricted Subsidiaries” below, the Fair Market Value of the Company’s interest in such Subsidiary.

None of the foregoing provisions will prohibit the following; provided that with respect to payments pursuant to clauses (i), subclause (y) of (iv), (vi), (vii), (viii) and (xv) below, no Default or Event of Default has occurred and is continuing:

(i)	the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the first paragraph of this covenant;

(ii)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, a substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock of the Company (other than Redeemable Capital Stock) or from a substantially concurrent cash capital contribution to the Company; provided, however, that such cash proceeds are excluded from clause (C) of the first paragraph of this covenant;

(iii)	any redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of Indebtedness of the Company which:

(1)	has no scheduled principal payment prior to the 91st day after the Maturity Date; and

(2)	has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes issued under the Indenture;

(iv)	payments to purchase Capital Stock of the Company held by any future, present or former employee, director or officer of the Company or any of its Subsidiaries, or their authorized representatives, either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, upon the death, disability or termination of employment of such employees, directors or officers or otherwise, in an amount not to exceed $15.0 million in any calendar year; provided that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of payments made pursuant to this clause (iv) in any calendar year not to exceed $25.0 million;

(v)	[Reserved];

(vi)	within 60 days after the consummation of the Change of Control Offer with respect to a Change of Control described under “—Change of Control” above (including the purchase of the Notes tendered),

any purchase or redemption of Subordinated Indebtedness or any Capital Stock of the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount or liquidation amount thereof, plus accrued and unpaid interest or dividends (if any); provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

(vii)	within 60 days after the consummation of an Asset Sale Offer with respect to an Asset Sale described under “—Disposition of Proceeds of Asset Sales” below (including the purchase of the Notes tendered), any purchase or redemption of Subordinated Indebtedness or any Capital Stock of the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Asset Sale; provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

(viii)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of any warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or any Restricted Subsidiary;

(ix)	the deemed repurchase of Capital Stock on the cashless exercise of stock options;

(x)	the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis;

(xi)	payments in the form of dividends on the Company’s common stock in an aggregate amount in any calendar year not to exceed $20.0 million;

(xii)	any Restricted Payment made in connection with the consummation of the Separation Transactions, including a dividend from the Company to RRD of the net proceeds of the Notes necessary to consummate the Separation Transactions;

(xiii)	Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale or other sale of assets or property made pursuant to and in compliance with the Indenture;

(xiv)	[Reserved]; and

(xv)	any Restricted Payment in an amount which, when taken together with all Restricted Payments made after the Issue Date pursuant to this clause (xv), at the time made does not exceed the greater of (i) $30.0 million and (ii) 20% of Pro Forma Adjusted EBITDA.

Any payments made pursuant to clauses (i), (xi), (xiii) or (xv) of the preceding paragraph shall be taken into account, and any payments made pursuant to the other clauses of the preceding paragraph shall be excluded, in calculating the amount of Restricted Payments pursuant to clause (C) of the first paragraph of this covenant.

The Company, in its sole discretion, may classify or reclassify (x) any Permitted Investment as being made in whole or in part as a permitted Restricted Payment or (y) any Restricted Payment as being made in whole or in part as a Permitted Investment (to the extent such Restricted Payment qualifies as a Permitted Investment).

The Company, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien of any kind securing any Indebtedness on any asset now owned or hereafter acquired, except for Permitted Liens.

Disposition of Proceeds of Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

(a)	the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of; and

(b)	at least 75% of such consideration consists of cash or Cash Equivalents; provided, however, that this limitation will not apply to any Asset Sale in which the cash or Cash Equivalent portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days of the later of an Asset Sale and the date of receipt of Net Cash Proceeds from such Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale to (1) retire, prepay or permanently reduce Indebtedness and correspondingly reduce commitments with respect thereto under (a) any Secured Indebtedness, including under the Credit Agreement, (b) other Indebtedness ranking pari passu with the Notes; provided that, to the extent the Company retires, prepays or reduces pari passu Indebtedness pursuant to this clause (1)(b), the Company shall equally and ratably reduce obligations under the Notes as provided under “—Optional Redemption” or through open market purchases or by making an offer, in accordance with the procedures below, to all Holders of Notes at 100% of the principal amount thereof plus accrued and unpaid interest, and (c) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor or (2) invest in properties or assets that are used or useful in the business of the Company and its Restricted Subsidiaries conducted at such time or in businesses reasonably related thereto or in Capital Stock of a Person, the principal portion of whose assets consist of such property or assets, collectively, the Replacement Assets; provided, however, that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day or within such longer period of time authorized by the Board of Directors as is necessary to consummate such investment; provided that in the event such binding agreement or commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, the Company or such Restricted Subsidiary may satisfy its obligations as to any Net Cash Proceeds by entering into another binding agreement or commitment within six months of such cancellation or termination of the prior binding agreement or commitment or treating such Net Cash Proceeds as Excess Proceeds; provided, further, that the Company or such Restricted Subsidiary may only enter into such an agreement or commitment under the foregoing provision one time with respect to each Asset Sale. Any Net Cash Proceeds from any Asset Sale that are not used in accordance with the preceding sentence constitute Excess Proceeds subject to disposition as provided below.

When the aggregate amount of Excess Proceeds equals or exceeds $50.0 million, the Company shall make an offer to purchase, or an Asset Sale Offer, from all Holders and, to the extent the Company is required by the terms thereof, all holders of other Indebtedness that is pari passu in right of payment with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness to be purchased or redeemed, the maximum principal amount of Notes and such other Indebtedness that may be purchased with the Excess Proceeds. A copy of each Asset Sale Offer will be delivered to the Trustee at the time it is delivered to Holders.

The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the purchase date and the offer price for any other Indebtedness that is pari passu in right of payment with the Notes will be as set forth in the documentation governing such Indebtedness, or the Asset Sale Offer Price, and will be payable in cash. If any Excess Proceeds remain after an Asset Sale Offer, the Company may use such Excess Proceeds for general corporate purposes. If the Asset Sale

Offer Price with respect to Notes tendered into such Asset Sale Offer exceeds the Excess Proceeds allocable to the Notes, Notes to be purchased will be selected by DTC pursuant to applicable DTC procedures as to global Notes, and otherwise on a pro rata basis. The Notes shall be purchased by the Company on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

For the purposes of paragraph (b) above, the following are deemed to be cash: (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary to the extent the Company or such Restricted Subsidiary is released from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Sale, (2) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale to the extent that the Company and each other Restricted Subsidiary are released in full from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale, (3) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (4) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary (provided that such Indebtedness is not expressly subordinated in right of payment to the Notes), (5) Replacement Assets or (6) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Sale; provided, however, that the aggregate Fair Market Value of all Designated Non-cash Consideration received and treated as cash pursuant to this clause is not to exceed, at any time, an aggregate amount outstanding equal to the greater of $50.0 million and 30% of Pro Forma Adjusted EBITDA as of the date of the applicable Asset Sale, without giving effect to changes in value subsequent to the receipt of such Designated Non-cash Consideration.

Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of its Affiliates involving aggregate consideration in excess of $5.0 million, except:

(a)	on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Affiliates of the Company; and

(b)	with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $15.0 million, such transaction or transactions shall have been approved by a majority of the Disinterested Members of the Board of Directors of the Company.

Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

(i)	transactions with or among the Company and the Restricted Subsidiaries;

(ii)	transactions in the ordinary course of business, or approved by a majority of the Board of Directors of the Company, between the Company or any Restricted Subsidiary and any Affiliate of the Company that is a joint venture or similar entity;

(iii)	(A) customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, collective bargaining agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business and (B) any transaction with an officer or director in the ordinary course of business not involving more than $1.0 million in any one year;

(iv)	Restricted Payments made in compliance with “—Limitation on Restricted Payments” above;

(v)	loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business;

(vi)	transactions pursuant to agreements in effect on the Issue Date;

(vii)	[Reserved];

(viii)	transactions with customers, clients, suppliers, joint venture partners, joint ventures, including their members or partners, or purchasers or sellers of goods or services, in each case in the ordinary course of business, including pursuant to joint venture agreements, and otherwise in compliance with the terms of the Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or the applicable Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or that Restricted Subsidiary with an unrelated person or entity, in the good faith determination of the Company’s Board of Directors or its senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ix)	any issuance or sale of Capital Stock (other than Redeemable Capital Stock) of the Company or any capital contribution to the Company;

(x)	the Separation Transactions and the Contribution Transactions, including (i) all transactions pursuant to agreement necessary to effectuate the Separation Transactions and the Contribution Transactions (ii) the payment of all fees and expenses relating thereto and a dividend from the Company to RRD to be made in connection therewith; and

(xi)	transactions in which a Restricted Subsidiary delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that the financial terms of such transaction either (x) are fair to such Restricted Subsidiary from a financial point of view (or words of similar import) or (y) meet the requirements of clause (a) of the first paragraph of this covenant.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(b)	pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(c)	make loans or advances to the Company or any other Restricted Subsidiary; or

(d)	transfer any of its properties or assets to the Company or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

(i)	applicable law or any applicable rule, regulation or order;

(ii)	(A) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary and (B) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(iii)	customary restrictions on transfers of property subject to a Lien permitted under the Indenture;

(iv)	instruments governing Indebtedness as in effect on the Issue Date;

(v)	any agreement or other instrument of a Person, or relating to Indebtedness or Capital Stock of a Person that becomes a Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi)	an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

(vii)	any agreement in effect on the Issue Date;

(viii)	any Indebtedness incurred pursuant to clause (a) of paragraph (2) under “—Limitation on Indebtedness and Issuance of Preferred Stock;” the Notes, the Indenture and the guarantees thereunder;

(ix)	joint venture agreements and other similar agreements that prohibit actions of the type described in clauses (a), (b), (c) and (d) above, which prohibitions are applicable only to the entity or assets that are the subject of such arrangements;

(x)	[Reserved];

(xi)	restrictions relating to Foreign Subsidiaries contained in Indebtedness incurred pursuant to the covenant described under “—Limitation on Indebtedness and Issuance of Preferred Stock;”

(xii)	(A) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (B) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary or adversely affect the ability of the Company to make interest and principal payments with respect to the Notes or (C) pursuant to Interest Rate Protection Agreements;

(xiii)	an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Indebtedness and Issuance of Preferred Stock” (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in instruments governing Indebtedness as in effect on the Issue Date (as determined in good faith by the Company) or (B) if such encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(xiv)	Purchase Money Obligations with respect to property or assets acquired in the ordinary course of business that impose encumbrances or restrictions on the property or assets so acquired;

(xv)	any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses; provided, however, that the terms and conditions of any such agreement are not materially less favorable, taken as a whole, to the Holders with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced;

(xvi)	encumbrances or restrictions under any agreement governing Capitalized Lease Obligations that constitute Permitted Liens, so long as such restrictions apply only to the assets subject to such Liens or relating to such Capitalized Lease Obligation, as the case may be; and

(xvii)	with respect to clause (d) only, any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

For purposes of determining compliance with this covenant, the priority of any Preferred Stock in receiving dividends shall not be deemed a restriction on the ability to make distributions on Capital Stock.

Limitation on Designations of Unrestricted Subsidiaries. The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary under the Indenture, or a Designation, only if:

(i)	no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(ii)	the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation) pursuant to the covenant described under “—Limitation on Restricted Payments” above in an amount, or the Designation Amount equal to the Fair Market Value of the Company’s interest in such Subsidiary on such date; and

(iii)	the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness pursuant to paragraph (1) of the covenant described under “—Limitation on Indebtedness and Issuance of Preferred Stock” at the time of such Designation (assuming the effectiveness of such Designation).

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant “—Limitation on Restricted Payments” for all purposes of the Indenture in the Designation Amount.

All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(i)	no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(ii)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by board resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Additional Subsidiary Guarantors. The Company will cause each Domestic Restricted Subsidiary (other than any Foreign Subsidiary Holding Company or Subsidiary of a Foreign Subsidiary, unless otherwise determined by the Company) that guarantees any Indebtedness of the Company or any other Restricted Subsidiary incurred under the Credit Agreement, any syndicated loan or capital markets indebtedness, in each case in a principal amount in excess of $40.0 million, to, within a reasonable time thereafter, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Domestic Restricted Subsidiary will guarantee the obligations of the Company under the Indenture and payment of the Notes on the same terms and conditions as those set forth in the Indenture, subject to any limitations that apply to the guarantee of Indebtedness giving rise to the requirement to guarantee the Notes. This covenant shall not apply to any of the Company’s Subsidiaries that have been properly designated as an Unrestricted Subsidiary.

Reporting Requirements. For so long as the Notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required to file such documents if the Company were so subject. If, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, the Company shall transmit (or cause to be transmitted) to all Holders, as their names and addresses appear in the Note register, copies of such documents within 30 days after the Required Filing Date (or make such documents available on a website maintained by the Company). Delivery of reports, information and documents to the Trustee pursuant to the Indenture is for informational purposes only and the Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture or the Notes(as to which the Trustee is entitled to rely exclusively on officer’s certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC, or participate in any conference calls.

Repayment from Separation and Distribution Agreement Receivables Proceeds. Within five business days of receipt of any Separation and Distribution Agreement Receivable Proceeds by the Company or any of its Restricted Subsidiaries, the Company shall prepay term loans outstanding under the Credit Agreement in an aggregate principal amount at least equal to such Separation and Distribution Agreement Receivable Proceeds.

Consolidation, Merger, Sale of Assets, etc.

The Company will not, directly or indirectly, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time and after giving effect thereto:

(a)	either:

(i)	if the transaction or transactions is a merger or consolidation, the Company or such Restricted Subsidiary, as the case may be, shall be the surviving person of such merger or consolidation; or

(ii)	the Person formed by such consolidation or into which the Company, or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving person or transferee person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume pursuant to a supplemental indenture and such other necessary agreements reasonably satisfactory to the Trustee, all the obligations of the Company or such Restricted Subsidiary, as the case may be, under the Notes and the Registration Rights Agreement;

(b)	immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(c)	except in the case of any merger of the Company with any wholly owned Subsidiary of the Company or any merger of Restricted Subsidiaries (and, in each case, with no other persons), (i) the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness pursuant to paragraph (1) of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Issuance of Preferred Stock” (assuming a market rate of interest with respect to such additional Indebtedness) or (ii) the Consolidated Fixed Charge Coverage Ratio of the Company (or, if applicable, the successor company with respect thereto) would equal or exceed the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to giving effect to such transaction.

In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture and the Registration Rights Agreement.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs, the successor person formed by such consolidation or into which the Company or a Restricted Subsidiary, as the case may be, is merged or the successor person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Notes, the Indenture and the Registration Rights Agreement with the same effect as if such successor had been named as the Company in the Notes, the Indenture and the Registration Rights Agreement and, except in the case of a lease, the Company or such Restricted Subsidiary shall be released and discharged from its obligations thereunder.

The Indenture will provide that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described in “—Certain Covenants—Limitation on Indebtedness and Issuance of Preferred Stock,” “—Certain Covenants—Limitation on Restricted Payments” and “—Certain Covenants—Limitation on Liens”), Subsidiaries of any surviving person shall, upon the consummation of such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated Unrestricted Subsidiaries pursuant to and in accordance with “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries” and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately after such transaction or series of related transactions will be deemed to have been incurred upon the consummation of such transaction or series of related transactions.

Events of Default

The following will be “Events of Default” under the Indenture:

(i)	default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (at Stated Maturity, upon optional redemption, required purchase or otherwise);

(ii)	default in the payment of an installment of interest, if any, on any of the Notes, when due and payable, for 30 days;

(iii)	default in the performance of, or breach of, the provisions set forth under “—Consolidation, Merger, Sale of Assets, etc.;”

(iv)	failure to comply with any of its obligations in connection with a Change of Control (other than a default with respect to the failure to purchase the Notes), for a period of 30 days after written notice of such failure has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes;

(v)	default in the performance of, or breach of, any covenant or agreement of the Company or the Subsidiary Guarantors under the Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clause (i), (ii), (iii) or (iv)) and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail or by overnight courier:

(x)	to the Company by the Trustee; or

(y)	to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes;

(vi)	default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $40.0 million, in each case, either individually or in the aggregate, and either:

(a)	such Indebtedness is already due and payable in full; or

(b)	such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

provided that no Default or Event of Default will be deemed to occur with respect to any such accelerated Indebtedness that is paid or is otherwise acquired or retired within 20 business days after such acceleration;

(vii)	one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $40.0 million, in each case, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect;

(viii)	the entry of a decree or order by a court having jurisdiction in the premises:

(A)	for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law; or

(B)	adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under the Bankruptcy Code or any other similar federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of any of their properties, or ordering the winding-up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(ix)	the institution by the Company or any Significant Subsidiary of a voluntary case or proceeding under the Bankruptcy Code or any other similar federal, state or foreign law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in any involuntary case or proceeding under the Bankruptcy Code or any other similar federal, state or foreign law or to the institution of bankruptcy or insolvency proceedings against the Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar federal, state or foreign law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due; or

(x)	any of the guarantees of the Notes by a Subsidiary Guarantor that is a Significant Subsidiary ceases to be in full force and effect or any of such guarantees is declared to be null and void and unenforceable or any of such guarantees is found to be invalid or any of the Subsidiary Guarantors denies its liability under its guarantee (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture) and such event continues for 5 business days.

If an Event of Default (other than those covered by clause (viii) or (ix) above with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary, or any group of Restricted Subsidiaries of the Company, that, taken together, would constitute a Significant Subsidiary) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes due and payable immediately. If an Event of Default specified in clause (viii) or (ix) above with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary, or any group of Restricted Subsidiaries of the Company, that, taken together, would constitute a Significant Subsidiary, occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if:

(a)	the Company has paid or deposited with the Trustee a sum sufficient to pay:

(i)	all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(ii)	all overdue interest on all Notes;

(iii)	the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes; and

(iv)	to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration;

(b)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c)	all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request to the Trustee, and offered security or indemnity satisfactory to the Trustee, to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 45 days after receipt of such notice and the Trustee, within such 45-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such holders shall have offered to the Trustee security or indemnity satisfactory to it. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail or send to each holder of the Notes notice of the Default or Event of Default within 90 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if the Trustee, in good faith, determines that withholding the notice is in the interest of the Holders.

The Company is required to furnish to the Trustee annual statements as to the performance by the Company of its and its Restricted Subsidiaries’ obligations under the Indenture and as to any default in such performance.

No Liability for Certain Persons

No director, officer, employee or stockholder of the Company, nor any director, officer or employee of any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the guarantees thereof, or the Indenture on or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors discharged with respect to their guarantees of such Notes, or Legal Defeasance except for:

(1)	the rights of holders of the outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants delivered to the Trustee, to pay the principal of or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)	the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes when:

(i)	either:

(a)	all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or repaid and the Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all the Notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed Notes which have been replaced or paid) have become due and payable, will become due and payable at their stated maturity within one year, or will become due and payable within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (in the case of the Notes that have become due and payable) or to the maturity or redemption date, as the case may be together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii)	the Company has paid all other sums payable under the Indenture by the Company; and

(iii)	the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

Amendments and Waivers

From time to time, the Company, the Subsidiary Guarantors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture, the Notes or the guarantees of the Notes for certain specified purposes, including, among other things, curing ambiguities, omissions, mistakes, defects or inconsistencies, conforming any provision to any provision under the heading “Description of the New Notes,” making any change that does not adversely affect the rights of any holder of the Notes or adding guarantees or releasing or discharging guarantees in accordance with the terms of the Indenture, making such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes or evidencing and providing for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof. Other amendments and modifications of the Indenture, the Notes or the guarantees of the Notes may be made by the Company, the Subsidiary Guarantors, and the Trustee with the consent of the holders of a majority of the aggregate principal amount of the outstanding Notes; provided, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(i)	reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the Notes;

(ii)	change the currency in which any Notes or any premium or the interest thereon is payable;

(iii)	reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes;

(iv)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;

(v)	waive a default in payment with respect to the Notes;

(vi)	reduce or change the rate or time for payment of interest on the Notes; or

(vii)	except as expressly permitted by the Indenture, modify or change any provision of the Indenture affecting the ranking of the Notes or any guarantee of the Notes in a manner adverse to the Holders.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture contains limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act of 1939, as amended) it must eliminate such conflict, apply to the SEC for permission to continue or resign.

We maintain banking and lending relationships in the ordinary course of business with the Trustee and its affiliates. Neither the Trustee nor any paying agent shall be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any rating event has occurred.

Governing Law; Jury Trial Waiver

The Indenture and the Notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of law. The indenture provides that the Company, the Subsidiary Guarantors and the Trustee, and each holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes or any transaction contemplated thereby.

Book-entry, Delivery and Form

The New Notes will be issued in the form of one or more registered global notes, or the Global Notes. The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in certificated form, or Certificated Notes, except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations, collectively, the Participants, and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, collectively, the Indirect Participants. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments, notices, and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

None of the Company, the Trustee and any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2)	the Company in its discretion at any time determines not to have all the Notes represented by Global Notes; or

(3)	an Event of Default entitling the Holders to accelerate the maturity thereof has occurred and is continuing.

Any Global Note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC shall direct.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a person:

(a)	assumed in connection with an Asset Acquisition from such person; or

(b)	existing at the time such person becomes a Subsidiary of any other person and not incurred in connection with, or in contemplation of, such Asset Acquisition or such person becoming a Subsidiary.

“Adjusted EBITDA” means, with respect to any Person for any period:

(i)	the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(a)	Consolidated Net Income;

(b)	Consolidated Non-cash Charges;

(c)	Consolidated Interest Expense;

(d)	Consolidated Income Tax Expense;

(e)	any fees, expenses or charges related to the Senior Secured Credit Facilities, the Separation Transactions or to any Equity Offering, Investment, merger, acquisition, disposition, consolidation; recapitalization or the incurrence or repayment of Indebtedness permitted by the Indenture (including any refinancing or amendment of any of the foregoing) (whether or not consummated or incurred);

(f)	the amount of any restructuring charges or reserves (which shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to start up, closure, relocation or consolidation of facilities, costs to relocate employees, consulting fees, one time information technology costs, one time branding costs and losses on the sale of excess fleet from closures); provided, however, that the aggregate amount of such charges or reserves added to Adjusted EBITDA for any period pursuant to this clause (f) (when taken together with any amounts added pursuant to clause (g) below) will not exceed the greater of 10.0% of Adjusted EBITDA of such Person for such period; and

(g)	the amount of net cost savings and synergies projected by the Company in good faith to be realized (which shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) the aggregate amount of any cost savings and synergies added pursuant to this clause (g) (when taken together with any amounts added pursuant to clause (f) above) shall not exceed 10.0% of Adjusted EBITDA for such period, less

(ii)	(x) non-cash items increasing Consolidated Net Income and (y) all cash payments during such period relating to non-cash charges that were added back in determining Adjusted EBITDA in the most recent Four Quarter Period.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Asset Acquisition” means:

(a)	an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary or a transaction pursuant to which the Company or a Restricted Subsidiary merges with or into any other Person and such Person assumes the obligations of the Company or such Restricted Subsidiary, as applicable, as described under “—Consolidation, Merger, Sale of Assets, etc.;” or

(b)	the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition by the Company or any Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary of:

(a)	any Capital Stock of any Restricted Subsidiary (other than directors qualifying shares or to the extent required by applicable law);

(b)	all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

(c)	any other properties or assets of the Company or any Restricted Subsidiary, other than, in the case of clauses (a), (b) or (c) above,

(i)	sales, conveyances, transfers, leases or other dispositions of (x) obsolete, damaged or used equipment or (y) other equipment or inventory in the ordinary course of business;

(ii)	sales, conveyances, transfers, leases or other dispositions of assets in one or a series of related transactions for an aggregate consideration of less than the greater of $10.0 million and 5% of Pro Forma Adjusted EBITDA;

(iii)	the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(iv)	for purposes of the covenant described under “—Certain Covenants—Disposition of Proceeds of Asset Sales” only, (i) a disposition that constitutes a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment and (ii) a disposition governed by the covenant described under “—Consolidation, Merger, Sale of Assets, etc.;”

(v)	any exchange of like property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, and to be used in a Similar Business;

(vi)	any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or agreement, or necessary or advisable (as determined by the Company in good faith) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement;

(vii)	any disposition of Cash Equivalents;

(viii)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(ix)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(x)	a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than a Company or a Restricted Subsidiary) from which such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquires its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition);

(xi)	the abandonment or other disposition of trademarks, copyrights, patents or other intellectual property that are, in the good faith determination of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its subsidiaries taken as a whole; and

(xii)	(x) non-exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles; and (y) exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles in the ordinary course of business or that are not material to the Company and its Subsidiaries taken as a whole.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Average Life to Stated Maturity” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing:

(i)	the sum of the products of:

(a)	the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness; and

(b)	the amount of each such principal payment; by

(ii)	the sum of all such principal payments.

“Board of Directors” means the board of directors of a company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

“Capital Stock” means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person’s capital stock or equity participations, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock and, including, without limitation, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts.

“Capitalized Lease Obligation” means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP; provided, that if GAAP shall change after the Issue Date so that a lease (or other agreement conveying the right to use property) that would not be classified as a capital lease under GAAP as in effect as of the Issue Date would be classified as a capital lease, then the obligations under such lease (or other agreement conveying the right to use any property) shall not be considered to be a Capitalized Lease Obligation.

“Cash Equivalents” means, at any time:

(a)	any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof;

(b)	commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.;

(c)	any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers’ acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500.0 million;

(d)	any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which:

(i)	is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c); and

(ii)	has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;

(e)

investments in short-term asset management accounts managed by any bank party to a Credit Facility which are invested in indebtedness of any state or municipality of the United States or of the District of

Columbia and which are rated under one of the two highest ratings then obtainable from Standard & Poor’s Ratings Group or by Moody’s Investors Service, Inc. or investments of the types described in clauses (a) through (d) above; and

(f)	investments in funds investing primarily in investments of the types described in clauses (a) through (e) above.

“Change of Control” means the occurrence of any of the following events:

(a)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company;

(b)	the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its properties and assets as an entirety to any Person (other than to a Wholly Owned Restricted Subsidiary of the Company or a Subsidiary Guarantor), in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction involving a merger or consolidation where:

(i)	the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation; and

(ii)	immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50% of the total Voting Stock of the surviving or transferee corporation directly or indirectly through any of its direct or indirect parent holding companies; or

(c)	the Company is liquidated or dissolved or adopts a plan of liquidation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any person, the ratio of the aggregate amount of Adjusted EBITDA of such person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period.

The Consolidated Fixed Charge Coverage Ratio shall be calculated after giving pro forma effect to:

(a)	the incurrence of Indebtedness requiring calculation of the Consolidated Fixed Charge Coverage Ratio and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness were incurred at the beginning of the Four Quarter Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period during the period from the date of creation of such facility to the date of such calculation);

(b)

the incurrence, repayment, defeasance, retirement or discharge of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of the Four Quarter Period as if such Indebtedness was incurred, repaid, defeased, retired or discharged at the beginning of the Four Quarter Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the

Four Quarter Period or such shorter period for which such facility was outstanding (or, if such facility was created after the end of the Four Quarter Period, based upon the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation or such shorter period)); and

(c)	any Asset Sale or Asset Acquisition occurring since the first day of the Four Quarter Period (including to the date of calculation) as if such acquisition or disposition occurred at the beginning of such Four Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to any Investment, acquisition, disposition or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Investment, acquisition, disposition or other transaction that have been or are expected to be realized) shall be as determined in good faith by the chief financial officer or an authorized officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, subject to the definition of Capitalized Lease Obligation hereunder.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Fixed Charges” means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of:

(i)	Consolidated Interest Expense; and

(ii)	the aggregate amount of dividends and other distributions paid in cash during such period in respect of Redeemable Capital Stock or Preferred Stock of such person and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Income Tax Expense” means, with respect to any person for any period, the provision for federal, state, local and foreign taxes (whether or not paid, estimated or accrued) based on income, profits or capitalization of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any person for any period, without duplication, the sum of:

(i)	the interest expense, net of any interest income, of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)	any amortization of debt discount;

(b)	the net payments made or received under Interest Rate Protection Obligations (including any amortization of discounts);

(c)	the interest portion of any deferred payment obligation;

(d)	all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar facilities; and

(e)	all accrued interest; and

(ii)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, less

(iii)	to the extent otherwise included in such interest expense referred to in clause (i) above, the amortization or write-off of financing costs, commissions, fees and expenses.

“Consolidated Net Income” means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

(i)	any extraordinary, unusual or non-recurring gain, loss, expense or charge (including without limitation fees, expenses and charges associated with the Senior Secured Credit Facilities, the Separation Transactions or any merger, acquisition, disposition or consolidation after the Issue Date);

(ii)	(A) the portion of net income of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons or to Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries and (B) the portion of net loss of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons or to Investments in Unrestricted Subsidiaries shall be included to the extent of the aggregate investment of the Company or any Restricted Subsidiary in such person;

(iii)	gains or losses in respect of any Asset Sales by such person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv)	the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the holders than such restrictions in effect on the Issue Date);

(v)	any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(vi)	the write-off of any issuance costs incurred by the Company in connection with the refinancing or repayment of any Indebtedness;

(vii)	any net after-tax gain (or loss) attributable to the early repurchase, extinguishment or conversion of Indebtedness, hedging obligations or other derivative instruments (including any premiums paid);

(viii)	any non-cash income (or loss) related to the recording of the Fair Market Value of any Hedging Obligations;

(ix)	any unrealized gains or losses in respect of Currency Agreements;

(x)	(a) any non-cash compensation deduction as a result of any grant of stock or stock-related instruments to employees, officers, directors or members of management and (b) and any cash charges associated with the rollover, acceleration or payout on stock or stock-related instruments by management of the Company, or any of its Subsidiaries in connection with the Separation Transactions;

(xi)	any income (or loss) from discontinued operations;

(xii)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of any Person denominated in a currency other than the functional currency of such Person;

(xiii)	to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; provided that, to the extent included in Consolidated Net Income in a future period, reimbursements with respect to expenses excluded from the calculation of Consolidated Net Income pursuant to this clause (xiii) shall be excluded from Consolidated Net Income in such period up to the amount of such excluded expenses;

(xiv)	any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments);

(xv)	any goodwill or other intangible asset impairment charge;

(xvi)	effects of fair value adjustments in the merchandise inventory, property and equipment, goodwill, intangible assets, deferred revenue, deferred rent and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of acquisition accounting in relation to the Separation Transactions or any consummated acquisition and the amortization or write-off or removal of revenue otherwise recognizable of any amounts thereof, net of taxes, shall be excluded or added back in the case of lost revenue; and

(xvii)	accruals and reserves established within 12 months after (a) the consummation of the Separation Transactions that were established as a result of the Separation Transactions and (b) the closing of any acquisition or investment required to be established as a result of such acquisition or investment in accordance with GAAP, or changes as a result of adoption or modification of accounting policies.

“Consolidated Non-cash Charges” means, with respect to any person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss).

“Contribution Transactions” means the transactions contemplated under the Contribution Agreement, dated as of September 30, 2016, by and among RRD and the Company.

“Control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Credit Agreement” means the Credit Agreement dated as of September 30, 2016, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, together with the related documents (including any term loans and revolving loans thereunder, any guarantees and any security documents, instruments and agreements executed in connection therewith), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement, indenture or other instrument (and related documents) governing any form of Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or holder of Indebtedness or group of lenders or holders of Indebtedness and whether to the same obligor or different obligors.

“Credit Facility” means one or more debt facilities or agreements (including the Credit Agreement), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for, or acting as underwriters of, revolving loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes, debentures, letters of credit or the issuance and sale of securities including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreements, indentures or other instruments (and related documents) governing any form of Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such facility or agreement or successor facility or agreement whether by the same or any other lender or holder of Indebtedness or group of lenders or holders of Indebtedness and whether the same obligor or different obligors.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate which sets forth the Fair Market Value of the non-cash consideration at the time of its receipt and the basis for such valuation.

“Designated Revolving Commitments” means, at any time, the amount of any revolving commitments in effect at such time under any Credit Facility that the Company has designated in an officer’s certificate delivered to the Trustee as “Designated Revolving Commitments” to the extent the Company has not subsequently elected to revoke such designation pursuant to an officer’s certificate delivered to the Trustee.

“Disinterested Member of the Board of Directors of the Company” means, with respect to any transaction or series of transactions, a member of the Board of Directors of the Company other than a member who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions or is an Affiliate, or an officer, director or an employee of any Person (other than the Company or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of transactions.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.

“Equity Offering” means a private or public sale for cash after the Issue Date by the Company of its common Capital Stock (other than Redeemable Capital Stock and other than to a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Event of Default” has the meaning set forth under “—Events of Default” herein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes issued on the Issue Date, in compliance with the terms of the Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (which, for the avoidance of doubt excludes Indebtedness under the Senior Secured Credit Facilities and the Notes) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means, with respect to any asset, the fair market value of such asset as determined by the Board of Directors of the Company in good faith, whose determination shall be conclusive and, in the case of assets with a Fair Market Value in excess of $15.0 million, evidenced by a resolution of the Board of Directors of the Company.

“Foreign Subsidiary” means any Restricted Subsidiary not created or organized under the laws of the United States or any state thereof or the District of Columbia.

“Foreign Subsidiary Holding Company” means any Subsidiary the primary assets of which consist of Capital Stock in (i) one or more Foreign Subsidiaries or (ii) one or more Foreign Subsidiary Holding Companies.

“GAAP” means generally accepted accounting principles set forth in the Financial Accounting Standards Board codification (or by agencies or entities with similar functions of comparable stature and authority within the U.S. accounting profession) or in rules or interpretative releases of the SEC applicable to SEC registrants; provided that (a) if at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may irrevocably elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (i) IFRS for periods beginning on and after the date of such notice or a later date as specified in such notice as in effect on such date and (ii) for prior periods, GAAP as defined in the first sentence of this definition and (b) GAAP is determined as of the date of any calculation or determination required hereunder; provided that (x) the Company, on any date, may, by providing notice thereof to the Trustee, elect to establish that GAAP shall mean GAAP as in effect on such date and (y) any such election, once made, shall be irrevocable. The Company shall give notice of any such election to the Trustee and the Holders.

“guarantee “ means, as applied to any obligation:

(i)	a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(ii)	an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts available to be drawn down under letters of credit of another person.

The term “guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” means a supplemental indenture, substantially in the form provided as an exhibit to the Indenture, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes and the Indenture on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement or Currency Agreement.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board or any successor to such Board, or the SEC, as the case may be), as in effect from time to time.

“Indebtedness” means, with respect to any person, without duplication:

(a)	the principal amount of all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker’s acceptance or other similar credit transaction;

(b)	the principal amount of all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

(c)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

(d)	all Capitalized Lease Obligations of such person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such person;

(e)	all Indebtedness referred to in the preceding clauses of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset (as determined in good faith by the Company) or the amount of the obligation so secured);

(f)	all guarantees of Indebtedness referred to in this definition by such Person;

(g)	all Redeemable Capital Stock of such Person (which shall be valued at the greater of its voluntary or involuntary maximum fixed repurchase price (as defined below) excluding accrued dividends);

(h)	all obligations under or in respect of Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); and

(i)	any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above;

provided, however, that Indebtedness shall not include:

(x)	any holdback or escrow of the purchase price of property, services, businesses or assets; or

(y)	any contingent payment obligations incurred in connection with the acquisition of assets or businesses, which are contingent on the performance of the assets or businesses so acquired.

For purposes hereof, (i) the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock and (ii) without duplication, Indebtedness for borrowed money in an aggregate principal amount equal to the amount of Designated Revolving Commitments shall be deemed to be incurred at any time any Designated Revolving Commitments are so designated (and any subsequent borrowing or repayment of amounts under such Designated Revolving Commitments shall not be deemed to be an incurrence or repayment of Indebtedness or Lien incurrence or reduction).

“Interest Rate Protection Agreement” means, with respect to any person, any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Rate Protection Obligations” means the obligations of any person pursuant to any Interest Rate Protection Agreements.

“Investment” means, with respect to any Person, any loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to any other Person (by means of any transfer of cash or other property or any payment for property or services for consideration of Indebtedness or Capital Stock of any other Person), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of indebtedness issued by any other Person. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means September 30, 2016.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Maturity Date” means October 15, 2024.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) net of:

(i)	brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers’ fees) related to such Asset Sale;

(ii)	provisions for all taxes payable as a result of such Asset Sale;

(iii)	amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary of the Company) owning a beneficial interest in the assets subject to the Asset Sale;

(iv)	payments made to retire Indebtedness which is secured by any assets subject to such Asset Sale (in accordance with the terms of any Lien upon such assets) or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds of such Asset Sale;

(v)	the amount of any liability or obligations in respect of appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the Trustee; and

(vi)	the amount of any purchase price or similar adjustment claimed, owed or otherwise paid or payable by the Company or a Restricted Subsidiary in respect to such Asset Sale.

“Permitted Investments” means any of the following:

(i)	Investments in the Company or in a Restricted Subsidiary;

(ii)	Investments in another Person, if as a result of such Investment:

(A)	such other Person becomes a Restricted Subsidiary; or

(B)	such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

(iii)	Investments representing Capital Stock, obligations or securities issued to the Company or any of its Restricted Subsidiaries received in settlement of claims against any other person or a reorganization or similar arrangement of any debtor of the Company or such Restricted Subsidiary, including upon the bankruptcy or insolvency of such debtor, or as a result of foreclosure, perfection or enforcement of any Lien;

(iv)	Investments in Hedging Obligations entered into by the Company or any of its Subsidiaries in connection with the operations of the business of the Company or its Restricted Subsidiaries and not for speculative purposes;

(v)	Investments in any Indebtedness of the Company or its Restricted Subsidiaries (with respect to Subordinated Indebtedness, to the extent otherwise permitted under the Indenture);

(vi)	Investments in Cash Equivalents;

(vii)	Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(viii)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses, in any case, in the ordinary course of business and otherwise in accordance with the Indenture;

(ix)	Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under “—Certain Covenants—Disposition of Proceeds of Asset Sales” to the extent such Investments are non-cash proceeds as permitted under such covenant;

(x)	advances to employees or officers of the Company in the ordinary course of business and additional loans to employees or officers in an aggregate amount, together with all other Permitted Investments made pursuant to this clause (x), at any time outstanding not to exceed $5.0 million;

(xi)	any Investment to the extent that the consideration therefor is Capital Stock (other than Redeemable Capital Stock) of the Company;

(xii)	guarantees (including guarantees of the Notes) of Indebtedness permitted to be incurred under the “—Certain Covenants—Limitation on Indebtedness and Issuance of Preferred Stock” covenant;

(xiii)	any acquisition of assets to the extent made in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock) of the Company;

(xiv)	Investments in securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(xv)	Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(xvi)	Investments in pledges or deposits with respect to leases or utilities provided to third parties;

(xvii)	[Reserved];

(xviii)	Investments in (w) Unrestricted Subsidiaries, (x) Similar Businesses, (y) less than all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, or (z) any joint venture or similar arrangement, provided, however, that the aggregate amount of all Investments outstanding and made pursuant to this clause (xviii) shall not exceed the greater of $50.0 million and 30% of Pro Forma Adjusted EBITDA at any one time; and

(xix)	other Investments; provided that at the time any such Investment is made pursuant to this clause (xix), the amount of such Investment, together with all other Investments made pursuant to this clause (xix), does not exceed the greater of (i) $75.0 million and (ii) 40% of Pro Forma Adjusted EBITDA; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) of the definition of “Permitted Investments.”

“Permitted Liens” means:

(a)	any Lien existing as of the Issue Date;

(b)	Liens securing Indebtedness in an aggregate principal amount not to exceed the greater of (x) the maximum amount permitted under the provisions described in clause (a) of paragraph (2) of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Issuance of Preferred Stock” and (y) any greater amount, so long as, in the case of this subclause (y), on the date of the incurrence of such Indebtedness after giving effect to such incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness (or, in the case of revolving commitments, the amount designated as Designated Revolving Commitments), in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause), no Default or Event of Default shall have occurred and be continuing and the Senior Secured Indebtedness Leverage Ratio shall not exceed 2.50:1.00;

(c)	any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, if such Lien does not attach to any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Lien prior to such incurrence (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(d)	Liens in favor of the Company or a Restricted Subsidiary;

(e)	Liens on and pledges of the assets or Capital Stock of any Unrestricted Subsidiary securing any Indebtedness or other obligations of such Unrestricted Subsidiary and Liens on the Capital Stock or

assets of Foreign Subsidiaries securing Indebtedness permitted under the provisions described in clause (j) of paragraph (2) of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Issuance of Preferred Stock;”

(f)	Liens for taxes not delinquent or statutory Liens for taxes, the nonpayment of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(g)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith and by appropriate proceedings;

(h)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government or other contracts, performance and return-of-money bonds and other similar obligations (in each case, exclusive of obligations for the payment of borrowed money);

(i)	(A) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (B) any condemnation or eminent domain proceedings affecting any real property;

(j)	judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review or appeal of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(k)	easements, rights-of-way, zoning restrictions, utility agreements, covenants, restrictions and other similar charges, encumbrances or title defects or leases or subleases granted to others, in respect of real property not interfering in the aggregate in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(l)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(m)	Liens securing Indebtedness incurred pursuant to clause (h) of paragraph (2) of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Issuance of Preferred Stock;”

(n)	Liens securing Indebtedness incurred pursuant to clause (d) of paragraph (2) of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Issuance of Preferred Stock” to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of the Company or any Restricted Subsidiary; provided, however, that the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(o)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(p)	Liens securing refinancing Indebtedness permitted under clause (i) of paragraph (2) of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Issuance of Preferred Stock,” provided that such Liens do not exceed the Liens replaced in connection with such refinanced Indebtedness or as provided for under the terms of the Indebtedness being replaced;

(q)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(r)	Liens securing Hedging Obligations, in each case which relate to Indebtedness that is secured by Liens otherwise permitted under the Indenture;

(s)	[Reserved];

(t)	any interest or title of a lessor, sublessor, licensee or licensor under any lease, sublease, sublicense or license agreement not prohibited by the Indenture;

(u)	Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition permitted under the terms of the Indenture;

(v)	Liens on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(w)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(x)	any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(y)	Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

(z)	Liens created in favor of the Trustee for the Notes as provided in the Indenture;

(aa)	Liens arising by operation of law in the ordinary course of business;

(bb)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(cc)	Liens relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business;

(dd)	Liens incurred by the Company or any Restricted Subsidiary; provided that at the time any such Lien is incurred, the obligations secured by such Lien, when added to all other obligations secured by Liens incurred pursuant to this clause (dd), shall not exceed the greater of $50.0 million and 27.5% of Pro Forma Adjusted EBITDA;

(ee)	[Reserved];

(ff)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(gg)	Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; and

(hh)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of Indebtedness or Preferred Stock secured by a Lien could be classified as secured in part pursuant to clause (ee) above (giving effect to the incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (ee) above and thereafter the remainder of such Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” as applied to any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

“Pro Forma Adjusted EBITDA” means, with respect to the Company and its Subsidiaries on a consolidated basis, the Adjusted EBITDA for the Company and its Subsidiaries for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of such calculation, in each case calculated with the pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any person owning such property or assets, or otherwise; provided that such Indebtedness is incurred within 180 days after such acquisition.

“Rating Agencies” mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date; provided, however, that Capital Stock will not constitute Redeemable Capital Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” or an “asset sale.”

“Registration Rights Agreement” means (1) the Registration Rights Agreement related to the Notes, dated as of September 30, 2016, among the Company, the Subsidiary Guarantors and the initial purchasers of the Notes issued on the date of the Indenture, and (2) with respect to any Additional Notes, any registration rights agreement among the Company and the other parties thereto relating to the registration by the Company of such Additional Notes under the Securities Act.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means the $300.0 million first lien secured revolving credit facility entered into pursuant to the terms of the Credit Agreement.

“RRD” means R. R. Donnelley & Sons Company, a Delaware corporation, and any permitted successor or assign

“S&P” means Standard & Poor’s Ratings Services and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a person and the Company or a Restricted Subsidiary leases it from such person.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Credit Facilities” means the Revolving Credit Facility and the Term Loan Credit Facility entered into by the Company pursuant to the terms of the Credit Agreement.

“Senior Secured Indebtedness Leverage Ratio” means, with respect to any Person, on any date of determination, a ratio (i) the numerator of which is the aggregate principal amount (or accreted value, as the case may be) of Indebtedness that is secured by a Lien of such Person and its Restricted Subsidiaries on a consolidated basis outstanding on such date less up to $50.0 million of cash and Cash Equivalents that would be stated on the consolidated balance sheet of such Person and held by such Person or its Restricted Subsidiaries, as determined in accordance with GAAP, as of the date of determination, and (ii) the denominator of which is the Adjusted EBITDA of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of such calculation, in each case calculated with the pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, dated as of September 14, 2016, by and among RRD, the Company and LSC Communications, Inc.

“Separation and Distribution Agreement Receivable Proceeds” means any proceeds received by the Company from any payment by RRD pursuant to Section 3.4(h) of the Separation and Distribution Agreement.

“Separation Transactions” means the completion of the Plan of Reorganization and the Donnelley Financial Distribution (each as defined in the Separation and Distribution Agreement).

“Significant Subsidiary” of any person means a Restricted Subsidiary of such person which would be a significant subsidiary of such person as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X promulgated by the SEC and as in effect on the Issue Date.

“Similar Business” means any businesses conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date and any other activities that are related, complementary, ancillary or incidental to, or a reasonable extension, expansion or development thereof.

“Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Indebtedness” means, with respect to a person, Indebtedness of such person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes or a guarantee of the Notes by such person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary “ means, with respect to any person:

(i)	a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof; and

(ii)	any other person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions).

For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

“Subsidiary Guarantors” means each of the Company’s Domestic Restricted Subsidiaries that guarantee the Company’s obligations under the Senior Secured Credit Facilities as of the Issue Date.

“Term Loan Credit Facility” means the $350.0 million first lien secured term loan b facility entered into pursuant to the terms of the Credit Agreement.

“Transactions” means the Separation Transactions, the entry into the Senior Secured Credit Facilities and the issuance of the Notes.

“Unrestricted Subsidiary” means each Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries” and each Subsidiary of such Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly Owned Restricted Subsidiary of the Company. For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of the Old Notes for the New Notes pursuant to the terms set forth in this prospectus should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder should not recognize gain or loss upon the exchange of the Old Notes for the New Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the New Notes, a holder’s basis in the New Notes should be the same as such holder’s basis in the Old Notes exchanged. A holder’s holding period for the New Notes should include the holding period for the Old Notes exchanged. The issue price and other U.S. federal income tax characteristics of the New Notes should be identical to the issue price and other U.S. federal income tax characteristics of the Old Notes exchanged.

PLAN OF DISTRIBUTION

If you want to participate in the Exchange Offer, you must make the representations set forth in “The Exchange Offer.” If you cannot make each of these representations, you cannot rely on the position of the SEC set forth in the no-action letters referred to in “The Exchange Offer” and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale of the New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to this Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any sale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such sale until 180 days after the Expiration Date.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices elated to such prevailing market prices or negotiated prices. Any such sale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that sells New Notes that were received by it for its own account pursuant to this Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on any such sale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Any such requests should be directed to us at the address set forth in “Where You Can Find More Information.”

Pursuant to the Registration Rights Agreement, we have to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holder of the Securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with exchange of notes.

VALIDITY OF THE NEW NOTES

The validity of the New Notes and the related guarantees will be passed upon on our behalf by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated and combined financial statements included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated and combined financial statements and includes an explanatory paragraph referring to the allocation of certain assets, liabilities, expenses and income that have historically been held at the R.R. Donnelley & Sons Company corporate level but which are specifically identifiable or attributable to Donnelley Financial Solutions, Inc.). Such consolidated and combined financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the issuance of the New Notes. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. Certain parts of this registration statement are omitted in accordance with the rules and regulations of the SEC. For further information about us and the Notes, we refer you to the registration statement. You should be aware that the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements should be read along with the full and complete text of the related documents.

This prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data are approximate and reflect rounding in certain cases.

We are subject to the informational requirements of the Exchange Act and accordingly file reports and other information with the SEC. These reports and other information can be inspected and copied at, and copies can be obtained from, the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20509. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You can also obtain reports, proxy statements and other information about us, free of charge, at our web site at www.dfsco.com.

Information that we file with the SEC after the date of this prospectus may supersede the information in this prospectus. You may read these reports, proxy statements and other information and obtain copies of such documents and information as described above.

No person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated and Combined Financial Statements

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Consolidated and Combined Statements of Operations

(in millions, except per share data)

	Year Ended December 31,
	2016	2015	2014
Services net sales	$598.6	$628.6	$638.2
Products net sales	384.9	420.9	441.9

Total net sales	983.5	1,049.5	1,080.1
Services cost of sales (exclusive of depreciation and amortization)	297.1	291.9	301.2
Services cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	37.8	40.4	39.3
Products cost of sales (exclusive of depreciation and amortization)	226.2	230.9	236.3
Products cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	57.9	68.3	76.5

Total cost of sales	619.0	631.5	653.3
Selling, general and administrative expenses (exclusive of depreciation and amortization)	209.8	199.2	290.5
Restructuring, impairment and other charges-net	5.4	4.4	4.8
Depreciation and amortization	43.3	41.7	40.7

Income from operations	106.0	172.7	90.8
Interest expense-net	11.7	1.1	1.5
Investment and other income-net	—	(0.1)	(3.1)

Earnings before income taxes	94.3	171.7	92.4
Income tax expense	35.2	67.4	35.0

Net earnings	$59.1	$104.3	$57.4

Net earnings per share (Note 14):
Basic net earnings per share	$1.81	$3.22	$1.77
Diluted net earnings per share	$1.80	$3.22	$1.77
Weighted average number to common shares outstanding
Basic	32.6	32.4	32.4
Diluted	32.8	32.4	32.4

See Notes to Consolidated and Combined Financial Statements

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Consolidated and Combined Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2016	2015	2014
Net earnings	$59.1	$104.3	$57.4
Other comprehensive (loss) income, net of tax:
Translation adjustments	(0.1)	(7.5)	(2.9)
Adjustment for net periodic pension plan cost	7.1	27.5	(169.9)

Other comprehensive income (loss), net of tax	7.0	20.0	(172.8)

Comprehensive income (loss)	$66.1	$124.3	$(115.4)

See Notes to Consolidated and Combined Financial Statements

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Consolidated and Combined Balance Sheets

(in millions, except per share data)

	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$36.2	$15.1
Receivables, less allowances for doubtful accounts of $6.4 in 2016 (2015—$4.6)	156.2	146.2
Receivable from RR Donnelley	96.0	—
Inventories	24.1	22.2
Prepaid expenses and other current assets	17.1	7.3

Total current assets	329.6	190.8

Property, plant and equipment-net	35.5	33.0
Goodwill	446.4	446.8
Other intangible assets-net	54.3	69.3
Software-net	41.6	43.4
Deferred income taxes	37.0	10.6
Other noncurrent assets	34.5	23.7

Total assets	$978.9	$817.6

LIABILITIES
Accounts payable	$85.3	$39.5
Accrued liabilities	100.7	75.4
Short-term debt	—	8.8

Total current liabilities	186.0	123.7

Long-term debt (Note 13)	587.0	—
Note payable with an RR Donnelley affiliate	—	29.2
Deferred compensation liabilities	24.4	28.5
Pension and other postretirement benefits plan liabilities	56.4	—
Other noncurrent liabilities	14.0	12.7

Total liabilities	867.8	194.1

Commitments and Contingencies (Note 10)
EQUITY
Preferred stock, $0.01 par value
Authorized: 1.0 shares; Issued: None	—	—
Common stock, $0.01 par value
Authorized: 65.0 shares;
Issued: 32.6 shares in 2016	0.3	—
Additional paid-in-capital	179.9	—
Net parent company investment	—	639.5
Retained deficit	(0.8)	—
Accumulated other comprehensive loss	(68.3)	(16.0)

Total equity	111.1	623.5

Total liabilities and equity	$978.9	$817.6

See Notes to Consolidated and Combined Financial Statements

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Consolidated and Combined Statements of Cash Flows

(in millions)

	Year Ended December 31,
	2016	2015	2014
OPERATING ACTIVITIES
Net earnings	$59.1	$104.3	$57.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment charges	—	—	1.7
Depreciation and amortization	43.3	41.7	40.7
Provision for doubtful accounts receivable	3.1	0.5	1.4
Share-based compensation	2.5	1.6	2.1
Deferred income taxes	(5.9)	10.2	(12.9)
Changes in uncertain tax positions	0.9	0.3	(0.3)
Gain on investments and other assets—net	0.1	—	(9.0)
Net pension and other postretirement benefits plan income	(1.0)	—	—
Loss on pension settlement	—	—	95.7
Other	1.0	0.2	0.7
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable—net	(43.1)	(10.2)	3.9
Inventories	(1.9)	0.2	0.9
Prepaid expenses and other current assets	(7.4)	0.9	(1.1)
Accounts payable	42.3	5.1	(6.0)
Income taxes payable and receivable	(3.6)	(0.7)	1.5
Accrued liabilities and other	16.6	(33.2)	(51.4)

Net cash provided by operating activities	106.0	120.9	125.3

INVESTING ACTIVITIES
Capital expenditures	(26.2)	(27.1)	(28.8)
Acquisition of business, net of cash acquired	—	—	(6.0)
Proceeds from sales of other assets	—	—	5.3
Purchases of investments	(3.5)	(10.0)	—
Other investing activities	0.4	—	—

Net cash used in investing activities	(29.3)	(37.1)	(29.5)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	348.2	—	—
Payments on long-term debt	(50.0)	—	—
Net change in short-term debt	(8.8)	(24.0)	(12.8)
Debt issuance costs	(9.3)	—	—
Payments on note payable with an RR Donnelley affiliate	—	(14.8)	(14.7)
Net transfers to Parent and affiliates	(340.1)	(56.0)	(62.9)

Net cash used in financing activities	(60.0)	(94.8)	(90.4)

Effect of exchange rate on cash and cash equivalents	4.4	(2.5)	2.0
Net increase (decrease) in cash and cash equivalents	21.1	(13.5)	7.4
Cash and cash equivalents at beginning of year	15.1	28.6	21.2

Cash and cash equivalents at end of period	$36.2	$15.1	$28.6

Supplemental non-cash disclosure:
Debt exchange with RR Donnelley, including $5.5 million of debt issuance costs	$300.0	$—	$—
Settlement of intercompany note payable	29.6	—	—
Accrued debt issuance costs	1.5	—	—

See Notes to Consolidated and Combined Financial Statements

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Consolidated and Combined Statements of Equity

(in millions)

	Common Stock		Additional Paid-in- Capital	Net Parent Company Investment	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Equity
	Shares	Amount
Balance at January 1, 2014	—	$—	$—	$1,025.5	$—	$(500.9)	$524.6
Net earnings	—	—	—	57.4	—	—	57.4
Net transfers to RR Donnelley	—	—	—	(57.7)	—	—	(57.7)
Other comprehensive loss	—	—	—	—	—	(172.8)	(172.8)

Balance at December 31, 2014	—	$—	$—	$1,025.2	$—	$(673.7)	$351.5

Net earnings	—	—	—	104.3	—	—	104.3
Net transfers to RR Donnelley	—	—	—	(53.2)	—	—	(53.2)
Net transfer of pension plan to RR Donnelley	—	—	—	(436.8)	—	637.7	200.9
Other comprehensive income	—	—	—	—	—	20.0	20.0

Balance at December 31, 2015	—	$—	$—	$639.5	$—	$(16.0)	$623.5

Net earnings	—	—	—	59.9	(0.8)	—	59.1
Net transfers to RR Donnelley	—	—	—	(598.8)	—	—	(598.8)
Separation-related adjustments	—	—	—	78.0	—	(59.3)	18.7
Reclassification of net parent company investment in connection with the Separation	—	—	178.6	(178.6)	—	—	—
Issuance of common stock upon separation	32.4	0.3	—	—	—	—	0.3
Share-based compensation	—	—	1.3	—	—	—	1.3
Issuance of share-based awards, net of withholdings and other	0.2	—	—	—	—	—	—
Other comprehensive income	—	—	—	—	—	7.0	7.0

Balance at December 31, 2016	32.6	$0.3	$179.9	$—	$(0.8)	$(68.3)	$111.1

See Notes to Consolidated and Combined Financial Statements

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)

Note 1. Overview and Basis of Presentation

Description of Business and Separation

Donnelley Financial Solutions, Inc. (“Donnelley Financial,” or the “Company”) is a financial communications services company that supports global capital markets compliance and transaction needs for its corporate clients and their advisors (such as law firms and investment bankers) and global investment markets compliance and analytics needs for mutual fund companies, variable annuity providers and broker/dealers. With proprietary technology such as data storage and workflow collaboration tools, deep subject matter expertise and a global footprint, Donnelley Financial produces, manages, stores, distributes and translates documents and electronic communications in order to deliver timely financial communications to investors and documents in a manner that complies with regulatory commissions.

Donnelley Financial’s Registration Statement on Form 10, as amended, was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on September 20, 2016. On October 1, 2016, Donnelley Financial became an independent publicly traded company through the distribution by R.R. Donnelley & Sons Company (“RRD”) of approximately 26.2 million shares, or 80.75%, of Donnelley Financial common stock to RRD shareholders (the “Separation”). Holders of RRD common stock received one share of Donnelley Financial common stock for every eight shares of RRD common stock held on September 23, 2016. RRD retained approximately 6.2 million shares of Donnelley Financial common stock, or a 19.25% interest in Donnelley Financial, as part of the Separation, but expects to dispose of the common stock that it retained in the 12-month period following the Separation. Donnelley Financial’s common stock began regular-way trading under the ticker symbol “DFIN” on the New York Stock Exchange on October 3, 2016. On October 1, 2016, RRD also completed the previously announced separation of LSC Communications, Inc. (“LSC”), its publishing and retail-centric print services and office products business.

The Company and LSC entered into a Separation and Distribution Agreement with RRD to effect the distribution of the Company’s and LSC’s common stock to R.R. Donnelley’s common stockholders. This agreement governs the Company’s relationship with RRD and LSC with respect to pre-Separation matters and provides for the allocation of employee benefit, litigation and other liabilities and obligations attributable to periods prior to the Separation. The Separation and Distribution Agreement also includes an agreement that the Company, RRD and LSC will provide each other with appropriate indemnities with respect to liabilities arising out of the businesses being distributed and retained by RRD in the Separation. The Separation and Distribution Agreement also addresses employee compensation and benefit matters.

In connection with the Separation, the Company entered into transition services agreements separately with RRD and LSC, under which, in exchange for the fees specified in the arrangements, RRD and LSC agree to provide certain services to the Company and the Company agrees to provide certain services to RRD, respectively, for up to 24 months following the Separation. These services include, but are not limited to, information technology, accounts receivable, accounts payable, payroll and other financial and administrative services and functions. These agreements facilitate the separation by allowing the Company to operate independently prior to establishing stand-alone back office systems across its organization.

The Company entered into a number of commercial and other arrangements with RRD and its subsidiaries. These include, among other things, arrangements for the provision of services, including global outsourcing and logistics services, printing and binding, digital printing, composition, premedia and access to technology. The Company also entered into a number of commercial and other arrangements with LSC and its subsidiaries, pursuant to which LSC will print and bind products for the Company. The terms of the arrangements with RRD and LSC do not exceed 24 months. Subsequent to the Separation, RRD and LSC are clients of the Company and expect to utilize financial communication software and services that the Company provides to all of its clients.

Basis of Presentation

The accompanying consolidated and combined financial statements reflect the consolidated financial position and consolidated results of operations of the Company as an independent, publicly traded company for the periods after the Separation and the combined financial position and combined results of operations for the periods prior to the Separation. Prior to the Separation, the combined financial statements were prepared on a stand-alone basis and were derived from RRD’s consolidated financial statements and accounting records. The consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and in accordance with the rules and regulations of the SEC.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

For periods prior to the Separation, the consolidated and combined financial statements include the allocation of certain assets and liabilities that have historically been held at the RRD corporate level but which are specifically identifiable or attributable to the Company. Cash and cash equivalents held by RRD were not allocated to Donnelley Financial unless they were held in a legal entity that was transferred to Donnelley Financial. All intercompany transactions and accounts within Donnelley Financial have been eliminated. All intracompany transactions between RRD and Donnelley Financial are considered to be effectively settled in the consolidated and combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intracompany transactions is reflected in the consolidated and combined statements of cash flows as a financing activity and in the consolidated and combined balance sheets as net parent company investment. Net parent company investment is primarily impacted by contributions from RRD which are the result of treasury activities and net funding provided by or distributed to RRD.

Prior to the Separation, the consolidated and combined financial statements include certain expenses of RRD which were allocated to Donnelley Financial for certain functions, including general corporate expenses related to information technology, finance, legal, human resources, internal audit, treasury, tax, investor relations and executive oversight. These expenses were allocated to the Company on the basis of direct usage, when available, with the remainder allocated on the pro rata basis of revenue, employee headcount, or other measures. We consider the expense methodology and results to be reasonable for all periods presented. However these allocations may not be indicative of the actual expenses that would have been incurred as an independent public company or the costs that may be incurred in the future.

For periods prior to the Separation, the income tax amounts in the consolidated and combined financial statements were calculated based on a separate income tax return methodology and presented as if the Company’s operations were separate taxpayers in the respective jurisdictions.

RRD maintained various benefit and share-based compensation plans at a corporate level. Donnelley Financial employees participated in those programs and a portion of the cost of those plans is included in Donnelley Financial’s consolidated and combined financial statements. On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. The Company also recorded a net other postretirement benefit liability of $1.5 million, as a result of the transfer of an other postretirement benefit plan from RRD to the Company. Refer to Note 11, Retirement Plans, for further details regarding the Company’s pension and other postretirement benefit plans. Refer to Note 15, Share Based Compensation, for further details regarding the Company’s share-based compensation plans.

Donnelley Financial generates a portion of net revenue from sales to RRD’s subsidiaries. Included in the consolidated and combined financial statements are net revenues from sales to RRD and affiliates of $19.4 million, $7.8 million and $8.0 million for the years ended December 31, 2016, 2015 and 2014, respectively. Donnelley Financial utilizes RRD for freight and logistics, production of certain printed products and outsourced business services functions. Included in the consolidated and combined financial statements are cost of sales to RRD and affiliates of $95.7 million, $108.7 million and 115.8 million for the years ended December 31, 2016, 2015 and 2014, respectively. Intercompany receivables and payables with RRD are reflected within net parent company investment in the accompanying consolidated and combined financial statements for periods prior to the Separation. See Note 20, Related Parties, for a further description of related party transactions.

Note 2. Significant Accounting Policies

Use of Estimates—The preparation of consolidated and combined financial statements, in conformity with GAAP, requires the extensive use of management’s estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. Estimates are used when accounting for items and matters including, but not limited to, allowance for uncollectible accounts receivable, inventory obsolescence, asset valuations and useful lives, employee benefits, taxes, restructuring and other provisions and contingencies.

Foreign Operations—Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rates existing at the respective balance sheet dates. Income and expense items are translated at the average rates during the respective periods. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of other comprehensive income (loss) while transaction gains and losses are recorded in net earnings. Deferred taxes are not provided on cumulative foreign currency translation adjustments when the Company expects foreign earnings to be permanently reinvested.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Fair Value Measurements—Certain assets and liabilities are required to be recorded at fair value on a recurring basis. Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The Company records the fair value of its pension plan assets on a recurring basis. See Note 11, Retirement Plans, for the fair value of the Company’s pension plan assets as of December 31, 2016.

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record certain assets and liabilities at fair value on a nonrecurring basis, generally as a result of acquisitions or the remeasurement of assets resulting in impairment charges. Assets measured at fair value on a nonrecurring basis include long-lived assets held and used, long-lived assets held for sale, goodwill and other intangible assets. See Note 3, Business Combinations, for further discussion on the fair value of assets and liabilities associated with acquisitions. The fair value of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate their carrying values. The three-tier value hierarchy, which prioritizes valuation methodologies based on the reliability of the inputs, is:

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants.

Revenue Recognition—The Company files highly-customized materials, such as regulatory S-filings and IPOs with the SEC on behalf of its customers, and performs XBRL and related services. Revenue is recognized for these services upon completion of the service performed or following final delivery of the related printed product. The Company also provides virtual data room services and other content management services, for which revenue is recognized as the service is performed. The Company recognizes revenue for the majority of its products upon the transfer of title and risk of ownership, which is generally upon shipment to the customer. Because substantially all of the Company’s products are customized, product returns are not significant; however, the Company accrues for the estimated amount of customer credits at the time of sale.

The Company records deferred revenue in situations where amounts are invoiced but the revenue recognition criteria outlined above are not met. Such revenue is recognized when all criteria are subsequently met.

Certain revenues earned by the Company require judgment to determine if revenue should be recorded gross, as a principal, or net of related costs, as an agent. Billings for shipping and handling costs as well as certain postage costs, and out-of-pocket expenses are recorded gross. The Company’s printing operations process paper that may be supplied directly by customers or may be purchased by the Company and sold to customers. No revenue is recognized for customer-supplied paper, but revenues for Company-supplied paper are recognized on a gross basis.

Cash and cash equivalents—The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Short-term securities consist of investment grade instruments of governments, financial institutions and corporations.

Receivables—Receivables are stated net of allowances for doubtful accounts and primarily include trade receivables, notes receivable and miscellaneous receivables from suppliers. No single customer comprised more than 10% of the Company’s net sales in 2016, 2015 or 2014. Specific customer provisions are made when a review of significant outstanding amounts, utilizing information about customer creditworthiness and current economic trends, indicates that collection is doubtful. In addition, provisions are made at differing rates, based upon the age of the receivable and the Company’s historical collection experience. See Note 6, Accounts Receivable, for details of activity affecting the allowance for doubtful accounts receivable.

Inventories—Inventories include material, labor and factory overhead and are stated at the lower of cost or market and net of excess and obsolescence reserves for raw materials and finished goods. Provisions for excess and obsolete inventories are made at differing rates, utilizing historical data and current economic trends, based upon the age and type of the inventory. Specific excess and obsolescence provisions are also made when a review of specific balances indicates that the inventories will not be utilized in production or sold. Inventory is valued using the First-In, First-Out (FIFO) method.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Long-Lived Assets—The Company assesses potential impairments to its long-lived assets if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indefinite-lived intangible assets are reviewed annually for impairment or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. An impaired asset is written down to its estimated fair value based upon the most recent information available. Estimated fair market value is generally measured by discounting estimated future cash flows. Long-lived assets, other than goodwill, are recorded at the lower of the carrying value or the fair market value less the estimated cost to sell.

Property, plant and equipment—Property, plant and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives. Useful lives range from 15 to 40 years for buildings, the lesser of 7 years or the lease term for leasehold improvements and from 3 to 15 years for machinery and equipment. Maintenance and repair costs are charged to expense as incurred. Major overhauls that extend the useful lives of existing assets are capitalized. When properties are retired or disposed, the costs and accumulated depreciation are eliminated and the resulting profit or loss is recognized in the results of operations.

Goodwill—Goodwill is either assigned to a specific reporting unit or allocated between reporting units based on the relative fair value of each reporting unit. The Company’s goodwill balances were reallocated from RRD’s historical reporting units based on the relative fair values of the businesses.

Goodwill is reviewed for impairment annually as of October 31 or more frequently if events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit is below its carrying value.

For certain reporting units, the Company may perform a qualitative, rather than quantitative, assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In performing this qualitative analysis, the Company considers various factors, including the excess of prior year estimates of fair value compared to carrying value, the effect of market or industry changes and the reporting units’ actual results compared to projected results. Based on this qualitative analysis, if management determines that it is more likely than not that the fair value of the reporting unit is greater than its carrying value, no further impairment testing is performed.

For the remaining reporting units, the Company compares each reporting unit’s fair value, estimated based on comparable company market valuations and expected future discounted cash flows to be generated by the reporting unit, to its carrying value. If the carrying value exceeds the reporting unit’s fair value, the Company performs an additional fair value measurement calculation to determine the impairment loss, which is charged to operations in the period identified.

The Company also performs an interim review for indicators of impairment at each quarter-end to assess whether an interim impairment review is required for any reporting unit. In the Company’s annual review at October 31, 2016, and its interim review for indicators of impairment as of December 31, 2016, management concluded that there were no indicators that the fair value of any of the reporting units with goodwill was more likely than not below its carrying value.

Amortization—Certain costs to acquire and develop internal-use computer software are capitalized and amortized over their estimated useful life using the straight-line method, up to a maximum of five years. Amortization expense related to internally-developed software, excluding amortization expense related to other intangible assets, was $20.5 million, $17.2 million and $14.6 million for the years ended December 31, 2016, 2015 and 2014, respectively. Other intangible assets are recognized separately from goodwill and are amortized over their estimated useful lives. See Note 5, Goodwill and Other Intangible Assets, for further discussion of other intangible assets and the related amortization expense.

Share-Based Compensation—In periods prior to the Separation, RRD maintained an incentive share-based compensation program for the benefit of its officers, directors, and certain employees, including certain Donnelley Financial employees. For those periods share-based compensation expense has been allocated to the Company based on the awards and terms previously granted to the Company’s employees as well as an allocation of compensation expense to RRD’s corporate and shared functional employees.

Subsequent to the Separation, the Company recognizes share-based compensation expense based on estimated fair values for all share-based awards made to employees and directors, including restricted stock and restricted stock units. The Company recognizes compensation expense for restricted stock units expected to vest on a straight-line basis over the requisite service period of the award, based on the grant date fair value. The Company recognizes compensation expense for performance based restricted stock awards utilizing a graded vesting schedule. See Note 15, Share-Based Compensation, for further discussion.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Pension and Other Postretirement Benefit Plans—Prior to the Separation, RRD provided pension and other postretirement healthcare benefits to certain current and former employees of Donnelley Financial. RRD was responsible for the net benefit plan obligations associated with these plans, and as such, these liabilities are not reflected in Donnelley Financial’s consolidated and combined balance sheets. Donnelley Financial’s consolidated and combined statements of operations include expense allocations for these benefits. These allocations were funded through intercompany transactions with RRD which are reflected within net parent company investment in Donnelley Financial.

Effective December 31, 2013, RRD merged its primary qualified defined benefit pension plan with a separate defined benefit pension plan sponsored by Donnelley Financial. As a result of this merger, Donnelley Financial became the plan sponsor and primary legal obligor of this combined plan. During 2015, the sponsorship of this combined plan was transferred to RRD, which became the primary legal obligor. Accordingly, the obligations of this combined plan are not reflected in the combined balance sheet of Donnelley Financial as of December 31, 2015.

On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. The Company also recorded a net other postretirement benefit liability of $1.5 million, as a result of the transfer of an other postretirement benefit plan from RRD to the Company.

Donnelley Financial engages outside actuaries to assist in the determination of the obligations and costs under these plans. The annual income and expense amounts relating to the pension plan are based on calculations which include various actuarial assumptions including, mortality expectations, discount rates and expected long-term rates of return. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. The effects of modifications on the value of plan obligations and assets is recognized immediately within other comprehensive income (loss) and amortized into operating earnings over future periods. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience, market conditions and input from its actuaries and investment advisors. Refer to Note 11, Retirement Plans, for further discussion.

Taxes on Income—In the Company’s combined financial statements prior to Separation, income tax expense and deferred tax balances were calculated on a separate income tax return basis although the Company’s operations have historically been included in the tax returns filed by the respective RRD entities of which the Company’s business was a part. As a standalone entity, the Company will file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in historical periods.

Deferred taxes are provided using an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company maintains an income taxes payable or receivable account in each jurisdiction and, with the exception of certain entities outside the U.S. that transferred to the Company at Separation, the Company is deemed to settle current tax balances with the RRD tax paying entities in the respective jurisdictions. For periods prior to the Separation, these settlements are reflected as changes in net parent company investment in the combined balance sheets. The Company classifies interest expense and any related penalties related to income tax uncertainties as a component of income tax expense.

The Company is regularly audited by foreign and domestic tax authorities. These audits occasionally result in proposed assessments where the ultimate resolution might result in the Company owing additional taxes, including in some cases, penalties and interest. The Company recognizes a tax position in its financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. This recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Although management believes that its estimates are reasonable, the final outcome of uncertain tax positions may be materially different from that which is reflected in the Company’s financial statements. The Company adjusts such reserves upon changes in circumstances that would cause a change to the estimate of the ultimate liability, upon effective settlement or upon the expiration of the statute of limitations, in the period in which such event occurs. See Note 12, Income Taxes, for further discussion.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 3. Business Combinations

2014 Acquisition

On March 10, 2014, the Company acquired the assets of MultiCorpora R&D Inc. and MultiCorpora International Inc. (together “MultiCorpora”) for approximately $6.0 million. MultiCorpora is an international provider of translation technology solutions. The acquisition of MultiCorpora expanded the capabilities of the Company’s language solutions offering which supports clients’ multi-lingual communications. MultiCorpora’s operations are included in the International segment.

The MultiCorpora acquisition was recorded by allocating the cost of the acquisition to the assets acquired, including other intangible assets, based on their estimated fair values at the applicable acquisition date. The Company recorded intangible assets of $0.9 million and acquired software of $1.1 million. The excess of the cost of the MultiCorpora acquisition over the net amounts assigned to the fair value of the assets acquired was recorded as goodwill. Goodwill of $3.5 million resulted from this acquisition which was primarily attributable to the synergies expected to arise as a result of the acquisition.

Note 4. Restructuring, Impairment and Other Charges

Restructuring, Impairment and Other Charges recognized in Results of Operations

2016	Employee Terminations	Other Restructuring Charges	Total Restructuring Charges	Other Charges	Total
U.S.	$3.0	$1.5	$4.5	$0.2	$4.7
International	0.6	—	0.6	—	0.6
Corporate	0.1	—	0.1	—	0.1

Total	$3.7	$1.5	$5.2	$0.2	$5.4

Restructuring Charges

For the year ended December 31, 2016, the Company recorded net restructuring charges of $3.7 million for employee termination costs for 84 employees, substantially all of whom were terminated as of December 31, 2016. These charges primarily related to the reorganization of certain administrative functions. Additionally, the Company incurred lease termination and other restructuring charges of $1.5 million for the year ended December 31, 2016.

2015	Employee Terminations	Other Restructuring Charges	Total Restructuring Charges	Other Charges	Total
U.S.	$1.4	$1.9	$3.3	$0.2	$3.5
International	0.9	—	0.9	—	0.9

Total	$2.3	$1.9	$4.2	$0.2	$4.4

Restructuring Charges

For the year ended December 31, 2015, the Company recorded net restructuring charges of $2.3 million for employee termination costs for 64 employees, all of whom were terminated as of December 31, 2016. These charges primarily related to the reorganization of certain administrative functions. Additionally, the Company incurred lease termination and other restructuring charges of $1.9 million for the year ended December 31, 2015.

2014	Employee Terminations	Other Restructuring Charges	Total Restructuring Charges	Impairment	Other Charges	Total
U.S.	$0.1	$2.1	$2.2	$—	$0.3	$2.5
International	0.6	—	0.6	1.7	—	2.3

Total	$0.7	$2.1	$2.8	$1.7	$0.3	$4.8

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Restructuring and Impairment Charges

For the year ended December 31, 2014, the Company recorded net restructuring charges of $0.7 million for employee termination costs for 9 employees, all of whom were terminated as of December 31, 2016. These charges primarily related to the integration of MultiCorpora and the reorganization of certain operations. Additionally, the Company incurred lease termination and other restructuring charges of $2.1 million for the year ended December 31, 2014.

During the fourth quarter of 2014, the Company recorded non-cash impairment charges of $1.7 million related to the impairment of an acquired customer relationship intangible asset in the International segment. The impairment of the customer relationship intangible asset resulted from a decline in Latin America’s expected future capital markets transactions revenue. After recording the impairment charges, remaining customer relationship assets in the International reporting unit were $16.5 million as of December 31, 2014. The impairment of the customer relationship asset was determined using Level 3 inputs and estimated based on cash flow analysis, which included management’s assumptions related to future revenues and profitability. Donnelley Financial’s accounting and finance management determines the valuation policies and procedures for Level 3 fair value measurements and is responsible for the development and determination of unobservable inputs.

The following table presents the fair value, valuation techniques and related unobservable inputs for these Level 3 measurements for the year ended December 31, 2014.

	Fair Value	Valuation Technique	Unobservable Input	Rate
2014
Customer relationships	$—	Excess earnings	Attrition rate	12.0%

Restructuring Reserve

The restructuring reserve as of December 31, 2016 and 2015, and changes during the year ended December 31, 2016, were as follows:

	December 31, 2015	Restructuring Charges	Foreign Exchange and Other	Cash Paid	December 31, 2016
Employee terminations	$0.9	$3.7	$(0.1)	$(2.9)	$1.6
Lease terminations and other	4.9	1.5	—	(2.6)	3.8

Total	$5.8	$5.2	$(0.1)	$(5.5)	$5.4

The current portion of restructuring reserves of $3.7 million at December 31, 2016 was included in accrued liabilities, while the long-term portion of $1.7 million, primarily related to lease termination costs, was included in other noncurrent liabilities at December 31, 2016.

The restructuring liabilities classified as “lease terminations and other” consisted of lease terminations, other facility closing costs and contract termination costs. Payments on certain of the lease obligations are scheduled to continue until 2026. Market conditions and the Company’s ability to sublease these properties could affect the ultimate charges related to the lease obligations. Any potential recoveries or additional charges could affect amounts reported in the Company’s financial statements.

The restructuring reserve as of December 31, 2015 and 2014, and changes during the year ended December 31, 2015, were as follows:

	December 31, 2014	Restructuring Charges	Foreign Exchange and Other	Cash Paid	December 31, 2015
Employee terminations	$0.1	$2.3	$—	$(1.5)	$0.9
Lease terminations and other	6.1	1.9	(0.2)	(2.9)	4.9

Total	$6.2	$4.2	$(0.2)	$(4.4)	$5.8

The current portion of restructuring reserves of $3.6 million at December 31, 2015 was included in accrued liabilities, while the long-term portion of $2.2 million, primarily related to lease termination costs, was included in other noncurrent liabilities at December 31, 2015.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 5. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill by segment for the years ended December 31, 2016 and 2015 were as follows:

	U.S.	International	Total
Net book value as of January 1, 2015	$429.2	$19.6	$448.8
Foreign exchange and other adjustments	—	(2.0)	(2.0)

Net book value as of December 31, 2015	429.2	17.6	446.8
Foreign exchange and other adjustments	—	(0.4)	(0.4)

Net book value as of December 31, 2016	$429.2	$17.2	$446.4

The components of other intangible assets at December 31, 2016 and 2015 were as follows:

	December 31, 2016			December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer relationships	$138.8	$(85.3)	$53.5	$140.2	$(71.8)	$68.4
Trade names	6.3	(5.5)	0.8	6.3	(5.5)	0.8
Trademarks, licenses and agreements	3.2	(3.2)	—	6.2	(6.1)	0.1

Total other intangible assets	$148.3	$(94.0)	$54.3	$152.7	$(83.4)	$69.3

Amortization expense for other intangible assets was $14.4 million, $15.4 million and $16.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.

The following table outlines the estimated annual amortization expense related to other intangible assets as of December 31, 2016:

For the year ending December 31,	Amount
2017	$14.2
2018	13.7
2019	13.7
2020	12.3
2021	0.1
2022 and thereafter	0.3

Total	$54.3

Note 6. Accounts Receivable

Transactions affecting the allowances for doubtful accounts receivable during the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014
Balance, beginning of year	$4.6	$3.9	$4.9
Provisions charged to expense	3.1	0.5	1.4
Write-offs and other	(1.3)	0.2	(2.4)

Balance, end of year	$6.4	$4.6	$3.9

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 7. Inventories

The components of the Company’s inventories, net of excess and obsolescence reserves for raw materials and finished goods, at December 31, 2016 and 2015 were as follows:

	2016	2015
Raw materials and manufacturing supplies	$7.6	$8.0
Work in process	10.8	9.6
Finished goods	5.7	4.6

Total	$24.1	$22.2

Note 8. Property, Plant and Equipment

The components of the Company’s property, plant and equipment at December 31, 2016 and 2015 were as follows:

	2016	2015
Land	$10.0	$10.0
Buildings	44.4	44.7
Machinery and equipment	109.2	121.4

	163.6	176.1
Less: Accumulated depreciation	(128.1)	(143.1)

Total	$35.5	$33.0

During the years ended December 31, 2016, 2015 and 2014, depreciation expense was $8.4 million, $9.1 million and $9.5 million, respectively.

Note 9. Accrued Liabilities

The components of the Company’s accrued liabilities at December 31, 2016 and 2015 were as follows:

	2016	2015
Employee-related liabilities	$54.0	$40.6
Customer-related liabilities	19.3	19.0
Accrued interest payable	6.2	—
Restructuring liabilities	3.7	3.6
Accrued fixed assets	—	4.1
Other	17.5	8.1

Total accrued liabilities	$100.7	$75.4

Employee-related liabilities consist primarily of sales commission, payroll, incentive compensation and employee benefit accruals. Customer-related liabilities consist primarily of deferred revenue and progress billings and volume discount accruals. Other accrued liabilities include miscellaneous operating accruals and income and other tax liabilities.

Note 10. Commitments and Contingencies

As of December 31, 2016, the Company had commitments of approximately $4.5 million for the purchase of property, plant and equipment related to incomplete projects. In addition, as of December 31, 2016, the Company had commitments of approximately $34.3 million for outsourced services, professional, maintenance and other services. The Company also has contractual commitments of $1.6 million for severance payments related to employee restructuring activities.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Future minimum rental commitments under operating leases are as follows:

Year Ended December 31	Amount
2017	$28.8
2018	19.9
2019	14.9
2020	10.9
2021	9.6
2022 and thereafter	33.4

$117.5

The Company has operating lease commitments, including those for vacated facilities, totaling $117.5 million extending through various periods to 2026. Future rental commitments for leases have not been reduced by minimum non-cancelable sublease rentals aggregating approximately $34.7 million. The Company remains secondarily liable under these leases in the event that the sub-lessee defaults under the sublease terms. The Company does not believe that material payments will be required as a result of the secondary liability provisions of the primary lease agreements.

Rent expense for facilities in use and equipment was $23.8 million, $22.2 million and $22.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. Rent expense for vacated facilities was recognized as restructuring, impairment and other charges. See Note 4, Restructuring, Impairment and Other Charges, for further details.

Litigation

From time to time, the Company’s customers and others file voluntary petitions for reorganization under United States bankruptcy laws. In such cases, certain pre-petition payments received by the Company from these parties could be considered preference items and subject to return. In addition, the Company may be party to certain litigation arising in the ordinary course of business. Management believes that the final resolution of these preference items and litigation will not have a material effect on the Company’s combined results of operations, financial position or cash flows.

Note 11. Retirement Plans

Donnelley Financial’s Participation in RRD’s Pension and Postretirement Benefit Plans

RRD provided pension and other postretirement healthcare benefits to certain current and former employees of Donnelley Financial. Prior to the Separation, RRD was responsible for the net benefit plan obligations associated with these plans, and as such, these liabilities are not reflected in Donnelley Financial’s consolidated and combined balance sheets.

Donnelley Financial’s consolidated and combined statements of operations include expense allocations for these benefits. These allocations were funded through intercompany transactions with RRD which are reflected within net parent company investment in Donnelley Financial. Total RRD pension and postretirement benefit plan net income allocated to Donnelley Financial, related to pension cost and postretirement benefits, was $4.2 million, $3.7 million and $4.3 million in the years ended December 31, 2016, 2015 and 2014, respectively. Included in these amounts is an allocation for other postretirement benefit plans for $1.0 million, $1.9 million and $1.8 million in the years ended December 31, 2016, 2015 and 2014, respectively. These allocations are reflected in the Company’s cost of sales and selling, general and administrative expenses.

Donnelley Financial’s Pension and Postretirement Benefit Plans

RRD maintained a defined benefit plan (the “plan”) for certain current and former U.S. employees of RRD. Effective December 31, 2013, RRD merged the plan into a separate defined benefit pension plan for Donnelley Financial to create a combined defined benefit pension plan (the “combined plan”). During 2015, the sponsorship of the combined plan was transferred to RRD, which became the legal obligor of the combined plan. Accordingly, the obligations of the combined plan are not reflected in the combined balance sheet of Donnelley Financial as of December 31, 2015.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. The pension plan asset allocation from RRD is expected to be finalized during the second quarter of 2017. The final asset allocation will result in an adjustment to the fair value of plan assets transferred to the Company from RRD. The Company also recorded a net other postretirement benefit liability of $1.5 million, as a result of the transfer of an other postretirement benefit plan from RRD to the Company.

The Company’s primary defined benefit plan is frozen. No new employees will be permitted to enter the Company’s frozen plan and participants will earn no additional benefits. Benefits are generally based upon years of service and compensation. These defined benefit retirement income plans are funded in conformity with the applicable government regulations. The Company funds at least the minimum amount required for all funded plans using actuarial cost methods and assumptions acceptable under government regulations.

The annual income and expense amounts relating to the pension plan are based on calculations which include various actuarial assumptions including, mortality expectations, discount rates and expected long-term rates of return. The Company reviews its actuarial assumptions on an annual basis as of December 31 (or more frequently if a significant event requiring remeasurement occurs) and modifies the assumptions based on current rates and trends when it is appropriate to do so. The effects of modifications are recognized immediately on the consolidated and combined balance sheets, but are amortized into operating earnings over future periods, with the deferred amount recorded in accumulated other comprehensive loss. Total pension (income) /expense was ($1.0) million, ($27.0) million and $62.1 million in 2016, 2015 and 2014, respectively, of which ($25.2) million and ($31.0) million was allocated in 2015 and 2014, respectively, to RRD and RRD related parties.

During the fourth quarter of 2015, the Company changed the method used to estimate the interest cost components of net pension plan expense for its defined benefit pension plan. Historically, the interest cost components were estimated using a single weighted-average discount rate derived from the yield curve used to measure the projected benefit obligation at the beginning of the period. Beginning in the first quarter of 2016, the Company has elected to use a full yield curve approach in the estimation of these interest components of net pension plan expense by applying the specific spot rates along the yield curve used in the determination of the projected benefit obligation to the relevant projected cash flows. The Company made this change to improve the correlation between projected benefit cash flows and the corresponding yield curve spot rates and to provide a more precise measurement of interest costs. This change does not affect the measurement and calculation of the Company’s total benefit obligations. The Company has accounted for this change prospectively as a change in estimate.

In June 2014, RRD communicated to certain former employees the option to receive a lump-sum pension payment or annuity computed in accordance with statutory requirements, with payments beginning in the fourth quarter of 2014. Payments to eligible participants who elected to receive a lump-sum pension payment or annuity were funded from existing pension plan assets and constituted a complete settlement of the Company’s pension liabilities with respect to these participants. The Company’s pension assets and liabilities were remeasured as of the payout dates. The discount rates and actuarial assumptions used to calculate the payouts were determined in accordance with federal regulations. As of the remeasurement dates, the reductions in the reported pension obligations for these participants was $404.0 million, compared to payout amounts of approximately $317.7 million. The Company recorded non-cash settlement charges of $95.7 million included in selling, general and administrative expenses in the fourth quarter of 2014 in connection with the settlement payments. These charges resulted from the recognition in earnings of a portion of the losses recorded in accumulated other comprehensive loss based on the proportion of the obligation settled.

During the year ended December 31, 2014, the Company adopted the Society of Actuaries RP-2014 mortality tables which were used in the calculation of the Company’s U.S. pension obligations. The new mortality tables increased the expected life of plan participants, extending the length of time that payments may be required and increasing the plans’ total expected benefit payments. During the year ended December 31, 2016, the Company adopted an update to the Society of Actuaries RP-2014 mortality tables. The 2016 mortality table update resulted in a partial reversal of the 2014 increases in the expected life of plan participants and benefit obligations.

The Company made contributions of $1.3 million to its pension plans during the year ended December 31, 2016. The Company expects to make cash contributions of approximately $2.2 million and $0.1 million to its pension and other postretirement benefit plans, respectively, in 2017.

The pension plan obligations are calculated using generally accepted actuarial methods and are measured as of December 31. Actuarial gains and losses for frozen plans are amortized using the corridor method over the average remaining expected life of active plan participants.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

The components of the estimated net pension plan (income) expense for Donnelley Financial’s pension plans for the years ended December 31, 2016, 2015 and 2014 were as follows:

	Pension Benefits
	2016	2015	2014
Service cost	$—	$—	$0.1
Interest cost	2.4	147.3	161.7
Expected return on plan assets	(4.1)	(210.7)	(224.5)
Amortization of actuarial loss	0.7	36.4	29.1
Settlements	—	—	95.7

Net periodic benefit (income) expense	$(1.0)	$(27.0)	$62.1

Income allocated to RRD affiliates	—	25.2	31.0

Net periodic benefit (income) expense, net of allocation	$(1.0)	$(1.8)	$93.1

Weighted average assumption used to calculate net periodic benefit expense:
Discount rate	3.7%	4.2%	5.0%
Expected return on plan assets	7.3%	7.5%	7.8%

Reconciliation of funded status

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016
Benefit obligation at beginning of year	$3.2	$3,631.1	$—
Interest cost	2.4	147.3	—
Actuarial gain	(24.7)	(254.0)	(0.3)
Plan transfer	317.0	(3,363.2)	1.5
Benefits paid	(4.6)	(158.0)	—

Benefit obligation at end of year	$293.3	$3.2	$1.2

Fair value of plan assets at beginning of year	$—	$3,219.9	$—
Actual return on assets	(9.6)	(33.8)	—
Employer contributions	1.3	—	—
Plan transfer	248.7	(3,028.1)	—
Benefits paid	(4.6)	(158.0)	—

Fair value of plan assets at end of year	$235.8	$—	$—

Funded status at end of year	$(57.5)	$(3.2)	$(1.2)

The accumulated benefit obligation for all defined benefits pension plans was $294.5 million and $3.2 million at December 31, 2016 and 2015, respectively.

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016
Prepaid pension cost (included in other noncurrent assets)	$—	$0.1	$—
Accrued benefit cost (included in accrued liabilities)	(2.2)	(3.3)	(0.1)
Pension and other postretirement benefits plan liabilities	(55.3)	—	(1.1)

Net liabilities recognized in the Consolidated and Combined Balance Sheets	$(57.5)	$(3.2)	$(1.2)

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

The amounts included in accumulated other comprehensive loss in the Consolidated and Combined Balance Sheets excluding tax effects, that have not been recognized as components of net periodic cost at December 31, 2016 and 2015 were as follows:

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016
Accumulated other comprehensive (loss) income
Net actuarial (loss) gain	$(87.0)	$0.1	$0.2

Total	$(87.0)	$0.1	$0.2

The pre-tax amounts recognized in other comprehensive income (loss) in 2016 as components of net periodic costs were as follows:

	Pension Benefits	Other Postretirement Benefits
Amortization of:
Net actuarial loss	$0.7	$—
Amounts arising during the period:
Net actuarial gain	10.9	0.3

Total	$11.6	$0.3

Actuarial gains and losses in excess of 10.0% of the greater of the projected benefit obligation or the market-related value of plan assets were recognized as a component of net periodic benefit costs over the average remaining service period of a plan’s active employees. As a result of the plan freezes, the actuarial gains and losses are recognized as a component of net periodic benefit costs over the average remaining life of a plan’s active employees. The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit costs in 2017 are shown below:

Pension Benefits
Amortization of:
Net actuarial loss	$2.1

Total	$2.1

The weighted average assumptions used to determine the benefit obligation at the measurement date were as follows:

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016
Discount rate	4.2%	0.7%	3.6%

The following table provides a summary of under-funded or unfunded pension benefit plans with projected benefit obligations in excess of plan assets as of December 31, 2016 and 2015:

	Pension Benefits
	2016	2015
Projected benefit obligation	$293.3	$3.2
Fair value of plan assets	235.8	—

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

The following table provides a summary of pension plans with accumulated benefit obligations in excess of plan assets as of December 31, 2016 and 2015:

	Pension Benefits
	2016	2015
Accumulated benefit obligation	$293.3	$3.2
Fair value of plan assets	235.8	—

Benefit payments are expected to be paid as follows:

	Pension Benefits	Other Postretirement Benefits
2017	$16.8	$0.1
2018	16.9	0.1
2019	16.7	0.1
2020	17.5	0.1
2021	18.1	0.1
2022-2026	91.5	0.4

Plan Assets

The Company’s U.S. pension plans are frozen and the Company has transitioned to a risk management approach for its U.S. pension plan assets. The overall investment objective of this approach is to further reduce the risk of significant decreases in the plan’s funded status by allocating a larger portion of the plan’s assets to investments expected to hedge the impact of interest rate risks on the plan’s obligation. Over time, the target asset allocation percentage for the pension plan is expected to decrease for equity and other “return seeking” investments and increase for fixed income and other “hedging” investments. The assumed long-term rate of return for plan assets, which is determined annually, is likely to decrease as the asset allocation shifts over time. The expected long-term rate of return for plan assets is based upon many factors including asset allocations, historical asset returns, current and expected future market conditions, risk and active management premiums. The target asset allocation percentage as of December 31, 2016, for the primary U.S. pension plan was approximately 60.0% for return seeking investments and approximately 40.0% for hedging investments.

The Company segregated its plan assets by the following major categories and levels for determining their fair value as of 2016:

Cash and cash equivalents—Carrying value approximates fair value. As such, these assets were classified as Level 1. The Company also invests in certain short-term investments which are valued using the amortized cost method. As such, these assets were classified as Level 2.

Equity—The values of individual equity securities were based on quoted prices in active markets. As such, these assets are classified as Level 1.

Fixed income—Fixed income securities are typically priced based on a valuation model rather than a last trade basis and are not exchange-traded. These valuation models involve utilizing dealer quotes, analyzing market information, estimating prepayment speeds and evaluating underlying collateral. Accordingly, the Company classified these fixed income securities as Level 2. Fixed income securities also include investments in various asset-backed securities that are part of a government sponsored program. The prices of these asset-backed securities were obtained by independent third parties using multi-dimensional, collateral specific prepayments tables. Inputs include monthly payment information and collateral performance. As the values of these assets was determined based on models incorporating observable inputs, these assets were classified as Level 2.

The Company invests in certain equity funds that are valued at calculated net asset value per share (“NAV”), but are not quoted on active markets. The Company believes that the NAV is representative of fair value at the reporting date, as there are no significant restrictions on redemption of these investments or other reasons to indicate that the investment would be redeemed at an amount different than the NAV. In 2016, the Company adopted Accounting Standards Update No. 2015-07 “Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)” (“ASU 2015-07”). ASU 2015-07 removes the requirement to categorize investments which are eligible to be measured using NAV within the fair value hierarchy.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

For Level 2 plan assets, management reviews significant investments on a quarterly basis including investigation of unusual fluctuations in price or returns and obtaining an understanding of the pricing methodology to assess the reliability of third-party pricing estimates.

The valuation methodologies described above may generate a fair value calculation that may not be indicative of net realizable value or future fair values. While the Company believes the valuation methodologies used are appropriate, the use of different methodologies or assumptions in calculating fair value could result in different amounts.

The Company did not have any pension plan assets at December 31, 2015. The fair values of the Company’s pension plan assets at December 31, 2016, by asset category were as follows:

	December 31, 2016
Asset Category	Total	Level 1	Level 2
Cash and cash equivalents	$6.4	$4.1	$2.3
Equity	67.6	67.6	—
Fixed income	93.9	—	93.9
Equity funds measured at NAV	67.9	—	—

Total	$235.8	$71.7	$96.2

The Company did not have any Level 3 assets during the year ended December 31, 2016. The following table provides a summary of changes in the fair value of the Company’s Level 3 assets during the year ended December 31, 2015:

Private Equity
Balance at January 1, 2015	$47.3
Unrealized gains-net	11.9
Purchases, sales and settlements	(14.1)
Plan transfer	(45.1)

Balance at December 31, 2015	$—

Employer 401(k) Savings Plan—For the benefit of most of its U.S. employees, the Company maintains a defined contribution retirement savings plan (401(k)) that is intended to be qualified under Section 401(a) of the Internal Revenue Code. Under this plan, employees may contribute a percentage of eligible compensation on both a before-tax and after-tax basis. The Company may provide a 401(k) discretionary match to participants, but did not in 2016, 2015 or 2014.

Multi-Employer Pension Plans—The Company no longer participates in any active defined benefit multi-employer pension plans. During the years ended December 31, 2016, 2015 and 2014, the Company incurred additional charges of $0.2 million, $0.2 million and $0.3 million, respectively, related to its complete withdrawal from one multi-employer pension plan in 2013. These charges were recorded as restructuring, impairment and other charges and represent the Company’s best estimate of the expected settlement of these withdrawal liabilities. See Note 4, Restructuring, Impairment and Other Charges, to the combined financial statements for further details of charges related to complete multi-employer pension plan withdrawal liabilities recognized in the combined statements of operations.

Note 12. Income Taxes

For periods prior to the Separation, income tax expense and deferred tax balances were calculated on a separate tax return basis although the Company’s operations in certain circumstances, particularly the U.S. and Canada, have historically been included in the tax returns filed by the respective RRD entities of which the Company’s business was a part. Beginning October 1, 2016, as a stand-alone entity, the Company will file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in the historical periods.

The Company maintains an income taxes payable or receivable account in each jurisdiction and with the exception of certain entities outside the U.S. that transferred to the Company at Separation, the Company is deemed to settle current tax balances for the period prior to the Separation with the RRD tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in net parent company investment in the consolidated and combined balance sheets.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Income taxes have been based on the following components of earnings from operations before income taxes for the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
U.S.	$84.9	$156.1	$74.9
Foreign	9.4	15.6	17.5

Total	$94.3	$171.7	$92.4

The components of income tax expense (benefit) from operations for the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014
Current:
U.S. Federal	$28.6	$41.3	$34.2
U.S. State and Local	9.0	12.1	10.5
Foreign	3.5	3.8	3.2

Current income tax expense	41.1	57.2	47.9

Deferred:
U.S. Federal	(3.1)	8.1	(10.6)
U.S. State and Local	(0.4)	2.2	(3.0)
Foreign	(2.4)	(0.1)	0.7

Deferred income tax expense (benefit)	(5.9)	10.2	(12.9)

Total	$35.2	$67.4	$35.0

The following table outlines the reconciliation of differences between the Federal statutory tax rate and the Company’s effective income tax rate:

	2016	2015	2014
Federal statutory tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of U.S. federal income tax benefit	5.9	5.4	5.5
Adjustment of uncertain tax positions and interest	0.6	0.1	(0.1)
Domestic manufacturing deduction	(1.3)	(0.9)	(1.3)
Foreign tax rate differential	(0.7)	(1.0)	(3.0)
Change in valuation allowances	(1.9)	—	0.1
Other	(0.3)	0.7	1.7

Effective income tax rate	37.3%	39.3%	37.9%

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Deferred income taxes

The significant deferred tax assets and liabilities at December 31, 2016 and 2015 were as follows:

	2016	2015
Deferred tax assets:
Pension and other postretirement benefit plans liabilities	$24.1	$2.3
Accrued liabilities	18.5	18.1
Net operating losses and other tax carryforwards	14.4	19.4
Allowance for doubtful accounts	3.3	3.3
Share-based compensation	2.2	—
Other	2.4	1.7

Total deferred tax assets	64.9	44.8
Valuation allowances	(1.2)	(4.9)

Total deferred tax assets	$63.7	$39.9

Deferred tax liabilities:
Other intangible assets	$(21.0)	$(23.2)
Accelerated depreciation	(3.1)	(5.1)
Other	(2.6)	(2.0)

Total deferred tax liabilities	(26.7)	(30.3)

Net deferred tax assets	$37.0	$9.6

Transactions affecting the valuation allowances on deferred tax assets during the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014
Balance, beginning of year	$4.9	$5.3	$5.6
Current year expense (benefit)-net	(1.5)	—	0.1
Write-offs	(2.3)	—	—
Foreign exchange and other	0.1	(0.4)	(0.4)

Balance, end of year	$1.2	$4.9	$5.3

As of December 31, 2016, the Company had domestic and foreign net operating loss deferred tax assets of approximately $14.4 million ($19.4 million at December 31, 2015), of which $4.2 million expires between 2017 and 2025. As of December 31, 2015, the Company had other tax carryforwards of $2.3 million which were written-off during 2016. Limitations on the utilization of these tax assets may apply. The Company has provided valuation allowances to reduce the carrying value of certain deferred tax assets, as management has concluded that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be fully realized.

Deferred income taxes are not provided on the excess of the investment value for financial reporting over the tax basis of investments in foreign subsidiaries because such excess is considered to be permanently reinvested in those operations. Undistributed earnings of foreign subsidiaries that are considered indefinitely reinvested outside of the U.S. were approximately $55.9 million as of December 31, 2016. Upon repatriation of these earnings to the U.S., the Company may be subject to U.S. and/or foreign income taxes. It is not practicable to determine the amount of income taxes payable in the event all such foreign earnings are repatriated, as the tax cost would depend on income tax laws and circumstances at that time.

Cash payments for income taxes for U.S. states and foreign jurisdictions were $5.2 million, $1.9 million and $1.5 million in 2016, 2015 and 2014, respectively. In certain jurisdictions, such as the United States and Canada, the Company is deemed to settle current tax balances as of October 1, 2016 with RRD within net parent investment. Total amounts settled with RRD were $37.2 million, $55.1 million and $46.7 million for 2016, 2015 and 2014, respectively. Cash refunds for income taxes were $0.7 million and $0.1 million in 2016 and 2015, respectively. There were no refunds for income taxes in 2014.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Uncertain tax positions

Changes in the Company’s unrecognized tax benefits at December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014
Balance at beginning of year	$1.0	$0.7	$1.3
Additions for tax positions of the current year	—	0.3	—
Additions for tax positions of prior years	0.9	—	—
Settlements during the year	—	—	(0.5)
Lapses of applicable statutes of limitations	—	—	(0.1)

Balance at end of year	$1.9	$1.0	$0.7

As of December 31, 2016, 2015 and 2014, the Company had $1.9 million, $1.0 million and $0.7 million, respectively, of unrecognized tax benefits. Unrecognized tax benefits of $1.3 million as of December 31, 2016, if recognized, would have decreased income taxes and the corresponding effective income tax rate and increased net earnings. This potential impact on net earnings reflects the reduction of these unrecognized tax benefits, net of certain deferred tax assets and the federal tax benefit of state income tax items.

As of December 31, 2016, it is reasonably possible that the total amount of unrecognized tax benefits will decrease within twelve months by as much as $0.9 million due to the resolution of audits or expirations of statutes of limitations related to U.S. federal, state or international tax positions.

The Company classifies interest expense and any related penalties related to income tax uncertainties as a component of income tax expense. The total interest expense, net of tax benefits, related to tax uncertainties recognized in the Consolidated and Combined Statements of Operations was $0.3 million, $0.2 million and $0.2 million for the years ended December 31, 2016, 2015 and 2014, respectively. There were no benefits from the reversal of accrued penalties for the years ended December 31, 2016, 2015 and 2014. Accrued interest of $0.3 million and $0.2 million related to income tax uncertainties were reported as a component of other noncurrent liabilities in the Consolidated and Combined Balance Sheets at December 31, 2016 and 2015, respectively. There were no accrued penalties related to income tax uncertainties for the years ended December 31, 2016 and 2015.

The Company has tax years from 2009 that remain open and subject to examination by certain U.S. state taxing authorities and/or certain foreign tax jurisdictions. The Company’s initial U.S. federal income tax return will be for the period October 1, 2016 through December 31, 2016, as such, there are no prior years subject to IRS examination.

Note 13. Debt

The Company’s debt as of December 31, 2016 and 2015 consisted of the following:

	2016	2015
Term Loan Credit Facility	$298.3	$—
8.25% senior notes due October 15, 2024	300.0	—
Other	—	8.8
Unamortized debt issuance costs	(11.3)	—

Total debt	587.0	8.8
Less: current portion	—	(8.8)

Long-term debt	$587.0	$—

The fair value of the senior notes, which was determined using the market approach based upon interest rates available to the Company for borrowings with similar terms and maturities, were determined to be Level 2 under the fair value hierarchy. The fair value of the Company’s debt was greater than its book value by approximately $7.1 million at December 31, 2016.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

On September 30, 2016, in connection with the Separation, the Company entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides for (i) a new senior secured term loan B facility in an aggregate principal amount of $350.0 million (the “Term Loan Credit Facility”) and (ii) a new first lien senior secured revolving credit facility in an aggregate principal amount of $300.0 million (the “Revolving Facility,” and, together with the Term Loan Credit Facility, the “Credit Facilities”). The Credit Agreement contains a number of covenants, including a minimum Interest Coverage Ratio and a maximum Leverage Ratio, as defined in and calculated pursuant to the Credit Agreement, that, in part, restrict the Company’s ability to incur additional indebtedness, create liens, engage in mergers and consolidations, make restricted payments and dispose of certain assets. The Credit Agreement generally allows annual dividend payments of up to $15.0 million in the aggregate. As of December 31, 2016, there were no borrowings under the Revolving Facility.

Borrowings under the Term Loan Credit Facility were used to provide $340.2 million of cash to RRD, pursuant to the Separation Agreement, as of September 30, 2016. The remainder of the net proceeds was used for general corporate purposes.

On September 30, 2016, also in connection with the Separation, the Company issued $300.0 million of 8.25% senior unsecured notes due October 15, 2024 (the “Notes”). Interest on the Notes is payable semi-annually on April 15 and October 15, commencing on April 15, 2017. The issuance of the Notes was part of a debt exchange that resulted in the settlement of certain of RRD’s bonds. The Notes were issued pursuant to an indenture where certain wholly-owned domestic subsidiaries of the Company guarantee the Notes (the “Guarantors”). The Notes are jointly and severally guaranteed, on an unsecured basis, by the Guarantors, which are comprised of each of the Company’s existing and future direct and indirect wholly-owned U.S. subsidiaries that guarantee the Company’s obligations under the Credit Facilities. The Notes are not guaranteed by the Company’s foreign subsidiaries or unrestricted subsidiaries. The Notes and the related guarantees will be the Company and the Guarantors’, respective, senior unsecured obligations and will rank equally in right of payment to all present and future senior debt, including the obligations under the Company’s Credit Facilities, senior in right of payment to all present and future subordinated debt, and effectively subordinated in right of payment to any of the Company and the Guarantors’ secured debt, to the extent of the value of the assets securing such debt. The indenture governing the Notes contains certain covenants applicable to the Company and its restricted subsidiaries, including limitations on: (1) liens; (2) indebtedness; (3) mergers, consolidations and acquisitions; (4) sales, transfers and other dispositions of assets; (5) loans and other investments; (6) dividends and other distributions, stock repurchases and redemptions and other restricted payments; (7) restrictions affecting subsidiaries; (8) transactions with affiliates; and (9) designations of unrestricted subsidiaries. Each of these covenants is subject to important exceptions and qualifications.

In connection with the offering of the Notes, the Company entered into a registration rights agreement, dated as of September 30, 2016 (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement with the SEC with respect to an offer to exchange the Notes for registered notes which will have terms identical in all material respects to the Notes except that the registered notes will not contain terms that provide for restrictions on transfer, and use its reasonable best efforts to cause the exchange offer registration statement to be declared effective by the SEC by June 27, 2017. In certain circumstances, the Company may be required to file a shelf registration statement with the SEC registering the resale of the Notes by the holders thereof, in lieu of an exchange offer to such holders. The Company will be required to pay specified additional interest on the Notes if it fails to comply with its registration obligations under the Registration Rights Agreement.

During the third quarter of 2016, the Company settled an intercompany note payable with RRD. Refer to Note 20, Related Parties for further details.

As of December 31, 2016, the Company had $1.4 million in outstanding letters of credit and bank guarantees, of which $0.9 million were issued under the Revolving Facility. The letters of credit used under the Revolving Facility did not reduce availability under the Revolving Facility as of December 31, 2016, as the amounts issued were less than the reduction in availability from the Leverage Ratio covenant.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

At December 31, 2016, the future maturities of debt were as follows:

Amount
2017	$—
2018	—
2019	6.9
2020	17.5
2021	17.5
2022 and thereafter	558.1

Total(a)	$600.0

(a)	Excludes unamortized debt issuance costs of $11.3 million and a discount of $1.7 million which do not represent contractual commitments with a fixed amount or maturity date.

The following table summarizes interest expense included in the Consolidated and Combined Statements of Operations:

	2016	2015	2014
Interest incurred	$12.2	$1.1	$1.5
Less: interest capitalized as property, plant and equipment	(0.5)	—	—

Interest expense, net	$11.7	$1.1	$1.5

Interest paid, net of interest received, was $4.8 million, $1.1 million and $1.5 million in 2016, 2015 and 2014, respectively.

Note 14. Earnings per Share

Basic earnings per share is calculated by dividing net earnings by the weighted average number of common shares outstanding for the period. In computing diluted earnings per share, basic earnings per share is adjusted for the assumed issuance of all potentially dilutive share-based awards, including restricted stock units and restricted stock.

On October 1, 2016, RRD distributed approximately 26.2 million shares of Donnelley Financial common stock to RRD shareholders in connection with the spin-off of Donnelley Financial, with RRD retaining approximately 6.2 million shares of Donnelley Financial common stock. Holders of RRD common stock received one share of Donnelley Financial for every eight shares of RRD common stock held on September 23, 2016. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of Donnelley Financial shares outstanding immediately following this transaction. For periods prior to the Separation, basic and diluted earnings per share were calculated using the number of shares distributed and retained by RRD, totaling 32.4 million. The same number of shares was used to calculate basic and diluted earnings per share since there were no Donnelley Financial equity awards outstanding prior to the spin-off.

	2016	2015	2014
Net earnings per share:
Basic	$1.81	$3.22	$1.77
Diluted	$1.80	$3.22	$1.77
Numerator:
Net earnings	$59.1	$104.3	$57.4
Denominator:
Weighted average number of common shares outstanding	32.6	32.4	32.4
Dilutive awards	0.2	—	—

Diluted weighted average number of common shares outstanding	32.8	32.4	32.4

Weighted average number of anti-dilutive share-based awards:
Restricted stock units	0.2	—	—
Stock options	0.2	—	—

Total	0.4	—	—

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 15. Share-Based Compensation

Donnelley Financial’s Stock and Incentive Programs for Employees and Directors

The Company’s share-based compensation plan under which it may grant future awards, the 2016 Donnelley Financial Solutions, Inc. Performance Incentive Plan (“2016 PIP”), was approved by the Board of Directors to provide incentives to key employees of the Company. Awards under the 2016 PIP may include, cash or stock bonuses, stock options, stock appreciation rights, restricted stock or restricted stock units. In addition, non-employee members of the Board of Directors may receive awards under the 2016 PIP. There were 3.5 million shares of common stock reserved and authorized for issuance under the 2016 PIP. At December 31, 2016, there were 2.6 million shares of common stock authorized and available for grant under the 2016 PIP.

Impact of the Separation from RRD

Prior to the Separation, RRD maintained an incentive stock program for the benefit of its officers, directors and certain employees, including certain Donnelley Financial employees. RRD’s share-based compensation programs in which Donnelley Financial employees participated included RSUs.

In connection with the Separation, as of October 1, 2016, employee stock options and restricted stock units (“RSUs”) were adjusted and converted into new equity awards of Donnelley Financial, RRD and/or LSC using a 10-day volume weighted average share price of Donnelley Financial, RRD and LSC, as described in the Separation and Distribution Agreement. Converted awards retained the same vesting schedule and expiration date of the original awards. In addition, performance-based awards granted under RRD were converted into RSUs of Donnelley Financial, RRD and/or LSC (with satisfaction of performance conditions determined through the Separation Date) and remain subject to time-based vesting for the remainder of the applicable performance period. All equity awards converted upon Separation were authorized for issuance under the 2016 PIP. In periods following the Separation, the Company records share-based compensation expense for its employees’ equity awards that were converted into Donnelley Financial, RRD and/or LSC equity awards.

The rights granted to the recipient of RRD RSU awards generally accrue ratably over the restriction or vesting period, which is generally four years. RRD also granted RSU awards which cliff vest three years from the grant date. RSU awards are subject to forfeiture upon termination of employment prior to vesting, subject in some cases to early vesting upon specified events, including death or permanent disability of the grantee, termination of the grantee’s employment under certain circumstances or a change in control of RRD. The Company records compensation expense of RSU awards based on the fair market value of the awards at the date of grant ratably over the period during which the restrictions lapse. Dividends are not paid on RSUs.

Share-based compensation expense

For all awards issued following the Separation, the Company recognizes compensation expense based on estimated grant date fair values for all share-based awards issued to employees and directors, including restricted stock and restricted stock units. The Company estimates the fair value of share-based awards based on assumptions as of the grant date. The Company recognizes compensation costs for RSUs expected to vest, on a straight-line basis over the requisite service period of the award, which is generally the vesting term of three years. The Company recognizes compensation expense for performance based restricted stock awards utilizing a graded vesting schedule. The Company estimates the number of awards expected to vest based, in part, on historical forfeiture rates and also based on management’s expectations of employee turnover within the specific employee groups receiving each type of award. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods, if actual forfeitures differ from those estimates.

In periods prior to the Separation, share-based compensation expense includes expense attributable to the Company based on the award terms previously granted to the Company’s employees and an allocation of compensation expense for RRD’s corporate and shared functional employees. As those share-based compensation plans are RRD’s plans, the amounts have been recognized through net parent company investment on the consolidated and combined balance sheets.

Total compensation expense was $2.5 million, $1.6 million and $2.1 million for years ended December 31, 2016, 2015 and 2014, respectively. The income tax benefit related to share-based compensation expense was $1.0 million, $0.6 million and $0.8 million for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, $7.2 million of total unrecognized compensation expense related to share-based compensation plans is expected to be recognized over a weighted-average period of 2.5 years.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

General Terms of Awards

The Donnelley Financial Compensation Committee of the Board of Directors has discretion to establish the terms and conditions for grants, including the number of shares, vesting and required service or other performance criteria. Generally, awards under the 2016 PIP must have a minimum vesting period of three years. On October 1, 2016, the Company awarded certain employees and members of the Board of Directors restricted stock and RSUs. 50% of each of the awards of restricted stock and RSUs granted in 2016 will vest two years from the grant date and 50% will vest three years from the grant date. Vesting of the restricted stock awards is also subject to performance metrics. Both the restricted stock and RSU awards are subject to forfeiture upon termination of employment prior to vesting, subject in some cases to early vesting upon specified events, including death or permanent disability of the grantee, termination of the grantee’s employment under certain circumstances or a change in control of the Company.

Stock Options

As of December 31, 2016, all outstanding options were 100% vested. There were no options granted during the years ended December 31, 2016, 2015 or 2014.

The following table summarizes activity for Donnelley Financial stock options held by employees of Donnelley Financial, RRD and LSC for the period following the Separation:

	Shares Under Option (thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (millions)
Outstanding at October 1, 2016	3	$22.30	5.4	$—
Vested options converted on October 1, 2016 in connection with the Separation	296	21.47	3.7	1.4

Outstanding at December 31, 2016	299	21.48	3.5	1.4

Exercisable at December 31, 2016	207	$16.35	3.5	$1.4

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on October 3, 2016 and December 31, 2016, respectively, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their in-the-money options on October 3, 2016 and December 31, 2016. This amount will change in future periods based on the fair market value of the Company’s stock and the number of options outstanding. Total intrinsic value of options exercised for the year ended December 31, 2016 was de minimis.

Compensation expense related to stock options for the years ended December 31, 2016, 2015 and 2014 was de minimis.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Restricted Stock Units

On October 1, 2016, under the 2016 PIP the Company awarded 60,748 RSUs to certain employees and 16,620 restricted stock units to members of the Board of Directors, as a pro-rata portion of their annual director equity retainer. The following table summarizes activity for Donnelley Financial RSUs held by employees of Donnelley Financial, RRD and LSC, and members of the Board of Directors for the period following the Separation:

	Shares (Thousands)	Weighted Average Grant Date Fair Value(1)
Nonvested at October 1, 2016	11	$26.66
Awarded	77	24.75
Vested	(20)	25.74
Nonvested RSUs converted on October 1, 2016 in connection with the Separation	368	27.22

Nonvested at December 31, 2016	436	$25.28

(1)	The weighted average grant date fair value has been adjusted for the impact of the Separation.

Compensation expense related to RSUs was $1.9 million, $0.8 million and $1.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, there was $3.7 million of unrecognized share-based compensation expense related to 0.3 million restricted stock unit awards, with a weighted-average grant date fair value of $25.32, that are expected to vest over a weighted-average period of 2.1 years. The fair value of these awards was determined based on the Company’s stock price on the grant date reduced by the present value of expected dividends through the vesting period.

Restricted Stock

On October 1, 2016, the Company awarded 156,169 shares of restricted stock with a weighted average grant date fair value of $24.75 to certain employees under the 2016 PIP. The fair value of these awards was determined based on the Company’s stock price on the grant date. The performance period for the shares awarded during 2016 is October 1, 2016 to September 30, 2019. Distributions under these awards are payable at the end of the period in common stock.

Compensation expense for the restricted stock awards granted in 2016 is currently being recognized based on 100% attainment of the targeted performance metric. Compensation expense for restricted stock awards was $0.3 million for the year ended December 31, 2016. As of December 31, 2016, there was $3.5 million of unrecognized compensation expense related to restricted stock awards, which is expected to be recognized over a weighted average period of 2.8 years.

Other Incentive Stock Programs

RRD maintained other incentive stock programs for the benefits of its officers and certain employees. Compensation expense related to these other stock programs was $0.3 million, $0.7 million and $0.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Note 16. Preferred Stock

The Company has one million shares of $0.01 par value preferred stock authorized for issuance. The Board of Directors may divide the preferred stock into one or more series and fix the redemption, dividend, voting, conversion, sinking fund, liquidation and other rights. The Company has no present plans to issue any preferred stock.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 17. Comprehensive Income

The components of other comprehensive income and income tax expense allocated to each component for the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016			2015			2014
	Before Tax Amount	Income Tax Expense	Net of Tax Amount	Before Tax Amount	Income Tax Expense	Net of Tax Amount	Before Tax Amount	Income Tax Expense	Net of Tax Amount
Translation adjustments	$(0.1)	$—	$(0.1)	$(7.5)	$—	$(7.5)	$(2.9)	$—	$(2.9)
Adjustment for net periodic pension plan and other postretirement benefits plan cost	11.9	4.8	7.1	45.9	18.4	27.5	(284.5)	(114.6)	(169.9)

Other comprehensive income (loss)	$11.8	$4.8	$7.0	$38.4	$18.4	$20.0	$(287.4)	$(114.6)	$(172.8)

The following table summarizes changes in accumulated other comprehensive loss by component for the years ended December 31, 2016, 2015 and 2014:

	Pension and Other Postretirement Benefits Plan Cost	Translation Adjustments	Total
Balance at January 1, 2014	$(495.3)	$(5.6)	$(500.9)
Other comprehensive loss before reclassifications	(244.5)	(2.9)	(247.4)
Amounts reclassified from accumulated other comprehensive loss	74.6	—	74.6

Net change in accumulated other comprehensive loss	(169.9)	(2.9)	(172.8)

Balance at December 31, 2014	$(665.2)	$(8.5)	$(673.7)

Other comprehensive income (loss) before reclassifications	5.7	(7.5)	(1.8)
Amounts reclassified from accumulated other comprehensive loss	21.8	—	21.8
Transfer of pension plan to parent company, net	637.7	—	637.7

Net change in accumulated other comprehensive loss	665.2	(7.5)	657.7

Balance at December 31, 2015	$—	$(16.0)	$(16.0)

Other comprehensive income before reclassifications	6.7	(0.1)	6.6
Amounts reclassified from accumulated other comprehensive loss	0.4	—	0.4
Transfer of pension plan from parent company, net	(59.3)	—	(59.3)

Net change in accumulated other comprehensive loss	(52.2)	(0.1)	(52.3)

Balance at December 31, 2016	$(52.2)	$(16.1)	$(68.3)

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Reclassifications from accumulated other comprehensive loss for the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014	Classification in the Consolidated and Combined Statements of Operations
Amortization of pension and other postretirement benefits plan cost:
Net actuarial income	$0.7	$36.4	$29.1	(a	)
Settlements	—	—	95.7	(a	)

Reclassifications before tax	0.7	36.4	124.8
Income tax expense	0.3	14.6	50.2

Reclassifications, net of tax	$0.4	$21.8	$74.6

(a)	These accumulated other comprehensive (loss) income components are included in the calculation of net periodic pension and other postretirement benefits plan (income) expense, a component of which was allocated to Donnelley Financial in periods prior to the Separation, and recognized in cost of sales and selling, general and administrative expenses in the consolidated and combined statements of operations (see Note 11, Retirement Plans).

Note 18. Segment Information

The Company’s segments are summarized below:

United States

The U.S. segment serves capital market and investment market clients in the U.S. by delivering products and services to help create, manage, and deliver, accurate and timely financial communications to investors and regulators. The Company also provides virtual data rooms to facilitate the deal management requirements of capital markets and mergers and acquisitions transactions, and provides data and analytics services that help professionals uncover intelligence from disclosures contained within public filings made with the SEC. The U.S. segment also includes language solutions capabilities, through which the Company can translate documents and create content in up to 140 different languages for its clients, and commercial print. The U.S. segment accounted for 86.0% of the Company’s consolidated and combined net sales in 2016.

International

The International segment includes the Company’s operations in Asia, Europe, Canada and Latin America. The international business is primarily focused on working with international capital markets clients on capital markets offerings and regulatory compliance related activities into or within the United States. In addition, the international segment provides language translation services and shareholder communication services to investment market clients. The International segment accounted for 14.0% of the Company’s consolidated and combined net sales in 2016.

Corporate

Corporate consists of unallocated selling, general and administrative activities and associated expenses including, in part, executive, legal, finance, communications and certain facility costs. In addition, certain costs and earnings of employee benefit plans, such as pension and other postretirement benefit plan expense (income) and allocated costs for share-based compensation, are included in Corporate and not allocated to the operating segments.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Information by Segment

The Company has disclosed income (loss) from operations as the primary measure of segment earnings (loss). This is the measure of profitability used by the Company’s chief operating decision-maker and is most consistent with the presentation of profitability reported within the consolidated and combined financial statements.

	Total Sales	Intersegment Sales	Net Sales	Income (Loss) from Operations	Assets of Operations	Depreciation and Amortization	Capital Expenditures
Year ended December 31, 2016
U.S.	$852.6	$(7.4)	$845.2	$118.4	$672.2	$34.5	$20.5
International	142.9	(4.6)	138.3	9.6	93.7	4.6	2.6

Total operating segments	995.5	(12.0)	983.5	128.0	765.9	39.1	23.1
Corporate	—	—	—	(22.0)	213.0	4.2	3.1

Total operations	$995.5	$(12.0)	$983.5	$106.0	$978.9	$43.3	$26.2

	Total Sales	Intersegment Sales	Net Sales	Income (Loss) from Operations	Assets of Operations	Depreciation and Amortization	Capital Expenditures
Year ended December 31, 2015
U.S.	$912.0	$(11.2)	$900.8	$160.3	$664.0	$37.0	$25.9
International	151.1	(2.4)	148.7	15.3	86.8	4.4	1.2

Total operating segments	1,063.1	(13.6)	1,049.5	175.6	750.8	41.4	27.1
Corporate	—	—	—	(2.9)	66.8	0.3	—

Total operations	$1,063.1	$(13.6)	$1,049.5	$172.7	$817.6	$41.7	$27.1

	Total Sales	Intersegment Sales	Net Sales	Income (Loss) from Operations	Depreciation and Amortization	Capital Expenditures
Year ended December 31, 2014
U.S.	$926.0	$(9.7)	$916.3	$175.7	$35.4	$20.3
International	166.9	(3.1)	163.8	17.2	4.6	1.5

Total operating segments	1,092.9	(12.8)	1,080.1	192.9	40.0	21.8
Corporate	—	—	—	(102.1)	0.7	7.0

Total operations	$1,092.9	$(12.8)	$1,080.1	$90.8	$40.7	$28.8

Corporate assets primarily consisted of the following items at December 31, 2016 and 2015:

	2016	2015
Receivable from RR Donnelley	$76.0	$—
Software, net	41.0	42.4
Deferred income tax assets, net of valuation allowances	34.2	10.4
Cash and cash equivalents	25.5	—

Restructuring, impairment and other charges by segment for 2016, 2015 and 2014 are described in Note 4, Restructuring, Impairment and Other Charges.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 19. Geographic Area and Products and Services Information

The table below presents net sales and long-lived assets by geographic region for the years ended December 31, 2016, 2015 and 2014.

	U.S.	Europe	Asia	Canada	Other	Consolidated
2016
Net sales	$845.2	$62.4	$39.2	$32.1	$4.6	$983.5
Long-lived assets(a)	107.4	3.1	0.6	0.5	—	111.6
2015
Net sales	$900.8	$70.0	$49.3	$23.7	$5.7	$1,049.5
Long-lived assets(a)	96.0	2.7	0.6	0.8	—	100.1
2014
Net sales	$916.3	$73.6	$53.7	$29.9	$6.6	$1,080.1
Long-lived assets(a)	82.7	2.3	0.9	1.2	0.1	87.2

(a)	Includes net property, plant and equipment, net software and other noncurrent assets.

The following table summarizes net sales for services and products for the years ended December 31, 2016, 2015 and 2014.

	2016 Net Sales	2015 Net Sales	2014 Net Sales
Capital Markets	$387.6	$431.0	$442.3
Investment Markets	143.2	139.1	140.7
Language Solutions and other	67.8	58.5	55.2

Total services	598.6	628.6	638.2

Investment Markets	$199.1	$204.0	$211.2
Capital Markets	168.5	193.9	203.7
Language Solutions and other	17.3	23.0	27.0

Total products	384.9	420.9	441.9

Total net sales	$983.5	$1,049.5	$1,080.1

Note 20. Related Parties

Transition Services Agreements

In connection with the Separation, the Company entered into transition services agreements separately with RRD and LSC, under which, in exchange for the fees specified in the arrangements, RRD and LSC agree to provide certain services to the Company and the Company agrees to provide certain services to RRD, respectively, for up to 24 months following the Separation. These services include, but are not limited to, information technology, accounts receivable, accounts payable, payroll and other financial and administrative services and functions. These agreements facilitate the separation by allowing the Company to operate independently prior to establishing stand-alone back office systems across its organization.

Commercial Arrangements

The Company entered into a number of commercial and other arrangements with RRD and its subsidiaries. These include, among other things, arrangements for the provision of services, including global outsourcing and logistics services, printing and binding, digital printing, composition, premedia and access to technology. The Company also entered into a number of commercial and other arrangements with LSC and its subsidiaries, pursuant to which LSC will print and bind products for the Company. The terms of the arrangements with RRD and LSC do not exceed 24 months. Subsequent to the Separation, RRD and LSC are clients of the Company and expect to utilize financial communication software and services that the Company provides to all of its clients.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Stockholder and Registration Rights Agreement

The Company and RRD entered into a Stockholder and Registration Rights Agreement with respect to the Company’s common stock retained by RRD pursuant to which the Company agrees that, upon the request of RRD, the Company will use its reasonable best efforts to effect the registration under applicable federal and state securities laws of the shares of the Company’s common stock retained by RRD after the Separation. In addition, RRD granted the Company a proxy to vote the shares of the Company’s common stock that RRD retained immediately after the Separation in proportion to the votes cast by the Company’s other stockholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from RRD to a person other than RRD, and neither the voting agreement nor the proxy will limit or prohibit any such sale or transfer.

Sublease Agreement

In connection with the Separation, the Company assumed an operating lease through 2024 for the Company’s headquarters, with a total commitment of $13.7 million at December 31, 2016. There is a related non-cancelable sublease rental to RRD of approximately $4.6 million for the same period. The Company remains secondarily liable under this lease in the event that the sub-lessee defaults under the sublease terms. The Company does not believe that material payments will be required as a result of the secondary liability provisions of the primary lease agreement.

Related Party Receivables/Payables

The Separation and Distribution Agreement includes a provision for RRD to make a future cash payment of $68.0 million to Donnelley Financial no later than April 1, 2017. The Company also has other amounts due to or from RRD and LSC in the normal course of business. The following is a summary of the amounts in the consolidated and combined balance sheet due to or from RRD and LSC as of December 31, 2016:

December 31, 2016
Receivable from RRD	$96.0
Receivable from LSC	0.8

Due from related parties	96.8

Payable to RRD	$27.1
Payable to LSC	2.5

Due to related parties	29.6

Allocations from RRD Prior to Separation

Prior to the Separation RRD provided Donnelley Financial with certain services, which include, but are not limited to information technology, finance, legal, human resources, internal audit, treasury, tax, investor relations and executive oversight. The financial information in these consolidated and combined financial statements does not necessarily include all the expenses that would have been incurred had Donnelley Financial been a separate, standalone entity for all periods presented. Prior to the Separation RRD charged Donnelley Financial for these services based on direct usage when possible. When specific identification was not practicable, the pro rata basis of revenue or employee headcount, or some other measure was used. These allocations were reflected as follows in the consolidated and combined financial statements:

	2016	2015	2014
Costs of goods sold allocation	$28.0	$38.5	$41.0
Selling, general and administrative allocation	129.4	168.3	158.6
Depreciation and amortization	15.2	21.4	18.4

Total allocations from RRD	$172.6	$228.2	$218.0

The Company considers the expense methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses that the Company would have incurred as an independent public company or the costs it may incur in the future.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Related Party Revenues

Donnelley Financial generates a portion of net revenue from sales to RRD’s subsidiaries. Net revenues from sales to RRD and affiliates of $19.4 million, $7.8 million and $8.0 million for the years ended December 31, 2016, 2015 and 2014, respectively, were included in the consolidated and combined statement of operations.

Related Party Purchases

Donnelley Financial utilizes RRD for freight and logistics and services as well as certain production of printed products. Cost of sales of $57.9 million, $68.3 million and $76.5 million for the years ended December 31, 2016, 2015 and 2014, respectively, were included in the consolidated and combined statements of operations for these purchases.

Donnelley Financial also utilizes RRD’s business process outsourcing business for certain composition, XBRL and other functions. Cost of sales of $37.8 million, $40.4 million and $39.3 million for the years ended December 31, 2016, 2015 and 2014, respectively, were included in the consolidated and combined statements of operations for these purchases.

For periods prior to the Separation, intercompany payables with RRD and affiliates for these purchases are reflected within net parent company investment in the consolidated and combined financial statements.

Share-Based Compensation Prior to Separation

Prior to the Separation, certain Donnelley Financial employees participated in RRD’s share-based compensation plans, the costs of which have been allocated to Donnelley Financial and recorded in selling, general and administrative expenses in the consolidated and combined statements of operations. Share-based compensation costs allocated to the Company were $1.2 million for the nine months ended September 30, 2016 and $1.6 million and $2.1 million for the years ended December 31, 2015 and 2014, respectively.

Retirement Plans Prior to Separation

Prior to the Separation, Donnelley Financial employees participated in pension and other postretirement plans sponsored by RRD. These costs are reflected in the Company’s cost of sales and selling, general and administrative expenses in the consolidated and combined statements of operations. These costs were funded through intercompany transactions with RRD which are reflected within the net parent company investment.

On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. Refer to Note 11, Retirement Plans, for further details regarding the Company’s pension and other postretirement benefit plans.

Centralized Cash Management Prior to Separation

RRD uses a centralized approach to cash management and financing of operations. Prior to the Separation, the majority of the Company’s foreign subsidiaries were party to RRD’s international cash pooling arrangements to maximize the availability of cash for general operating and investing purposes. As part of RRD’s centralized cash management process, cash balances were swept regularly from the Company’s accounts. Cash transfers to and from RRD’s cash concentration accounts and the resulting balances at the end of each reporting period are reflected in net parent company investment in the consolidated and combined balance sheets.

During the fourth quarter of 2016, the Company paid a cash adjustment to RRD for the amount of the Company’s September 30, 2016 cash balance that was greater than the agreed-upon target cash balance of $50.0 million as defined in the Separation and Distribution Agreement.

Debt

RRD’s third party debt and related interest expense have not been allocated to the Company for any of the periods presented as the Company was not the legal obligor of the debt and the borrowings were not directly related to the Company’s business. An intercompany note payable with RRD at December 31, 2015 is presented in the accompanying consolidated and combined balance sheets. During the third quarter of 2016, the Company recorded a $29.6 million non-cash settlement related to this intercompany note payable.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 21. New Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2017-04 “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which simplifies the accounting for goodwill impairment. ASU 2017-04 requires entities to record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (Step 1 under the current impairment test). The standard eliminates Step 2 from the current goodwill impairment test, which included determining the implied fair value of goodwill and comparing it with the carrying amount of that goodwill. ASU 2017-04 must be applied prospectively and is effective in the first quarter of 2020. Early adoption is permitted in the first quarter of 2017. The Company plans to adopt the standard in 2017.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 “Leases (Topic 842)” (“ASU 2016-02”), which requires lessees to put most leases on the balance sheet but recognize expense on the income statement in a manner similar to current accounting. For lessors, ASU 2016-02 also modifies the classification criteria and the accounting for sales-type and direct financing leases. The standard requires a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements and is effective in the first quarter of 2019. Early adoption of ASU 2016-02 is permitted; however the Company plans to adopt the standard in the first quarter of 2019. The Company is evaluating the impact of ASU 2016-02.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), which outlines a single comprehensive model for entities to use in accounting for revenue using a five-step process that supersedes virtually all existing revenue guidance. ASU 2014-09 also requires additional quantitative and qualitative disclosures. In August 2015, the FASB issued Accounting Standards Update No. 2015-14 “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date of ASU 2014-09 to January 1, 2018. Early adoption of ASU 2014-09 is permitted in the first quarter of 2017. However, the Company plans to adopt the standard in the first quarter of 2018. The standard allows the option of either a full retrospective adoption, meaning the standard is applied to all periods presented, or a modified retrospective adoption, meaning the standard is applied only to the most current period. The Company is evaluating the impact of the provisions of ASU 2014-09 and currently anticipates applying the modified retrospective approach when adopting the standard.

The following standards were effective for and adopted by the Company in 2016. The adoption of these standards did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows:

•	Accounting Standards Update No. 2015-16 “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments”

•	Accounting Standards Update No. 2015-07 “Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)”

•	Accounting Standards Update No. 2015-05 “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Could Computing Arrangement”

•	Accounting Standards Update No. 2015-04 “Compensation—Retirement Benefits (Topic 715): Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets”

•	Accounting Standards Update No. 2015-02 “Consolidation (Topic 810): Amendments to the Consolidation Analysis”

•	Accounting Standards Update No. 2015-01 “Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items”

•	Accounting Standards Update No. 2014-16 “Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity”

•	Accounting Standards Update No. 2014-15 “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”

•	Accounting Standards Update No. 2014-12 “Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 22. Guarantor Financial Information

As described in Note 13, Debt, on September 30, 2016, the Company issued $300.0 million of 8.25% senior unsecured notes due October 15, 2024. Donnelley Financial, LLC and DFS International Holding, Inc. (together the “Guarantor Subsidiaries”) entered into an agreement pursuant to which each agreed to guarantee the obligations of Donnelley Financial Solutions, Inc. (the “Parent”) under the Notes. All guarantees are full and unconditional and joint and several. The Guarantor Subsidiaries are 100% directly owned subsidiaries of the Parent.

The guarantee of the notes by a subsidiary guarantor will be automatically released under certain situations, including upon the sale or disposition of such subsidiary guarantor to a person that is not Donnelley Financial or a subsidiary guarantor of the notes, the liquidation or dissolution of such subsidiary guarantor, and if such subsidiary guarantor is released from its guarantee obligations under the Company’s Credit Facilities.

The following tables set forth condensed consolidating statements of income for the years ended December 31, 2016, 2015, and 2014, condensed consolidating statements of financial position as of December 31, 2016 and December 31, 2015, and condensed consolidating statements of cash flows for the years ended December 31, 2016, 2015, and 2014. The principal consolidating adjustments are to eliminate the investment in subsidiaries and intercompany balances and transactions.

Condensed Consolidating Statements of Operations

Year Ended December 31, 2016

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Services net sales	$—	$502.2	$104.1	$(7.7)	$598.6
Products net sales	—	350.4	38.8	(4.3)	384.9

Total net sales	—	852.6	142.9	(12.0)	983.5
Services cost of sales (exclusive of depreciation and amortization)	—	236.0	68.2	(7.1)	297.1
Services cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	—	35.6	2.2	—	37.8
Products cost of sales (exclusive of depreciation and amortization)	—	207.0	24.1	(4.9)	226.2
Products cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	—	57.3	0.6	—	57.9

Total cost of sales	—	535.9	95.1	(12.0)	619.0
Selling, general and administrative expenses (exclusive of depreciation and amortization)	—	176.8	33.0	—	209.8
Restructuring, impairment and other charges-net	—	4.8	0.6	—	5.4
Depreciation and amortization	—	38.6	4.7	—	43.3

Income from operations	—	96.5	9.5	—	106.0
Interest expense-net	11.7	—	—	—	11.7

Earnings (loss) before income taxes and equity in net income of subsidiaries	(11.7)	96.5	9.5	—	94.3
Income tax (benefit) expense	(4.3)	38.5	1.0	—	35.2

Earnings (loss) before equity in net income of subsidiaries	(7.4)	58.0	8.5	—	59.1
Equity in net income of subsidiaries	66.5	8.5	—	(75.0)	—

Net earnings (loss)	$59.1	$66.5	$8.5	$(75.0)	$59.1

Comprehensive income (loss)	$66.1	$73.5	$8.6	$(82.1)	$66.1

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Statements of Operations

Year Ended December 31, 2015

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Services net sales	$—	$530.2	$106.6	$(8.2)	$628.6
Products net sales	—	381.8	44.5	(5.4)	420.9

Total net sales	—	912.0	151.1	(13.6)	1,049.5
Services cost of sales (exclusive of depreciation and amortization)	—	230.7	68.4	(7.2)	291.9
Services cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	—	38.1	2.3	—	40.4
Products cost of sales (exclusive of depreciation and amortization)	—	208.8	28.5	(6.4)	230.9
Products cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	—	68.2	0.1	—	68.3

Total cost of sales	—	545.8	99.3	(13.6)	631.5
Selling, general and administrative expenses (exclusive of depreciation and amortization)	—	168.1	31.1	—	199.2
Restructuring, impairment and other charges-net	—	3.5	0.9	—	4.4
Depreciation and amortization	—	37.3	4.4	—	41.7

Income from operations	—	157.3	15.4	0.0	172.7
Interest expense-net	—	1.1	—	—	1.1
Investment and other income-net	—	—	(0.1)	—	(0.1)

Earnings before income taxes and equity in net income of subsidiaries	—	156.2	15.5	0.0	171.7
Income tax expense	—	63.8	3.6	—	67.4

Earnings before equity in net income of subsidiaries	—	92.4	11.9	0.0	104.3
Equity in net income of subsidiaries	104.3	11.9	—	(116.2)	—

Net earnings (loss)	$104.3	$104.3	$11.9	$(116.2)	$104.3

Comprehensive income (loss)	$124.3	$124.3	$4.4	$(128.7)	$124.3

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Statements of Operations

Year Ended December 31, 2014

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Services net sales	$—	$529.7	$116.2	$(7.7)	$638.2
Products net sales	—	396.3	50.7	(5.1)	441.9

Total net sales	—	926.0	166.9	(12.8)	1,080.1
Services cost of sales (exclusive of depreciation and amortization)	—	237.3	70.8	(6.9)	301.2
Services cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	—	36.9	2.4	—	39.3
Products cost of sales (exclusive of depreciation and amortization)	—	208.8	33.4	(5.9)	236.3
Products cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	—	76.3	0.2	—	76.5

Total cost of sales	—	559.3	106.8	(12.8)	653.3
Selling, general and administrative expenses (exclusive of depreciation and amortization)	—	254.7	35.8	—	290.5
Restructuring, impairment and other charges-net	—	2.5	2.3	—	4.8
Depreciation and amortization	—	36.1	4.6	—	40.7

Income from operations	—	73.4	17.4	—	90.8
Interest expense-net	—	1.5	—	—	1.5
Investment and other income-net	—	(3.0)	(0.1)	—	(3.1)

Earnings before income taxes and equity in net income of subsidiaries	—	74.9	17.5	—	92.4
Income tax expense	—	31.1	3.9	—	35.0

Earnings before equity in net income of subsidiaries	—	43.8	13.6	—	57.4
Equity in net income of subsidiaries	57.4	13.6	—	(71.0)	—

Net earnings (loss)	$57.4	$57.4	$13.6	$(71.0)	$57.4

Comprehensive (loss) income	$(115.4)	$(115.4)	$10.7	$104.7	$(115.4)

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Balance Sheets

December 31, 2016

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$21.8	$16.8	$(2.4)	$36.2
Receivables, less allowances	—	119.9	36.3	—	156.2
Receivable from RR Donnelley	68.0	28.0	—	—	96.0
Intercompany receivables	—	63.0	—	(63.0)	—
Intercompany short-term note receivable	—	—	15.3	(15.3)	—
Inventories	—	22.7	1.4	—	24.1
Prepaid expenses and other current assets	4.3	8.1	4.7	—	17.1

Total current assets	72.3	263.5	74.5	(80.7)	329.6

Property, plant and equipment-net	—	32.4	3.1	—	35.5
Goodwill	—	429.2	17.2	—	446.4
Other intangible assets-net	—	44.0	10.3	—	54.3
Software-net	—	41.0	0.6	—	41.6
Deferred income taxes	—	34.2	2.8	—	37.0
Other noncurrent assets	4.4	27.7	2.4	—	34.5
Investments in consolidated subsidiaries	692.2	65.1	—	(757.3)	—

Total assets	$768.9	$937.1	$110.9	$(838.0)	$978.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3.4	$72.8	$11.5	$(2.4)	$85.3
Intercompany payable	43.9	—	18.6	(62.5)	—
Intercompany short-term note payable	15.3	—	—	(15.3)	—
Accrued liabilities	8.2	81.4	11.6	(0.5)	100.7

Total current liabilities	70.8	154.2	41.7	(80.7)	186.0

Long-term debt	587.0	—	—	—	587.0
Deferred compensation liabilities	—	24.4	—	—	24.4
Pension and other postretirement benefits plan liabilities	—	55.3	1.1	—	56.4
Other noncurrent liabilities	—	11.0	3.0	—	14.0

Total liabilities	657.8	244.9	45.8	(80.7)	867.8

Total equity	111.1	692.2	65.1	(757.3)	111.1

Total liabilities and equity	$768.9	$937.1	$110.9	$(838.0)	$978.9

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Balance Sheets

December 31, 2015

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$0.1	$15.0	$—	$15.1
Receivables, less allowances	—	115.0	31.2	—	146.2
Intercompany receivables	—	7.4	—	(7.4)	—
Inventories	—	21.4	0.8	—	22.2
Prepaid expenses and other current assets	—	3.0	4.3	—	7.3

Total current assets	—	146.9	51.3	(7.4)	190.8

Property, plant and equipment-net	—	31.0	2.0	—	33.0
Goodwill	—	429.2	17.6	—	446.8
Other intangible assets-net	—	55.8	13.5	—	69.3
Software-net	—	42.3	1.1	—	43.4
Deferred income taxes	—	10.4	0.2	—	10.6
Other noncurrent assets	—	20.6	3.1	—	23.7
Investments in consolidated subsidiaries	623.5	50.2	—	(673.7)	—

Total assets	$623.5	$786.4	$88.8	$(681.1)	$817.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$—	$31.7	$7.8	$—	$39.5
Intercompany payable	—	—	7.4	(7.4)	—
Accrued liabilities	—	62.8	12.6	—	75.4
Short-term debt	—	—	8.8	—	8.8

Total current liabilities	—	94.5	36.6	(7.4)	123.7

Note payable with an RRD affiliate	—	29.2	—	—	29.2
Deferred compensation liabilities	—	28.5	—	—	28.5
Other noncurrent liabilities	—	10.7	2.0	—	12.7

Total liabilities	—	162.9	38.6	(7.4)	194.1

Total equity	623.5	623.5	50.2	(673.7)	623.5

Total liabilities and equity	$623.5	$786.4	$88.8	$(681.1)	$817.6

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2016

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$(1.2)	$103.2	$6.4	$(2.4)	$106.0

INVESTING ACTIVITIES
Capital expenditures	—	(23.6)	(2.6)	—	(26.2)
Purchases of investments	—	(3.5)	—	—	(3.5)
Other investing activities	—	—	0.4	—	0.4

Net cash used in investing activities	—	(27.1)	(2.2)	—	(29.3)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	348.2	—	—	—	348.2
Payments on long-term debt	(50.0)	—	—	—	(50.0)
Net change in short-term debt	—	—	(8.8)	—	(8.8)
Debt issuance costs	(9.3)	—	—	—	(9.3)
Net transfers to Parent and affiliates	(287.7)	(54.4)	2.0	—	(340.1)

Net cash provided by (used in) financing activities	1.2	(54.4)	(6.8)	—	(60.0)

Effect of exchange rate on cash and cash equivalents	—	—	4.4	—	4.4
Net increase (decrease) in cash and cash equivalents	—	21.7	1.8	(2.4)	21.1
Cash and cash equivalents at beginning of year	—	0.1	15.0	—	15.1

Cash and cash equivalents at end of period	$—	$21.8	$16.8	$(2.4)	$36.2

Supplemental non-cash disclosure:
Debt exchange with RR Donnelley, including $5.5 million of debt issuance costs	$300.0	$—	$—	$—	$300.0
Settlement of intercompany note payable	—	29.6	—	—	29.6
Accrued debt issuance costs	1.5	—	—	—	1.5

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2015

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
OPERATING ACTIVITIES
Net cash provided by operating activities	$—	$106.7	$14.2	$—	$120.9

INVESTING ACTIVITIES
Capital expenditures	—	(25.9)	(1.2)	—	(27.1)
Purchases of investments	—	(10.0)	—	—	(10.0)

Net cash used in investing activities	—	(35.9)	(1.2)	—	(37.1)

FINANCING ACTIVITIES
Net change in short-term debt	—	—	(24.0)	—	(24.0)
Payments on note payable with an RRD affiliate	—	(14.6)	(0.2)	—	(14.8)
Net transfers to Parent and affiliates	—	(56.2)	0.2	—	(56.0)

Net cash used in financing activities	—	(70.8)	(24.0)	—	(94.8)

Effect of exchange rate on cash and cash equivalents	—	—	(2.5)	—	(2.5)
Net decrease in cash and cash equivalents	—	—	(13.5)	—	(13.5)
Cash and cash equivalents at beginning of year	—	0.1	28.5	—	28.6

Cash and cash equivalents at end of period	$—	$0.1	$15.0	$—	$15.1

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2014

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
OPERATING ACTIVITIES
Net cash provided by operating activities	$—	$108.0	$17.3	$—	$125.3

INVESTING ACTIVITIES
Capital expenditures	—	(27.3)	(1.5)	—	(28.8)
Acquisition of business, net of cash acquired	—	—	(6.0)	—	(6.0)
Proceeds from sales of other assets	—	5.3	—	—	5.3

Net cash used in investing activities	—	(22.0)	(7.5)	—	(29.5)

FINANCING ACTIVITIES
Net change in short-term debt	—	—	(12.8)	—	(12.8)
Payments on note payable with an RRD affiliate	—	(14.7)	—	—	(14.7)
Net transfers to Parent and affiliates	—	(71.9)	9.0	—	(62.9)

Net cash used in financing activities	—	(86.6)	(3.8)	—	(90.4)

Effect of exchange rate on cash and cash equivalents	—	—	2.0	—	2.0
Net (decrease) increase in cash and cash equivalents	—	(0.6)	8.0	—	7.4
Cash and cash equivalents at beginning of year	—	0.7	20.5	—	21.2

Cash and cash equivalents at end of period	$—	$0.1	$28.5	$—	$28.6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Donnelley Financial Solutions, Inc.

Chicago, Illinois

We have audited the accompanying consolidated and combined balance sheets of Donnelley Financial Solutions, Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated and combined statements of operations, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of Donnelley Financial Solutions, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1, prior to October 1, 2016, the accompanying consolidated and combined financial statements have been derived from the consolidated financial statements and accounting records of R.R. Donnelley & Sons Company. The consolidated and combined financial statements include the allocation of certain assets, liabilities, expenses and income that have historically been held at the RR Donnelley & Sons Company corporate level but which are specifically identifiable or attributable to the Company. The consolidated and combined financial statements also include expense allocations for certain corporate functions historically provided by R.R. Donnelley & Sons Company. These costs and allocations may not be reflective of the actual expense which would have been incurred had the Company operated as a separate unaffiliated entity apart from R.R. Donnelley & Sons Company.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 28, 2017

UNAUDITED INTERIM FINANCIAL INFORMATION

(In millions, except per-share data)

	Year Ended December 31,
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2016
Net sales	$240.1	$298.0	$224.4	$221.0	$983.5
Income from operations	22.5	59.0	18.0	6.5	106.0
Net earnings (loss)	13.4	36.3	10.2	(0.8)	59.1
Net earnings (loss) per share
Basic net earnings (loss) per share	0.41	1.12	0.31	(0.02)	1.81
Diluted net earnings (loss) per share	0.41	1.12	0.31	(0.02)	1.80
Weighted average number to common shares outstanding(a)
Basic	32.4	32.4	32.4	32.6	32.6
Diluted	32.4	32.4	32.4	32.6	32.8
2015
Net sales	$270.4	$308.9	$231.6	$238.6	$1,049.5
Income from operations	39.8	66.6	28.2	38.1	172.7
Net earnings	23.8	40.5	16.8	23.2	104.3
Basic and diluted net earnings per share	0.73	1.25	0.52	0.72	3.22
Basic and diluted common shares outstanding(a)	32.4	32.4	32.4	32.4	32.4

(a)	On October 1, 2016, RRD distributed approximately 26.2 million shares of Donnelley Financial common stock to RRD shareholders in connection with the spin-off of Donnelley Financial, with RRD retaining approximately 6.2 million shares of Donnelley Financial common stock. For periods prior to the Separation, basic and diluted earnings per share were calculated using the number of shares distributed and retained by RRD, totaling 32.4 million. The same number of shares was used to calculate basic and diluted earnings per share since there were no Donnelley Financial equity awards outstanding prior to the spin-off.

Includes the following significant items:

	Pre-tax					After-tax
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Year ended December 31, 2016
Restructuring, impairment and other charges—net	$0.6	$1.3	$1.7	$1.8	$5.4	$0.4	$0.8	$1.0	$1.1	$3.3
Spin-off related transaction expenses	—	—	—	4.9	4.9	—	—	—	3.0	3.0
Share-based compensation expense	0.3	0.7	0.2	1.3	2.5	0.2	0.4	0.1	0.8	1.5

	Pre-tax					After-tax
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Year ended December 31, 2015
Restructuring, impairment and other charges—net	$0.5	$1.4	$1.4	$1.1	$4.4	$0.3	$0.9	$0.9	$0.7	$2.8
Share-based compensation expense	0.4	0.6	0.3	0.3	1.6	0.2	0.4	0.2	0.2	1.0

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

In accordance with Section 102(b)(7) of the DGCL, our Certificate of Incorporation includes provisions that limit the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except to the extent that such limitation is not permitted under the General Corporation Law of the State of Delaware, or the DGCL. These provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Our By-laws provide for indemnification to the fullest extent permitted by the DGCL, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or, at the request of the Company, serves or served as a director or officer of another corporation, partnership, joint venture, trust or any other enterprise, against all expenses, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding. Our By-laws also provide that the Company must advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party. Unless the Board adopts a resolution authorizing such proceeding, or for counterclaims that respond to and negate a claim in a proceeding initiated by others, the Company is not obligated to provide any indemnification, payment or reimbursement of expenses to any person in connection with a proceeding initiated by such person. In addition, we entered into indemnification agreements with each of our directors pursuant to which we agreed to indemnify each such director to the fullest extent permitted by the DGCL.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. Policies of insurance are maintained by the Registrant under which our directors and officers are insured, within the limits and subject to the terms of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

The foregoing statements are subject to the detailed provisions of the DGCL and the full text of the Company’s certificate of incorporation and bylaws, which are filed as Exhibit 3.1 and Exhibit 3.2, respectively hereto.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits: The following exhibits are filed as part of this Registration Statement:

2.1	Separation and Distribution Agreement, dated as of September 14, 2016, by and among R. R. Donnelley & Sons Company, LSC Communications, Inc. and Donnelley Financial Solutions, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

3.1	Amended and Restated Certificate of Incorporation of Donnelley Financial Solutions, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

3.2	Amended and Restated By-laws of Donnelley Financial Solutions, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

3.3	Limited Liability Company Agreement of Donnelley Financial, LLC, dated as of June 27, 2016 (filed herewith)

3.4	Certificate of Formation of Donnelley Financial, LLC, dated as of June 27, 2016 (filed herewith)

3.5	Certificate of Incorporation of DFS International Holdings, Inc., dated as of August 18, 2016 (filed herewith)

3.6	By-laws of DFS International Holdings, Inc. (filed herewith)

4.1	Indenture, dated as of September 30, 2016, among Donnelley Financial Solutions, Inc., the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

4.2	Registration Rights Agreement, dated as of September 30, 2016, by and among Donnelley Financial Solutions, Inc., the subsidiary guarantors party thereto and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and MUFG Securities Americas Inc., as Representatives (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

5.1	Opinion of Sullivan & Cromwell LLP (filed herewith)

10.1	Credit Agreement, dated as of September 30, 2016, among Donnelley Financial Solutions, Inc., as Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.2	2016 Donnelley Financial Solutions, Inc. Performance Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.3	Donnelley Financial Solutions, Inc. Non-Employee Director Compensation Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.4	Policy on Retirement Benefits, Phantom Stock Grants and Stock Options for Directors (incorporated by reference to Exhibit 10.1 to R.R Donnelley & Sons Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 6, 2008)*

10.5	Donnelley Financial Solutions, Inc. Nonqualified Deferred Compensation Plan, dated as of September 22, 2016 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.6	Donnelley Financial Unfunded Supplemental Pension Plan effective October 1, 2016 (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K dated December 31, 2016, filed on February 28, 2017)*

10.7	Assignment of Employment Agreement and Acceptance of Assignment, dated as of September 29, 2016, between Donnelley Financial Solutions, Inc., R. R. Donnelley & Sons Company and Daniel N. Leib (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.8	Amendment to Employment Agreement between the Company and Daniel N. Leib dated October 26, 2016 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated October 26, 2016, filed on October 27, 2016)*

10.9	Assignment of Employment Agreement and Acceptance of Assignment, dated as of September 29, 2016, between Donnelley Financial Solutions, Inc., R. R. Donnelley & Sons Company and Thomas F. Juhase (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.10	Assignment of Employment Agreement and Acceptance of Assignment, dated as of September 29, 2016, between Donnelley Financial Solutions, Inc., R. R. Donnelley & Sons Company and David A. Gardella (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.11	Assignment of Severance Agreement and Acceptance of Assignment, dated as of September 29, 2016, between Donnelley Financial Solutions, Inc., R. R. Donnelley & Sons Company and Jennifer B. Reiners (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.12	Written Description of the 2016 Annual Incentive Plan of the Company with respect to the period from October 1, 2016 to December 31, 2016 (incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K dated December 31, 2016, filed on February 28, 2017)*

10.13	2017 Annual Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K dated December 31, 2016, filed on February 28, 2017)*

10.14	Amended and Restated Annual Incentive Plan of R.R. Donnelley & Sons Company (incorporated by reference to Exhibit 10.32 to the R.R. Donnelley & Sons Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 7, 2015)*

10.15	Form of Founders Award (Restricted Stock) Agreement (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K dated December 31, 2016, filed on February 28, 2017)*

10.16	Form of Performance Share Unit Award Agreement (for 2014) converted from R. R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.23 to the R.R. Donnelley & Sons Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 1, 2014)*

10.17	Form of Performance Share Unit Award Agreement (for 2015) converted from R. R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.19 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 7, 2015)*

10.18	Form of Restricted Stock Unit Award Agreement for certain executive officers, as amended (for 2014) converted from R. R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.17 to the R.R. Donnelley & Sons Company Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 25, 2009)*

10.19	Form of Restricted Stock Unit Award Agreement for certain executive officers (for 2015 and 2016) converted from R. R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.12 to the R.R. Donnelley & Sons Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 7, 2015)*

10.20	Form of Cash Retention Award Agreement (for 2013) converted from R. R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.21 to the R. R. Donnelley & Sons Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on April 25, 2013)*

10.21	Form of Cash Award Agreement (for 2014) converted from R. R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K dated December 31, 2016, filed on February 28, 2017)*

10.22	Form of Cash Award Agreement (for 2015) converted from R. R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K dated December 31, 2016, filed on February 28, 2017)*

10.23	Form of Cash Award Agreement (for 2016) converted from R. R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K dated December 31, 2016, filed on February 28, 2017)*

10.24	Form of Amendment to Cash Retention Awards (for 2014) converted from R.R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.1 to the R.R. Donnelley & Sons Company Current Report on Form 8-K dated March 2, 2016, filed on March 2, 2016)*

10.25	Agreement regarding title and retention bonus for Thomas Juhase dated March 21, 2016 converted from R.R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K dated December 31, 2016, filed on February 28, 2017)*

10.26	Form of Director Restricted Stock Unit Award (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K dated December 31, 2016, filed on February 28, 2017)*

10.27	Form of Restricted Stock Unit Award Agreement for directors converted from R.R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.21 to the R.R. Donnelley & Sons Company Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 14, 2005)*

10.28	Form of Restricted Stock Unit Award Agreement for directors converted from R.R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.25 to the R.R. Donnelley & Sons Company Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 27, 2008)*

10.29	Form of Restricted Stock Unit Award Agreement for directors converted from R.R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.23 to the R.R. Donnelley & Sons Company Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 25, 2009)*

10.30	Form of Amendment to Director Restricted Stock Unit Awards converted from R.R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.22 to the R.R. Donnelley & Sons Company Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 25, 2009)*

10.31	Form of Amendment to Director Restricted Stock Unit Awards dated May 21, 2009 converted from R.R. Donnelley & Sons Company to the Company pursuant to the Separation Agreement (incorporated by reference to Exhibit 10.23 to the R.R. Donnelley & Sons Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 5, 2009)*

10.32	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q dated September 30, 2016, filed on November 9, 2016)

12.1	Statements of Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Company’s Annual Report on Form 10-K dated February 28, 2017)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K dated February 28, 2017)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of Sullivan & Cromwell LLP (included as Exhibit 5.1)

24.1	Powers of Attorney (filed herewith)

25.1	Statement of Eligibility of Trustee on Form T-1 under Trust Indenture Act of 1939 (filed herewith)

99.1	Form of Letter of Transmittal for the Exchange Offer (filed herewith)

101.INS	XBRL Instance Document (filed herewith)

101.SCH	XBRL Taxonomy Extension Schema Document (filed herewith)

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document (filed herewith)

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document (filed herewith)

101.LAB	XBRL Taxonomy Extension Label Linkbase Document (filed herewith)

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document (filed herewith)

*	Management contract or compensatory plan or arrangement

Item 22. Undertakings

(a)	Each of the undersigned registrants hereby undertakes:

(1)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf

Donnelley Financial Solutions, Inc.

By:	/s/ Daniel N. Leib
Name: Daniel N. Leib
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of March, 2017.

Signature	Title

/s/ Daniel N. Leib Daniel N. Leib	Chief Executive Officer and Director (principal executive officer)

/s/ David A. Gardella David A. Gardella	Chief Financial Officer (principal financial officer)

/s/ Kami S. Turner Kami S. Turner	Controller and Chief Accounting Officer

*By:	/s/ Jennifer B. Reiners
Name: Jennifer B. Reiners as attorney-in-fact for the directors

DIRECTORS:

Richard L. Crandall*

Luis A. Aguilar*

Nanci E. Caldwell*

Charles D. Drucker*

Gary G. Greenfield*

Lois M. Martin*

Oliver R. Sockwell*

*	By power of attorney

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf

Donnelley Financial, LLC

By:	/s/ David A. Gardella
Name: David A. Gardella
Title: Chief Financial Officer

Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of March, 2017.

Signature	Title

/s/ Daniel N. Leib Daniel N. Leib	Chief Executive Officer (principal executive officer)

/s/ David A. Gardella David A. Gardella	Chief Financial Officer (principal financial officer)

/s/ Kami S. Turner Kami S. Turner	Controller and Chief Accounting Officer

Donnelley Financial Solutions, Inc., its sole member

/s/ David A. Gardella Name: David A. Gardella Title: Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf

DFS International Holdings, Inc.

By:	/s/ David A. Gardella
Name: David A. Gardella
Title: Chief Financial Officer

Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of March, 2017.

Signature	Title

/s/ Daniel N. Leib Daniel N. Leib	Chief Executive Officer and Director (principal executive officer)

/s/ David A. Gardella David A. Gardella	Chief Financial Officer and Director (principal financial officer)

/s/ Kami S. Turner Kami S. Turner	Controller and Chief Accounting Officer